Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ANGIE’S LIST, INC.,

IAC/INTERACTIVECORP,

HALO TOPCO, INC.

and

CASA MERGER SUB, INC.

Dated as of May 1, 2017

EXHIBITS

Exhibit A	Surviving Company Charter
Exhibit B	Surviving Company Bylaws
Exhibit C	NewCo Charter
Exhibit D	NewCo Bylaws
Exhibit E	Investor Rights Agreement
Exhibit F	Contribution Agreement
Exhibit G	Employee Matters Agreement
Exhibit H	Intercompany Note
Exhibit I	Services Agreement
Exhibit J	Tax Sharing Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 1, 2017, is by and among Angie’s List, Inc., a Delaware corporation (the “Company”), IAC/InterActiveCorp, a Delaware corporation (“IAC”), Halo TopCo, Inc., a Delaware corporation and wholly owned Subsidiary of IAC (“NewCo”), and Casa Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of NewCo (“Merger Sub”).

WITNESSETH:

WHEREAS, the parties intend, through a series of transactions, to combine the Company with IAC’s HomeAdvisor Business (as defined herein) into NewCo, and to list the shares of Class A common stock, par value $0.001 per share, of NewCo (the “NewCo Class A Common Stock”), received by the stockholders of the Company in the Merger (as defined below) on the NASDAQ Stock Market (the “NASDAQ”);

WHEREAS, the parties intend that Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned Subsidiary of NewCo;

WHEREAS, the parties further intend that IAC shall, subject to and in accordance with the terms and conditions of the Contribution Agreement (as defined herein), prior to the Merger, contribute certain assets, including cash, to NewCo (the “Contribution”, which Contribution shall (except as provided in the Contribution Agreement) result in NewCo’s indirect sole ownership of the HomeAdvisor Business), and, in exchange therefor, NewCo shall issue to IAC a number of shares of Class B common stock, par value $0.001 per share, of NewCo (the “NewCo Class B Common Stock”, and together with the NewCo Class A Common Stock, the “NewCo Common Stock”), equal to the IAC Share Issuance Number (as defined herein) (the “IAC Share Issuance”);

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) unanimously determined that it is in the best interests of its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and by the Ancillary Agreements (as defined herein), including the Merger, and (iii) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend adoption of this Agreement by the stockholders of the Company and to submit this Agreement to the stockholders of the Company for adoption;

WHEREAS, the Board of Directors of IAC (the “IAC Board of Directors”) has (i) unanimously determined that it is in the best interests of IAC and its stockholders, and declared it advisable, to enter into this Agreement and the Ancillary Agreements, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and by the Ancillary Agreements, including the Contribution;

WHEREAS, the Board of Directors of NewCo has (i) unanimously determined that it is in the best interests of NewCo and its sole stockholder, and declared it advisable, to enter in this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and by the Ancillary Agreements, including the issuance of shares of NewCo Class A Common Stock in the Merger and shares of NewCo Class B Common Stock in the IAC Share Issuance;

WHEREAS, the Board of Directors of Merger Sub has (i) unanimously determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter in this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and by the Ancillary Agreements, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub and to submit this Agreement to such stockholder for adoption, and NewCo, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and by the Ancillary Agreements, including the Merger, and adopted this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) either (A) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or (B) the Merger, the Contribution and the IAC Share Issuance, taken together, will qualify as an exchange described in Section 351(a) of the Code,  (ii) the Contribution and the IAC Share Issuance, taken together, will qualify as an exchange described in Section 351(a) of the Code, and (iii) this Agreement be a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the Company, IAC, NewCo and Merger Sub desire to make certain representations, warranties, covenants and agreements set forth herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, IAC, NewCo and Merger Sub agree as follows:

ARTICLE I

THE CONTRIBUTION AND THE MERGER

Section 1.1            The Contribution.  On the Closing Date but prior to the Effective Time and subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing), IAC shall cause to be effected the Contribution and the IAC Share Issuance, and immediately after the IAC Share Issuance, IAC shall hold a number of shares of NewCo Class B Common Stock equal to the IAC Class B Share Number, all in accordance with Section 5.18 of this Agreement and the terms and subject to the conditions of the Contribution Agreement.  Each of the Company and IAC shall cooperate with each other, and shall cause their respective Affiliates to so cooperate, such that the Contribution shall be effected on the Closing Date, prior to the Effective Time.

Section 1.2            The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving company in the Merger (the “Surviving Company”) and a wholly owned Subsidiary of NewCo.

Section 1.3            Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., New York City time, on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and IAC may agree in writing.  The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.4            Effective Time.  Concurrently with the Closing, the Company and Merger Sub shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed and filed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger.  The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.5            Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, claims, obligations, liabilities and duties of the Company and Merger Sub shall become the debts, claims, obligations, liabilities and duties of the Surviving Company, all as provided under the DGCL.

Section 1.6            Governance of the Surviving Company.

(a)           At the Effective Time, the certificate of incorporation of the Surviving Company shall be amended and restated to read in its entirety as set forth in Exhibit A, and as so amended and restated, subject to Section 5.8, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

(b)           At the Effective Time, the bylaws of the Surviving Company shall be amended and restated to read in their entirety as set forth in Exhibit B, and as so amended and restated, subject to Section 5.8, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

(c)           The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(d)           The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7            Governance of NewCo.

(a)           IAC shall cause NewCo to take all necessary corporate action to, at or prior to the Effective Time, cause the certificate of incorporation of NewCo to be amended and restated to read in its entirety as set forth in Exhibit C, and as so amended and restated, shall be the certificate of incorporation of NewCo until thereafter amended in accordance with the provisions thereof and applicable Law.  In accordance with the amended and restated certificate of incorporation, as of the Effective Time, NewCo shall be named ANGI Homeservices Inc.

(b)           IAC shall cause NewCo to take all necessary corporate action to, at or prior to the Effective Time, cause the bylaws of NewCo to be amended and restated to read in their entirety as set forth in Exhibit D, and as so amended and restated, shall be the bylaws of NewCo until thereafter amended in accordance with the provisions thereof and applicable Law.

(c)           IAC shall cause NewCo to take all necessary corporate action to cause the number of the directors constituting the Board of Directors of NewCo to be set at ten (10) directors and for the identities of those directors to be as follows (in each case, effective as of, and conditioned upon the occurrence of the Effective Time and subject to such individuals’ ability and willingness to serve):  six (6) members designated by IAC; Thomas R. Evans and Angie R. Hicks Bowman (provided that if either such individual becomes unable or unwilling to serve, his or her replacement shall be designated pursuant to the terms of Section 4.3 of the Investor Rights Agreement); and two (2) directors designated by IAC and who shall qualify as “independent” pursuant to the rules and regulations of the NASDAQ and Rule 10A-3 of the Exchange Act.

(d)           IAC shall cause NewCo to take all necessary corporate action to cause the current Chief Executive Officer of IAC (the “IAC CEO”) to be appointed as the Chairman of the Board of NewCo and cause the current Chief Executive Officer of HomeAdvisor, Inc. (“HomeAdvisor CEO”) to be appointed as the Chief Executive Officer of NewCo, in each case, effective as of, and conditioned upon the occurrence of the Effective Time, and subject to such individuals’ ability and willingness to serve.  In the event that the IAC CEO is unwilling or unable to serve as the Chairman of the Board of Directors of NewCo as of the Effective Time, IAC shall designate an alternate Chairman of the Board of Directors of NewCo, who shall be appointed by NewCo in accordance with its amended and restated certificate of incorporation and amended and restated bylaws as in effect as of the Effective Time.  In the event that the HomeAdvisor CEO is unwilling or unable to serve as the Chief Executive Officer of NewCo as of the Effective Time, IAC shall designate an alternate Chief Executive Officer of NewCo, who shall be appointed by NewCo in accordance with the amended and restated certificate of incorporation and amended and restated bylaws of NewCo as in effect as of the Effective Time.

(e)           At the Effective Time, IAC shall enter into, and shall cause NewCo to enter into, the Investor Rights Agreement in the form set forth on Exhibit E (or as amended pursuant to Section 5.18(b) below).

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1            Effect on Capital Stock.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of the Company, IAC, NewCo or Merger Sub or the holder of any shares or securities of the Company, IAC, NewCo or Merger Sub:

(i)            Conversion of Merger Sub Common Stock.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock of the Surviving Company.

(ii)           Cancellation of Certain Stock.  Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor or in respect thereof.

(iii)          Conversion of Company Common Stock.  Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares, shall at the Effective Time be converted automatically into and shall thereafter represent the right to receive either (A) in the case of a share of Company Common Stock with respect to which an election to receive a share of NewCo Class A Common Stock (a “Share Election”) has been properly made and not revoked or lost pursuant to Section 2.7 (each, a “Share Electing Share”), one (1) (the “Exchange Ratio”) share of NewCo Class A Common Stock (the “Share Consideration”), or (B) in the case of a share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked or lost pursuant to Section 2.7 (each, a “Cash Electing Share), $8.50 in cash (the “Per Share Cash Amount” and, together with the Share Consideration, the “Per Share Merger Consideration”), without interest (the “Cash Consideration”) ((A) and (B) together with the cash in lieu of fractional shares of NewCo Class A Common Stock as specified below, the “Merger Consideration”), in each case subject to Section 2.8.  All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1, as well as any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with Section 2.3(d).

(b)           Dissenting Shares.  No right to fair value or appraisal or similar rights shall be available to holders of Company Common Stock with respect to the Merger or the other transactions contemplated hereby or by the Ancillary Agreements.

(c)           Certain Adjustments.  If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding shares of Company Common Stock or NewCo Class A Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio and the Per Share Cash Amount shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement; provided, further, that nothing in this Section 2.1(c) shall prohibit any action by IAC, NewCo or any of their respective Subsidiaries to be taken pursuant to the Ancillary Agreements.

(d)           No Fractional Shares.  No fractional shares of NewCo Class A Common Stock shall be issued in the Merger upon the surrender for exchange of Certificates or with respect to Book-Entry Shares or otherwise, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NewCo.  Each holder of Company Common Stock converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of NewCo Class A Common Stock (after aggregating all shares evidenced by the Certificates and Book-Entry Shares delivered by such holder) shall receive from the Exchange Agent, in lieu thereof and upon surrender thereof, a cash payment (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of NewCo Class A Common Stock that would otherwise be issued.

Section 2.2            Appointment of Exchange Agent.  Prior to Effective Time, IAC shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for NewCo, the identity and the terms of appointment of which to be reasonably acceptable to the Company, for the payment of the Merger Consideration and shall enter into an agreement relating to the Exchange Agent’s responsibilities with respect thereto.

Section 2.3            Exchange of Shares.

(a)           Deposit of Merger Consideration.  Prior to the Effective Time, IAC shall deposit or cause NewCo to deposit with the Exchange Agent evidence of NewCo Class A Common Stock in book-entry form (and/or certificates representing such NewCo Class A Common Stock, at IAC’s election) representing the number of shares of NewCo Class A Common Stock issuable pursuant to Section 2.1(a)(i) and cash in immediately available funds in an amount sufficient to deliver the aggregate Merger Consideration (excluding any cash to be paid in lieu of fractional shares pursuant to Section 2.1(d)) (such cash and shares, together with any dividends or distributions with respect thereto, the “Exchange Fund”).

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time and in any event within ten (10) Business Days following the Closing Date, NewCo shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Exchange Agent and shall be in such form and have such other provisions as IAC and the Company may reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.3(d).

(c)           Surrender of Certificates or Book-Entry Shares.  Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent together with either a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive, as promptly as practicable, but in no event later than five (5) Business Days, following the later to occur of (i) the Effective Time or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.3(d).  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of NewCo Class A Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable.  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share.  Until surrendered as contemplated by this Section 2.3, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.3(d).

(d)           Treatment of Unexchanged Shares.  No dividends or other distributions, if any, with a record date after the Effective Time with respect to NewCo Class A Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of NewCo Class A Common Stock pursuant to Section 2.1(a)(iii) until such holder shall surrender such share in accordance with this Section 2.3.  After the surrender in accordance with this Section 2.3 of a share of Company Common Stock to be converted into shares of NewCo Class A Common Stock pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the Merger Consideration payable to such holder pursuant to this Article II) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the share of NewCo Class A Common Stock represented by such share of Company Common Stock.

(e)           No Further Ownership Rights in Company Common Stock.  The shares of NewCo Class A Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.  From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.3(c) (together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.3(d)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, NewCo or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(f)            Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by IAC; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II, and following any losses from any such investment, IAC shall promptly provide or cause to be provided additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.  Any interest or other income resulting from such investments shall be paid to NewCo, upon demand.

(g)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 180 days after the Effective Time shall be delivered to NewCo, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to NewCo or the Surviving Company (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(h)           No Liability.  None of IAC, NewCo, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or any dividends or distributions to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or any such dividends or distributions would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

(i)            Withholding Rights.  Each of the Surviving Company, NewCo and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law.  Any amounts so deducted and withheld and timely remitted to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

(j)            Lost Certificates.  If any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by NewCo or the Exchange Agent, the posting by such person of a bond in such amount as NewCo or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.3(g), NewCo) shall deliver, in exchange for such lost, stolen, mutilated or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.4            Company Equity Awards.

(a)           Company Options.  Each option to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time (each, a “Company Option”) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option (each, a “NewCo Option”) to purchase (i) that number of shares of NewCo Class A Common Stock, rounded down to the nearest whole share, equal to the product determined by multiplying (A) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the Exchange Ratio, (ii) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio.  Except as set forth in this Section 2.4(a), each NewCo Option converted and assumed pursuant to this Section 2.4(a) shall be subject to the same terms and conditions (including vesting) as applied to the corresponding Company Option immediately prior to the Effective Time; provided, however, that, following the Effective Time, any NewCo Option corresponding to a Company Option that was subject to performance-based vesting criteria shall continue to be subject to the existing performance periods and the applicable performance goals will be adjusted based on the Exchange Ratio.

(b)           Company RSU Awards.  Each award of restricted stock units that corresponds to shares of Company Common Stock (each, a “Company RSU Award”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a NewCo restricted stock unit award (each, a “NewCo RSU Award”) with respect to a number of shares of NewCo Class A Common Stock, rounded to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time by the Exchange Ratio.  For purposes of the immediately preceding sentence, the number of shares of Company Common Stock underlying any June 2016 PBRSU Award shall be determined assuming satisfaction of the “Adjusted EBITDA” goal and satisfaction of the “Cumulative Total Revenue Goal” (each, as set forth in the applicable award agreement) at the target performance level.  Except as set forth in this Section 2.4(b), each NewCo RSU Award assumed and converted pursuant to this Section 2.4(b) shall be subject to the same terms and conditions (including vesting) as applied to the corresponding Company RSU Award immediately prior to the Effective Time; provided, however, that, following the Effective Time, (i) the June 2016 PBRSU Awards shall vest solely on the basis of service following the Effective Time, and (ii) the CEO PBRSU Award shall continue to be subject to the existing performance periods and the applicable performance goals will be adjusted based on the Exchange Ratio.

(c)           Company Actions.  Prior to the Effective Time, the Company Board of Directors and/or an appropriate committee thereof shall adopt resolutions providing for, and take all other actions necessary to effectuate, the treatment of the Company Options and Company RSUs (collectively, the “Company Equity Awards”) as contemplated by this Section 2.4(c).

(d)           Awards Assumed by NewCo.  At the Effective Time, NewCo shall assume all the obligations of the Company under the Company Equity Plans, each NewCo

Option and NewCo RSU Award, and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each Company Equity Plan shall be adjusted to reflect shares of NewCo Class A Common Stock in accordance with the provisions of the applicable Company Equity Plan.

(e)           SEC Filing.  No later than fifteen (15) Business Days after the Effective Time, NewCo shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) relating to the shares of NewCo Class A Common Stock issuable with respect to each NewCo Option and each NewCo RSU Award assumed and converted by NewCo in accordance with this Section 2.4.

Section 2.5            Company ESPP.  As soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that:  (a) with respect to the offering period commencing on May 1st (the “Company ESPP Offering Period”), (i) no employee who is not enrolled in the Company ESPP on the date of this Agreement may participate in the Company ESPP and (ii) no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of this Agreement for such Company ESPP Offering Period; (b) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time; (c) if the Company ESPP Offering Period is scheduled to end prior to the date that is five (5) Business Days prior to the Closing, then following the purchase of Company Common Stock pursuant to the Company ESPP Offering Period, the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the Effective Time; and (d) if the Company ESPP Offering Period has not ended as of the fifth (5th) Business Day prior to the Effective Time, then on such day, any then-outstanding rights under the Company ESPP shall be exercised.

Section 2.6            Further Assurances.  If at any time before or after the Effective Time, IAC or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then IAC, NewCo, Merger Sub, the Company and the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

Section 2.7            Election Procedures.  Each holder of record of shares of Company Common Stock (other than any Cancelled Shares and any shares of Company Common Stock held by any of the Company’s Subsidiaries) (each, a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election on or prior to the Election Deadline in accordance with the procedures set forth in this Section 2.7.

(a)           Each Holder may specify in a request made in accordance with the provisions of this Section 2.7 (an “Election”) (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Share Election, (ii) the number of such shares of Company Common Stock with respect to which such Holder desires to make a Cash Election and (iii) the particular shares for which the Holder desires to make either such election, and the order in which either such election is to apply to any such shares if the election is subject to proration under Section 2.8.  Any share of Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Form of Election on or before the Election Deadline shall be deemed to be Share Electing Shares.

(b)           The Company shall prepare a form reasonably acceptable to IAC (the “Form of Election”), which shall be mailed by the Company to Holders so as to permit such Holders to exercise their right to make an Election prior to the Election Deadline.

(c)           The Company shall mail or cause to be mailed or delivered, as applicable, the Form of Election to Holders as of the record date for the Company Stockholders’ Meeting not less than twenty (20) Business Days prior to the anticipated Election Deadline.  The Company shall make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Holders during the period following the record date for the Company Special Meeting and prior to the Election Deadline.

(d)           Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by (i) the Certificates, if any, to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company, and (ii) in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election.  As used herein, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date of the Company Stockholders’ Meeting, unless otherwise agreed in advance by the Company and IAC, in which event the Company shall reasonably promptly announce such rescheduled Election Deadline.

(e)           Any Holder may, at any time prior to the Election Deadline, change or revoke such Holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of such Holder’s Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent.  After an Election is validly made with respect to any shares of Company Common Stock, any subsequent transfer of such shares of shares of Company Common Stock shall automatically revoke such Election. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or IAC that this Agreement has been terminated in accordance with Article VII.  The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any share of Company Common Stock (none of the Company, IAC, NewCo, Merger Sub or the Exchange Agent being under any duty to notify any Company stockholder of any such defect).  In the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Share Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

(f)            The Company and IAC, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement and the DGCL, governing the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.8.

Section 2.8            Proration.

(a)           Notwithstanding any other provision contained in this Agreement, in no event shall the number of shares of Company Common Stock converted into the right to receive the Cash Consideration exceed the number of shares (rounded to the nearest whole number) equal to the result obtained by dividing $130,000,000 by the Per Share Cash Amount (such number of shares, the “Cash Cap Number”).

(b)           If the aggregate number of Cash Electing Shares (such number, the “Cash Election Number”) is less than or equal to the Cash Cap Number, then (i) all Cash Electing Shares shall be converted into the right to receive the Cash Consideration and (ii) all Share Electing Shares shall be converted into the right to receive the Share Consideration.

(c)           If the Cash Election Number exceeds the Cash Cap Number, then (i) all Share Electing Shares shall be converted into the right to receive the Share Consideration and (ii) the number of Cash Electing Shares of each holder of shares of Company Common Stock that shall be converted into the right to receive the Cash Consideration shall be equal to the product obtained by multiplying (A) the number of Cash Electing Shares of such holder by (B) a fraction, the numerator of which is the Cash Cap Number and the denominator of which is the Cash Election Number, rounded to the nearest whole share of Company Common Stock, with the remaining number of such holder’s Cash Electing Shares each being converted into the right to receive the Share Consideration.

Section 2.9            Determination of IAC Class B Share Number.

(a)           The Company shall take all such action as is necessary to ensure that no Company Options may be exercised from 5:00 p.m., Eastern time, on the third (3rd) Business Day prior to the Closing Date through the Effective Time. IAC shall take all such action as is necessary to ensure that no  HomeAdvisor SARS may be exercised from 5:00 p.m., Eastern time, on the third (3rd) Business Day prior to the Closing Date through the Effective Time.

(b)           On (but prior to 7:00 p.m., Eastern time, on) the second (2nd) Business Day prior to the anticipated Closing Date:

(i)            the Company shall deliver to IAC a certificate, executed on its behalf by the Chief Financial Officer of the Company, setting forth the ANGI Outstanding Share Number and the aggregate number of Cash Electing Shares, and attaching a schedule setting forth, as of 5:00 p.m., Eastern time, on the second (2nd) Business Day prior to the anticipated Closing Date (the “Equity Measurement Time”), (A) with respect to each Company Option, the number of shares of Company Common Stock issuable upon the exercise of such Company Option and the exercise price per share of such Company Option, and (B) with respect to each Company RSU, the number of shares of Company Common Stock covered by such Company RSU (in the case of

June 2016 PBRSU Awards, determined in accordance with Section 2.4 of this Agreement) and identifying each Company RSU Award that is scheduled to vest between the Equity Measurement Time and the anticipated Effective Time; and

(ii)           IAC shall deliver to the Company a certificate, executed on its behalf by the Chief Financial Officer of IAC, setting forth the IAC Owned Shares Number and attaching a schedule setting forth, as of the Equity Measurement Time, with respect to each HomeAdvisor SAR, the number of HomeAdvisor Shares covered by such HomeAdvisor SAR and the exercise price per share of such HomeAdvisor SAR, the portion of such HomeAdvisor SAR that is vested or unvested as of the Equity Measurement Time and the portion of each HomeAdvisor SAR that is scheduled to vest between the Equity Measurement Time and the anticipated Effective Time.

(c)           The information set forth in the certificates and schedules contemplated by paragraph (b) above shall be used to make the calculations contemplated by paragraph (d) below; provided, that, in the event IAC or the Company shall dispute any information set forth in the certificate delivered to it by the other party or the schedule enclosed therewith, IAC and the Company shall in good faith resolve such dispute, and the information set forth in such certificates and schedules, as modified (if applicable) to reflect any such resolved dispute(s), shall be used to make such calculations.

(d)           Promptly following 5:00 p.m., Eastern time, on the Business Day prior to the anticipated Closing Date (the “Initial Calculation Date”), IAC shall calculate and shall deliver to the Company a certificate executed on its behalf by the Chief Financial Officer of IAC setting forth the calculation of the ANGI Market Price, the ANGI RSU Number, the Aggregate ANGI Option Spread, the IAC Owned Shares Number, the Allocated HomeAdvisor SAR Spread and the IAC Class B Share Number.  Absent manifest error, the IAC Class B Share Number set forth in the certificate contemplated by this paragraph (d) shall be the conclusive determination of the IAC Class B Share Number for purposes of the IAC Share Issuance.

Section 2.10          Post-Closing Adjustment of IAC Class B Share Number.

(a)           Within two (2) Business Days after the date that is the first (1st) anniversary of the Closing Date, NewCo shall deliver to IAC a certificate, executed on its behalf by the Chief Financial Officer of NewCo, setting forth the Actual Forfeited Shares Number and its calculation of the Adjusted IAC Class B Share Number and the Class B Adjustment Number and shall include a schedule supporting the calculation of the Actual Forfeited Shares Number, the Adjusted IAC Class B Share Number and the Class B Adjustment Number.  The calculations of the Actual Forfeited Shares Number, the Adjusted IAC Class B Share Number and the Class B Adjustment Number shall have been reviewed by the Audit Committee of the Board of Directors of NewCo.

(b)           Within three (3) Business Days after delivery of the certificate to IAC by NewCo as set forth in Section 2.10(a) (the date of delivery, the “Delivery Date”), (i) if the Class B Adjustment Number is a positive number, NewCo shall take all necessary action to issue to IAC a number of shares of NewCo Class B Common Stock equal to the Class B Adjustment Number and to have such issuance duly recorded in the transfer books of NewCo (which shares, upon issuance, shall be fully paid, non-assessable and free and clear of all Liens), and (ii) if the Class B Adjustment Number is a negative number, the absolute value of such number of shares of NewCo Class B Common Stock held by IAC shall be cancelled and returned to NewCo to be held in treasury, and NewCo shall take all necessary action to have such cancellation duly recorded in the transfer books of NewCo.  If the Class B Adjustment Number is zero, NewCo shall have no obligation to issue any additional shares of NewCo Class B Common Stock to IAC in respect of the previous sentence.  For the avoidance of doubt, IAC shall not be required to make any payment to NewCo in connection with any issuance by NewCo to IAC of shares of NewCo Class B Common Stock equal to the Class B Adjustment Number if such number is positive and NewCo shall not be required to make any payment to IAC in connection with any cancellation of shares of NewCo Class B Common Stock equal to the absolute value of the Class B Adjustment Number if such number is negative.  Except to the extent otherwise required by applicable Law or pursuant to a Final Determination (as defined in the Tax Sharing Agreement), the parties hereto agree to treat, and to cause their respective Affiliates to treat, the issuance or cancellation by NewCo of shares of NewCo Class B Common Stock, if any, pursuant to this Section 2.10(b) as an adjustment to the number of shares of NewCo Class B Common Stock issued pursuant to the IAC Share Issuance.

(c)           In the event IAC shall dispute any information set forth in the certificate delivered to it by NewCo or the schedule enclosed therewith pursuant to Section 2.10(a), IAC and the Audit Committee of the NewCo Board of Directors shall in good faith resolve such dispute, and the information set forth in such certificates and schedules, as modified (if applicable) to reflect any such resolved dispute(s), shall be used to make such calculations.

(d)           If, between the Closing Date and the Delivery Date, the outstanding shares of NewCo Class B Common Stock or NewCo Class A Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Additional Class B Issuance Number (and each of the share amounts that are necessary to calculate the Additional Class B Issuance Number) shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.11          Certain Definitions.  As used in this Agreement:

(a)           “ANGI Market Price” means the average, rounded to four decimal places, of the average of the daily dollar-volume-weighted average price for Company Common Stock on the NASDAQ, as reported by Bloomberg, L.P. through its “ANGI Equity AQR” function (or if such function or service ceases to exist, any substitute function or service mutually agreed between the Company and IAC) for each of the ten (10) NASDAQ trading days immediately preceding the anticipated Closing Date.

(b)           “Cashed Out ANGI Shares Number” means the lesser of (a) the aggregate number of Cash Electing Shares and (b) the Cash Cap Number.

(c)                                  “Cash Blend Allocation Ratio” means a fraction (a) the numerator of which is the Cashed Out ANGI Shares Number and (b) the denominator of which is the ANGI Outstanding Share Number.

(d)                                 “Actual Forfeited Shares Number” means the sum of (a) the number of shares of NewCo Common Stock underlying NewCo RSU Awards assumed pursuant to Section 2.4(b) that are forfeited during the period commencing on the Closing and ending on the first anniversary of the Closing Date, plus (b) the quotient of (i) the product of (A) the number of shares of NewCo Common Stock underlying NewCo Options assumed pursuant to Section 2.4(a) that are forfeited during the period commencing on the Closing and ending on the first anniversary of the Closing Date and that have an exercise price less than the ANGI Market Price, multiplied by (B) the excess of the ANGI Market Price over the weighted average exercise price of all such forfeited NewCo Options, divided by (ii) the ANGI Market Price.  For purposes of clause (a), the number of shares of NewCo Common Stock underlying forfeited NewCo RSU Awards that are subject to performance-based vesting conditions shall be determined based on, in the case of the June 2016 PBRSU Awards, target performance, and in the case of the CEO PBRSU Awards, assuming all performance goals are satisfied.  For purposes of clause (A), the number of shares of NewCo Common Stock underlying forfeited NewCo Options that are subject to performance-based vesting conditions shall be determined assuming all performance goals are satisfied.

(e)                                  “Assumed Forfeited Shares Number” means 2,300,000.

(f)                                   “Unaffected ANGI Price” means (a) the ANGI Market Price, if the ANGI Market Price equals or exceeds the Per Share Cash Amount, or (b) otherwise, (i) the ANGI Market Price divided by (one (1) minus the Cash Blend Allocation Ratio), minus (ii) (A) the Per Share Cash Amount multiplied by (B) the Cash Blend Allocation Ratio divided by (one (1) minus the Cash Blend Allocation Ratio).

(g)                                  “Aggregate ANGI Option Spread” means the sum, for all Company Options outstanding as of the Equity Measurement Time, of the product of (a) the number of shares of Company Common Stock issuable upon the exercise of each such Company Option, and (b) the amount, if any, by which the ANGI Market Price exceeds the exercise price per share of such Company Option.

(h)                                 “ANGI RSU Number” means, the aggregate number of shares of Company Common Stock covered by all Company RSU Awards outstanding as of the Equity Measurement Time (in the case of June 2016 PBRSU Awards, determined in accordance with Section 2.4 of this Agreement).

(i)                                     “ANGI Net Awards Value” means (a) the Aggregate ANGI Option Spread, plus (b) the product of the ANGI RSU Number multiplied by the ANGI Market Price, minus (c) the product of the Assumed Forfeited Shares Number multiplied by the ANGI Market Price.

(j)                                    “ANGI Outstanding Share Number” means the number of shares of Company Common Stock that will be outstanding as of immediately prior to the anticipated

Effective Time, excluding any shares of Company Common Stock scheduled to be issued in respect of Company RSU Awards between the Equity Measurement Time and the anticipated Effective Time (and, for the avoidance of doubt, excluding any shares of Company Common Stock held in treasury or held by a Subsidiary of the Company).

(k)                                 “HomeAdvisor Allocation of Combined Company Implied Value” means the product, rounded to the nearest whole cent, of (a) the sum of (i) the ANGI Outstanding Share Number multiplied by the Unaffected ANGI Price plus (ii) the product of the ANGI Net Awards Value multiplied by the Unaffected ANGI Price and divided by the ANGI Market Price, multiplied by (b) a fraction, the numerator of which is 0.87 and the denominator of which is 0.13.

(l)                                     “HomeAdvisor Share” means a share of common stock, par value $0.01 per share, of HomeAdvisor, Inc., a Delaware corporation.

(m)                             “HomeAdvisor SAR” means a stock appreciation right corresponding to HomeAdvisor Shares granted under the HomeAdvisor 2013 Incentive Plan.

(n)                                 “Vested HomeAdvisor SAR” means the portion of an HomeAdvisor SAR that is vested as of the Equity Measurement Time or scheduled to vest between the Equity Measurement Time and the anticipated Effective Time.

(o)                                 “Unvested HomeAdvisor SAR” means the portion of an HomeAdvisor SAR that is unvested as of the Equity Measurement Time, excluding the portion of any HomeAdvisor SAR that is scheduled to vest between the Equity Measurement Time and the anticipated Effective Time.

(p)                                 “In-the-Money” means an HomeAdvisor SAR having an exercise price per share less than the Implied HomeAdvisor Share Price.

(q)                                 “IAC Owned Shares Number” means the number of HomeAdvisor Shares owned by IAC after giving effect to the Contribution (including, for the avoidance of doubt, any HomeAdvisor Shares issued or to be issued to IAC or any of its Subsidiaries in respect of the contribution of HomeAdvisor International LLC to HomeAdvisor, Inc. or in respect of the settlement of Intercompany Accounts pursuant to Section 2.10(a) of the Contribution Agreement).

(r)                                    “Implied HomeAdvisor Share Price” means the quotient, rounded to four decimal places, of (a) the sum of (i) the HomeAdvisor Allocation of Combined Company Implied Value, (ii) the aggregate exercise price of the In-the-Money Vested HomeAdvisor SARS and (iii) 50% of the aggregate exercise price of the In-the-Money Unvested HomeAdvisor SARs, divided by (b) the sum of (i) the IAC Owned Shares Number, (ii) the aggregate number of HomeAdvisor Shares underlying the In-the-Money Vested HomeAdvisor SARS and (iii) 50% of the aggregate number of HomeAdvisor Shares underlying the In-the-Money Unvested HomeAdvisor SARS (in the case of each of clauses (b)(ii) and (b)(iii), without giving effect to the exercise prices thereof).

(s)                                   “HomeAdvisor Vested SAR Spread” means the sum, for all Vested HomeAdvisor SARs, of the product of (a) the number of HomeAdvisor Shares covered by such Vested HomeAdvisor SAR, and (b) the amount, if any, by which the Implied HomeAdvisor Share Price exceeds the exercise price per share of such Vested HomeAdvisor SAR.

(t)                                    “HomeAdvisor Unvested SAR Spread” means the sum, for all Unvested HomeAdvisor SARs, of the product of (a) the number of HomeAdvisor Shares covered by such Unvested HomeAdvisor SAR, and (b) the amount, if any, by which the Implied HomeAdvisor Share Price exceeds the exercise price per share of such Unvested HomeAdvisor SAR.

(u)                                 “Allocated HomeAdvisor SAR Spread” means the sum of (a) the HomeAdvisor Vested SAR Spread, plus (b) 50% of the HomeAdvisor Unvested SAR Spread.

(v)                                 “IAC Class B Share Number” means (a) the quotient, rounded to the nearest whole number, of (i) (A) the HomeAdvisor Allocation of Combined Company Implied Value less (B) the Allocated HomeAdvisor SAR Spread, divided by (ii) the Unaffected ANGI Price, plus (b) the Cashed Out ANGI Shares Number.

(w)                               “Adjusted Class B Share Number” means the result obtained by calculating the IAC Class B Share Number as if such number were being calculated as of the Initial Calculation Date leaving all inputs unchanged from those used to calculate the IAC Class B Share Number with the exception of substituting the Actual Forfeited Shares Number for the Assumed Forfeited Shares Number where the Assumed Forfeited Shares Number was used in making the calculation of the IAC Class B Share Number on the Initial Calculation Date.

(x)                                 “Class B Adjustment Number” means the number of shares of NewCo Class B Common Stock equal to the Adjusted IAC Class B Share Number minus the IAC Class B Share Number (which number may be positive, negative or zero).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents filed since January 1, 2016 and prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature but for purposes of clarification, including and giving effect to any factual or historical statements included in any such statements) where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure or (b) the disclosure letter delivered by the Company to IAC immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to, or disclosure for purposes of, such other representation, warranty or covenant is reasonably apparent on the face of such disclosure, the Company represents and warrants to IAC, NewCo and Merger Sub as follows:

Section 3.1                                    Qualification, Organization, Subsidiaries.

(a)                                 The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)                                 Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  The Company has made available prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and bylaws (collectively, the “Company Organizational Documents”) and the certificate of incorporation, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company, in each case, as amended through the date of this Agreement.

(d)                                 Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

Section 3.2                                    Capital Stock.

(a)                                 The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”).  As of April 28, 2017, (i) 59,705,580 shares of Company Common Stock were issued and outstanding, (ii) 8,560,522 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, and (iv) 12,598,663 shares of Company Common Stock were reserved for issuance under Company equity plans, of which amount (A) 6,712,821 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options (having a weighted average exercise price of $10.15) (assuming, with respect to performance stock options, the performance-based vesting criteria have been met), and (B) 5,885,842 shares of Company Common Stock are issuable upon the settlement of outstanding Company RSU Awards, including 3,115,993 shares of Company Common Stock that are issuable upon settlement of outstanding Company PBRSU Awards (assuming, with respect to the June 2016 PBRSU Awards, the performance-based vesting conditions are deemed satisfied at “target”

levels and with respect to the CEO PBRSU Awards, the performance-based and time-based vesting criteria have been met).  Since April 28, 2017 to the date of this Agreement, the Company has not issued any shares of Company Common Stock, any shares of Company Preferred Stock, any Company Options, or any Company RSU Awards, other than shares of Company Common Stock issued upon the vesting or exercise of Company Options or Company RSU Awards, in each case outstanding on April 28, 2017, and shares of Company Common Stock issued pursuant to the Company ESPP.

(b)                                 All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance with respect to Company Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.  All outstanding equity securities of the Company are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c)                                  Except as set forth in Section 3.2(a) (and other than the shares of Company Common Stock issuable pursuant to the terms of outstanding Company Equity Awards), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock, Company Preferred Stock or the capital stock of any Subsidiary of the Company, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock.  No Subsidiary of the Company owns any shares of capital stock of the Company.  No bonds, debentures, notes or other indebtedness issued by the Company or any of its Subsidiaries and outstanding as of the date of this Agreement have the right to vote on any matters on which stockholders or equityholders (as applicable) of the Company or any of its Subsidiaries may vote (or are convertible into, or exchangeable for, securities having such right).

(d)                                 Section 3.2(d) of the Company Disclosure Letter sets forth a true and complete list, as of April 28, 2017, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the exercise price of each Company Equity Award, if applicable, and (vii) the expiration date of each Company Equity Award, if applicable.

(e)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of the shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company or another wholly owned Subsidiary of the Company, free and clear of any Liens, other than restrictions on transfer imposed by applicable securities Laws.

Section 3.3                                    Corporate Authority Relative to this Agreement; No Violation.

(a)                                 The Company has the requisite corporate power and authority to enter into this Agreement and to deliver each other document to be delivered by the Company in connection with the transactions contemplated hereby (together with this Agreement, the “Company Transaction Documents”) and, subject to receipt of approval by holders of at least a majority of the outstanding shares of Company Common Stock of the adoption of this Agreement (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby has been, and the execution and delivery of the other Company Transaction Documents has been or shall be, duly and validly authorized by the Company Board of Directors and, except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company or vote of the Company’s securityholders are necessary to authorize the consummation of the transactions contemplated hereby.  On or prior to the date of this Agreement, the Company Board of Directors has unanimously (i) resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”), (ii) determined that this Agreement and the Merger are advisable and in the best interests of the Company’s stockholders, (iii) approved the execution, delivery and performance of this Agreement and the Merger, and (iv) resolved that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders.  As of the date of this Agreement, the resolutions referred to in the preceding sentence have not been rescinded, modified, amended or withdrawn.  This Agreement has been, and the other Company Transaction Documents shall be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by IAC, NewCo and Merger Sub and assuming this Agreement constitutes the legal, valid and binding agreement of the counterpart(ies) thereto, this Agreement constitutes the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as such enforcement may be subject to the limitation of such enforcement by (1) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (2) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”).

(b)                                 Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Exchange Act, (iii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” Laws, (v) any applicable requirements of the HSR Act, and (vi) the rules and regulations of the NASDAQ

(collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of IAC, NewCo and Merger Sub in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or local, foreign or multi-national governmental or regulatory agency, commission, court or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement and by the Ancillary Agreements, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  The execution and delivery by the Company of this Agreement and the other Company Transaction Documents does not, and (assuming the Company Approvals are obtained and the Company Credit Agreement is terminated and repaid in full prior to the Effective Time) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (excluding, in each case, transfer restrictions of general applicability pursuant to any securities Laws) (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4                                    Reports and Financial Statements.

(a)                                 The Company and each of its Subsidiaries has filed or furnished, as applicable, all forms, documents and reports required to be filed or furnished prior to the date of this Agreement by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2015 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”).  As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is, or at any time since January 1, 2015 has been, required to file any forms, reports or other documents with the SEC.

(b)                                 The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (the “Company Financial Statements”) at the time they were filed or furnished (i) fairly present in accordance with GAAP (as defined below) and in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto), (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c)                                  As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents.  The Company has heretofore made available to IAC true, correct and complete copies of all written correspondence between the Company and the SEC made since January 1, 2015 through the date of this Agreement.  As of the date of this Agreement, none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review or investigation.

(d)                                 Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s financial statements or other Company SEC Documents.

Section 3.5                                    Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective.  Based on its most recent evaluation of internal controls over financial reporting prior to the date of this Agreement, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any “significant deficiencies” and “material weaknesses” (as both terms are defined by the Public Company Accounting Oversight Board Interim Standard AU 325 Parts 2 and 3) in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case, that was disclosed to the Company’s auditors or the audit committee of the Company Board of Directors in connection with its most recent evaluation of internal controls over financial reporting prior to the date of this Agreement.

Section 3.6                                    No Undisclosed Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed, reflected or reserved against in the most recent consolidated balance sheet of the Company and its Subsidiaries included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in connection with this Agreement and the Company Transaction Documents and transaction expenses (a) incurred in connection with the Company’s pursuit of strategic alternatives, including the discussions, negotiation and transactions related to this Agreement and the Ancillary Agreements (the “Transaction Process”) and (b) to be incurred through the Effective Time, (iii) liabilities or obligations incurred in the ordinary course of business since December 31, 2016 and (iv) liabilities or obligations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7                                    Compliance with Law; Permits.

(a)                                 The Company and its Subsidiaries are and have been since January 1, 2015 in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, Order or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, defaults or violations have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and there is no Order of any Governmental Entity outstanding against the Company or any of its Subsidiaries.  Since January 1, 2015, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except where such violation or failure has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to possess or file the Company Permits has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are and have been since January 1, 2015 in all respects valid and in full force and effect and, to the knowledge of the Company, are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof.  The Company and each of its Subsidiaries are and have been since January 1, 2015 in compliance with the terms and requirements of all Company Permits, except where such noncompliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8                                    Environmental Laws and Regulations.

(a)                                 Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b)                                 Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and since January 1, 2015 have been in compliance with all applicable Environmental Laws and all Environmental Permits required for the operation of their respective businesses.

(c)                                  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, contingent, absolute or otherwise, arising under or relating to any Environmental Law, Environmental Permit or Hazardous Materials (including any such liability or obligation retained or assumed by Contract or by operation of law).

Section 3.9                                    Employee Benefit Plans.

(a)                                 Section 3.9(a) of the Company Disclosure Letter contains a true and complete list of each material Company Benefit Plan.

(b)                                 The Company has made available to IAC true and complete copies of (i) each material Company Benefit Plan (or, with respect to any unwritten material Company Benefit Plan, a written description thereof); and (ii) to the extent applicable, (A) the most recent annual report on file and all schedules thereto filed with respect to such Company Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, (C) the most recent actuarial report, financial statement or valuation report, (D) a current Internal Revenue Service opinion or favorable determination letter, (E) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, and (F) all material correspondence to or from any Governmental Entity relating to such Company Benefit Plan.

(c)                                  Each Company Benefit Plan has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including ERISA and the Code.  All material contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP.

(d)                                 Each Company Benefit Plan that is intended to be a qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service and, to the knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(e)                                  There are no actions, suits, audits or investigations by any Governmental Entity, termination proceedings or other claims with respect to the Company Benefit Plans (except routine claims for benefits payable under the Company Benefit Plans) pending or, to the knowledge of the Company, threatened, other than any such investigations, proceedings or claims that would not reasonably be expected to result in a material liability to the Company.

(f)                                   No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code.  During the immediately preceding six (6) years, no liability under Section 302 or Title IV of ERISA has been incurred by the Company, its Subsidiaries or their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to the Company, its Subsidiaries or any such ERISA Affiliates of incurring (i) any such liability or (ii) any Controlled Group Liability with respect to any employee benefit plan that is not a Company Benefit Plan.

(g)                                  Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(h)                                 No Company Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than as required by Section 4980B of the Code.

(i)                                     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or by the Ancillary Agreements will (either alone or in conjunction with any other event):  (i) entitle any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) under any Company Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of its Subsidiaries under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Company Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due pursuant to any Company Benefit Plan to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries; or (v) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan.

(j)                                    Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(k)                                 No Company Benefit Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any employees or other service providers who reside or provide services outside of the United States.

Section 3.10                             Labor and Employee Matters.

(a)                                 Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other Contract with any labor organization, union, works council or association.

(b)                                 No labor union, labor organization or works council has made a pending demand for recognition or certification as the exclusive bargaining agent of any employees of the Company or any of its Subsidiaries, and there are no representation or certification proceedings or petitions pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  To the knowledge of the Company, there are no organizational attempts relating to labor unions, labor organizations or works councils occurring with respect to any of the presently unorganized employees of the Company or any of its Subsidiaries, and none have occurred within the previous twelve (12) months.

(c)                                  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no unfair labor practice (as defined by the National Labor Relations Board) charges or complaints or appeals of such matters against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any other Governmental

Entity, (ii) there are no labor strikes, slowdowns, stoppages, walkouts, lockouts or other labor-related disputes pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, (iii) there are no pending or, to the knowledge of the Company, threatened employment-related lawsuits or administrative charges or arbitration proceedings against or involving the Company or any of its Subsidiaries brought or filed with any Governmental Entity, and (iv) the Company and its Subsidiaries are each in compliance with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours, worker classification, unfair labor practices and the Worker Adjustment and Retraining Notification Act of 1988 (and any similar state, local or foreign statute).

Section 3.11                             Absence of Certain Changes or Events.

(a)                                 From January 1, 2017 through the date of this Agreement, except for engaging in the Transaction Process, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and none of the Company or any Subsidiary of the Company has undertaken any action that would be prohibited by Section 5.1(b)(A), Section 5.1(b)(B), Section 5.1(b)(C), Section 5.1(b)(D), Section 5.1(b)(E), Section 5.1(b)(F), Section 5.1(b)(I), Section 5.1(b)(J), Section 5.1(b)(L), Section 5.1(b)(N), Section 5.1(b)(O) or, to the extent related to the foregoing, Section 5.1(b)(P) of this Agreement if such section were in effect at all times since January 1, 2017, except in each case for the execution and delivery of this Agreement and the other transactions contemplated hereby.

(b)                                 Since January 1, 2017 through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12                             Investigations; Litigation.  Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no Orders of any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.13                             Information Supplied.  The information supplied or to be supplied by the Company or its Representatives for inclusion in the registration statement on Form S-4 to be filed by NewCo in connection with the Merger (the “Form S-4”) shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by IAC, NewCo, Merger Sub or their Representatives in writing expressly for inclusion therein.  The information supplied or to be supplied by the Company or its Representatives for inclusion in the proxy statement/prospectus included in the Form S-4 (the

“Proxy Statement/Prospectus”) will not, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by IAC, NewCo, Merger Sub or their Representatives in writing expressly for inclusion therein.  The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof relating to the Company Stockholders’ Meeting but excluding any portion thereof based on information supplied by IAC, NewCo, Merger Sub or their Representatives in writing expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.14                             Tax Matters.

(a)                                 Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)                                     the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate;

(ii)                                  the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholder or other third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which reserves have been established, in accordance with GAAP, on the financial statements of the Company and its Subsidiaries contained in the Company SEC Documents filed prior to the date of this Agreement;

(iii)                               there is no currently effective waiver of any statute of limitations with respect to Taxes or extension of time with respect to any Tax assessment or deficiency of the Company or any of its Subsidiaries;

(iv)                              all assessments against the Company or any of its Subsidiaries for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid;

(v)                                 there are no audits, examinations, investigations or other similar proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries;

(vi)                              Neither the Company nor any of its Subsidiaries will, following the Closing, be bound by any written Tax ruling issued by a Governmental Entity;

(vii)                           the financial statements of the Company and its Subsidiaries contained in the Company SEC Documents reflect accruals and reserves, in accordance with GAAP, for unpaid Taxes of the Company and its Subsidiaries with respect to all periods through the date of such financial statements;

(viii)                        neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made prior to the Closing, (B) closing agreement, advance pricing agreement or other similar agreement with any Governmental Entity relating to Taxes entered into prior to the Closing, (C) installment sale or open transaction disposition entered into prior to the Closing, (D) prepaid amounts received prior to the Closing Date, or (E) election under Section 108(i) of the Code;

(ix)                              there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable;

(x)                                 neither the Company nor any of its Subsidiaries is a party to or bound by any Tax Allocation Agreement (other than any agreement or arrangement solely among members of a group the common parent of which is the Company) or has any liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), or as transferee or successor; and

(xi)                              neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b)                                 None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code during the two-year period ending on the date of this Agreement.

(c)                                  Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede the Merger (or, the Merger and a subsequent forward merger described in Section 5.13(d), taken together) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, the Merger, when combined with the Contribution and the IAC Share Issuance, from qualifying as an exchange described in Section 351(a) of the Code.

Section 3.15                             Intellectual Property.

(a)                                 Section 3.15(a) of the Company Disclosure Letter sets forth a correct and complete list (in all material respects) as of the date of this Agreement of all Company Intellectual Property that is issued by, filed with, registered with, or the subject of a pending application before any Governmental Entity (the “Company Registered Intellectual Property”).  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, (i) the

Company Registered Intellectual Property is subsisting and has not been abandoned or cancelled, and (ii) no Proceeding (other than office actions in connection with the prosecution of applications) is pending or threatened in writing before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property.

(b)                                 The Company owns the Company Intellectual Property free of all Liens other than Permitted Liens, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  (i) No material Proceedings are pending against the Company or any of its Subsidiaries, or, are threatened in writing, alleging that the Company or any of its Subsidiaries is infringing, misappropriating, or otherwise violating the Intellectual Property of any person; (ii) no person is infringing, misappropriating, or otherwise violating any material Company Intellectual Property, and neither the Company nor any of its Subsidiaries has instituted or threatened to institute any Proceeding against any person with respect to the foregoing in this subsection (ii); and (iii) the operation by the Company and its Subsidiaries of their respective businesses as currently conducted does not infringe, misappropriate or otherwise violate, the Intellectual Property of any person, except, with respect to each of the foregoing in subsections (i), (ii) and (iii) as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to protect all Company Intellectual Property which derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.  There has been no unauthorized disclosure of the Company Intellectual Property, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)                                  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Software that is owned by the Company or any of its Subsidiaries (“Company Software”) is not distributed under an Open Source License in a manner that would require any Company Software to (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be licensed, sold or distributed at no cost to the recipient.  The Company and its Subsidiaries are in compliance with all Open Source Licenses to which they are subject, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)                                   Each of the Company and its Subsidiaries has (i) complied in all material respects with the Company Privacy Policies and with all applicable Privacy and Security Obligations, and (ii) taken measures to protect all Personal Data in its possession in all material respects against loss, damage, unauthorized access, or other misuse.  The Company has made available to IAC true and complete copies of all Company Privacy Policies in effect as of the date of this Agreement, and the execution, delivery and performance of this Agreement, and the transfer of all Personal Data maintained by the Company to Merger Sub and to NewCo, is and will be compliant with all Company Privacy Policies and Privacy and Security Obligations.  To the knowledge of the Company, there has been no material loss, unauthorized access, or other misuse of any Personal Data held by or on the behalf of the Company or any of its Subsidiaries, including in a manner that would trigger a notification or reporting requirement under any Privacy and Security Obligation.

(g)                                  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have the right to use all Intellectual Property used in its business as currently conducted and such right to use such Intellectual Property will not be affected by the execution, delivery and performance of this Agreement or the consummation of the Merger.

(h)                                 Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all employees, agents, consultants, contractors or third parties that have contributed to or otherwise participated in the development of the Company Software have entered into valid and effective agreements assigning all of their Intellectual Property in the Company Software to the Company or a Subsidiary of the Company.

(i)                                     Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has taken any action that would result in: (i) a loss of, or Lien on, any Company Intellectual Property; (ii) a breach of or default under any Intellectual Property-related Contract related to the business of the Company of its Subsidiaries; (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other person; or (iv) the grant, assignment or transfer to any other person of any license or other right or interest under, to or in any Company Intellectual Property.

Section 3.16                             Assets and Properties.

(a)                                 Except as set forth in Section 3.16 of the Company Disclosure Letter, and except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) either the Company or a Subsidiary of the Company has good and valid title to each real property owned by the Company or any Subsidiary of the Company (such owned property collectively, the “Company Owned Real Property”) and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (including real property at which operations of the Company or any of its Subsidiaries are conducted) (such property, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens and, with respect to (ii), except for those reflected or reserved against in the balance sheet of the Company as of December 31, 2016 and included in the Company SEC Documents.  Each Company Real Property Lease is valid, binding and in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions.  No uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company or of the landlord thereunder (as applicable), exists under any Company Real Property Lease, and, to the knowledge of the Company, no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease.  Section 3.16(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of the Company Owned Real Property and the Company Leased Real Property.

(b)                                 There are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect in any material respect the existing use of such Company Owned Real Property or the Company Leased Real Property by the Company or any of its Subsidiaries in the operation of its business thereon.  There are no outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company or any of its Subsidiaries in the operation of its business thereon.  Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Owned Real Property or Company Leased Real Property that would reasonably be expected to adversely affect in any material respect the existing use of such Company Owned Real Property or Company Leased Real Property in the operation of the business conducted thereon as currently conducted.

(c)                                  No circumstances exist that would provide the basis for a valid claim against the Company by any party under Article VI of that certain Project Agreement by and between the Company and the Consolidated City of Indianapolis, dated as of October 21, 2011.

Section 3.17                             Insurance.  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies held by the Company or any of its Subsidiaries for the benefit of the Company or any of its Subsidiaries (each, a “Company Insurance Policy”) are in full force and effect, (b) all premiums due and payable in respect of such insurance policies have been timely paid, and (c) neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any such insurance policies.  The Company and its Subsidiaries have complied in all material respects with the provisions of each Company Insurance Policy under which such person is the insured party.  Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of any Company Insurance Policy, and there is no material claim by the Company or any of its Subsidiaries pending under any Company Insurance Policy as to which coverage has been denied or disputed.

Section 3.18                             Opinions of Financial Advisors.  The Company Board of Directors has received the separate opinions of each of the Company Financial Advisors to the effect that, as of the date thereof and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Per Share Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders.  The Company shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of said written opinions to IAC for informational purposes (it being agreed that none of the IAC, NewCo or Merger Sub, nor any of their respective Affiliates or Representatives shall have the right to rely on such opinion).

Section 3.19                             Material Contracts.

(a)                                 Except for this Agreement, the Company Benefit Plans and agreements filed (or incorporated by reference) as exhibits to the Company SEC Documents (including, for the avoidance of doubt, those that are filed with the SEC prior to the date of this Agreement and incorporated by reference thereto), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)                                     any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                  any material Contract that will be binding on IAC, NewCo or any of their Subsidiaries (other than the Company and its Subsidiaries) as of the Effective Time;

(iii)                               any Contract that (A) involved individual or aggregate payments or consideration of more than $1,000,000 in the twelve-month period ended December 31, 2016, (B) is expected to involve individual or aggregate payments or consideration of more than $1,000,000 in the twelve-month period beginning January 1, 2017 or (C) is expected to involve aggregate payments or consideration over the remaining term of the Contract of more than $2,500,000 (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments to be made under any Contract described in clause (B) or (C)), for goods and services furnished by or to the Company or any of its Subsidiaries;

(iv)                              any Company Real Property Leases having a remaining term of more than twelve (12) months and involving a payment of more than $100,000 annually;

(v)                                 any Contract under which the Company or any of its Subsidiaries has continuing material indemnification, earnout or similar obligations to any third person, other than those entered into in the ordinary course of business consistent with past practice;

(vi)                              any Contract for capital expenditures involving payments of more than $1,000,000 individually or in the aggregate, by or on behalf of the Company or any of its Subsidiaries;

(vii)                           any Contract involving a joint venture or strategic alliance or partnership agreement or other sharing of profits or losses with any person, other than  any advertising Contract entered into in the ordinary course of business pursuant to which the service provider pays to the Company or its Subsidiaries a program fee and a percentage of the sales generated from advertising activities thereunder and that is not expected to involve aggregate payments or consideration over the remaining term of the Contract of more than $500,000;

(viii)                        any Contract relating to indebtedness under which the principal amount outstanding thereunder payable by the Company or any of its Subsidiaries is greater than $500,000;

(ix)                              any Contract containing covenants by the Company or any of its Affiliates not to (A) compete with any person or (B) engage in any line of business or activity in any geographic location, in each case that would be material to the Company;

(x)                                 any Contract that contains any (A) exclusivity rights or (B) “most favored nations” provisions that would reasonably be expected to materially impair the business of NewCo and its Subsidiaries after the Closing, or that would apply to IAC or its Affiliates (other than NewCo and its Subsidiaries) after the Effective Time;

(xi)                              any Contract evidencing an outstanding loan, advance or investment by the Company or any of its Subsidiaries to or in any person (other than any other Subsidiary of the Company) of more than $2,500,000 in the aggregate (excluding trade receivables and advances to employees for normally incurred business expenses, each arising in the ordinary course of business consistent with past practice);

(xii)                           any material Order or settlement or conciliation agreement with any Governmental Entity;

(xiii)                        any Contract pursuant to which the Company or any Subsidiary of the Company licenses (in or out) Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted except (A) Contracts for off-the-shelf, shrink-wrap, click through or pre-installed software, hardware or databases licensed to the Company or any of its Subsidiaries with annual fees of less than $1,000,000 and (B) standard form licenses granted to customers by the Company or its Subsidiaries in the ordinary course of business consistent with past practice; and

(xiv)                       any Contract involving the sale, transfer or acquisition of any material business entered into by the Company or any Subsidiary of the Company in the three (3) years preceding the date of this Agreement.

All contracts of the types referred to in Section 3.19(a) are referred to herein as a “Company Material Contract.”

(b)                                 Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto.  The Company and/or its Subsidiaries party thereto, as applicable, and, to the knowledge of the Company, each other party thereto, has performed its obligations required to be performed by it, under each Company Material Contract, except for failures to perform that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except for breaches or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party to a Company Material Contract, is in breach of or default under the provisions of such Company Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached or defaulted under any Company Material Contract.  True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to IAC prior to the date of this Agreement.

Section 3.20                             Finders or Brokers.  Except for the Company Financial Advisors, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement and the Ancillary Agreements who would be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements.  The Company has made available to IAC complete and accurate copies of each Contract pursuant to which any amount is payable by the Company or any of its Subsidiaries to a Company Financial Advisor in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.21                             State Takeover Statutes.  Assuming the accuracy of the representation contained in Section 4.17, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Company Transaction Documents and the transactions contemplated hereby and thereby all applicable state anti-takeover statutes or regulations (including § 203 of the DGCL) and any similar provisions in the Company’s certificate of incorporation or bylaws.  Assuming the accuracy of the representations and warranties contained in Section 4.17, as of the date of this Agreement, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state is applicable to the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 3.22                             Affiliate Transactions.  To the knowledge of the Company, no officer, director or Affiliate of the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of the Company or its Subsidiaries, (b) with the exception of liabilities incurred in the ordinary course of business, owes money to, or is owed money by, the Company or its Subsidiaries or (c) is a party to or the beneficiary of any Contract with the Company or its Subsidiaries that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC, except in each case for compensation and benefits payable under any Company Benefit Plans to officers and employees in their capacity as officers and employees.

Section 3.23                             No Additional Representations.  Except for the representations and warranties contained in this Article III or in any certificates delivered by the Company in connection with the Merger, each of IAC, NewCo and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its respective Subsidiaries pursuant to this Agreement or with respect to any other information provided to IAC, NewCo or Merger Sub in connection with the transactions contemplated hereby or by the Ancillary Agreements, including the accuracy, completeness or currency thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IAC,
NEWCO AND MERGER SUB

Except as disclosed in (a) the IAC SEC Documents filed since January 1, 2016 and prior to the date of this Agreement (excluding any disclosures set forth in any such IAC SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature but for purposes of clarification, including and giving effect to any factual or historical statements included in any such statements), where both the applicability of such information to the “HomeAdvisor” segment of IAC and the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure or (b) in the disclosure letter delivered by IAC to the Company immediately prior to the execution of this Agreement (the “IAC Disclosure Letter”), each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to, or disclosure for purposes of, such other representation, warranty or covenant is reasonably apparent on the face of such disclosure, IAC, NewCo and Merger Sub represent and warrant to the Company as follows:

Section 4.1                                    Qualification, Organization, Subsidiaries.

(a)                                 Each of IAC, NewCo and Merger Sub (i) is a corporation or limited liability company, respectively, duly organized, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)                                 Each of the HomeAdvisor Entities is a legal entity duly organized, validly existing and in good standing (or equivalent status where applicable) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect.  Each of NewCo and the HomeAdvisor Entities is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing (or equivalent status where applicable) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect.

(c)                                  IAC has made available prior to the date of this Agreement a true and complete copy of (i) the certificate of incorporation and bylaws of HomeAdvisor, Inc. and (ii) the certification of formation and operating agreement of HomeAdvisor International, LLC ((i) and (ii) collectively, the “HomeAdvisor Organizational Documents”) and the certificate of incorporation, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each other HomeAdvisor Entity, in each case, as amended through the date of this Agreement.

(d)                                 Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, neither HomeAdvisor, Inc. nor HomeAdvisor International, LLC owns, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(e)                                  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, NewCo does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

Section 4.2                                    Capital Stock

(a)                                 The authorized capital stock of NewCo consists of (i) 1,500 shares of NewCo Class A Common Stock and (ii) 1,000 shares of NewCo Class B Common Stock.  As of May 1, 2017, no shares of NewCo Class A Common Stock and 100 shares of NewCo Class B Common Stock are issued and outstanding.

(b)                                 All outstanding shares of NewCo Common Stock are, and shares of NewCo Common Stock to be issued or reserved for issuance in connection with the Merger, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c)                                  All of the shares of capital stock or other equity interests of HomeAdvisor, Inc., HomeAdvisor International, LLC and Merger Sub are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by IAC or a wholly owned Subsidiary of IAC, free and clear of any Liens, other than restrictions on transfer imposed by applicable securities Laws and Liens granted to secure the obligations under IAC’s existing credit facility.

(d)                                 Section 4.2(d) of the IAC Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) each HomeAdvisor Entity Equity Award, (ii) the name of the HomeAdvisor Entity Equity Award holder, (iii) the number of shares of such HomeAdvisor Entity underlying each HomeAdvisor Entity Equity Award (specifying the number that are vested and the number unvested), (iv) the date on which the HomeAdvisor Entity Equity Award was granted, (v) the HomeAdvisor Entity Equity Plan under which the HomeAdvisor Entity Equity Award was granted (if such HomeAdvisor Entity Equity Award was granted under a HomeAdvisor Entity Equity Plan), and (vi) the exercise price of each HomeAdvisor Entity Equity Award.

(e)                                  Except as set forth in Section 4.2(a) (and other than the shares of IAC Common Stock or cash issuable pursuant to the terms of outstanding HomeAdvisor Entity Equity Awards) and as contemplated by this Agreement or by the Ancillary Agreements, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which any HomeAdvisor Entity is a party (i) obligating any HomeAdvisor Entity to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of IAC or any HomeAdvisor Entity or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of capital stock or other equity interests of IAC or any HomeAdvisor Entity or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by IAC or any HomeAdvisor Entity.  No Subsidiary of NewCo owns any shares of capital stock of NewCo.

(f)                                   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, all of the shares of capital stock of, or equity interest in, each Subsidiary of NewCo, HomeAdvisor, Inc. and HomeAdvisor International, LLC, respectively, have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned, in the case of the Subsidiaries of NewCo, by NewCo, and in the case of the Subsidiaries of HomeAdvisor, Inc. or HomeAdvisor International, LLC, by HomeAdvisor, Inc. or HomeAdvisor International, LLC, respectively, in each case, free and clear of any Liens, other than restrictions on transfer imposed by applicable securities Laws and Liens granted to secure the obligations under IAC’s existing credit facility.

(g)                                  Merger Sub and NewCo have been formed solely for the purpose of engaging in the transactions contemplated hereby and the by the Ancillary Agreements and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement or the Ancillary Agreements.

Section 4.3                                    Corporate Authority Relative to this Agreement; No Violation.

(a)                                 Each of IAC, NewCo and Merger Sub has the requisite corporate or similar power and authority to enter into this Agreement and each other document to be entered into by IAC or NewCo in connection with the transactions (including the Ancillary Agreements) contemplated hereby and thereby (together with this Agreement, the “HomeAdvisor Transaction Documents”), to consummate the transactions contemplated hereby and thereby, including the Merger.  The execution and delivery by IAC, NewCo and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby and by the Ancillary Agreements has been, and the execution, delivery and performance by IAC, NewCo and Merger Sub of the other HomeAdvisor Transaction Documents and the consummation of the transactions contemplated thereby has been or shall be, duly and validly authorized by all necessary corporate action on the part of IAC, NewCo and Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of either IAC, NewCo or Merger Sub or vote of IAC’s or NewCo’s securityholders are necessary to authorize the execution and delivery by IAC, NewCo and Merger Sub of this Agreement and the Ancillary Agreements and the consummation of the Merger and the transactions contemplated hereby and thereby.  The IAC Board of Directors has (i) unanimously determined that it is in the best interests of IAC and its stockholders, and declared it advisable, to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and by the Ancillary Agreements.  The NewCo Board of Directors has (i) unanimously determined that it is in the best interests of NewCo and its sole stockholder, and declared it advisable, to enter in this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and by the Ancillary Agreements, including the issuance of shares of NewCo Class A Common Stock in the Merger and shares of NewCo Class B Common Stock in the IAC Share Issuance.  As of the date of this Agreement, the resolutions referred to in the preceding sentence have not been rescinded, modified, amended or withdrawn.  This Agreement has been, and the HomeAdvisor Transaction Documents shall be, duly and validly executed and delivered by each of IAC, NewCo and Merger Sub, and assuming the due authorization, execution and delivery of this Agreement by the Company, and assuming each of this Agreement and the HomeAdvisor Transaction Documents constitutes the legal, valid and binding agreement of the counterpart(ies) thereto, this Agreement constitutes, and the HomeAdvisor Transaction Documents will constitute, the legal, valid and binding agreements of IAC, NewCo or Merger Sub, as the case may be, enforceable against each of them, in accordance with their terms, except as such enforcement may be subject to the Remedies Exceptions.

(b)                                 Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Exchange Act, and the rules promulgated thereunder, (iii) the Securities Act, and the rules promulgated thereunder, (iv) applicable state securities, takeover and “blue sky” Laws, (v) any applicable requirements of the HSR Act and (vi) the rules and regulations of the NASDAQ (collectively, the “HomeAdvisor Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by IAC, NewCo or Merger Sub of the transactions contemplated by this Agreement and by the Ancillary Agreements, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect.

(c)                                  The execution and delivery by IAC, NewCo and Merger Sub of this Agreement and the other HomeAdvisor Transaction Documents do not, and (assuming the HomeAdvisor Approvals are obtained) the consummation of the transactions contemplated hereby and by the Ancillary Agreements and thereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of NewCo or any of the HomeAdvisor Entities to own or use any assets required for the conduct of their business (including the HomeAdvisor Business) or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon NewCo, or any of the HomeAdvisor Entities or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of NewCo or any of the HomeAdvisor Entities, except for such losses, impairments, suspensions, limitations, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of NewCo or any of the HomeAdvisor Entities or (iii) conflict with or violate any applicable Laws, except for conflict or violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect.

Section 4.4                                    Reports and Financial Statements.

(a)                                 None of the forms, documents and reports required to be filed or furnished by IAC and its Subsidiaries prior to the date of this Agreement by them with the SEC since January 1, 2015 (all such documents and reports filed or furnished by IAC or any of its Subsidiaries, the “IAC SEC Documents”) at the time they were filed or furnished contained any untrue statement of a material fact with respect to the HomeAdvisor Business or omitted to state any material fact with respect to the HomeAdvisor Business required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The financial statements of the HomeAdvisor Business set forth in Section 4.4(b) of the IAC Disclosure Letter (a) (i) as of and for the years ended December 31, 2015 and 2016 (collectively referred to as the “HomeAdvisor Annual Financial Statements”) were derived from the books and records of IAC and financial data used in the preparation of the audited financial statements of IAC as of and for the years ended December 31, 2015 and 2016 and (ii) as of and for the three-month period ended March 31, 2017 (the “HomeAdvisor Interim Financial Statements” and, together with the HomeAdvisor Annual Financial Statements, the “HomeAdvisor Financial Statements”) were derived from the books and records of IAC and financial data used in the preparation of the unaudited financial statements of IAC as of and for the three-month period ended March 31, 2017, (b) are unaudited, (c) were prepared solely for the purpose of this Agreement, (d) were based on (i) the direct operating revenues and direct operating expenses of the HomeAdvisor Business and (ii) allocations to the HomeAdvisor Business, made based on reasonable assumptions and in good faith by management, of certain of the indirect costs previously allocated by the management of IAC to the HomeAdvisor Business in the course of preparing IAC’s publicly filed segment level financial information, (e) do not include indirect costs that are not allocated to IAC’s businesses in the course of preparing IAC’s publicly filed segment level financial information, (f) were prepared in conformity with GAAP applied on a consistent basis during the periods involved, except for (i) the absence of notes, (ii) the income tax provisions and the related income taxes payable and deferred income tax accounts, which have been recorded based on an allocation of IAC’s income tax liability arising from the operations of the HomeAdvisor Entities (and not in accordance with GAAP on a stand-alone basis for the HomeAdvisor Entities) and a portion of which have been recorded at the IAC level, (iii) the absence of stock-based compensation expense for grants of equity awards denominated in the equity of the HomeAdvisor Entities or IAC to employees of the HomeAdvisor Entities, and (g) fairly present in accordance with GAAP, in all material respects, the financial position, results of operations and cash flows of each of the HomeAdvisor Entities as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and for the impact of items referred to in (d), (e) and (f) above, and, subject to (A) the fact that the HomeAdvisor Business was not operated on a stand-alone basis during such periods and (B) the fact that the HomeAdvisor Financial Statements (and the allocations and estimations made by the management of IAC in preparing such HomeAdvisor Financial Statements) (1) are not necessarily indicative of the costs that would have resulted if the HomeAdvisor Business had been operated on a stand-alone basis during such periods, (2) may not be indicative of any such costs to NewCo and its Subsidiaries that will result following the Closing and (3) subject, in the case of the HomeAdvisor Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.  Except for those representations and warranties contained in this Section 4.4(b), IAC makes no other representations or warranties with regard to the HomeAdvisor Financial Statements.

(c)                                  As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by IAC relating to the IAC SEC Documents.  As of the date of this Agreement, none of the IAC SEC Documents is, to the knowledge of IAC, the subject of ongoing SEC review or investigation.

(d)                                 None of NewCo or the HomeAdvisor Entities is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among NewCo or a HomeAdvisor Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of NewCo or a HomeAdvisor Entity in the HomeAdvisor Financial Statements.

(e)                                  When delivered pursuant to Section 5.20, the Audited Financial Statements shall have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved, and shall present fairly in all material respects the financial position, results of operations and cash flows of the HomeAdvisor Business as at the dates and for the periods presented (it being understood, however, that the HomeAdvisor Business has not been operating historically as a separate “standalone” entity and, therefore, the Audited Financial Statements and the Unaudited Interim Financial Statements of the HomeAdvisor Business will reflect certain adjustments necessary to be presented on a stand-alone basis in accordance with GAAP and SEC requirements).  The Audited Financial Statements as of and for the years ended December 31, 2015 and 2016 will not differ from the HomeAdvisor Annual Financial Statements in any material and adverse respect.

Section 4.5                                    Internal Controls and Procedures.  IAC has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  IAC’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by IAC in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to IAC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  IAC’s management has completed an assessment of the effectiveness of the IAC’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective.  Based on its most recent evaluation of internal controls over financial reporting prior to the date of this Agreement, management of IAC has disclosed to IAC’s auditors and the audit committee of the IAC Board of Directors (i) any “significant deficiencies” and “material weaknesses” (as both terms are defined by the Public Company Accounting Oversight Board Interim Standard AU 325 Parts 2 and 3) in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect IAC’s ability to report financial information and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in IAC’s internal control over financial reporting, in each case, that was disclosed to IAC’s auditors or the audit committee of the IAC Board of Directors in connection with its most recent evaluation of internal controls over financial reporting prior to the date of this Agreement.

Section 4.6                                    No Undisclosed Liabilities.  There are no liabilities or obligations of the HomeAdvisor Entities or the HomeAdvisor Business, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed, reflected or reserved against in the most recent balance sheet included in the HomeAdvisor Financial Statements, (ii) liabilities or obligations incurred in connection with this Agreement and the HomeAdvisor Transaction Documents, (iii) liabilities or obligations incurred in the ordinary course of business since December 31, 2016, (iv) liabilities for Taxes and (v) liabilities or obligations that have not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect.  Other than liabilities and obligations pursuant to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby or incurred in connection herewith or therewith (including Transaction Expenses (as defined in the Contribution Agreement)), there are no material liabilities or obligations of NewCo, whether accrued, absolute, determined or contingent.

Section 4.7                                    Compliance with Law.

(a)                                 NewCo, the HomeAdvisor Entities and, with respect to the HomeAdvisor Business, IAC are and have been since January 1, 2015 in compliance with, and are not in default under or in violation of, any Law, except where such non-compliance, default or violation has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect.  Since January 1, 2015, neither IAC, a HomeAdvisor Entity nor NewCo has received any written notice or, to the knowledge of IAC, other communication from any Governmental Entity regarding any violation by NewCo, any HomeAdvisor Entity or the HomeAdvisor Business of, or failure by NewCo, any HomeAdvisor Entity or the HomeAdvisor Business to comply with, any Law, except where such violation or failure has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect.

(b)                                 The HomeAdvisor Entities and, with respect to the HomeAdvisor Business, IAC are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any material Contracts of the HomeAdvisor Entities with all Governmental Entities, and has filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the HomeAdvisor Entities to own, lease and operate their properties and assets and to carry on the HomeAdvisor Business as it is now being conducted (the “HomeAdvisor Permits”), except where the failure to possess or file the HomeAdvisor Permits has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect.  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, all HomeAdvisor Permits are and have been since January 1, 2015 in all respects valid and in full force and effect and, to the knowledge of IAC, are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof.  IAC and the HomeAdvisor Entities are and have been since January 1, 2015 in compliance with the terms and requirements of all HomeAdvisor Permits, except where such noncompliance has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect.

Section 4.8                                    Environmental Laws and Regulations.

(a)                                 Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of IAC, threatened against NewCo, any of the HomeAdvisor Entities, any of their respective Subsidiaries or the HomeAdvisor Business.

(b)                                 Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, NewCo, the HomeAdvisor Entities and each of their respective Subsidiaries are and since January 1, 2015 have been in compliance with all applicable Environmental Laws and all Environmental Permits required for the operation of the HomeAdvisor Business and their respective businesses.

(c)                                  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, there are no liabilities or obligations of NewCo, any HomeAdvisor Entity, any of their Subsidiaries or the HomeAdvisor Business, whether accrued, contingent, absolute or otherwise, arising under or relating to any Environmental Law, Environmental Permit or Hazardous Materials (including any such liability or obligation retained or assumed by Contract or by operation of law).

Section 4.9                                    Labor and Employee Matters.

(a)                                 None of the HomeAdvisor Entities, or with respect to the HomeAdvisor Business, IAC, is a party to, or otherwise bound by, any collective bargaining agreement or other Contract with any labor organization, union, works council or association.

(b)                                 No labor union, labor organization or works council has made a pending demand for recognition or certification as the exclusive bargaining agent of any employees of any of the HomeAdvisor Entities or employees of IAC engaged primarily in the HomeAdvisor Business, and there are no representation or certification proceedings or petitions pending or, to the knowledge of IAC, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  To the knowledge of IAC, there are no organizational attempts relating to labor unions, labor organizations or works councils occurring with respect to any of the presently unorganized employees of any HomeAdvisor Entity or employees of IAC engaged primarily in the HomeAdvisor Business, and none have occurred within the previous twelve (12) months.

(c)                                  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, (i) there are no unfair labor practice (as defined by the National Labor Relations Board) charges or complaints or appeals of such matters against the HomeAdvisor Entities, or, with respect to the HomeAdvisor Business, IAC pending or, to the knowledge of IAC, threatened before the National Labor Relations Board or any other Governmental Entity, (ii) there are no labor strikes, slowdowns, stoppages, walkouts, lockouts or other labor-related disputes pending or, to the knowledge of IAC, threatened against or affecting the HomeAdvisor Entities, or, with respect to the HomeAdvisor Business, IAC, (iii) there are no pending or, to the knowledge of IAC, threatened employment-related lawsuits or administrative charges or arbitration proceedings against or involving any HomeAdvisor Entity or, with respect to the HomeAdvisor Business, IAC brought or filed with any Governmental Entity, and (iv) the HomeAdvisor Entities and, with respect to the HomeAdvisor Business, IAC are each in compliance with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours, worker classification, unfair labor practices and the Worker Adjustment and Retraining Notification Act of 1988 (and any similar state, local or foreign statute).

Section 4.10                             Absence of Certain Changes or Events.

(a)                                 From January 1, 2017 through the date of this Agreement, the HomeAdvisor Business has been conducted in all material respects in the ordinary course of business and none of IAC or any Subsidiary of IAC has undertaken any action that, if taken during the period from the date of this Agreement to the Effective Time, would be prohibited by Section 5.1(d) of this Agreement if such section were in effect at all times since January 1, 2017, except in each case for the execution and delivery of this Agreement and the other transactions contemplated hereby.

(b)                                 Since January 1, 2017 through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a HomeAdvisor Material Adverse Effect.

Section 4.11                             Investigations; Litigation.  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of IAC, threatened) by any Governmental Entity with respect to NewCo, the HomeAdvisor Entities or the HomeAdvisor Business, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of IAC, threatened) against or affecting NewCo, any HomeAdvisor Entity, the HomeAdvisor Business or any of their respective properties and (c) there are no Orders of any Governmental Entity against NewCo, any HomeAdvisor Entity or the HomeAdvisor Business.

Section 4.12                             Information Supplied.  The information supplied or to be supplied by IAC, NewCo, Merger Sub or their Representatives for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by IAC, NewCo or Merger Sub with respect to statements made therein based on information supplied by the Company or its Representatives in writing expressly for inclusion therein.  The information supplied or to be supplied by IAC, NewCo or Merger Sub or their Representatives for inclusion in the Proxy Statement/Prospectus shall not, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by IAC, NewCo or Merger Sub with respect to statements made therein based on information supplied by the Company or its Representatives in writing expressly for inclusion therein.  The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof based on information supplied or to be supplied by IAC, NewCo or Merger Sub or their Representatives for inclusion therein, but excluding any portion thereof based on information supplied by the Company or its Representatives in writing expressly for inclusion therein, with respect to which no representation or warranty is made by IAC, NewCo or Merger Sub) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.13                             Employee Benefit Plans.

(a)                                 Except as set forth on Section 4.13(a) of the IAC Disclosure Letter, there are no HomeAdvisor Benefit Plans.

(b)                                 Each HomeAdvisor Benefit Plan has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including ERISA and the Code.  All material contributions or other amounts payable by the HomeAdvisor Entities with respect to each HomeAdvisor Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP.

(c)                                  There are no actions, suits, audits or investigations by any Governmental Entity, termination proceedings or other claims with respect to the HomeAdvisor Benefit Plans (except routine claims for benefits payable under the HomeAdvisor Benefit Plans) pending or, to the knowledge of IAC, threatened, other than any such investigations, proceedings or claims that would not reasonably be expected to result in a material liability to the HomeAdvisor Entities.

(d)                                 No HomeAdvisor Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code.  During the immediately preceding six (6) years, no liability under Section 302 or Title IV of ERISA has been incurred by any HomeAdvisor Entity or their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to the HomeAdvisor Entities or any such ERISA Affiliates of incurring (i) any such liability or (ii) any Controlled Group Liability with respect to any employee benefit plan that is not a HomeAdvisor Benefit Plan.

(e)                                  None of the HomeAdvisor Entities nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(f)                                   No HomeAdvisor Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of any HomeAdvisor Entity beyond their retirement or other termination of service, other than as required by Section 4980B of the Code.

(g)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or by the Ancillary Agreements will (either alone or in conjunction with any other event):  (i) entitle any current or former employee, officer, director or independent contractor of any HomeAdvisor Entity to any payment or benefit (or result in the funding of any such payment or benefit) under any HomeAdvisor Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by any HomeAdvisor Entity under any HomeAdvisor Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any HomeAdvisor Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of any HomeAdvisor Entity; or (v) limit or restrict the right of any HomeAdvisor Entity to merge, amend or terminate any HomeAdvisor Benefit Plan.

Section 4.14                             Sufficiency of Assets.  At the Effective Time, NewCo and its Subsidiaries will, by virtue of the Contribution having taken place, taking into account all of the Ancillary Agreements, own, or have valid license to, all of the assets (other than the assets used by IAC and its Subsidiaries (excluding the HomeAdvisor Entities) to perform their respective obligations under the Ancillary Agreements), including Intellectual Property, necessary in all material respects to conduct the HomeAdvisor Business as it is being conducted as of the date of this Agreement.

Section 4.15                             Insurance.  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, (a) all insurance policies held by the HomeAdvisor Entities or IAC or any of its Subsidiaries for the benefit of the HomeAdvisor Entities and the HomeAdvisor Business (each, a “HomeAdvisor Insurance Policy”) are in full force and effect, (b) all premiums due and payable in respect of such insurance policies have been timely paid, and (c) no HomeAdvisor Entity nor, with respect to the HomeAdvisor Business, IAC has reached or exceeded its policy limits for any such insurance policies.  Each HomeAdvisor Entity has complied in all material respects with the provisions of each HomeAdvisor Insurance Policy under which such person is the insured party.  Neither IAC nor any of the HomeAdvisor Entities has received any written notice of cancellation of any HomeAdvisor Insurance Policy, and there is no material claim by IAC or any HomeAdvisor Entity pending under any HomeAdvisor Insurance Policy as to which coverage has been denied or disputed.

Section 4.16                             Finders or Brokers.  Except for JP Morgan Securities LLC, neither IAC, NewCo, Merger Sub nor any HomeAdvisor Entity has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements who would be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements.

Section 4.17                             Ownership of Company Common Stock.  Neither IAC, NewCo nor Merger Sub has beneficially owned during the immediately preceding three (3) years a number of shares of Company Common Stock that would make it an “interested stockholder” (as such term is defined §203 of the DGCL) of the Company.

Section 4.18                             Vote Required.  No vote is required by the holders of any class or series of IAC’s or NewCo’s capital stock to approve and adopt this Agreement or the transactions contemplated hereby or by the Ancillary Agreements under applicable law or pursuant to the rules of NASDAQ as a result of this Agreement or the transactions contemplated hereby or by the Ancillary Agreements.

Section 4.19                             Tax Matters.

(a)                                 Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect:

(i)                                     NewCo, Merger Sub, the HomeAdvisor Entities and each of their respective Subsidiaries, and IAC have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate (in the case of any Tax Returns required to be filed by IAC, solely to the extent such Tax Returns relate in whole or in part to the HomeAdvisor Business);

(ii)                                  NewCo, Merger Sub, the HomeAdvisor Entities and each of their respective Subsidiaries, and IAC have timely paid all Taxes that are required to be paid by any of them or that NewCo, Merger Sub, the HomeAdvisor Entities and each of their respective Subsidiaries, or IAC are obligated to withhold from amounts owing to any employee, creditor, stockholders or other third party (in each case, whether or not shown on any Tax Return and, in the case of any Taxes required to be paid or withheld by IAC, solely to the extent such Taxes relate in whole or in part to the HomeAdvisor Business), except with respect to matters contested in good faith through appropriate proceedings and for which reserves have been established, in accordance with GAAP on the financial statements contained in the IAC SEC Documents filed prior to the date of this Agreement;

(iii)                               all assessments against any of the HomeAdvisor Entities for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid;

(iv)                              there are no audits, examinations, investigations or other similar proceedings pending or threatened in writing in respect of Taxes or Tax matters of the HomeAdvisor Entities;

(v)                                 the financial statements of IAC and its Subsidiaries contained in the IAC SEC Documents reflect accruals and reserves, in accordance with GAAP, for unpaid Taxes of the HomeAdvisor Business with respect to all periods through the date of such financial statements;

(vi)                              none of the HomeAdvisor Entities will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made prior to the Closing, (B) closing agreement, advance pricing agreement or other similar agreement with any Governmental Entity relating to Taxes entered into prior to the Closing, (C)  installment sale or open transaction disposition entered into prior to the Closing, (D) prepaid amounts received prior to the Closing Date, or (E) election under Section 108(i) of the Code;

(vii)                           there are no Liens for Taxes on any of the assets of the HomeAdvisor Entities other than statutory Liens for Taxes not yet due and payable; and

(viii)                        none of the HomeAdvisor Entities is a party to or bound by any Tax Allocation Agreement (other than the Tax Sharing Agreement) or has any liability for Taxes of any person (other than IAC and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), or as transferee or successor.

(b)                                 None of IAC, NewCo, Merger Sub and their respective Subsidiaries has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede (i) the Merger (or, the Merger and a subsequent forward merger described in Section 5.13(d), taken together) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, the Merger, when combined with the Contribution and the IAC Share Issuance, from qualifying as an exchange described in Section 351(a) of the Code, or (ii) the Contribution and the IAC Share Issuance, taken together, from qualifying as an exchange described in Section 351(a) of the Code.

Section 4.20                             Intellectual Property.

(a)                                 Section 4.20(a) of the IAC Disclosure Letter sets forth a correct and complete list (in all material respects) as of the date of this Agreement of all HomeAdvisor Intellectual Property that is issued by, filed with, registered with, or the subject of a pending application before any Governmental Entity (the “HomeAdvisor Registered Intellectual Property”).  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, to the knowledge of IAC, (i) the

HomeAdvisor Registered Intellectual Property is subsisting and has not been abandoned or cancelled, and (ii) no Proceeding (other than office actions in connection with the prosecution of applications) is pending or threatened in writing before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any HomeAdvisor Registered Intellectual Property.

(b)                                 A HomeAdvisor Entity owns the HomeAdvisor Intellectual Property free of all Liens other than Permitted Liens, except as has not or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect.

(c)                                  (i) No material Proceedings are pending against a HomeAdvisor Entity, or, are threatened in writing, alleging that a HomeAdvisor Entity is infringing, misappropriating or otherwise violating the Intellectual Property of any person; (ii) no person is infringing, misappropriating, or otherwise violating any material HomeAdvisor Intellectual Property, and no HomeAdvisor Entity has instituted or threatened to institute any Proceeding against any person with respect to the foregoing in this subsection (ii); and (iii) the operation by the HomeAdvisor Business as currently conducted does not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property of any person, except, with respect to each of the foregoing in subsections (i), (ii) and (iii) as has not or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect.

(d)                                 Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, the HomeAdvisor Entities have taken commercially reasonable actions to protect all HomeAdvisor Intellectual Property which derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.  There has been no unauthorized disclosure of the HomeAdvisor Intellectual Property, except as has not or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect.

(e)                                  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, the Software that is owned by a HomeAdvisor Entity (“HomeAdvisor Software”) is not distributed under an Open Source License in a manner that would require any HomeAdvisor Software to (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be licensed, sold or distributed at no cost to the recipient.  The HomeAdvisor Entities are in compliance with all Open Source Licenses to which they are subject, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect.

(f)                                   Each HomeAdvisor Entity and, with respect to the HomeAdvisor Business, IAC has (i) complied in all material respects with its HomeAdvisor Business Privacy Policies and with all applicable Privacy and Security Obligations, and (ii) taken measures to protect all Personal Data in its possession in all material respects against loss, damage, unauthorized access, or other misuse.  The execution, delivery and performance of this Agreement, and the transfer of all Personal Data maintained by the HomeAdvisor Entities and, with respect to the HomeAdvisor Business, IAC to NewCo, is and will be compliant with all

HomeAdvisor Business Privacy Policies and Privacy and Security Obligations.  To the knowledge of IAC, there has been no material loss, unauthorized access, or other misuse of any Personal Data held by or on the behalf of the HomeAdvisor Entities, including in a manner that would trigger a notification or reporting requirement under any Privacy and Security Obligation.

(g)                                  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, all employees, agents, consultants, contractors or third parties that have contributed to or otherwise participated in the development of the HomeAdvisor Software have entered into valid and effective agreements assigning all of their Intellectual Property in the HomeAdvisor Software to a HomeAdvisor Entity.

(h)                                 Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, no HomeAdvisor Entity or, with respect to the HomeAdvisor Business, IAC: (i) is a party to any patent-related covenants or restrictive licenses that could limit the HomeAdvisor Entities’ ability to conduct the HomeAdvisor Business as currently conducted; and (ii) are not subject to any restrictions that result from exclusivity arrangements, rights of first refusal (or equivalent rights), government funding or commitments to license technology or Intellectual Property on “standard” or “reasonable” terms.

(i)                                     Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a HomeAdvisor Material Adverse Effect, none of the HomeAdvisor Entities or, with respect to the HomeAdvisor Business, IAC has taken any action that would result in: (i) a loss of, or Lien on, any HomeAdvisor Intellectual Property; (ii) a breach of or default under any Intellectual Property-related Contract related to the HomeAdvisor Business; (iii) the release, disclosure or delivery of any HomeAdvisor Intellectual Property by or to any escrow agent or other person; or (iv) the grant, assignment or transfer to any other person of any license or other right or interest under, to or in any HomeAdvisor Intellectual Property.

Section 4.21                             Affiliate Transactions.  To the knowledge of IAC, no officer, director or Affiliate (excluding the HomeAdvisor Entities) of IAC or its Subsidiaries or any individual in such officer’s or director’s immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the HomeAdvisor Business, (b) with the exception of liabilities incurred in the ordinary course of business, owes money to, or is owed money by, a HomeAdvisor Business or (c) is a party to or the beneficiary of any Contract with a HomeAdvisor Entity that, if in effect immediately following the Effective Time, would be required to be reported by NewCo pursuant to Item 404 of Regulation S-K promulgated by the SEC, except in each case for compensation and benefits payable under any HomeAdvisor Benefit Plans to officers and employees in their capacity as officers and employees (Contracts of the type referred to in this clause (c), “HomeAdvisor Affiliate Contracts”).

Section 4.22                             No Guarantor of Indebtedness.  Immediately following the Effective Time, NewCo will not be a guarantor of any indebtedness for borrowed money of IAC or any of IAC’s Affiliates, including any obligation, direct or indirect, contingent or otherwise, of IAC or any of IAC’s Affiliates to purchase, pay or otherwise assure (or advance or supply funds for the purchase or payment of) indebtedness for borrowed money of IAC or any of IAC’s Subsidiaries.

Immediately following the Effective Time, there will be no Liens on any of the assets of NewCo, other than Permitted Liens, arising under any indebtedness for borrowed money of IAC or any of IAC’s Subsidiaries (including any such obligations described in the prior sentence).

Section 4.23                             No Additional Representations.  Except for the representations and warranties contained in this Article IV or in any certificates delivered by IAC, NewCo or Merger Sub in connection with the Merger, the Company acknowledges that neither IAC, NewCo nor Merger Sub nor any person on behalf of IAC, NewCo or Merger Sub makes any other express or implied representation or warranty with respect to IAC, NewCo, Merger Sub, the HomeAdvisor Entities or any of their respective Subsidiaries pursuant to this Agreement or with respect to any other information provided to the Company in connection with the transactions contemplated hereby or by the Ancillary Agreements, including the accuracy, completeness or currency thereof.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1                                    Conduct of Business.

(a)                                 From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) with the prior written consent of IAC (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) or Section 5.1(b) of the Company Disclosure Letter, the Company covenants and agrees that it shall conduct the business of the Company and its Subsidiaries in the ordinary course of business in all material respects, and shall use reasonable best efforts to preserve intact their present lines of business, maintain their rights, franchises and Company Permits and preserve their relationships with employees, customers and suppliers.

(b)                                 The Company agrees with IAC that from the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (i) with the prior written consent of IAC (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as may be expressly contemplated or required by this Agreement or (iii) as set forth in Section 5.1(b) of the Company Disclosure Letter, the Company:

(A)                               shall not amend or restate any Company Organizational Document, and shall not permit any of its Subsidiaries to amend or restate their respective certificate of incorporation, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents;

(B)                               shall not, and shall not permit any of its Subsidiaries to, (1) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or (2) repurchase, redeem or otherwise acquire any shares of capital stock of or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interests other than other than (x) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of such Company Options, (y) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards, and (z) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards;

(C)                               shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends or distributions by any Subsidiaries only to the Company or to any wholly owned Subsidiary of the Company;

(D)                               shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than in connection with the Merger, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(E)                                shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $250,000 in the aggregate, except as made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(F)                                 shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber, other than any Permitted Liens, any properties or assets with a value in excess of $500,000 in the aggregate, except (1) sales, transfers and dispositions of inventory and products, licenses of Intellectual Property not prohibited by clause (N) of this Section 5.1(b), (2) any other sales, leases, licenses, transfers, exchanges, swaps or dispositions or encumbrances of property or assets in the ordinary course of business or (3) pursuant to existing written Contracts or commitments as of the date of this Agreement which written Contracts or commitments are identified in Section 5.1(b)(F) of the Company Disclosure Letter;

(G)                               shall not, and shall not permit any of its Subsidiaries to authorize any capital expenditures in excess of $250,000 per month in the aggregate;

(H)                              shall not, and shall not permit any of its Subsidiaries to  (1) modify, amend or terminate, agree to extend the term of, or waive any material rights under, any Company Material Contract other than renewals in the ordinary course of business of Contracts set forth in Section 3.19(a)(iii) of the Company Disclosure Letter (and that are not otherwise Company Material Contracts) for a renewal term of one (1) year or less unless cancellable by the Company or its Subsidiaries upon notice of ninety (90) days or less and without penalty or other liability of the Company and its Subsidiaries, (2) enter into any new Contract (x) which would be a Company Material Contract, or (y) having a term in excess of two (2) years unless (in the case of this clause (y)) such Contract is cancellable by the Company or its Subsidiaries upon notice of ninety (90) days or less and without penalty or other liability of the Company and its Subsidiaries (other than, in each case, any Company Material Contract that is a an employment agreement, which shall be governed by Section 5.1(b)(M));

(I)                                   shall not, and shall not permit any of its Subsidiaries to, change any material financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items, except as required by GAAP, SEC rule or policy or applicable Law;

(J)                                   shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities, or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options outstanding), other than (1) issuances of shares of Company Common Stock in respect of the exercise or settlement of any Company Equity Awards outstanding on the date of this Agreement, (2) the acquisition of shares of Company Common Stock pursuant to the exercise of Company Options or the settlement of a Company Equity Award, if necessary to effectuate an option direction upon exercise or for withholding of Taxes in accordance with their terms on the date of this Agreement, and (3) pledges under the Company Credit Agreement;

(K)                               shall not, and shall not permit any of its Subsidiaries to, (1) incur, assume, guarantee or otherwise become liable for any (a) liabilities, contingent or otherwise, for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) letters of credit, letters of guaranty, bankers’ acceptances or similar obligations, instruments or facilities; (d) obligations to pay deferred purchase price of property or services; (e) leases that are required to be capitalized under GAAP; (f) indebtedness of others secured by (or for which the holder of such indebtedness has an existing right to be secured by) a lien on any asset of such person; (g) obligation under conditional sale or other title retention agreements relating to assets purchased by such person; (h) interest rate, currency or other hedging agreements; or (2) guarantee of any of the foregoing in subclause (1), except for (w) any indebtedness or obligations among the

Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; (x) for any guarantees by the Company of indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company; (y) trade payables incurred in the ordinary course of business and (z) obligations arising from inventory transactions in the ordinary course of business;

(L)                                shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding (other than Tax claims or proceedings, which shall be governed by clause (O)), other than waivers, releases, assignments, settlements or compromises that do not exceed $500,000 individually and $1,000,000 in the aggregate and do not involve any admission of wrongdoing or equitable relief;

(M)                            except as required by applicable Law or any Company Benefit Plan in existence as of the date of this Agreement, (1) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors other than (x) increases in the compensation for independent contractors in the ordinary course of business consistent with past practice or (y) increases to health and welfare benefits that are not material and that apply to all similarly situated employees, (2) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (3) pay or award, or commit to pay or award, any bonuses or incentive compensation, (4) enter into any employment, severance or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, officers, employees or individual independent contractors, (5) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, (6) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (7) terminate the employment of any employee or individual independent contractor whose total annual cash compensation exceeds $150,000, other than for poor performance or for “cause,” or (8) hire any employee or individual independent contractor whose total annual cash compensation exceeds $150,000; provided that this clause (8) shall not preclude the Company from hiring sales employees to fill vacant positions that arise from terminations of employment of non-management sales employees of the Company and its Subsidiaries so long as the compensation terms for such newly hired non-management sales employees are no more favorable than the compensation terms applicable to the departed sales employee;

(N)                               shall not, and shall not permit any of its Subsidiaries to (1) abandon, cancel, fail to renew, permit to lapse or fail to defend any challenge (other than a frivolous challenge) to any material Company Registered Intellectual Property or (2) sell, transfer, license or otherwise encumber any material Company Intellectual Property other than non-exclusive licenses entered into in the ordinary course of business;

(O)                               shall not, and shall not permit any of its Subsidiaries to, change or revoke any material Tax election, change any Tax accounting period or material Tax accounting method, file any material amended Tax Return, enter into any closing agreement relating to material Taxes, request any material Tax ruling, settle or compromise any material Tax claim, liability or refund, extend the statutory period of limitations with respect to the assessment or collection of any material Tax, or surrender any claim for a material refund of Taxes; and

(P)                                 shall not, and shall not permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (O) of this Section 5.1(b).

In addition, the Company agrees that it shall use its reasonable best efforts to make marketing expenditures in the remaining months of the 2017 calendar year in the amount set forth in Section 5.1(b) of the Company Disclosure Letter with determinations regarding the allocation of such amount among various marketing programs to be made by the Company in its reasonable discretion.

(c)                                  From and after the date of this Agreement until the earlier of the Effective Time and the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to IAC or any of its Subsidiaries, (ii) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or any Ancillary Agreement or (iv) as set forth in Section 5.1(c) of the IAC Disclosure Letter, IAC covenants and agrees that it shall conduct the HomeAdvisor Business in the ordinary course of business in all material respects, and shall use reasonable best efforts to preserve intact the HomeAdvisor Business’s present lines of business, maintain its rights, franchises and permits and preserve relationships with employees, customers and suppliers.

(d)                                 IAC agrees with the Company, on behalf of itself and its Subsidiaries, that from the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (i) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as may be expressly contemplated or required by this Agreement or any Ancillary Agreement, (iii) as set forth in Section 5.1(d) of the IAC Disclosure Letter or (iv) pursuant to the restructuring or reorganization of the HomeAdvisor Assets, HomeAdvisor Liabilities (each as defined in the Contribution Agreement) and HomeAdvisor Entities in connection with the Contribution and the Merger, IAC:

(A)                               shall not permit NewCo or the HomeAdvisor Entities to amend or restate the certificate of incorporation, bylaws or limited liability company agreement of the HomeAdvisor Entities or NewCo, in each case, in any manner that would be reasonably expected to prevent, materially delay or materially impair the ability of IAC, NewCo or Merger Sub to consummate the Merger or otherwise be adverse to the Company or the holders of Company Common Stock after giving effect to the conversion of the Company Common Stock in exchange for the Merger Consideration;

(B)                               shall not permit NewCo or the HomeAdvisor Entities to (1) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except, in the case of the HomeAdvisor Entities, for any such transaction by a wholly owned Subsidiary of the HomeAdvisor Entities which remains a wholly owned Subsidiary after consummation of such transaction, or (2) repurchase, redeem or otherwise acquire any shares of capital stock of or other ownership interest in the HomeAdvisor Entities or any securities convertible into or exchangeable for any such shares or ownership interests, other than the acquisition of such shares or securities pursuant to (x) any HomeAdvisor Benefit Plan or (y) the exercise of any option or the settlement of any equity award, if necessary to effectuate an option direction upon exercise or for withholding of Taxes;

(C)                               shall not, with respect to the HomeAdvisor Business, and shall not permit NewCo or the HomeAdvisor Entities to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(D)                               shall not, and shall not permit NewCo or the HomeAdvisor Entities or any other Subsidiary of IAC to make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person, which acquisition, loan, advances, capital contributions or investments would reasonably be expected to materially delay or impede the consummation of the Merger;

(E)                                shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber, other than any Permitted Lien, any properties or assets of the HomeAdvisor Business with a value in excess of $5,000,000 in the aggregate, except sales, transfers and dispositions of inventory and products, licenses of Intellectual Property and any other sales, leases, licenses, transfers, exchanges, swaps or dispositions or encumbrances of property or assets in the ordinary course of business, including pursuant to IAC’s existing credit facility and guarantees thereof;

(F)                                 shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of the capital stock or other ownership interest in any of the HomeAdvisor Entities or any securities convertible into or exchangeable for any such shares or ownership interest, any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or any HomeAdvisor Entity Equity Award, other than (1) issuances, sales or dispositions of shares of capital stock by a HomeAdvisor Entity wholly owned (directly or indirectly) by IAC to another HomeAdvisor Entity wholly owned (directly or indirectly) by IAC, (2) the subsequent pledge of such shares acquired by such shareholders to third parties provided, however, in no event shall NewCo issue or sell, or authorize the issuance or sale, of any additional shares of the capital stock or other ownership interest in NewCo or any securities convertible into or exchangeable for any such shares or ownership interest, any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities other than the IAC Share Issuance;

(G)                               shall not, with respect to the HomeAdvisor Business, and shall not permit the HomeAdvisor Entities, to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except for any (1) indebtedness or guarantees incurred in the ordinary course of business of the HomeAdvisor Business and (2) any indebtedness or guarantees pursuant to IAC’s existing credit facility and bonds;

(H)                              shall not, and shall not permit any of its Subsidiaries to enter into any HomeAdvisor Affiliate Contract that will not be terminated at or prior to the Effective Time;

(I)                                   shall not, and shall not permit any of its Subsidiaries to, change or revoke any material income Tax election, change any tax accounting period or material tax accounting method, file any material amended Tax return, enter into any closing agreement relating to material Taxes, request any material Tax ruling, settle or compromise any material Tax liability or refund, extend the statutory period of limitations with respect to the assessment or collection of any material Tax, or surrender any claim for a material refund of Taxes; provided that this Section 5.1(d)(I) shall apply only to actions taken solely with respect to separate Tax returns of NewCo, Merger Sub, or any of the HomeAdvisor Entities, or Tax returns of any consolidated, combined, or unitary group which consists solely of any of the foregoing entities;

(J)                                   shall not, and shall not permit any of its Subsidiaries to abandon, cancel, fail to renew, permit to lapse or fail to defend any challenge (other than a frivolous challenge) to any material HomeAdvisor Registered Intellectual Property; and

(K)                               shall not agree or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2                                    Access.

(a)                                 For purposes of facilitating the transactions contemplated hereby and by the Ancillary Agreements, each of the Company and IAC shall afford (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors and agents and other representatives of the other party such reasonable access during normal business hours upon reasonable notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, in the case of the Company, to its and its Subsidiaries’, and in the case of IAC, to the HomeAdvisor Entities and their respective Subsidiaries’, respective personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries or the HomeAdvisor Entities and their respective Subsidiaries, as the case may be, as the Company and IAC may reasonably request.  Notwithstanding the foregoing, neither IAC nor the Company shall be required to provide access to or make available to any person any document or information that, in the reasonable judgment of such party, (i) violates any of its or its Subsidiaries’ obligations with respect to confidentiality, (ii) is subject to any attorney-client, work-product or other legal privilege or (iii) the disclosure of which would violate any Law or legal duty (provided that the withholding party will use commercially reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements) provided, further, that nothing herein shall authorize IAC or its Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries and nothing herein shall authorize the Company or its respective Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by IAC or its Subsidiaries.  Each of IAC and the Company agrees that prior to the Closing it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.2(a) for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement or by the Ancillary Agreements.  Each of the Company and IAC will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from requests for access.

(b)                                 The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby and by the Ancillary Agreements shall be governed in accordance with the confidential disclosure agreement, dated as of December 9, 2016, between the Company and IAC, as amended (the “Confidentiality Agreement”).  IAC and the Company agree that the Confidentiality Agreement shall terminate and shall be of no further force and effect as of the Effective Time.

(c)                                  After the date of this Agreement, the Company agrees that it shall consult with IAC reasonably in advance of committing to any new marketing program as described on Section 5.2(c) of the Company Disclosure Letter expected to involve expenditures in excess of $250,000 and shall consider any reasonable input provided by IAC.

Section 5.3                                    No Solicitation.

(a)                                 Except as expressly permitted by this Section 5.3, the Company shall, and the Company shall cause each of its Affiliates and its and their respective officers, directors and employees to, and shall cause the agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively “Representatives”) of the Company or any of its Affiliates to:  (A) immediately cease and cause to be terminated any solicitation, knowing encouragement, discussions or negotiations with any persons conducted prior to the execution of this Agreement with respect to any Company Takeover Proposal, and promptly instruct or otherwise request, each person that has executed a confidentiality or non-disclosure agreement within the twelve (12)-month period prior to the date of this Agreement in connection with any actual or potential Company Takeover Proposal to return or destroy all such confidential information or documents previously furnished in connection therewith or material incorporating any such information in the possession of such person or its Representatives, (B) terminate access by all persons (other than IAC and its Representatives) to any physical or electronic data rooms relating to a possible Company Takeover Proposal and (C) from and after the date of this Agreement until the earlier of the Effective Time and the Termination Date, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing confidential information) any inquiries regarding, or the making, submission or announcement by any person of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations with any person regarding a Company Takeover Proposal, or furnish to any other person (other than IAC and its Representatives) any information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person (other than IAC and its Representatives), in each case in connection with or for the purpose of encouraging or facilitating a Company Takeover Proposal (other than to refer the inquiring person to this Section 5.3), (3) approve, endorse or recommend and Company Takeover Proposal or approve, endorse, recommend or enter into, or propose to approve, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle providing for a Company Takeover Proposal or (4) resolve, propose or agree to do any of the foregoing.

(b)                                 Except as specifically provided by this Agreement, the Company shall not take any action to exempt any person from the restrictions on “business combinations” contained in § 203 of the DGCL or the Company Organizational Documents or otherwise cause such restrictions not to apply.  Except if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel, that any such action or forbearance would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under any (i) standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (ii) confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party (excluding any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not reasonably be likely to, facilitate or encourage a Company Takeover Proposal).

(c)                                  Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time from and after the date of this Agreement and prior to obtaining the Company Stockholder Approval but not after, the Company receives a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from, directly or indirectly, a breach of this Section 5.3 and the Company Board of Directors determines in good faith, after consultation with outside financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of the Company and its Subsidiaries, to the person that has made such Company Takeover Proposal and its Representatives; provided that the Company shall substantially concurrently with the delivery to such person provide to IAC any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to IAC and (B) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal (including making counterproposals) and its Representatives regarding such Company Takeover Proposal.  “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those applicable to IAC that are contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.3 and provided, further, that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Company Takeover Proposals.

(d)                                 The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) notify, orally and in writing, IAC of any Company Takeover Proposal received by the Company or any of its Representatives, which notice shall include the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof, including unredacted copies of any written proposal relating thereto provided to the Company or any of its Representatives (including copies of any material amendments thereto) and indicate whether the Company has furnished nonpublic information to, or entered into discussions or negotiations with, such third party.  The Company shall keep IAC reasonably informed on a reasonably current basis as to the status of (including changes to any material terms of, and any other material developments with respect to) such Company Takeover Proposal.  Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after any determination) advise IAC in writing if the Company Board of Directors determines to begin providing information or engaging in discussions or negotiations concerning a Company Takeover Proposal pursuant to Section 5.3(c). The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to IAC in accordance with this Section 5.3.

(e)                                  Except as expressly permitted by this Section 5.3(e), the Company Board of Directors shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement/Prospectus when disseminated to the Company stockholders (and at all times thereafter prior to the receipt of the Company Stockholder Approval), (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to IAC, the Company Recommendation, (C) make, or publicly propose to make, any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Company Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act, (D) fail to recommend against a Company Takeover Proposal or fail to reaffirm the Company Recommendation, in either case within five (5) Business Days after a request by IAC to do so or (E) resolve, agree or publicly propose to take any such actions; provided, however, that (1) such five (5) Business Day period referred to in the foregoing clause (D) shall be extended for an additional five (5) Business Days following any material modification to any Company Takeover Proposal occurring after the receipt of IAC’s written request and (2) IAC shall be entitled to make such a written request for reaffirmation only once for each Company Takeover Proposal and once for each material amendment to such Company Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) authorize, approve or recommend or cause or permit the Company or any of its Subsidiaries to enter into, any letter of intent, agreement, commitment or agreement in principle providing for any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c)).  Notwithstanding anything to the contrary contained in this Agreement, prior to the time the Company Stockholder

Approval is obtained, the Company Board of Directors may make an Adverse Recommendation Change with respect to such Superior Proposal and/or cause the Company to terminate this Agreement in accordance with Section 7.1(h) in order to enter into a definitive agreement providing for the consummation of the transaction contemplated by such Superior Proposal, in either case if (x) the Company is not in breach of this Section 5.3 and (y) after receiving a bona fide unsolicited written Company Takeover Proposal that did not result from, directly or indirectly, a breach of Section 5.3(a), the Company Board of Directors has determined in good faith, (i) after consultation with outside financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes a Superior Proposal and (ii) after consultation with outside legal counsel, in light of such Company Takeover Proposal, that the failure to make such an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(h) would be reasonably likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making any Adverse Recommendation Change or terminating this Agreement pursuant to Section 7.1(h), (A) the Company has given IAC at least three (3) Business Days’ prior written notice of its intention to make such an Adverse Recommendation Change (which notice shall specify the material terms and conditions of any such Superior Proposal) and has contemporaneously provided to IAC a copy of the Superior Proposal and a copy of any written proposed transaction documents relating to such Superior Proposal (including any financing commitments related thereto), (B) the Company has negotiated in good faith with IAC during such notice period, to the extent IAC wishes to negotiate in good faith, to enable IAC to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by IAC, and shall have determined, after consultation with outside financial advisors and outside legal counsel, that the Superior Proposal continues to constitute a Superior Proposal if the revisions proposed by IAC were to be given effect, and (D) in the event of any change to any material terms of such Superior Proposal, the Company shall, in each case, have delivered to IAC an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the three (3) Business Day period notice period referred to in clause (A) above of this proviso shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 5.3(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(f)                                   Other than in connection with a Superior Proposal (which, for the avoidance of doubt, shall be subject to Section 5.3(e) and shall not be subject to this Section 5.3(f)), nothing in this Agreement shall prohibit or restrict the Company Board of Directors from making an Adverse Recommendation Change (other than as described in clause (C) of the definition thereof) in response to an Intervening Event if the Company Board of Directors has determined in good faith, after consultation with outside legal counsel, that the failure of the Company Board of Directors to make an Adverse Recommendation Change (other than pursuant to clause (C) of the definition thereof) would be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making such Adverse Recommendation Change, (A) the Company has given IAC at least four (4) Business Days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor, (B) the Company has negotiated, and directed its Representatives to negotiate, in good faith with IAC during such notice period after giving any such notice, to the extent IAC wishes to negotiate in good faith, to enable IAC to propose revisions to the terms of this Agreement such that it would not permit the Company Board of Directors to make an Adverse Recommendation Change pursuant to this Section 5.3(f) and (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by IAC, and shall have determined, after consultation with outside legal counsel, that failure to make an Adverse Recommendation Change (other than pursuant to clause (C) of the definition thereof) in response to such Intervening Event would be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law.

(g)                                  Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Company Board of Directors, after consultation with outside counsel, the failure so to disclose would be reasonably likely to be inconsistent with the fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Company Board of Directors, provided that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board of Directors pursuant to this Section 5.3(g) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly and publicly reaffirms the Company Recommendation in such disclosure.

Section 5.4                                    Filings; Other Actions.

(a)                                 As promptly as reasonably practicable following the date of this Agreement, IAC and the Company shall prepare, and IAC shall cause NewCo to file with the SEC, the Form S-4, which will include the Proxy Statement/Prospectus.  Each of IAC and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby or by the Ancillary Agreements.  The Company will cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as soon as reasonably practicable after the Form S-4 is declared effective by the SEC under the Securities Act.  IAC shall use its reasonable best efforts, and the Company shall reasonably cooperate with IAC, to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement or by the Ancillary Agreements, including the Merger.  IAC shall also cause NewCo to take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of shares of NewCo Class A Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested by IAC in connection with any such action.  No filing or mailing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by IAC or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon (which comments shall be considered by the other party in good faith); provided, however, that the Company, in connection with an Adverse Recommendation Change or if otherwise required by Law (on the advice of outside counsel), may amend or supplement the Proxy Statement/Prospectus pursuant to a Qualifying Amendment, and in such event, this right of approval shall apply only with respect to information relating to IAC or its Subsidiaries or their respective businesses, financial condition or results of operations.  A “Qualifying Amendment” means an amendment or supplement to the Proxy Statement/Prospectus, and, thereby, an amendment or supplement to the Form S-4 (by way of incorporation by reference) to the extent it contains (a) an Adverse Recommendation Change, (b) a statement of the reason of the Board of Directors of the Company for making such Adverse Recommendation Change, and (c) additional information reasonably related to the foregoing.

(b)                                 Each of the Company and IAC shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 and advise the other party or any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4.  Each of the Company and IAC shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement/Prospectus, and IAC shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4.  IAC or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the threat or issuance of any stop order, the suspension of the qualification of the shares of NewCo Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission.  If at any time prior to the Effective Time any information relating to IAC or the Company, or any of their respective Affiliates, officers or directors, is discovered by IAC or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(c)                                  As promptly as practicable following the date of this Agreement, each of IAC and the Company shall use their respective reasonable best efforts to make and to cause NewCo to make all other filings required to be made with respect to the Mergers and the transactions contemplated hereby and by the Ancillary Agreements under the Securities Act and the Exchange Act and applicable state “blue sky” Laws and the rules and regulations thereunder.

(d)                                 As promptly as reasonably practicable after the date of this Agreement, the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to establish a record date for the Company Stockholders’ Meeting.  As promptly as reasonably practicable following the clearance of the Proxy Statement/Prospectus by the SEC, the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”).  Notwithstanding the foregoing, the Company may, and IAC may require the Company to, adjourn or postpone the Company Stockholders’ Meeting to a date that is not more than twenty (20) days after the date for which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) if sufficient votes to constitute the Company Stockholder Approval have not been obtained.  Once the Company has established a record date for the Company Stockholders’ Meeting, the Company shall not change such record date or establish a different record for the Company Stockholders’ Meeting without the prior written consent of IAC, unless required to do so by applicable Law or the Company’s bylaws.  The Company will, except in the case of an Adverse Recommendation Change in compliance with Section 5.3(e) or Section 5.3(f) as applicable, through the Company Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to (i) solicit from its stockholders proxies in favor of the adoption of this Agreement and (ii) take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NASDAQ or applicable Laws to obtain such approvals.  Prior to the date of the Company Stockholders’ Meeting, the Company shall, upon the reasonable request of IAC, direct the proxy solicitor or other agent of the Company to advise IAC, once a day for each of the seven (7) Business Days prior to the Company Stockholders’ Meeting, as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.

Section 5.5                                    Regulatory Approvals; Efforts.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, and without limiting any other provision hereof, each of IAC and the Company will use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, including:  (i) making filings and responding to inquiries under the HSR Act; (ii) defending any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and by the Ancillary Agreements; and (iii) executing and delivering any additional instruments or documents necessary to consummate the transactions contemplated by, and to fully carry out and document the intent of, this Agreement and the Ancillary Agreements.

(b)                                 IAC and the Company will file, or cause to be filed, their respective initial pre-merger notifications under the HSR Act no later than ten (10) Business Days after the date of this Agreement.

(c)                                  Each of the Company and IAC shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act.  The Company and IAC shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity regarding HSR Act matters, and shall comply as promptly as practicable with any such inquiry or request.  Each of the Company and IAC shall direct its counsel (to the extent permitted by applicable Law and in each case regarding the transactions contemplated by this Agreement or by the Ancillary Agreements and without waiving attorney-client, work product or any other applicable privilege) to furnish to the other’s counsel such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act.  Unless required by applicable Law, none of the Company or IAC or any of their respective Affiliates or Representatives shall independently contact any Governmental Entity or participate in any meeting or discussion (or any other substantive communication by any means) with any Governmental Entity regarding HSR Act matters without giving, in the case of IAC and its Affiliates, the Company, and in the case of the Company and its Affiliates, IAC prior reasonable notice of the meeting or discussion, and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate at the meeting or discussion (which, at the request of the Company or IAC, as applicable, shall be limited to outside antitrust counsel only).

(d)                                 Without limiting the generality of Section 5.5(a), Section 5.5(b) and Section 5.5(c), but subject to Section 5.5(e), IAC shall, and shall cause its Subsidiaries to, use its and their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions, including taking all such further action as may be necessary to resolve such objections, if any, as any Governmental Entity may assert under any antitrust or competition Law with respect to the transactions contemplated by this Agreement and by the Ancillary Agreements, and to avoid or eliminate each and every impediment under any such Law that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement and the Ancillary Agreements so as to enable Closing to occur as soon as reasonably practicable (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of NewCo or any of its Subsidiaries (including HomeAdvisor, Inc. and its Subsidiaries and the Surviving Company and its Subsidiaries after the Closing) and (y) otherwise taking or committing to take any actions that after the Closing would limit the freedom of NewCo or its Subsidiaries (including HomeAdvisor, Inc. and its Subsidiaries and the Surviving Company and its Subsidiaries after the Closing) with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any Order that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date; provided, however, that neither the Company nor any of its Subsidiaries shall become subject to, or be required to consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order, unless such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs and; provided, further that any proposed sale, divestiture or disposition of any assets or businesses of NewCo or any of its Subsidiaries (including HomeAdvisor, Inc. and its Subsidiaries and the Surviving Company and its Subsidiaries after the Closing) may only occur following the Contribution with such proceeds of any such sale, divestiture or disposition being paid to NewCo.

(e)                                  Notwithstanding anything to the contrary in this Agreement, none of IAC nor any of its Subsidiaries or other Affiliates shall be required to offer or commit to hold separate, sell, divest or dispose of any assets or businesses of IAC or any of its Subsidiaries (including NewCo, HomeAdvisor, Inc. and its Subsidiaries and the Surviving Company and its Subsidiaries after the Closing) that would reasonably be expected to have a material adverse effect as measured against the Company.

Section 5.6                                    Takeover Statutes.  If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations becomes, or is deemed applicable to the Merger or any other transactions contemplated hereby or by the Ancillary Agreements, the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby and by the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and by the Ancillary Agreements.

Section 5.7                                    Public Announcements.

(a)                                 Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release, public statement or other public communication with respect to this Agreement or the transactions contemplated hereby or by the Ancillary Agreements and, subject to the requirements of applicable Law, the rules of any securities exchange or regulatory body, court process or rule, shall not issue any such press release, public statement or other public communication prior to such consultation.  IAC and the Company agree to issue a mutually acceptable initial joint press release announcing the execution of this Agreement and other initial communications regarding this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, the restrictions set forth in this Section 5.7 shall not apply to any release or announcement made with respect to any Adverse Recommendation Change made in compliance with Section 5.3.

(b)                                 Unless an Adverse Recommendation Change has occurred, the Company shall consult with IAC regarding the form and content of any public disclosure of any material developments or matters involving the Company, including earnings releases and regulatory matters, reasonably in advance of publication and release.

Section 5.8                                    Indemnification and Insurance.

(a)                                 NewCo and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the

Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect.  For a period of six (6) years from the Effective Time, NewCo and the Surviving Company shall maintain in effect (to the fullest extent permitted under applicable Law) any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Company’s organizational documents in any manner that would adversely affect the rights thereunder of any  individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification and exculpation in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)                                 The Surviving Company shall, and NewCo shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Company Organizational Documents and applicable Law to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether commenced before or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby and including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company).  In the event of any such Action, the Surviving Company shall cooperate with the Indemnified Party in the defense of any such Action.

(c)                                  For a period of six (6) years from the Effective Time, NewCo shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of this Agreement by the Company and its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance coverage in effect as of the date of this

Agreement by the Company and its Subsidiaries, in either case, of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage with respect to matters existing or arising on or before the Effective Time, including the transactions contemplated hereby; provided, however, that NewCo shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall be obligated to obtain a policy with the greatest coverage possible that does not exceed 300% of the last annual premium paid by the Company prior to the date of this Agreement.  If (i) the Company elects, with the prior written consent of IAC, or (ii) IAC elects, then the Company or IAC, as applicable, may at NewCo’s cost, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by the Company, exceed the Maximum Amount and, if such a “tail policy” is purchased, NewCo shall have no further obligations under this Section 5.8(c).

(d)                                 NewCo shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.8.

(e)                                  The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other applicable rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Company, any other indemnification arrangement, the DGCL or otherwise.

(f)                                   The obligations of NewCo and the Surviving Company under this Section 5.8 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.8 applies without the consent of such Indemnified Party.  It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8, and (ii) this Section 5.8 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against NewCo and the Surviving Company and their respective successors and assigns.

(g)                                  In the event NewCo or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then and in each such case, NewCo shall cause proper provision to be made so that the successors and assigns of NewCo assume the obligations set forth in this Section 5.8.

Section 5.9                                    Employee Matters.

(a)                                 During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, IAC shall cause the Company or its Subsidiaries to provide each employee of Company and its Subsidiaries who continues to be employed by NewCo or its Subsidiaries (including Company and its Subsidiaries) immediately following the Effective Time for so long as such employee is employed following the Effective Time (collectively, the “Continuing Employees”) with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by Company or any such Subsidiary to such Continuing Employee immediately prior to the Effective Time, and (ii) other compensation and employee benefits that are no less favorable in the aggregate than either (A) those provided by the Company immediately prior to the Effective Time or (B) those provided by IAC to similarly situated employees of IAC.

(b)                                 With respect to any employee benefit plan maintained by NewCo or any of its Subsidiaries in which any Continuing Employee becomes a participant, such Continuing Employee shall receive full credit for service with Company or any of its Subsidiaries for purposes of eligibility to participate and vesting, to the same extent such service was recognized as of the Effective Time under a comparable plan of Company and its Subsidiaries in which the Continuing Employee participated (but not for purposes of benefit accrual under any defined benefit pension plans, special or early retirement programs, window separation programs, or similar plans which may be in effect from time to time); provided that in no event shall such service recognition result in any duplication of benefits.  To the extent permitted by applicable Law and the terms of any insurance policy, IAC shall waive, or cause to be waived, any preexisting condition limitations, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan maintained by IAC or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such preexisting condition limitations, exclusions and waiting periods would not have been satisfied or waived under the comparable plan of Company and its Subsidiaries in which the Continuing Employee participated.

(c)                                  Nothing in this Section 5.9 shall (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan, (ii) prohibit IAC or any of its Subsidiaries from amending or terminating any employee benefit plan or (iii) confer any rights or benefits on any person other than the parties to this Agreement.  Nothing in this Agreement shall prohibit IAC from terminating or causing Company to terminate (A) any employee benefit plan following the Effective Time, or (B) the employment (for any reason or for no reason) of any Continuing Employee following the Effective Time without the provision of further salary, bonus or benefits following such termination, except to the extent required by applicable Law.

Section 5.10                             Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give IAC or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and IAC shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries operations.

Section 5.11                             Section 16 Matters.  Prior to the Effective Time, NewCo and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of NewCo Class A Common Stock (including derivative securities with respect to NewCo Class A Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to NewCo, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12                             Transaction Litigation.  The Company shall promptly advise IAC of any litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement or by the Ancillary Agreements, including the Merger, and shall keep IAC reasonably informed regarding any such litigation.  The Company shall provide IAC with the opportunity to participate in the Company’s defense or settlement of any litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement or by the Ancillary Agreements, including the Merger.  The Company agrees that it shall not settle, or offer to settle, any such litigation relating to the transactions contemplated by this Agreement or by the Ancillary Agreements, including the Merger, without the prior written consent of IAC, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.13                             Certain Tax Matters.

(a)                                 This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b)                                 None of the Company, IAC, NewCo, Merger Sub, or any of their respective Subsidiaries, shall take, or omit to take, any action that would, or would reasonably be expected to, prevent or impede (i) the Merger (or, the Merger and a subsequent forward merger described in Section 5.13(d), taken together) from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, the Merger, when combined with the Contribution and the IAC Share Issuance, from qualifying as an exchange described in Section 351(a) of the Code, or (ii) the Contribution and IAC Share Issuance, taken together, from qualifying as an exchange described in Section 351(a) of the Code.

(c)                                  Prior to the Effective Time, the Company shall cause the assets of AL BV Investment, Inc., a Delaware corporation, to be owned (or treated for federal income tax purposes as being owned) directly by the Company pursuant to one or more transactions that are collectively treated as a “complete liquidation” of AL BV Investment, Inc. within the meaning of Sections 332(a) and 337(a) of the Code or a “reorganization” within the meaning of Section 368(a) of the Code.

(d)                                 Prior to the Effective Time, the Parties shall cooperate in good faith to evaluate additional steps (including a forward merger of the Company subsequent to the Merger) that could be taken to preserve the intended treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code in the event that the Merger otherwise would not so qualify.

Section 5.14                             NASDAQ Listing.  Each of IAC and the Company shall use their reasonable best efforts to cause NewCo Class A Common Stock issuable in the Merger and such other NewCo Class A Common Stock to be reserved for issuance upon exercise or settlement of options and other equity awards of NewCo to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Closing Date.  IAC shall provide the Company with the opportunity to review, comment on and approve any filings or submissions to be made to the NASDAQ and to participate in any proceeding before the NASDAQ in connection with any action contemplated by this Section 5.14.

Section 5.15                             NASDAQ De-listing; 1934 Act Deregistration.  IAC shall use its reasonable best efforts to cause the shares of Company Common Stock to be de-listed from the NASDAQ and deregistered under the 1934 Act as soon as reasonably practicable following the Effective Time.  The Company shall reasonably cooperate with IAC in connection with the actions contemplated by this Section 5.15.

Section 5.16                             Company Indebtedness.

(a)                                 The Company shall deliver to IAC, at least five (5) Business Days prior to the Effective Time, a payoff letter with respect to the Financing Agreement, dated as of September 26, 2014, by and among the Company, the Subsidiaries of the Company party thereto, the lenders party thereto and TCW Asset Management Company, as Collateral Agent and Administrative Agent (as amended, supplemented, or otherwise modified from time to time, the “Company Credit Agreement”), which payoff letter shall provide, subject to customary exceptions, that upon receipt from or on behalf of the Company of the payoff amount set forth in the payoff letter, (a) the indebtedness incurred pursuant to the Company Credit Agreement and instruments related thereto shall be satisfied, and all obligations of the lenders terminated, and (b) all Liens relating to the assets, rights and properties of the Company or any of its Subsidiaries granted to the Collateral Agent pursuant to the Company Credit Agreement to secure such indebtedness, shall be released and terminated.  Prior to the Effective Time, IAC or one of its Subsidiaries shall provide, pursuant to the Intercompany Note, all funds to the Company required to pay off all amounts outstanding under the Company Credit Agreement (including accrued and unpaid interest, related fees and expenses); provided that the Company and its Subsidiaries shall use such funds to effect such repayment.

Section 5.17                             Notification of Certain Matters.  Each of the Company and IAC shall promptly notify the other of any fact, event or circumstance known to it that (a) has had or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to have a Company Material Adverse Effect, in the case of the Company, or HomeAdvisor Material Adverse Effect, in the case of IAC or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.17 or the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied.

Section 5.18                             Ancillary Agreements.

(a)                                 IAC shall use its reasonable best efforts to consummate the Contribution and the IAC Share Issuance in accordance with Section 1.1 and the Ancillary Agreements.  Without limiting the foregoing, IAC shall use its reasonable best efforts to cause each condition set forth in Section 2.04(c) of the Contribution Agreement (other than Section 2.04(c)(1)) to be satisfied as promptly as practicable following the date of this Agreement.  IAC shall enter into, and shall cause NewCo to enter into, the Ancillary Agreements (in the forms attached to this Agreement, or as amended pursuant to Section 5.18(b) below) to which IAC and/or NewCo is a party at or prior to the Effective Time.

(b)                                 Any changes proposed by IAC prior to the Effective Time to any of the Ancillary Agreements from the forms attached to this Agreement as Exhibits E—J (or if the Ancillary Agreements are executed prior to the Effective Time, to such executed documents) shall be subject to the prior approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed; provided it shall be deemed reasonable for the Company to withhold its consent to any such proposed changes which would be adverse in any material respect to the Company or the Company’s stockholders).

Section 5.19                             Obligations of NewCo and Merger Sub.  IAC shall take all action necessary to cause each of NewCo and Merger Sub to perform their respective obligations to be performed under this Agreement prior to the Effective Time and to cause Merger Sub to consummate the transactions contemplated hereby and by the Ancillary Agreements, including the Merger, upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements, respectively.

Section 5.20                             Financial Statements.  As promptly as reasonably practicable and in no event later than August 1, 2017, IAC shall provide the Company with (i) the audited combined and consolidated financial statements of the HomeAdvisor Business, including the combined statements of income, equity and cash flows of the HomeAdvisor Business, for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014 (collectively, the “Audited Financial Statements”) and (ii) the unaudited combined and consolidated financial statements of the HomeAdvisor Business for applicable interim periods required to be included in the Form S-4 on August 1, 2017 pursuant to for SEC rules (the “Unaudited Interim Financial Statements”), prepared in all material respects from the books and records of IAC and its Subsidiaries and in accordance with GAAP applied on a consistent basis during the periods involved and the rules and regulations of the SEC, including the requirements of Regulation S-X. IAC will use reasonable best efforts to procure, at its expense, the delivery of the consents of its independent accountants required to be filed with the Form S-4 Registration Statement or any future registration statement until such independent accountant consents are no longer required.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)                                 The Company Stockholder Approval shall have been obtained;

(b)                                 No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of the Merger or any of the transactions contemplated hereby or by the Ancillary Agreements, including the Contribution or the IAC Share Issuance;

(c)                                  Any waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement or by the Ancillary Agreements shall have been terminated or shall have expired;

(d)                                 The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(e)                                  The shares of NewCo Class A Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 6.2                                    Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a)                                 (i) the representations and warranties of IAC, NewCo and Merger Sub set forth in Section 4.2(a) shall be true and correct in all respects (except for only de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of IAC, NewCo and Merger Sub set forth in Section 4.2 (other than Section 4.2(a) which is addressed in the preceding clause (i)), Section 4.3(a), Section 4.10(b) and Section 4.16 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) the other representations and warranties of IAC, NewCo and Merger Sub set forth in Article IV shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date),  except with respect to this clause (iii) where such failures to be so true and correct (without regard to “materiality” and similar qualifiers contained in such representations and warranties) have not and would not, individually or in the aggregate, have a HomeAdvisor Material Adverse Effect;

(b)                                 IAC, NewCo and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time;

(c)                                  Since the date of this Agreement, there shall not have been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a HomeAdvisor Material Adverse Effect;

(d)                                 IAC shall have delivered to the Company a certificate, dated the Closing Date and signed by IAC’s Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) with respect to the representation, warranties and obligations of IAC have been satisfied;

(e)                                  A certificate of NewCo and of Merger Sub, dated the Closing Date and signed by duly authorized officers thereof, shall have been delivered to the Company certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) with respect to the representations, warranties and obligations of NewCo or Merger Sub, as applicable, have been satisfied;

(f)                                   The Company shall have received a written opinion from Sidley Austin LLP, in form and substance reasonably acceptable to the Company, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that either (A) the Merger (or, the Merger and a subsequent forward merger described in Section 5.13(d), taken together) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (B) the Merger, when combined with the Contribution and the IAC Share Issuance, will qualify as an exchange described in Section 351(a) of the Code.  Such counsel shall be entitled to rely upon representation letters from each of NewCo, Merger Sub and the Company (and, in the case of the opinion described in clause (B), IAC) in form and substance satisfactory to such counsel;

(g)                                  IAC shall deliver each duly executed Ancillary Agreement to the Company and each Ancillary Agreement shall be, or will automatically be at the Effective Time, in full force and effect; and

(h)                                 the Contribution and the IAC Share Issuance shall have been completed in accordance with the Contribution Agreement.

Section 6.3                                    Conditions to Obligation of IAC, NewCo and Merger Sub to Effect the Merger.  The obligation of IAC, NewCo and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by IAC) at or prior to the Effective Time of the following conditions:

(a)                                 (i) the representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects (except for only de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Section 3.1(a), Section 3.2(b), Section 3.2(c), Section 3.3(a), Section 3.11(b), Section 3.20 and Section 3.21 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) the other representations and warranties of the Company set forth in

Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect contained in such representations and warranties) has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect;

(b)                                 The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c)                                  Since the date of this Agreement, there shall not have been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d)                                 The Company shall have delivered to IAC a certificate, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied; and

(e)                                  IAC shall have received a written opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably acceptable to IAC, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that the Contribution and the IAC Share Issuance, taken together, will qualify as an exchange as described in Section 351(a) of the Code.  Such counsel shall be entitled to rely upon representation letters from each of IAC, NewCo and the Company in form and substance satisfactory to such counsel.

Section 6.4                                    Frustration of Closing Conditions.  Neither the Company nor IAC may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s Willful and Material Breach of any material provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1                                    Termination or Abandonment.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as otherwise provided below):

(a)                                 by the mutual written consent of the Company and IAC;

(b)                                 by either the Company or IAC, if the Merger shall not have been consummated on or prior to February 1, 2018 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c)                                  by either the Company or IAC, if an Order shall have been entered by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the transactions contemplated hereby or by the Ancillary Agreements, including the Contribution or the IAC Share Issuance, and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d)                                 by either the Company or IAC, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e)                                  by the Company, if IAC, NewCo or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, IAC has not cured such breach or failure within twenty (20) Business Days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b));

(f)                                   by IAC, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company has not cured such breach or failure within twenty (20) Business Days after receiving written notice from IAC describing such breach or failure in reasonable detail (provided that IAC is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b));

(g)                                  by IAC, prior to receipt of the Company Stockholder Approval in the event of an Adverse Recommendation Change; or

(h)                                 by the Company, prior to the receipt of the Company Stockholder Approval, in order to enter into a definitive agreement providing for the consummation of the transaction contemplated by a Superior Proposal (it being understood that the Company shall enter into such definitive agreement concurrently with the termination of this Agreement), but only if the Company is in compliance with Section 5.3 of this Agreement; provided, that the

Company shall prior to or concurrently with such termination pay the  Company Termination Fee to an account designated by IAC pursuant to Section 7.3.

Section 7.2                                    Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.1, notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall terminate (except for Section 5.2(b), this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company (including its directors, officers, stockholders, employees or Representatives), on the one hand, or IAC, NewCo or Merger Sub (including, in each case, its respective directors, officers, employees or Representatives), on the other hand, to the other except as provided in the Confidentiality Agreement, this Section 7.2, Section 7.3, and liability arising out of or the result of, fraud or any Willful and Material Breach of any covenant or agreement or Willful and Material Breach of any representation or warranty in this Agreement occurring prior to termination, in which case the aggrieved party shall not be limited to expense reimbursement or any fee payable pursuant to Section 7.3, and shall be entitled to all rights and remedies available at law or in equity.

Section 7.3                                    Termination Fee.

(a)                                 If this Agreement is terminated:

(i)                                     by the Company, pursuant to Section 7.1(h);

(ii)                                  by IAC pursuant to Section 7.1(g) in the event of an Adverse Recommendation Change; or

(iii)                               (x) by the Company or IAC pursuant to Section 7.1(b) or Section 7.1(d) of this Agreement, or by IAC pursuant to Section 7.1(f) based on the condition set forth in Section 6.3(b) of this Agreement, (y) a Company Takeover Proposal shall have been made or communicated to the Company Board of Directors or shall have been publicly announced or shall have become publicly known and (1) in the case of termination pursuant to Section 7.1(d) shall not have been publicly withdrawn by a date that is at least five (5) Business Days prior to the Company Stockholders’ Meeting and (2) in the case of termination pursuant to Section 7.1(b) or Section 7.1(f), shall not have been withdrawn prior to such termination, and (z) within nine (9) months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with a third party with respect to or consummates a transaction that is a Company Takeover Proposal with a third party (or a third party otherwise consummates a transaction that is a Company Takeover Proposal);

(iv)                              then the Company shall pay to IAC $20,000,000 (the “Company Termination Fee”) by wire transfer (to an account designated by IAC) in immediately available funds (A) in the case of clause (i), prior to or concurrently with such termination, (B) in the case of clause (ii), within two (2) Business Days of such termination, or (C) in the case of clause (iii), upon the earlier of the entry into a definitive agreement with respect to such Company Takeover Proposal and the consummation of such transaction.

(b)                                 The payment of the Company Termination Fee shall be compensation and liquidated damages for the loss suffered by IAC as a result of the failure of the transactions contemplated by this Agreement and the Ancillary Agreements to be consummated and to avoid the difficulty of determining damages under the circumstances and the Company shall not have any other liability to IAC after the payment of the Company Termination Fee, except in the case of fraud or a Willful and Material Breach.  Each of the parties hereto acknowledges that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate IAC in the circumstances in which such Company Termination Fee is due and payable and which do not involve fraud or Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby and by the Ancillary Agreements, which amount would otherwise be impossible to calculate with precision.  In no event shall IAC be entitled to more than one payment of the Company Termination Fee in connection with a termination of this Agreement pursuant to which the Company Termination Fee is payable.  Solely for purposes of this Section 7.3, “Company Takeover Proposal” shall have the meaning ascribed thereto in Section 8.15(b)(xiii), except that all references to 15% shall be changed to 50%.

(c)                                  Each of the Company, IAC, NewCo and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby and by the Ancillary Agreements, and that, without these agreements, the Company, IAC, NewCo and Merger Sub would not enter into this Agreement.  Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to this Section 7.3 and, in order to obtain such payment, IAC commences a suit that results in an award against the Company for such amount, then the Company shall reimburse IAC for all costs and expenses (including reasonable fees of counsel) incurred in such suit and pay interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                    No Survival.  None of the representations, warranties, covenants and agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which by their terms contemplate performance after the Effective Time or otherwise expressly by their terms survive termination of this Agreement or the Effective Time.

Section 8.2                                    Expenses.  Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring or required to incur such expenses.

Section 8.3                                    Counterparts; Effectiveness.  This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, but shall not become effective unless and until one or more counterparts hereof have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to all the other parties hereto.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4                                    Governing Law.  This Agreement, and all claims, disputes or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.5                                    Jurisdiction; Specific Enforcement.  The parties hereto agree that irreparable damage would occur (for which monetary damages, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction, over a particular matter, any state or federal court within the State of Delaware) and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3.  Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  The parties further agree that no party to this Agreement shall be required to obtain, secure, furnish or post any bond, security or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, securing, furnishing or posting of any such bond, security or similar instrument.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement or by the Ancillary Agreements in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of IAC, NewCo, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.6                                    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS.

Section 8.7                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless and until the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7 or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To IAC, NewCo or Merger Sub:

IAC/InterActiveCorp
555 West 18th Street
New York, New York 10011
Facsimile:                                         (212) 632-9551
Email:                                                            gregg.winiarski@iac.com
Attention:                                         Gregg J. Winiarski

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Facsimile:                                         (212) 403-2000
Email:                                                            AJNussbaum@wlrk.com
                                                                                                AZPreiss@wlrk.com

Attention:                                         Andrew J. Nussbaum
                                                                                                Alison Z. Preiss

To the Company:

Angie’s List, Inc.
1030 E. Washington Street
Indianapolis, IN 46202
Email:            Legal@angieslist.com
Attention: Chief Counsel/Legal Department

with copies to (which shall not constitute notice):

Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, California 94304
Facsimile:                                         (650) 565-7100
Email:                                                            mwellington@sidley.com

jfitchen@sidley.com
Attention:                                         Martin A. Wellington

Jennifer F. Fitchen

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.  Any party to this Agreement may notify, in accordance with the procedures set forth in this Section 8.7, any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is properly given, whichever is later.  Rejection or other refusal to accept a notice duly given in the manner set forth herein or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8                                    Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that each of Merger Sub, NewCo and IAC may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of IAC or NewCo without the prior written consent of the Company, but no such assignment shall relieve IAC, NewCo or Merger Sub of any of its obligations hereunder.  Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9                                    Severability.  Any term, covenant, restriction or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms, covenants, restrictions and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10                             Entire Agreement.  This Agreement, together with the exhibits and schedules hereto, the Company Disclosure Letter, the IAC Disclosure Letter, the Ancillary Agreements, the Confidentiality Agreement and the non-disclosure letter agreement between the Company and IAC dated March 1, 2017, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties, or among any of them, with respect to the subject matter hereof and thereof, and, subject to Section 8.13, this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11                             Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, (a) in the case of an amendment, by a duly authorized representative of each of the Company, IAC, NewCo and Merger Sub and (b) in the case of a waiver, by a duly authorized representative of the party or parties waiving rights hereunder; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.  Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of a waiver thereof preclude any other or further exercise of any other right hereunder.

Section 8.12                             Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13                             No Third-Party Beneficiaries.  Each of IAC, NewCo, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) except for the provisions of Section 5.8, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.14                             Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.  The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to May 1, 2017, unless the context requires otherwise.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  The inclusion of any item in the Company Disclosure Letter or IAC Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.  References in this Agreement to any Ancillary Agreement are to the form of agreement attached as an Exhibit to this Agreement subject to any changes to such form made in compliance with Section 5.18(b).

Section 8.15                             Definitions.

(a)                                 General Definitions.  References in this Agreement to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.  References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.  As used in this Agreement, “knowledge” means (i) with respect to IAC and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15(a) of the IAC Disclosure Letter and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.15(a) of the Company Disclosure Letter.  As used in this Agreement, “Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York, New York or Indianapolis, Indiana are authorized or obligated by law or executive order to remain closed.

(b)                                 Certain Specified Definitions.  As used in this Agreement:

(i)                                     “Affiliate” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by Contract or otherwise.

(ii)                                  “Ancillary Agreements” shall mean the Contribution Agreement, the Investor Rights Agreement, the Tax Sharing Agreement, the Employee Matters Agreement, the Services Agreement and the Intercompany Note.

(iii)                               “Antitrust Law” shall mean the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization.

(iv)                              “Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is subject to ERISA, and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, supplemental benefits or other employee benefits, other than a Multiemployer Plan.

(v)                                 “CEO PBRSU Award” means the performance-based Company RSU Award granted to the Company’s Chief Executive Officer on September 8, 2015.

(vi)                              “Company Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or its Subsidiaries, for the benefit of current or former employees, officers, directors or individual consultants of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.

(vii)                           “Company Equity Plan” means the Company’s Amended and Restated Omnibus Incentive Plan.

(viii)                        “Company Financial Advisors” means Allen & Company LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

(ix)                              “Company Intellectual Property” means the Intellectual Property that the Company or any of its Subsidiaries owns or claims to own.

(x)                                 “Company Material Adverse Effect” means any event, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate (a) has had a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its

Subsidiaries, taken as a whole, or (b) prevents, materially impedes or materially delays, or would prevent, materially impede or materially delay, the consummation of the Merger and the other transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that, in the case of clause (a) above, no event, circumstance, change, effect, development, or occurrence resulting from or arising out of any of the following shall be deemed (either alone or in combination) to constitute a Company Material Adverse Effect:  (1) changes in general economic, business, credit, capital or other financial market conditions (including prevailing interest  rates), (2) any changes or developments generally in the industries in which the Company or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, or the compliance with or performance under, this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 3.3(a) or Section 3.3(c)(i) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking, or failure in taking, of any action at the request or with the express prior consent of IAC, NewCo or Merger Sub, (5) changes in applicable Law, GAAP or accounting standards, (6) any earthquakes, floods, tornadoes, fires or natural disasters or outbreak or escalation of hostilities, acts of war, sabotage or terrorism, (7) any Proceeding in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (8) the failure of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or changes in the market price or trading volume of Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if not otherwise excluded); except, in each case with respect to clauses (1), (2), (5) and (6), to the extent (and only to the extent) disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries conduct their business.

(xi)                              “Company PBRSU Award” means a CEO PBRSU Award or a June 2016 PBRSU Award.

(xii)                           “Company Privacy Policy” means any past or present privacy policy or written privacy- or security-related representation or obligation of the Company or any of its Subsidiaries, including any such policy, written representation or obligation relating to:  (i) the privacy of users of any website, service or product operated by or on behalf of the Company or any of its Subsidiaries or (ii) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Personal Data.

(xiii)                        “Company Takeover Proposal” means (i) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the Company’s consolidated assets, (ii) any inquiry, proposal or offer (including tender or exchange offers) to acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (iii) any inquiry, proposal or offer to acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, in one or more transactions, assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of the Company, in each case, other than the Merger.

(xiv)                       “Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written.

(xv)                          “Contribution Agreement” means the Contribution Agreement between IAC and NewCo to be entered into prior to or at the Effective Time and a form of which is attached hereto as Exhibit F.

(xvi)                       “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412, 430 or 4971 of the Code, or (D) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(xvii)                    “Employee Matters Agreement” means the Employee Matters Agreement between IAC and NewCo to be entered into prior to or at the Effective Time and a form of which is attached hereto as Exhibit G.

(xviii)                 “Environmental Claim” means any written claim, action, suit, Proceeding, investigation, Order, demand or notice alleging potential or actual liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence, Release of, or exposure to any Hazardous Materials in, at, on or from any property owned or leased by, with respect to Section 3.8(a), the Company or its Subsidiaries, or, with respect to Section 4.8(a), the HomeAdvisor Entities or their Subsidiaries, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, or (iii) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws.

(xix)                       “Environmental Law” means any Law in effect as of the date of this Agreement relating to pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, endangered or threatened species, human health or safety (as it relates to exposure to Hazardous Materials), including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation

and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990 and analogous foreign, provincial, state and local Laws.

(xx)                          “Environmental Permit” means all Company Permits relating to Environmental Laws.

(xxi)                       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xxii)                    “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(xxiii)                 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations and rules issued thereunder, or any successor Law.

(xxiv)                “Hazardous Materials” means any substance, waste, liquid or gaseous or solid matter which is or is deemed to be hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, in each case regulated by any Environmental Laws.

(xxv)                   “HomeAdvisor Benefit Plan” means each Benefit Plan (A) sponsored or maintained exclusively by a HomeAdvisor Entity, or (B) that provides compensation or benefits solely for one or more employees of the HomeAdvisor Entities; provided, however, that HomeAdvisor Benefit Plans shall not include any equity award agreement between IAC, on the one hand, and any employee of a HomeAdvisor Entity, on the other hand.

(xxvi)                “HomeAdvisor Business” shall mean the businesses and operations that comprise the “HomeAdvisor” segment of IAC as described in IAC’s Annual Report on Form 10-K for the period ended December 31, 2016 and as operated and conducted since December 31, 2016, including entities or businesses acquired since such date (which include MyBuilder Limited and HomeStars Inc.), and which businesses consist of home services digital marketplaces operated in the United States, Canada, France, Germany, Italy, the Netherlands and the United Kingdom.

(xxvii)             “HomeAdvisor Business Privacy Policy” means any past or present privacy policy or written privacy- or security-related representation or obligation of any HomeAdvisor Entity, or with respect to the HomeAdvisor Business, IAC, including any such policy, written representation or obligation relating to:  (i) the privacy of users of any website, service or product operated by or on behalf of any HomeAdvisor

Entity, or with respect to the HomeAdvisor Business, IAC, or (ii) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Personal Data.

(xxviii)          “HomeAdvisor Entities” shall mean NewCo, HomeAdvisor, Inc., HomeAdvisor International, LLC, each of their respective Subsidiaries and each other member of the HomeAdvisor Group (as defined in the Contribution Agreement), other than the Company and its Subsidiaries as of the Effective Time.

(xxix)                “HomeAdvisor Entity Equity Award” means (a) any “HA SAR” (as defined in the Employee Matters Agreement) or other equity award outstanding under any HomeAdvisor Entity Equity Plan, and (b) any “IAC RSU” or “IAC Option” (each, as defined in the Employee Matters Agreement) held by any current or former employee of a HomeAdvisor Entity.

(xxx)                   “HomeAdvisor Entity Equity Plan” means any “Subsidiary Equity Plan” (as defined in the Employee Matters Agreement) other than the MHelpDesk Inc. 2014 Equity Incentive Plan.

(xxxi)                “HomeAdvisor Intellectual Property” means the Intellectual Property that any of the HomeAdvisor Entities owns or claim to own.

(xxxii)             “HomeAdvisor Material Adverse Effect” means any event, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate (a) has had a material adverse effect on the business, condition (financial or otherwise) or results of operations of the HomeAdvisor Business or (b) prevents, materially impedes or materially delays, or would prevent, materially impede or materially delay, the consummation of the Merger and the other transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that, in the case of clause (a) above, no event, circumstance, change, effect, development, or occurrence resulting from or arising out of any of the following shall be deemed (either alone or in combination) to constitute a HomeAdvisor Material Adverse Effect:  (1) changes in general economic, business, credit, capital or other financial market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which the HomeAdvisor Business operates, (3) the announcement or the existence of, or the compliance with or performance under, this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 4.3(a) or Section 4.3(c)(i) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking, or failure in taking, of any action at the request or with the express prior consent of the Company, (5) changes in applicable Law, GAAP or accounting standards, (6) any earthquakes, floods, tornadoes, fires or natural disasters or outbreak or escalation of hostilities, acts of war, sabotage or terrorism, (7) any Proceeding in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (8) the failure of the HomeAdvisor Entities to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a HomeAdvisor Material Adverse Effect if not otherwise excluded); except, in each case with respect to clauses (1), (2), (5) and (6), to the extent (and only to the extent) disproportionately affecting the HomeAdvisor Business, taken as a whole, relative to other similarly situated companies in the industries in which the HomeAdvisor Business operates.

(xxxiii)          “IAC Share Issuance Number” means the IAC Class B Share Number less the number of shares of NewCo Class B Common Stock held by IAC immediately prior to the IAC Share Issuance.

(xxxiv)         “Intellectual Property” means all technology and intellectual property or other proprietary rights in any jurisdiction, including all:  (i) inventions, discoveries, patents and patent applications; (ii) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), social media handles and other identifiers and indicia of origin, and all applications and registrations in connection therewith; (iii) all works of authorship and copyrights (whether or not published), and all applications and registrations in connection therewith, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings; (iv) intellectual property rights in Software; (v) mask works and industrial designs, and all applications and registrations in connection therewith; (vi) trade secrets and other intellectual property rights in confidential and proprietary information (including ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data); and (vii) rights of attribution and integrity and other moral rights of an author.

(xxxv)            “Intercompany Note” means the Intercompany Note between IAC and NewCo to be dated as of the date of this Agreement, a form of which is attached hereto as Exhibit H.

(xxxvi)         “Intervening Event” means any material event or material development or material change in circumstances first occurring or arising after the date of this Agreement and prior to the Company Stockholder Approval if and only if such event, development or change in circumstances was neither known by the Company Board of Directors (or if known, the consequences of which are not known to or reasonably foreseeable by the Company Board of Directors) as of or prior to the date of this Agreement; provided that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (A) the receipt, existence or terms of a Company Takeover Proposal (which matters shall be addressed by and subject to Section 5.3(c)), (B) changes in and of themselves in the market price or trading volume of the Company Common Stock or the common stock, par value $0.001 per share of IAC or (C) the fact in and of itself that the Company or IAC or the HomeAdvisor Business meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period; provided that the exceptions in clause (B) and (C) shall not exclude any event, development or change in circumstance underlying any such change in market price or trading volume, or meeting or exceeding, or failure to meet or exceed such projections, forecasts or predictions.

(xxxvii)      “Investor Rights Agreement” means the Investor Rights Agreement between NewCo and IAC to be entered into prior to or at the Effective Time and a form of which is attached hereto as Exhibit E.

(xxxviii)   “June 2016 PBRSU Awards” means the performance-based Company RSU Awards granted under the Company Equity Plan on June 29, 2016.

(xxxix)         “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(xl)                              “Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License and the MIT License.

(xli)                           “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

(xlii)                        “Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among the Company and its wholly owned subsidiaries or the Company Credit Agreement, or (F) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

(xliii)                     “Personal Data” means any information about an identifiable individual, including:  (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, social insurance number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees; (ii) any (A) persistent identifier, such as IP address or machine I.D. associated with an individual; (B) Protected Health Information (as such term is defined in HIPAA); or (C) Nonpublic Personal Information (as such term is defined in Gramm—Leach—Bliley Act); and (iii) any other information from or about an individual that alone or in combination with other information could be used to identify an individual.  Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Law and is regulated by such Law.

(xliv)                    “Privacy and Security Obligations” means (i) all applicable Laws governing the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Personal Data, including any marketing or advertising using such Personal Data, by the Company or any of its Subsidiaries or by the HomeAdvisor Entities or, with respect to the HomeAdvisor Business, IAC, as applicable; (ii) with respect to the Company and each of its Subsidiaries, each Company Privacy Policy, and, with respect to each HomeAdvisor Entity and with respect to the HomeAdvisor Business, IAC, each HomeAdvisor Business Privacy Policy; (iii) all Contracts and third party privacy policies that the Company or any of its Subsidiaries or any HomeAdvisor Entity or, with respect to the HomeAdvisor Business, IAC, as applicable, has been or is contractually obligated to comply with, including any requirement set forth in any Contract binding the Company or any of its Subsidiaries or any HomeAdvisor Entity or, with respect to the HomeAdvisor Business, IAC, as applicable, with respect to its treatment of any Personal Data and (iv) any rules of any applicable self-regulatory organizations in which the Company or any of its Subsidiaries or any HomeAdvisor Entity or, with respect to the HomeAdvisor Business, IAC, as applicable, is or has been a member and/or that the Company or any of its Subsidiaries or any HomeAdvisor Entity or, with respect to the HomeAdvisor Business, IAC, as applicable, is obligated to comply with under any Contract or Law, including the Payment Card Industry Data Security Standard and payment network requirements.

(xlv)                       “Proceeding” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity, including before the U.S. Patent and Trademark Office.

(xlvi)                    “Real Property” means any lands, buildings, structures and other improvements, together with all fixtures attached or appurtenant to the foregoing, and all easements, covenants, hereditaments and appurtenances that benefit the foregoing.

(xlvii)                 “Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(xlviii)              “Services Agreement” means the Services Agreement between IAC and NewCo to be entered into prior to or at the Effective Time and a form of which is attached hereto as Exhibit I.

(xlix)                    “Software” means computer programs (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

(l)                                     “Subsidiary” means, with respect to any person, any corporation, partnership, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are directly or indirectly owned by such person or (ii) such person or any Subsidiary of such person is a general partner.

(li)                                  “Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole (B) that the Company Board of Directors determines in good faith, after consultation with outside financial advisors and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal and (C) that the Company Board of Directors determines in good, faith after consultation with outside financial advisors and outside legal counsel (taking into account any changes to this Agreement proposed by IAC in response to such Company Takeover Proposal, and all financial, legal, regulatory, timing and other aspects of such Company Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement and the Ancillary Agreements.

(lii)                               “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, including net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties and other taxes or similar imposts, levies, duties or fees, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

(liii)                            “Tax Allocation Agreement” means any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset

(excluding ordinary course commercial agreements the principal purpose of which is not Tax sharing or Tax indemnification).

(liv)                           “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

(lv)                              “Tax Sharing Agreement” means the Tax Sharing Agreement between IAC and NewCo to be entered into prior to or at the Effective Time and a form of which is attached hereto as Exhibit J.

(lvi)                           “Willful and Material Breach” means a material breach that is a consequence of an act undertaken or failure to act by the breaching party with the knowledge that the taking of or failure to take such act would cause a material breach of this Agreement.

(c)                                  Each of the following terms is defined in the Section set forth opposite such term:

Acceptable Confidentiality Agreement	Section 5.3(c)
Action	Section 5.8(b)
Actual Forfeited Shares Number	Section 2.11(d)
Adjusted Class B Share Number	Section 2.11(w)
Adverse Recommendation Change	Section 5.3(e)
Affiliate	Section 8.15(b)(i)
Aggregate ANGI Option Spread	Section 2.11(g)
Agreement	Preamble
Allocated HomeAdvisor SAR Spread	Section 2.11(u)
Ancillary Agreements	Section 8.15(b)(ii)
ANGI Market Price	Section 2.11(a)
ANGI Net Awards Value	Section 2.11(i)
ANGI Outstanding Share Number	Section 2.11(j)
ANGI RSU Number	Section 2.11(h)
Antitrust Law	Section 8.15(b)(iii)
Assumed Forfeited Shares Number	Section 2.11(e)
Audited Financial Statements	Section 5.20
Benefit Plan	Section 8.15(b)(iv)
Book-Entry Shares	Section 2.1(a)(iii)
Business Day	Section 8.15(a)
Cancelled Shares	Section 2.1(a)(ii)
Cash Blend Allocation Ratio	Section 2.11(c)
Cash Cap Number	Section 2.8(a)
Cash Consideration	Section 2.1(a)(iii)
Cash Electing Share	Section 2.1(a)(iii)
Cash Election	Section 2.1(a)(iii)
Cash Election Number	Section 2.8(b)

Cashed Out ANGI Shares Number	Section 2.11(b)
CEO PBRSU Award	Section 8.15(b)(v)
Certificate	Section 2.1(a)(iii)
Certificate of Merger	Section 1.4
Class B Adjustment Number	Section 2.11(x)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Company	Preamble
Company Approvals	Section 3.3(b)
Company Benefit Plan	Section 8.15(b)(vi)
Company Board of Directors	Recitals
Company Common Stock	Section 2.1(a)(ii)
Company Credit Agreement	Section 5.16(a)
Company Disclosure Letter	Preamble to Article III
Company Equity Awards	Section 2.4(c)
Company Equity Plan	Section 8.15(b)(vii)
Company ESPP Offering Period	Section 2.5
Company Financial Advisors	Section 8.15(b)(viii)
Company Financial Statements	Section 3.4(b)
Company Insurance Policy	Section 3.17
Company Intellectual Property	Section 8.15(b)(ix)
Company Leased Real Property	Section 3.16(a)
Company Material Adverse Effect	Section 8.15(b)(x)
Company Material Contract	Section 3.19(a)
Company Option	Section 2.4(a)
Company Organizational Documents	Section 3.1(c)
Company Owned Real Property	Section 3.16(a)
Company PBRSU Award	Section 8.15(b)(xi)
Company Permits	Section 3.7(b)
Company Preferred Stock	Section 3.2(a)
Company Real Property Leases	Section 3.16(a)
Company Recommendation	Section 3.3(a)
Company Registered Intellectual Property	Section 3.15(a)
Company RSU Award	Section 2.4(b)
Company SEC Documents	Section 3.4(a)
Company Software	Section 3.13
Company Stockholder Approval	Section 3.3(a)
Company Stockholders’ Meeting	Section 5.4(c)
Company Takeover Proposal	Section 8.15(b)(xiii)
Company Termination Fee	Section 7.3(a)
Company Transaction Documents	Section 3.3(a)
Confidentiality Agreement	Section 5.2(b)
Continuing Employees	Section 5.9(a)
Contract	Section 8.15(b)(xiv)
Contribution	Recitals

Contribution Agreement	Section 8.15(b)(xv)
control	Section 8.15(a)
controlled by	Section 8.15(a)
Controlled Group Liability	Section 8.15(b)(xvi)
Delivery Date	Section 2.10(b)
DGCL	Section 1.2
Effective Time	Section 1.4
Election	Section 2.7(d), Section 2.7(b), Section 2.7(a)
Employee Matters Agreement	Section 8.15(b)(xvii)
End Date	Section 7.1(b)
Environmental Claim	Section 8.15(b)(xviii)
Environmental Law	Section 8.15(b)(xix)
Environmental Permit	Section 8.15(b)(xx)
Equity Measurement Time	Section 2.9(b)(i)
ERISA	Section 8.15(b)(xxi)
ERISA Affiliate	Section 8.15(b)(xxii)
Exchange Act	Section 8.15(b)(xxiii)
Exchange Agent	Section 2.2
Exchange Fund	Section 2.3(a)
Exchange Ratio	Section 2.1(a)(iii)
Form S-4	Section 3.13
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(b)
Hazardous Materials	Section 8.15(b)(xxiv)
Holder	Section 2.7
HomeAdvisor Affiliate Contracts	Section 4.21
HomeAdvisor Allocation of Combined Company Implied Value	Section 2.11(k)
HomeAdvisor Annual Financial Statements	Section 4.4(a)
HomeAdvisor Approvals	Section 4.3(b)
HomeAdvisor Benefit Plan	Section 8.15(b)(xxv)
HomeAdvisor Business	Section 8.15(b)(xxvi)
HomeAdvisor Business Privacy Policy	Section 8.15(b)(xxvii)
HomeAdvisor CEO	Section 1.7(d)
HomeAdvisor Entities	Section 8.15(b)(xxviii)
HomeAdvisor Entity Equity Award	Section 8.15(b)(xxix)
HomeAdvisor Entity Equity Plan	Section 8.15(b)(xxvii)(xxx)
HomeAdvisor Financial Statements	Section 4.4(b)
HomeAdvisor Insurance Policy	Section 4.15
HomeAdvisor Intellectual Property	Section 8.15(b)(xxxi)
HomeAdvisor Interim Financial Statements	Section 4.4(b)
HomeAdvisor Material Adverse Effect	Section 8.15(b)(xxxii)
HomeAdvisor Organizational Documents	Section 3.1(c)
HomeAdvisor Permits	Section 3.7(b)
HomeAdvisor Registered Intellectual Property	Section 4.20(a)
HomeAdvisor SAR	Section 2.11(m)
HomeAdvisor Share	Section 2.11(l)

HomeAdvisor Software	Section 4.20(a)
HomeAdvisor Transaction Documents	Section 4.3(a)
HomeAdvisor Unvested SAR Spread	Section 2.11(t)
HomeAdvisor Vested SAR Spread	Section 2.11(s)
IAC	Preamble
IAC Board of Directors	Recitals
IAC CEO	Section 1.7(d)
IAC Class B Share Number	Section 2.11(v)
IAC Disclosure Letter	Article IV
IAC Owned Shares Number	Section 2.11(q)
IAC SEC Documents	Section 4.4(a)
IAC Share Issuance	Recitals
IAC Share Issuance Number	Section 8.15(b)(xxxiii)
Implied HomeAdvisor Share Price	Section 2.11(r)
Indemnified Party	Section 5.8(b)
Initial Calculation Date	Section 2.9(d)
Intellectual Property	Section 8.15(b)(xxxiv)
Intercompany Note	Section 8.15(b)(xxxv)
Intervening Event	Section 8.15(b)(xxxvi)
In-the-Money	Section 2.11(p)
Investor Rights Agreement	Section 8.15(b)(xxxvii)
June 2016 PBRSU Awards	Section 8.15(b)(xxxviii)
knowledge	Section 8.15(a)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Letter of Transmittal	Section 2.3(b)
Lien	Section 3.3(c)
Maximum Amount	Section 5.8(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)(iii)
Merger Sub	Preamble
Multiemployer Plan	Section 8.15(b)(xxxix)
NASDAQ	Recitals
NewCo	Preamble
NewCo Class A Common Stock	Recitals
NewCo Class B Common Stock	Recitals
NewCo Common Stock	Recitals
NewCo Option	Section 2.4(a)
NewCo RSU Award	Section 2.4(b)
Open Source License	Section 8.15(b)(xl)
Order	Section 8.15(b)(xli)
Per Share Cash Amount	Section 2.1(a)(iii)
Per Share Merger Consideration	Section 2.1(a)(iii)
Permitted Lien	Section 8.15(b)(xlii)
person	Section 8.15(a)
Personal Data	Section 8.15(b)(xliii)

Privacy and Security Obligations	Section 8.15(b)(xliv)
Privacy Policy	Section 8.15(b)(xii)
Proceeding	Section 8.15(b)(xlv)
Proxy Statement/Prospectus	Section 3.13
Qualifying Amendment	Section 5.4(c)
Real Property	Section 8.15(b)(xlvi)
Release	Section 8.15(b)(xlvii)
Remedies Exceptions	Section 3.3(a)
Representatives	Section 5.3(a)
Sarbanes-Oxley Act	Section 3.4(a)
SEC	Section 3.4(a)
Securities Act	Section 3.3(b)
Services Agreement	Section 8.15(b)(xlviii)
Share Consideration	Section 2.1(a)(iii)
Share Electing Share	Section 2.1(a)(iii)
Share Election	Section 2.1(a)(iii)
Software	Section 8.15(b)(xlix)
Subsidiary	Section 8.15(b)(l)
Superior Proposal	Section 8.15(b)(li)
Surviving Company	Section 1.2
Tax	Section 8.15(b)(lii)
Tax Allocation Agreement	Section 8.15(b)(liii)
Tax Return	Section 8.15(b)(liv)
Tax Sharing Agreement	Section 8.15(b)(lv)
Taxes	Section 8.15(b)(lii)
Termination Date	Section 5.1(a)
Transaction Process	Section 3.6
Unaffected ANGI Price	Section 2.11(f)
Unaudited Interim Financial Statements	Section 5.20
under common control with	Section 8.15(a)
Unvested HomeAdvisor SAR	Section 2.11(o)
Vested HomeAdvisor SAR	Section 2.11(n)
Willful and Material Breach	Section 8.15(b)(lvi)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ANGIE’S LIST, INC.

By:	/s/ Scott Durchslag
Name: Scott Durchslag
Title: President and CEO

[Signature Page to Agreement and Plan of Merger]

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: EVP & General Counsel

HALO TOPCO, INC.

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: VP

CASA MERGER SUB, INC.

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: VP

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANGIE’S LIST, INC.

Angie’s List, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:  The present name of the corporation is Angie’s List, Inc.  The Corporation was incorporated on April 23, 2010 under the name AL 1 Investment Corp., pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

SECOND:  On April 30, 2010, the Corporation amended and restated its Certificate of Incorporation, pursuant to the DGCL (the “Amended and Restated Certificate of Incorporation”).

THIRD:  On September 2, 2010, the Corporation amended the Amended and Restated Certificate of Incorporation by the Certificate of Amendment of the Amended and Restated Certificate of Incorporation to, among other things, change its name from AL 1 Investment Corp. to Angie’s List, Inc., pursuant to the DGCL (together with the Amended and Restated Certificate of Incorporation, the “As Amended Certificate of Incorporation”).

FOURTH:  On March 15, 2011, the Corporation amended and restated its As Amended Certificate of Incorporation, pursuant to the DGCL (the “Second Amended and Restated Certificate of Incorporation”).

FIFTH:  On May 2, 2011, the Corporation further amended the Second Amended and Restated Certificate of Incorporation by the Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation, pursuant to the DGCL (together with the Second Amended and Restated Certificate of Incorporation, the “As Amended Second Amended and Restated Certificate of Incorporation”).

SIXTH:  On October 31, 2011, the Corporation amended and restated its As Amended Second Amended and Restated Certificate of Incorporation, pursuant to the DGCL (the “Third Amended and Restated Certificate of Incorporation”).

SEVENTH:  In accordance with the provisions of § 251(b)(3) of the DGCL, the Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as hereinafter provided for (the “Fourth Amended and Restated Certificate of Incorporation”).

EIGTH: The Fourth Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

NINTH: The Fourth Amended and Restated Certificate of Incorporation of the Corporation shall, at the effective time, read as follows:

ARTICLE I

The name of the corporation is Angie’s List, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 North Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capital Stock.

A.                                              Authorized Capital Stock.  The Corporation shall be authorized to issue one thousand (1,000) shares of capital stock, of which one thousand (1,000) shares shall be shares of Common Stock, $0.001 par value (the “Common Stock”).

B.                                              Common Stock.  Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.  Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent.

ARTICLE VIII

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware in force at the time may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of

Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

ARTICLE IX

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.  The right to indemnification conferred by this Article IX shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article IX shall not be exclusive of any other right that any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article IX shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

[Remainder of page intentionally left blank]

EXHIBIT B

FORM OF

AMENDED AND RESTATED

BYLAWS

OF

ANGIE’S LIST, INC.

(the “Corporation”)

1.                                      OFFICES

1.1                               Registered Office

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 North Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

1.2                               Other Offices

The Corporation may also have offices at such other places both within and beyond the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

2.                                      STOCKHOLDERS

2.1                               Annual Meetings

An annual meeting of stockholders shall be held for the election of directors at such date, time and place, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time.  Any other proper business may be transacted at the annual meeting.

2.2                               Special Meetings

Special meetings of stockholders for any purpose or purposes may be called at any time by the President or the Secretary, or by resolution of the Board of Directors, and shall be called by the President or Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding, and entitled to vote.  Such request shall state the purpose or purposes of the proposed meeting.

2.3                               Notice of Meetings

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Unless otherwise provided by law, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or these Bylaws (these “Bylaws”), the written notice of any meeting shall be given not fewer than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting.  If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, and directed to the stockholder at the stockholder’s address as it appears on the records of the Corporation.

2.4                               Adjournments

Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment, a new record date is fixed for the adjourned meeting and notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.5                               Quorum

Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum.  In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided in Section 2.4 of these Bylaws until a quorum is achieved.

2.6                               Organization

Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the President, or in the President’s absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting.  The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.  The chairman of the meeting shall announce at the meeting of stockholders the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote.

2.7                               Voting; Proxies

Each stockholder entitled to vote at any meeting of stockholders shall be entitled to the number of votes for each share of stock held by the stockholder as set forth in the Certificate of Incorporation.  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for the stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.  A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person, by filing an instrument in writing revoking the proxy or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Corporation.  Voting at meetings of stockholders need not be by written ballot and, unless otherwise required by law, need not be conducted by inspectors of

2

election unless so determined by the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote thereon that are present in person or by proxy at such meeting.  At all meetings of stockholders for the election of directors a plurality of the votes cast shall be sufficient to elect.  All other elections and questions shall, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of shares of stock having a majority of the votes that could be cast by the holders of all shares of stock outstanding and entitled to vote thereon.

2.8                               Fixing Date for Determination of Stockholders of Record

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty (60) days prior to such other action.  If no record date is fixed: (x) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day preceding the day on which notice is given, or, if notice is waived, at the close of business on the day preceding the day on which the meeting is held; (y) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (z) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

2.9                               List of Stockholders Entitled to Vote

The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.  The list shall also be produced, and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.  The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock

3

ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

2.10                        Action By Consent of Stockholders

Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of minutes of stockholders are recorded.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

2.11                        Conduct of Meetings

The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures, and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.  Such rules, regulations and procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.  Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

3.                                      BOARD OF DIRECTORS

3.1                               Number; Qualifications

The Board of Directors shall consist of one (1) or more members, the number thereof to be determined from time to time by resolution of the Board of Directors.  Directors need not be stockholders.

3.2                               Election; Resignation; Removal; Vacancies

The Board of Directors shall initially consist of the persons named as directors by the incorporator, and each director so elected shall hold office until the first annual meeting of stockholders or until his successor is elected and qualified.  At the first annual meeting of stockholders and at each annual meeting thereafter, the stockholders shall elect directors each of

4

whom shall hold office for a term of one (1) year or until his successor is elected and qualified.  Any director may resign at any time upon written notice to the Corporation.  Unless otherwise restricted by statute, by the Certificate of Incorporation or by these Bylaws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, at an annual meeting or a special meeting call for that purpose.  Any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he has replaced or until his successor is elected and qualified.

3.3                               Regular Meetings

Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined notices thereof need not be given.

3.4                               Special Meetings

Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors.  Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least two (2) hours before the special meeting.

3.5                               Telephonic Meetings Permitted

Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to these Bylaws shall constitute presence in person at such meeting.

3.6                               Quorum; Vote Required for Action

At all meetings of the Board of Directors, a majority of the whole Board of Directors shall constitute a quorum for the transaction of business.  If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is achieved.  Except in cases in which the Certificate of Incorporation or these Bylaws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

3.7                               Organization

Meetings of the Board of Directors shall be presided over by the chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in their absence by a chairman chosen at the meeting.  The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

5

3.8                               Informal Action by Directors

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

4.                                      COMMITTEES

4.1                               Committees

The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation.  The Board of Directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not the member or the members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.  Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

4.2                               Committee Rules

Unless the board of directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business.  In the absence of such rules, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article 3 of these Bylaws.

5.                                      OFFICERS

5.1                               Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies

The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairman of the Board and a Vice Chairman of the Board from among its members.  The Board of Directors may also choose one (1) or more Vice Presidents, one (1) or more Assistant Secretaries, a Treasurer and one (1) or more Assistant Treasurers.  Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding the officer’s election, and until his successor is elected and qualified or until his earlier resignation or removal.  Any officer may resign at any time upon written notice to the Corporation.  The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.  Any number of offices may be held by the same person.  Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

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5.2                               Powers and Duties of Executive Officers

The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.  The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his duties.

6.                                      INDEMNIFICATION

6.1                               Indemnification of Directors and Officers

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it currently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including without limitation service, with respect to employee benefit plans, against all liability and loss suffered and expenses (including without limitation attorneys’ fees) reasonably incurred by such person.  The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.

6.2                               Indemnification of Others

The Corporation will have the power, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, to indemnify each of its employees and agents (other than present and former directors and officers, which is addressed in Section 6.1 of the these Bylaws) against all liability and loss suffered, and expenses (including without limitation attorneys’ fees) reasonably incurred by such person in connection with any proceeding, arising by reason of the fact that such person is or was an employee or agent of the Corporation.  For purposes of this Section 6.2, an “employee” or “agent” of the Corporation (other than a director or officer) includes any person (a) who is or was an employee or agent of the Corporation; (b) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (c) who was an employee or agent of a corporation that was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

6.3                               Prepayment of Expenses

The Corporation will advance to any person eligible for indemnification pursuant to Section 6.1 of these Bylaws, and may advance to any person eligible for indemnification pursuant to Section 6.2 of these Bylaws, prior to the final disposition of the proceeding, all expenses reasonably incurred by any such person in connection with defending such proceeding, upon receipt of a request therefor and an undertaking by or on behalf of such person to repay such amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Article 6 or otherwise, such advances to be paid by the Corporation within forty-five (45) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time.

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6.4                               Claims

If a claim for indemnification or payment of expenses under this Article 6 is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action, the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

6.5                               Non-Exclusivity of Rights

The rights conferred on any person by this Article 6 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders, disinterested directors or otherwise.  The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the General Corporation Law of Delaware.

6.6                               Survival Rights

The rights conferred on any person by this Article 6 will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

6.7                               Insurance

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article 6.

6.8                               Amendments

Any repeal or modification of the foregoing provisions of this Article 6 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

7.                                      MISCELLANEOUS

7.1                               Fiscal Year

The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

7.2                               Seal

The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

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7.3                               Notice and Waiver of Notice

Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his or her address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail.  Notice may also be given to stockholders by a form of electronic transmission in accordance with and subject to the provisions of Section 232 of the General Corporation Law of the State of Delaware.

Any written waiver of notice signed by the person entitled to notice or a waiver by electronic transmission by the person entitled to notice, in each case whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

7.4                               Interested Directors; Quorum

No contract or transaction between the Corporation and one (1) or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one (1) or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders.  Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes such contract or transaction.

7.5                               Form of Records

Any records maintained by the Corporation in the regular course of its business, including without limitation its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, CDs, DVDs, magnetic tape, photographs, microphotographs or any other information storage device; provided that the records so kept can be converted into clearly legible form within a reasonable time.

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7.6                               Amendment of Bylaws

These Bylaws may be altered, amended or repealed, or new Bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors, or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting.  If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

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EXHIBIT C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANGI HOMESERVICES INC.

It is hereby certified that:

1.                                      The name of the Corporation is ANGI Homeservices Inc., which was originally incorporated under the name “Halo TopCo, Inc.”

2.                                      The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 14, 2017.

3.                                      This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors and Stockholders of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law and by the written consent of its Stockholders in accordance with Section 228 of the Delaware General Corporation Law.

4.                                      The original Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is ANGI Homeservices Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The Corporation shall have the authority to issue 5,500,000,000 shares of stock, comprised of 2,000,000,000 shares of $0.001 par value Class A common stock, 1,500,000,000 shares of $0.001 par value Class B common stock, 1,500,000,000 shares of $0.001 par value Class C common stock, and 500,000,000 shares of $0.001 par value Preferred Stock.

A statement of the designations of each class and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:

A.                                    Class A Common Stock.

(1)                                 The holders of shares of Class A common stock shall be entitled to receive, share for share with the holders of shares of Class B common stock and the holders of shares of Class C common stock, such dividends if, as and when declared from time to time by the Board of Directors, except as provided for in Section D of this Article IV.

(2)                                 In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of shares of Class A common stock shall be entitled to receive, share for share with the holders of shares of Class B common stock and the holders of shares of Class C common stock, all the assets of the Corporation of whatever kind available for distribution to Stockholders, after the rights of the holders of shares of Preferred Stock have been satisfied.

(3)                                 Each holder of shares of Class A common stock shall be entitled to vote one vote for each share of Class A common stock held as of the applicable date on any matter that is submitted to a vote or the subject of a written consent of the Stockholders of the Corporation.  Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, the holders of shares of Class A common stock and the holders of shares of Class B common stock shall at all times vote on all matters (including the election of directors of the Corporation) together as one class.

B.                                    Class B Common Stock.

(1)                                 The holders of shares of Class B common stock shall be entitled to receive, share for share with the holders of shares of Class A common stock and the holders of shares of Class C common stock, such dividends if, as and when declared from time to time by the Board of Directors, except as provided for in Section D of this Article IV.

(2)                                 In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of shares of Class B common stock shall be entitled to receive, share for share with the holders of shares of Class A common stock and the holders of shares of Class C common stock, all the assets of the Corporation of whatever kind available for distribution to Stockholders, after the rights of the holders of shares of Preferred Stock have been satisfied.

(3)                                 Each holder of shares of Class B common stock shall be entitled to vote ten votes for each share of Class B common stock held as of the applicable date on any matter that is submitted to a vote or the subject of a written consent of the Stockholders of the Corporation.  Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, the holders of shares of Class A common stock and the holders of shares of Class B common stock shall at all times vote on all matters (including the election of directors of the Corporation) together as one class.

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C.                                    Class C Common Stock.

(1)                                 The holders of shares of Class C common stock shall be entitled to receive, share for share with the holders of shares of Class A common stock and the holders of shares of Class B common stock, such dividends if, as and when declared from time to time by the Board of Directors, except as provided for in Section D of this Article IV.

(2)                                 In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of shares of Class C common stock shall be entitled to receive, share for share with the holders of shares of Class A common stock and the holders of shares of Class B common stock, all the assets of the Corporation of whatever kind available for distribution to Stockholders, after the rights of the holders of shares of Preferred Stock have been satisfied.

(3)                                 Each holder of shares of Class C common stock will not be entitled to any voting powers, except as (and then only to the extent) otherwise required by the laws of the State of Delaware.  If a vote or consent of the holders of shares of Class C common stock should at any time be required by the laws of the State of Delaware on any matter, the holders of shares of Class C common stock will be entitled to one-hundredth (1/100) of a vote on such matter for each share of Class C common stock held.

D.                                    Dividends.

(1)                                 Whenever a dividend, other than a Share Distribution or an Asset Distribution (each as defined below), is paid to the holders of any class of the Corporation’s common stock then outstanding, the Corporation will also pay to the holders of each other class of the Corporation’s common stock then outstanding an equal dividend per share.  Dividends will be payable only as and when declared by the Board of Directors.

(2)                                 If at any time a Share Distribution is to be made with respect to any class of the Corporation’s common stock, such Share Distribution may be declared and paid only as follows:

(a)                                 a Share Distribution

(i)                                     consisting of shares of Class C common stock (or securities convertible into or exercisable or exchangeable for shares of Class C common stock) may be declared and paid to holders of shares of Class A common stock, Class B common stock and Class C common stock, on an equal per share basis, or

(ii)                                  consisting of (x) shares of Class A common stock (or securities convertible into or exercisable or exchangeable for shares of Class A common stock) may be declared and paid to holders of shares of Class A common stock on an equal per share basis, (y) shares of Class B common stock (or securities convertible into or exercisable or exchangeable for shares of Class B common stock) may be declared and paid to holders of shares of Class B common stock, on an equal per share basis, and (z) shares of Class C common stock (or securities convertible into or exercisable or exchangeable for shares of Class C

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common stock) may be declared and paid to holders of shares of Class C common stock, on an equal per share basis; or

(b)                                 a Share Distribution consisting of any class or series of securities of the Corporation or any other Person, other than shares of Class A common stock, Class B common stock or Class C common stock (or securities convertible into or exercisable or exchangeable for shares of Class A common stock, Class B common stock or Class C common stock), may be declared and paid on the basis of a dividend of

(i)                                     identical securities, on an equal per share basis, to holders of shares of Class A common stock, Class B common stock and Class C common stock,

(ii)                                  a separate class or series of securities to holders of shares of Class A common stock, a separate class of securities to holders of shares of Class B common stock and a separate class or series of securities to holders of shares of Class C common stock, on an equal per share basis,

(iii)                               a separate class or series of securities to holders of shares of Class B common stock and a different class or series of securities to holders of shares of Class A common stock and Class C common stock, on an equal per share basis; or

(iv)                              a separate class or series of securities to holders of shares of Class C common stock and a different class or series of securities to holders of shares of Class A common stock and Class B common stock, on an equal per share basis;

provided, that,

(A)                               in connection with a Share Distribution pursuant to clauses (ii), (iii) or (iv),

(1)                                 such separate classes or series of securities (and, if the dividend consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable), with either

(X)                               holders of shares of Class B common stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of Class A common stock and Class C common stock receiving securities of a class or series of securities having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, or

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(Y)                               holders of Class B common stock and Class A common stock receiving a class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of the Class C common stock receiving securities of a class or series of securities having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution, as applicable) among the shares of Class A common stock, the Class B common stock and the Class C common stock, and

(2)                                 in the event the securities to be received by the holders of shares of Class A common stock and Class C common stock consist of different classes or series of securities, with each such class or series of securities (or the Underlying Securities into which such class is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable), then such classes or series of securities will be distributed to the holders of shares of each class of common stock (other than the Class B common stock) (A) as the Board of Directors determines or (B) such that the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable) of the class or series of securities (or the Underlying Securities) to be received by the holders of shares of each class of common stock (other than the Class B common stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable) of such class of common stock, as compared to the other class of common stock (other than the Class B common stock), and

(B)                               a dividend involving a class or series of securities of a Person other than the Corporation may be treated as an Asset Distribution or as a Share Distribution as determined by the Board of Directors.

(3)                                 Whenever a dividend in the form of an Asset Distribution is paid to the holders of any class or classes of common stock of the Corporation then outstanding, the Corporation shall also pay a dividend, in cash and/or other property, to the holders of each other class of common stock then outstanding, on an equal per share basis (but, for the avoidance of doubt, without requiring that such dividend be identical in form), in an amount, in the case of a dividend consisting solely of cash, equal to the fair market value of such holders’ ownership interest (immediately prior to such Asset Distribution) in the assets paid as a dividend pursuant to the Asset Distribution, or having a fair market value (as determined by the Board of Directors

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in good faith), in the case of any other dividend, equal to the fair market value (as determined by the Board of Directors in good faith) of such holders’ ownership interest (immediately prior to such Asset Distribution) in the assets paid as a dividend pursuant to the Asset Distribution.

(4)                                 For the purposes of this Article IV Section D and Article IV Section G:

“Asset Distribution” means a dividend payable by delivery of an asset owned by the Corporation including shares of any class or series of capital stock of any Person owned by the Corporation.

“Convertible Security” means any security which is, directly or indirectly, convertible into, exchangeable for or otherwise exercisable for another security.

“Person” means (a) an individual or any corporation, partnership, limited liability company, estate, trust, association, private foundation, joint stock company or any other entity, or (b) “person” as such term is used in Section 355(e) of the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Share Distribution” means a dividend payable (including an issuance made in connection with any stock split, reclassification or recapitalization) in shares of any class of capital stock of the Corporation or any other Person, other securities of the Corporation or any other Person (including Convertible Securities).

“Underlying Securities” means with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities is directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.

(5)                                 Notwithstanding anything to the contrary contained herein, the dividend or other issuance by the Corporation of rights to purchase capital stock, other securities or property pursuant to a “poison pill” stockholder rights plan shall not be subject to this Section D of this Article IV.

E.                                     Other Matters Affecting Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock.

(1)                                 Shares of Class B common stock shall be convertible into shares of Class A common stock of the Corporation at the option of the holder thereof at any time on a share for share basis.  Such conversion ratio shall in all events be equitably preserved in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding shares of Class A common stock or Class B common stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation.  Shares of Class A common stock and shares of Class C common stock will not be convertible into shares of any other class of capital stock of the Corporation.

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(2)                                 Upon the conversion of shares of Class B common stock into shares of Class A common stock, said shares of Class B common stock shall be retired and shall not be subject to reissue.

(3)                                 The number of authorized shares of any class of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of Class A common stock, Class B common stock and any one or more series of Preferred Stock entitled to vote thereon, voting together as one class.

F.                                      Preferred Stock.

The Board of Directors shall, by resolution, designate the powers, preferences, rights and qualifications, limitations and restrictions of the shares of Preferred Stock.

G.                                    Determinations.

For purposes of this Article IV, the Board of Directors shall have the power and authority to, in good faith (a) make all determinations regarding (1) whether or not a dividend is an equal dividend per share or is declared and paid on an equal per share basis and (ii) whether or not one or more classes or series of securities, Convertible Securities or Underlying Securities differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions) and (b) interpret this Article IV and make any other determination required herein.  All such interpretations and determinations made by the Board of Directors shall be final, conclusive and binding.  The Secretary of the Corporation shall maintain a written record of any such determination made by the Board of Directors at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor.

ARTICLE V

The Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the Stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

ARTICLE VI

Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request

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of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the Bylaws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect.  Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article VIII.  Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

ARTICLE IX

A director of the Corporation shall not be personally liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.  The liability of a director shall be further eliminated or limited to the full extent permitted by the laws of the State of Delaware, as it may hereafter be amended.

ARTICLE X

Meetings of Stockholders may be held within or without the State of Delaware, as determined by the Board of Directors.  The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) within or outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware, and all rights conferred upon Stockholders of the Corporation herein are granted subject to this reservation.

ARTICLE XII

The number of directors of the Corporation shall be such number as shall be determined from time to time by resolution of the Board of Directors.

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ARTICLE XIII

A.                                    Competition and Corporate Opportunities.

(1)                                 Subject to any express agreement that may from time to time be in effect, any Dual Role Person may, and shall have no duty not to, on behalf of IAC (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or its Affiliated Companies, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliated Companies, and (iii) make investments in any kind of property in which the Corporation or its Affiliated Companies may make investments.

(2)                                 To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Affiliated Companies to participate in any business of IAC, and waives any claim against a Dual Role Person and shall indemnify a Dual Role Person against any claim that such Dual Role Person is liable to the Corporation or its Stockholders for breach of any fiduciary duty solely by reason of such Person’s participation in any such business on behalf of IAC.  The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in the Bylaws of the Corporation.

(3)                                 To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in (and a Dual Role Person shall not have any duty to offer or communicate information regarding) any potential transaction or matter which may constitute a corporate opportunity for both (a) IAC and (b) the Corporation or its Affiliated Companies and waives any claim against each Dual Role Person, and shall indemnify a Dual Role Person against any claim, that such Dual Role Person is liable to the Corporation or its Stockholders for breach of any fiduciary duty solely by reason of the fact that such Dual Role Person (i) pursues or acquires any corporate opportunity for the account IAC, (ii) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to IAC or (iii) does not communicate information regarding such corporate opportunity to the Corporation or its Affiliated Companies; provided, however, in each case, that any corporate opportunity which is expressly offered to a Dual Role Person solely in his or her capacity as an officer or director of the Corporation or any of its Affiliated Companies shall belong to the Corporation.  The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in the Bylaws of the Corporation.

B.                                    Certain Matters Deemed Not Corporate Opportunities.

In addition to and notwithstanding the foregoing provisions of this Article XIII, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake.  Moreover, nothing in this Article XIII shall amend or modify in any respect any written

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contractual agreement between IAC on the one hand and the Corporation or any of its Affiliated Companies on the other hand.

C.                                    Certain Definitions.

For purposes of this Article XIII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Company” means, with respect to the Corporation, any Person controlled by the Corporation.

“Dual Role Person” means each of (a) any director or officer of the Corporation who is also an officer, director, employee or other Affiliate of IAC and (b) IAC.

“IAC” means IAC/InterActiveCorp and its Affiliates (other than the Corporation and its Affiliated Companies), successors and assigns.

“Person” means (a) an individual or any corporation, partnership, limited liability company, estate, trust, association, private foundation joint stock company or any other entity, or (b) “person” as such term is used in Section 355(e) of the Internal Revenue Code of 1986, as amended, and any successor thereto.

D.                                    Termination.

The provisions of this Article XIII shall have no further force or effect at such time as (1) the Corporation or any of its Affiliated Companies and IAC are no longer Affiliates of one another and (2) none of the directors and/or officers of IAC serve as directors and/or officers of the Corporation or its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of such provisions with respect to any agreement, arrangement or other understanding between the Corporation or any of its Affiliated Companies on the one hand, and IAC, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

E.                                     Deemed Notice.

Any Person purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article XIII.

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F.                                      Severability.

The invalidity or unenforceability of any particular provision, or part of any provision, of this Article XIII shall not affect the other provisions or parts hereof, and this Article XIII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

ARTICLE XIV

The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.

* * * * * *

[Signature appears on next page]

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IN WITNESS WHEREOF, [•] has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this [•] day of [•].

ANGI HOMESERVICES INC.

By:	[•]
Name: [•]
Title: [•]

EXHIBIT D

FORM OF AMENDED AND RESTATED

BYLAWS

OF

ANGI HOMESERVICES INC.

ARTICLE I

OFFICES

Section 1.              Registered Office.  The registered office of ANGI Homeservices Inc. (the “Corporation”) shall be established and maintained at the office of The Corporation Trust Company at 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, and said Corporation Trust Company shall be the registered agent of the Corporation in charge thereof.

Section 2.              Other Offices.  The Corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 1.              Place of Meeting.  Meetings of stockholders may be held at such place, either within or without the State of Delaware, as may be designated by the Board of Directors.  If no designation is made, the place of the meeting shall be the principal office of the Corporation.

Section 2.              Annual Meeting.  The annual meeting of the stockholders shall be held at such date and time as may be fixed by resolution of the Board of Directors.

Section 3.              Special Meetings.  Special meetings of the stockholders may be called by the Chairman of the Board or a majority of the Board of Directors.

Section 4.              Notice.  Written notice stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and in case of a special meeting, the purpose or purposes thereof, shall be given to each stockholder entitled to vote thereat not less than ten (10) nor more than sixty (60) days prior thereto, either personally or by mail, facsimile, telegraph or other means of electronic communication, addressed to each stockholder at his address as it appears on the records of the Corporation; provided that notices to stockholders who share an address may be given in the manner permitted by the General Corporation Law of the State of Delaware.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid.  If notice be by facsimile, telegram, or other means of electronic communication, such notice shall be deemed to be given at the time provided in the General Corporation Law of the State of Delaware.  Such further notice shall be given as may be required by law.  Meetings may be held without notice if all stockholders entitled to vote are present (unless any such stockholders are present for the purpose of objecting to the meeting as lawfully called or convened), or if notice is waived by those not present.  Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be canceled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.

Section 5.              Adjourned Meetings.  The Chairman of the meeting or a majority of the voting power of the shares so represented may adjourn the meeting from time to time, whether or not there is a quorum.  When a meeting is adjourned to another time or place, except as required by law, notice of the adjourned meeting need not be given if the time, place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken, if the adjournment is for not more than thirty (30) days, and if no new record date is fixed for the adjourned meeting.  At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting.

Section 6.              Quorum.  Except as otherwise required by law, the holders of shares representing a majority of the voting power of the Corporation entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series shall constitute a quorum with respect to such vote.  If a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  If at such adjourned meeting, a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Section 7.              Voting.  Except as otherwise provided in the Certificate of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to vote in person or by proxy each share of the class of capital stock having voting power held by such stockholder.

Section 8.              Procedure for Election of Directors; Required Vote.  Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of shares of preferred stock to elect directors under specified circumstances, a plurality of the votes cast thereat shall elect directors.  Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

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Section 9.              Inspectors of Elections; Opening and Closing the Polls.  The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof.  One or more persons may be designated as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before discharging the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of the inspector’s ability.  The inspectors shall have the duties prescribed by law.

The Chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 10.            Action Without Meeting.  Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted; provided that prompt notice of such action shall be given to those stockholders who have not so consented in writing to such action without a meeting and who would have been entitled to notice of such meeting.

ARTICLE III

DIRECTORS

Section 1.              Number and Tenure.  The business and affairs of the Corporation shall be managed by the Board of Directors, the number thereof to be determined from time to time by resolution of the Board of Directors.  Each director shall serve for a term of one (1) year from the date of his election and until his successor is elected or until his earlier resignation, removal or death.  Directors need not be stockholders.

Section 2.              Resignation or Removal.  Any director may at any time resign by delivering to the Board of Directors his resignation in writing.  Any director or the entire Board of Directors may at any time be removed effective immediately, with or without cause, by the vote, either in person or represented by proxy, of a majority of the voting power of shares of stock issued and outstanding of the class or classes that elected such director and entitled to vote at a special meeting held for such purpose or by the written consent of a majority of the voting power of shares of stock issued and outstanding of the class or classes that elected such director.

Section 3.              Vacancies.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the remaining directors elected by the stockholders who vote on such directorship, though less than a quorum, or a majority of the voting power of shares of such stock issued and outstanding and entitled to vote on such directorship at a special meeting held for such purpose or by the written

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consent of a majority of the voting power of shares of such stock issued and outstanding.  The directors so chosen shall hold office until the next annual election and until their respective successors are duly elected or until their earlier resignation, removal or death.

Section 4.              Regular Meetings.  Regular meetings of the Board of Directors shall be held at such dates, times and places as may be designated by the Chairman of the Board, and shall be held at least once each year.

Section 5.              Special Meetings.  Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board or a majority of the directors.  The person or persons calling a special meeting of the Board of Directors may fix a place and time within or without the State of Delaware for holding such meeting.

Section 6.              Notice.  Notice of any regular meeting or a special meeting shall be given to each director, either orally, by facsimile or other means of electronic communication or by hand delivery, addressed to each director at his address as it appears on the records of the Corporation.  If notice be by facsimile or other means of electronic communication, such notice shall be deemed to be adequately delivered when the notice is transmitted at least twenty-four (24) hours before such meeting.  If by telephone or by hand delivery, the notice shall be given at least twenty-four (24) hours prior to the time set for the meeting.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting.  A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Article IX of these Bylaws.

Section 7.              Quorum.  At all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business and, unless otherwise provided in the Certificate of Incorporation or these Bylaws, the affirmative vote of a majority of the directors present at any meeting at which there is a quorum shall be an act of the Board of Directors.  If a quorum is not present at any meeting of the Board of Directors, the directors present may adjourn the meeting from time to time, without notice, until a quorum shall be present.  A director present at a meeting shall be counted in determining the presence of a quorum, regardless of whether a contract or transaction between the Corporation and any other corporation, partnership, association, or other organization in which such director is a director or officer or has a financial interest, is authorized or considered at such meeting.

Section 8.              Action Without Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic communication and such written consent or consents and copies of such communication or communications are filed with the minutes of proceedings of the Board of Directors or committee.

Section 9.              Action by Conference Telephone.  Members of the Board of Directors or any committee thereof may participate in a meeting of such Board of Directors or committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

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Section 10.            Committees.  The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of any member of any committee and any alternate member in his place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 11.            Compensation of Directors.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.  Members of committees may be allowed like compensation for service as committee members.

ARTICLE IV

OFFICERS

Section 1.              Number and Salaries.  The officers of the Corporation shall consist of a Chairman of the Board (the “Chairman”), a Secretary, a Treasurer, and such other officers and agents as may be deemed necessary by the Board of Directors.  Any two (2) or more offices may be held by the same person.

Section 2.              Election and Term of Office.  The officers of the Corporation shall be elected by the Board of Directors at the first meeting of the Board of Directors following the stockholders’ annual meeting, and shall serve for a term of one (1) year and until a successor is elected by the Board of Directors.  Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any officer appointed by the Board of Directors may be removed, with or without cause, at any time by the Chairman, the Chief Executive officer (the “CEO”) or by the Board of Directors.  Each officer shall hold his office until his successor is appointed or until his earlier resignation, removal from office, or death.  All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV.  Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof.  The Board of Directors or any committee thereof may from time to time elect, or the Chairman or the CEO may appoint, such other officers (including a President, a Chief Financial Officer and one or more Vice Presidents) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation.  Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board of Directors or such committee or by the Chairman or the CEO, as the case may be.

Section 3.              The Chairman of the Board.  Except as otherwise provided in the Certificate of Incorporation, the Chairman shall be elected by the Board of Directors from their

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own numbers and shall preside as Chairman at all meetings of the stockholders and of the Board of Directors.  The Chairman shall perform such duties and possess such powers as are customarily vested in the office of the Chairman of the Board or as may be vested in him by the Board of Directors.  During the time of any vacancy in the office of CEO or in the event of the absence or disability of the CEO, the Chairman shall have the duties and powers of the CEO unless otherwise determined by the Board of Directors.  In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 3 for the exercise by the Chairman of the powers of the CEO.  The Chairman shall be empowered to sign all certificates, contracts and other instruments of the Corporation, and to do all acts that are authorized by the Board of Directors, and shall, in general, have such other duties and responsibilities as are assigned consistent with the authority of a Chairman of the Board of a corporation.  In addition, the Board of Directors may designate by resolution one or more Vice Chairmen of the Board with such duties as may from time to time be requested by the Board of Directors.

Section 4.              The Chief Executive Officer.  The Board of Directors in consultation with the Chairman may elect a CEO.  The CEO shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to his or her office.  The CEO shall be empowered to sign all certificates, contracts and other instruments of the Corporation, and to do all acts that are authorized by the Board of Directors, and shall, in general, have such other duties and responsibilities as are assigned consistent with the authority of a Chief Executive Officer of a corporation.  The CEO may be removed, with or without cause, at any time by the Board of Directors.

Section 5.              The President.  The Board of Directors, the Chairman or the CEO may elect a President to have such duties and responsibilities as from time to time may be assigned to him or her by the Chairman, the CEO or the Board of Directors.  The President shall be empowered to sign all certificates, contracts and other instruments of the Corporation, and to do all acts that are authorized by the Chairman, the CEO or the Board of Directors, and shall, in general, have such other duties and responsibilities as are assigned consistent with the authority of a President of a corporation.

Section 6.              Chief Financial Officer.  The Chief Financial Officer (if any) shall act in an executive financial capacity.  The Chief Financial Officer shall assist the Chairman of the Board, the CEO and the President in the general supervision of the Corporation’s financial policies and affairs.  The Chief Financial Officer shall be empowered to sign all certificates, contracts and other instruments of the Corporation, and to do all acts that are authorized by the Chairman, the CEO or the Board of Directors, and shall, in general, have such other duties and responsibilities as are assigned consistent with the authority of a Chief Financial Officer of a corporation.

Section 7.              Vice Presidents.  The Board of Directors, the CEO or the Chairman may from time to time name one or more Vice Presidents that may include the designation of Executive Vice Presidents and Senior Vice Presidents all of whom shall perform such duties as from time to time may be assigned to him by the Chairman, the CEO or the Board of Directors.

Section 8.              The Secretary.  The Secretary shall keep the minutes of the proceedings of meetings of the stockholders and of the Board of Directors (or, in the event of the absence of the

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Secretary from any such meeting, the Chairman of such meeting shall designate an officer of the Corporation to keep such minutes); the Secretary shall give, or cause to be given, all notices in accordance with the provisions of these Bylaws or as required by law, shall be custodian of the corporate records and of the seal of the Corporation, and, in general, shall perform such other duties as may from time to time be assigned by the Chairman, the CEO or the Board of Directors.

Section 9.              Treasurer.  The Treasurer shall have the custody of the corporate funds and securities, shall keep, or cause to be kept, correct and complete books and records of account, including full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors, and in general shall perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chairman, the CEO or the Board of Directors.

ARTICLE V

CERTIFICATES OF STOCK

Section 1.              Certificates of Stock.  Shares of stock of the Corporation may be certificated or uncertificated, as provided under the General Corporation Law of the State of Delaware.  Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman, CEO or President, if any (or any Vice President), and by the Treasurer or the Secretary of the Corporation, certifying the number of shares owned by the stockholder in the Corporation.

Section 2.              Facsimile Signatures.  The signature of the Chairman, CEO, President, Vice President, Treasurer or Secretary on any stock certificate may be a facsimile.  In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation.

Section 3.              Lost Certificates.  The Board of Directors may direct that new certificate(s) be issued by the Corporation to replace any certificate(s) alleged to have been lost or destroyed, upon its receipt of an affidavit of that fact by the person claiming the certificate(s) of stock to be lost or destroyed.  When authorizing such issue of new certificate(s), the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate(s), or such owner’s legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate(s) alleged to have been lost or destroyed.

Section 4.              Transfer of Stock.  Upon surrender to the Corporation or its transfer agent of a certificate for shares duly endorsed or accompanied by proper evidence of succession,

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assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.  Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be canceled, and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto, and the transaction shall be recorded upon the books of the Corporation.

Section 5.              Closing of Transfer Books or Fixing of Record Date.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and, in the case of a meeting of stockholders, which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting (including by telegram, cablegram or other electronic communication as permitted by law), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten (10) days after the date upon which the resolution fixing the record date is adopted.  If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the General Corporation Law of the State of Delaware, the record date shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article II, Section 10 hereof.  If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the General Corporation Law of the State of Delaware with respect to the proposed action by consent of the stockholders without a meeting, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 6.              Registered Stockholders.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends

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and to vote as such owner.  Except as otherwise provided by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person whether or not it shall have express or other notice thereof.

ARTICLE VI

CONTRACTS, CHECKS, AND DEPOSITS

Section 1.              Contracts.  When the execution of any contract or other instrument has been authorized by the Board of Directors without specification of the executing officers, the Chairman, the CEO, the President, any Vice President, the Treasurer and the Secretary, may execute the same in the name of and on behalf of the Corporation and may affix the corporate seal thereto.

Section 2.              Checks.  All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 3.              Accounts.  Bank accounts of the Corporation shall be opened, and deposits made thereto, by such officers or other persons as the Board of Directors may from time to time designate.

ARTICLE VII

DIVIDENDS

Section 1.              Declaration of Dividends.  Subject to the provisions, if any, of the Certificate of Incorporation, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law.  Dividends may be paid in cash, in property or contractual rights, or in shares of the Corporation’s capital stock.

Section 2.              Reserves.  Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE VIII

FISCAL YEAR

The fiscal year of the Corporation shall be established by the Board of Directors.

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ARTICLE IX

WAIVER OF NOTICE

Whenever any notice whatever is required to be given by law, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person or persons entitled to such notice, or a waiver by electronic communications by such person or persons whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Neither the business to be conducted at, nor the purpose of such meeting, need be specified in such waiver.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE X

SEAL

The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization, and the words “Corporate Seal, Delaware.”  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

ARTICLE XI

EXCLUSIVE FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of Delaware or the Certificate of Incorporation or these Bylaws (each as may be amended from time to time), (d) any action asserting a claim relating to or involving the Corporation that is governed by the internal affairs doctrine, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

ARTICLE XII

AMENDMENTS

Except as expressly provided otherwise by the General Corporation Law of the State of Delaware, the Certificate of Incorporation, or other provisions of these Bylaws, these Bylaws may

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be altered, amended or repealed and new Bylaws adopted at any regular or special meeting of the Board of Directors by an affirmative vote of a majority of all directors.

ARTICLE XIII

INDEMNIFICATION AND INSURANCE

Section 1.              Indemnification.

(A)          Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative is or was, at any time during which this Bylaw is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation, or is or was at any such time serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (each such person, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or trustee and shall inure to the benefit of his heirs, executors and administrators; provided, however, that except as provided in paragraph (C) of this Bylaw, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.  The right to indemnification conferred in this Bylaw shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by

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final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Bylaw or otherwise.  The rights conferred upon indemnitees in this Bylaw shall be contract rights that vest at the time of such person’s service to or at the request of the Corporation and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(B)          To obtain indemnification under this Bylaw, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification.  Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (B), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows:  (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (a) by the Board of Directors by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum, or (b) by a committee of Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum, or (c) if there are no Disinterested Directors or the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (d) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation.  If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

(C)          If a claim under paragraph (A) of this Bylaw is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to paragraph (B) of this Bylaw has been received by the Corporation (except in the case of a claim for advancement of expenses, for which the applicable period is twenty (20) days), the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including the Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including the Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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(D)          If a determination shall have been made pursuant to paragraph (B) of this Bylaw that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (C) of this Bylaw.

(E)           The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (C) of this Bylaw that the procedures and presumptions of this Bylaw are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Bylaw.

(F)           The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Bylaw (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination.  Any amendment, modification, alteration or repeal of this Bylaw that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or his successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

(G)          The Corporation may, to the extent authorized from time to time by the Board of Directors or by the Chairman, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Bylaw with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

(H)          If any provision or provisions of this Bylaw shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (i) the validity, legality and enforceability of the remaining provisions of this Bylaw (including, without limitation, each portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Bylaw (including, without limitation, each such portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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(I)            For purposes of this Bylaw:

(i)            “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(ii)           “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, selected by the Disinterested Directors, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Bylaw.

(J)            Any notice, request or other communication required or permitted to be given to the Corporation under this Bylaw shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

Section 2.              Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation and any current or former director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including any person who serves or served in any such capacity with respect to any employee benefit plan maintained or sponsored by the Corporation, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

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EXHIBIT E

FORM OF

INVESTOR RIGHTS AGREEMENT

by and between

IAC/INTERACTIVECORP

and

ANGI HOMESERVICES INC.

Dated as of

[•]

i

ii

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”), dated as of [•], is made by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and ANGI Homesevices Inc., a Delaware corporation (“NewCo” and, together with IAC, the “Parties” and each a “Party”).

RECITALS

WHEREAS, IAC, NewCo, Casa Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of NewCo (“Merger Sub”), and Angie’s List, Inc., a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of May 1, 2017 (as may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth therein, with the Company surviving such merger (the “Merger”) as a wholly owned Subsidiary of NewCo;

WHEREAS, it is a condition to the Merger that, prior to the date and time when the Merger becomes effective (the “Merger Effective Time”), the Contribution and the IAC Share Issuance be consummated in accordance with the terms of that certain Contribution Agreement, dated as of even date herewith, between IAC and NewCo (as may be amended from time to time, the “Contribution Agreement”);

WHEREAS, the Merger Agreement contemplates that IAC and NewCo will enter into this Agreement and a series of agreements as set forth in Section 2.11 of the Contribution Agreement (together with the Contribution Agreement, the “Other Ancillary Agreements”); and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement and the Other Ancillary Agreements, the Parties intend that NewCo grant to IAC certain rights, as provided for in this Agreement, from and after the Merger Effective Time;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

ARTICLE I

INTERPRETATION

Section 1.1                                    Definitions.  The capitalized words and expressions and variations thereof used in this Agreement, unless a clearly inconsistent meaning is required under the context, shall have the meanings set forth below:

(a)                                 “Additional Issuance” shall have the meaning set forth in Section 3.1(a).

(b)                                 “Additional Issuance Date” shall have the meaning set forth in Section 3.1(c).

(c)                                  “Affiliate” of any Person shall mean any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that Expedia, Inc. and its controlled Affiliates shall not be deemed to be Affiliates of IAC or NewCo.

(d)                                 “Agreement” shall have the meaning set forth in the preamble.

(e)                                  “ANGI Director” shall have the meaning set forth in Section 4.1(b).

(f)                                   “ANGI Nominee” shall have the meaning set forth in Section 4.3(a).

(g)                                  “ANGI Replacement” shall have the meaning set forth in Section 4.3(b).

(h)                                 “Board of Directors” shall mean the Board of Directors of NewCo.

(i)                                     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed.

(j)                                    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k)                                 “Company” shall have the meaning set forth in the recitals.

(l)                                     “Contribution” shall have the meaning set forth in the Contribution Agreement.

(m)                             “Contribution Agreement” shall have the meaning set forth in the recitals.

(n)                                 “Contribution Effective Time” shall mean the time of the consummation of the Contribution.

(o)                                 “Demand Notice” shall have the meaning set forth in Section 2.1(a).

(p)                                 “Election Meeting” shall have the meaning set forth in Section 4.2(a).

(q)                                 “Equity Interest” shall mean, with respect to the IAC Group, as of any date of determination, the percentage represented by the quotient of, without duplication, (i) the number of shares of NewCo Common Stock owned (whether of record or book-entry through a brokerage account held in the name of IAC or any member of the IAC Group) by IAC or any member of the IAC Group divided by (ii) the number of shares of NewCo Common Stock outstanding.

(r)                                    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

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(s)                                   “Excluded Issuance” shall mean any issuance of NewCo Common Stock (i) in a Sale Transaction, or (ii) to an employee or independent contractor in connection with the performance of services by such Person, which NewCo Common Stock is “substantially nonvested” within the meaning of Section 83 of the Code and the Treasury Regulations promulgated thereunder and with respect to which no election pursuant to Section 83(b) of the Code is made (“Restricted Stock”); provided that, for purposes of this definition and Section 3.1 of this Agreement, any stock covered by the provisions of clause (ii) shall be deemed to have been issued for purposes of Section 3.1 of this Agreement on the date (the “Lapse Date”) on which it becomes “substantially vested” within the meaning of Section 83 of the Code and the Treasury Regulations promulgated thereunder.

(t)                                    “Fair Market Value” for a security publicly traded in the over-the-counter market, interdealer quotation system or on a recognized stock exchange shall be the average closing price of such security for the three (3) trading days ending on the applicable day (or, if such day is not a trading day, the trading day immediately preceding the applicable day), and for all other securities or property “Fair Market Value” shall be determined by a nationally recognized investment banking firm or valuation firm which has not been engaged by NewCo or IAC or their respective Affiliates for the prior three (3) years, which firm shall be mutually agreed upon by NewCo and IAC; provided that, if NewCo and IAC cannot agree on such an investment banking firm or valuation firm within ten (10) Business Days, such investment banking firm or valuation firm shall be selected by a panel designated in accordance with the rules of JAMS, Inc.  The fees, costs and expenses of JAMS, Inc. and the investment banking firm or valuation firm so selected shall be borne equally by NewCo and IAC.

(u)                                 “Governmental Authority” shall mean any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

(v)                                 “Group” shall mean the IAC Group or the HomeAdvisor Group, as the context requires.

(w)                               “HomeAdvisor Entities” shall mean the entities set forth on Schedule 2.05(b) to the Contribution Agreement.

(x)                                 “HomeAdvisor Group” shall mean NewCo, Merger Sub, the HomeAdvisor Entities and each other Person (other than any member of the IAC Group) that is a direct or indirect Subsidiary of NewCo immediately after the Contribution Effective Time, and each Person that becomes a Subsidiary of NewCo after the Contribution Effective Time (including the Company and its Subsidiaries as of the Merger Effective Time).

(y)                                 “IAC” shall have the meaning set forth in the preamble.

(z)                                  “IAC Additional Shares” shall have the meaning set forth in Section 3.1(b).

(aa)                          “IAC Covered Person” shall have the meaning set forth in Section 2.7(a).

(bb)                          “IAC Director” shall have the meaning set forth in Section 4.1(a).

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(cc)                            “IAC Group” shall mean IAC and its Subsidiaries, other than any member of the HomeAdvisor Group.

(dd)                          “IAC Nominee” shall have the meaning set forth in Section 4.2(a).

(ee)                            “IAC Ownership Date” shall have the meaning set forth in Section 3.1(c).

(ff)                              “IAC Registration” shall have the meaning set forth in Section 2.1(a).

(gg)                            “IAC Replacement” shall have the meaning set forth in Section 4.2(e).

(hh)                          “IAC Share Issuance” shall have the meaning set forth in the Contribution Agreement.

(ii)                                  “Indemnified Party” shall have the meaning set forth in Section 2.7(c).

(jj)                                “Indemnifying Party” shall have the meaning set forth in Section 2.7(c).

(kk)                          “Initial Governance Period” shall mean the period beginning at the Merger Effective Time and ending on the date prior to the date on which the 2020 annual meeting of NewCo stockholders is held (without regard to any adjournments or postponements of such meeting).

(ll)                                  “Issuance Notice” shall have the meaning set forth in Section 3.1(b).

(mm)                  “Issue Price” shall mean the price per share equal to (i) in connection with an underwritten offering of NewCo Common Stock, the price at which the stock is offered to the public or other investors as reflected in the final prospectus for such offering, (ii) in connection with other sales of NewCo Common Stock for cash, the cash price paid therefor, (iii) in connection with the vesting of Restricted Stock (as defined in the definition of “Excluded Issuance” above), the Fair Market Value of the stock on the Lapse Date (as defined in the definition of “Excluded Issuance” above), (iv) in connection with the issuance of NewCo Common Stock as consideration in an acquisition by NewCo or any of its Subsidiaries, the average of the Fair Market Value of the stock for the five (5) trading days ending on the third (3rd) trading day immediately preceding (A) the date upon which definitive agreements with respect to such acquisition were entered into to the extent the number shares of NewCo Common Stock to be issued in such transaction is fixed on that date, or (B) such later date on which the consideration, or remaining portion thereof, issuable in such transaction becomes fixed, (v) in connection with a compensatory issuance of shares of NewCo Common Stock (other than Restricted Stock), the Fair Market Value of the NewCo Common Stock upon issuance, and (vi) in all other cases, including, without limitation, in connection with the issuance of NewCo Common Stock pursuant to an option, warrant or convertible security (other than in connection with issuances described in clause (v) above), the Fair Market Value of the NewCo Common Stock on the date of issuance.

(nn)                          “Merger” shall have the meaning set forth in the recitals.

(oo)                          “Merger Agreement” shall have the meaning set forth in the recitals.

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(pp)                          “Merger Effective Time” shall have the meaning set forth in the recitals.

(qq)                          “Merger Sub” shall have the meaning set forth in the recitals.

(rr)                                “NASDAQ” shall mean the Nasdaq Stock Market.

(ss)                              “NewCo” shall have the meaning set forth in the preamble.

(tt)                                “NewCo Class A Common Stock” shall mean the Class A common stock of NewCo, par value $0.001 per share.

(uu)                          “NewCo Class B Common Stock” shall mean the Class B common stock of NewCo, par value $0.001 per share.

(vv)                          “NewCo Class C Common Stock” shall mean the Class C common stock of NewCo, par value $0.001 per share.

(ww)                      “NewCo Common Stock” shall mean common stock of NewCo, including the NewCo Class A Common Stock, the NewCo Class B Common Stock, the NewCo Class C Common Stock and any other equity interest treated as common stock of NewCo for U.S. federal income tax purposes.

(xx)                          “NewCo Covered Person” shall have the meaning set forth in Section 2.7(b).

(yy)                          “NewCo Non-voting Stock” shall mean NewCo Class C Common Stock and any other class of NewCo Common Stock that is not NewCo Voting Stock.

(zz)                            “NewCo Registration” shall have the meaning set forth in Section 2.2(a).

(aaa)                   “NewCo Voting Stock” shall mean the NewCo Class A Common Stock and the NewCo Class B Common Stock, and any other class of common stock or other equity interest in NewCo treated as voting stock of NewCo for U.S. federal income tax purposes.  For the avoidance of doubt, NewCo Voting Stock does not include the NewCo Class C Common Stock.

(bbb)                   “Other Ancillary Agreements” shall have the meaning set forth in the recitals.

(ccc)                      “Party” or “Parties” shall have the meaning set forth in the preamble.

(ddd)                   “Person” shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

(eee)                      “Piggyback Demand” shall have the meaning set forth in Section 2.2(a)(B).

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(fff)                         “Purchase Election Notice” shall have the meaning set forth in Section 3.1(b).

(ggg)                      “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of such Registration Statement.

(hhh)                   “Registrable Securities” shall mean (i) any and all shares of NewCo Common Stock held or acquired by IAC or another member of the IAC Group and (ii) any other shares of NewCo Common Stock issued or issuable with respect to shares described in clause (i) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, reorganization or similar transaction; provided, however, that Registrable Securities shall not include any shares of NewCo Common Stock described in clause (i) or (ii) above if (A) a Registration Statement covering such Registrable Security has been declared effective by the SEC and such Registrable Security has been disposed of by IAC or another member of the IAC Group pursuant to such effective Registration Statement, or (B) such shares are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions in force) under the Securities Act are met or are eligible for sale under such Rule 144 without any volume limitations; provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security.

(iii)                               “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for NewCo, state securities law fees and expenses, fees of the Financial Industry Regulatory Authority, Inc., expenses of any regular or special audits incident to or required by any such registration, fees of transfer agents and registrars and the reasonable fees and disbursements of one counsel for IAC and one local counsel for IAC per foreign jurisdiction, but excluding Selling Expenses, fees and disbursements of other counsel for IAC and the compensation of regular employees of NewCo, which shall be paid in any event by NewCo.

(jjj)                            “Registration Statement” shall mean any registration statement of NewCo filed or to be filed with the SEC under the rules and regulation promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

(kkk)                   “Rule 144” shall mean Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

(lll)                               “Rule 145” shall mean Rule 145 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

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(mmm)       “Sale Transaction” shall mean the consummation of a merger, consolidation, business combination, amalgamation or other similar transaction between NewCo and another entity (other than (i) a Subsidiary of NewCo or (ii) IAC or any Subsidiary of IAC) in which NewCo is acquired by such other entity or a Person who controls such entity, or a sale of all or substantially all of the assets of NewCo to another entity, other than (x) a Subsidiary of NewCo or (y) IAC or a Subsidiary of IAC.

(nnn)                   “SEC” shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(ooo)                   “Section 2.1(g) Sale Number” has the meaning set forth in Section 2.1(g).

(ppp)                   “Section 2.2(c) Sale Number” shall have the meaning set forth in Section 2.2(c).

(qqq)                   “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(rrr)                            “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

(sss)                         “Subsidiary” of any Person shall mean any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person.

(ttt)                            “Total Equity Interests” means the number of shares of outstanding NewCo Common Stock.

(uuu)                   “Total Voting Power” shall mean the Voting Power possessed by all outstanding shares of NewCo Voting Stock.

(vvv)                   “Underwritten Offering” shall have the meaning set forth in Section 2.1(f).

(www)             “Voting Interest” shall mean, with respect to any Person, the percentage equal to the quotient of (a) the Voting Power possessed by the shares of NewCo Voting Stock held by such Person divided by (b) the Total Voting Power.

(xxx)                   “Voting Power” shall have the meaning ascribed to such term for purposes of Section 368(c) of the Code.

Section 1.2                                    Effective Time.  This Agreement shall be effective as of the Merger Effective Time.

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ARTICLE II

REGISTRATION RIGHTS

Section 2.1                                    Requested Registration.

(a)                                 Request for Registration.  Subject to the conditions set forth in this Section 2.1, if NewCo shall receive from IAC a written demand (a “Demand Notice”) signed by an authorized officer of IAC requesting that NewCo effect the registration of all or any portion of the Registrable Securities, NewCo shall, as soon as practicable, use its reasonable best efforts to effect such registration under and in accordance with the provisions of the Securities Act and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as is specified in such Demand Notice (such registration, an “IAC Registration”).  The Demand Notice shall state the aggregate number of shares of Registrable Securities intended to be registered and the intended methods of disposition thereof (including whether the offering is to be an Underwritten Offering) and the registration procedures to be undertaken by NewCo in connection therewith.

(b)                                 Filing of Registration Statement.  Subject to the provisions of this Section 2.1, promptly upon receipt of a Demand Notice, NewCo will file the applicable Registration Statement as soon as reasonably practicable and will use its best efforts to, in accordance with the terms set forth in the Demand Notice, effect within one hundred eighty (180) days of the filing of such Registration Statement the registration under the Securities Act (including, without limitation, appropriate qualification under applicable “blue sky” or other securities laws) of the Registrable Securities that NewCo has been required to register pursuant to this Section 2.1.

(c)                                  Limitations on Requested Registration.  NewCo shall not be obligated to effect, or to take any action to effect, any IAC Registration pursuant to this Section 2.1:

(i)                                     in any twelve (12)-month period, after NewCo has initiated two (2) IAC Registrations (counting for these purposes only Registration Statements that have been publicly filed with the SEC (with the initially filed Registration Statement and any subsequent amendments thereto counting as a single Registration Statement)); or

(ii)                                  if IAC proposes to dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made under Section 2.3.

(d)                                 Deferral.  If (i) in the reasonable good faith judgment of the Board of Directors, the filing or the effectiveness or availability of a Registration Statement covering the Registrable Securities (A) would be materially detrimental to NewCo due to the early disclosure of information relating to the business, financial condition or results of operation of NewCo that NewCo is not otherwise then obligated to disclose or (B) would put at material risk a then-contemplated primary offering by NewCo of NewCo Common Stock pursuant to a NewCo initiated registration statement (whether previously filed or proposed to be filed), (ii) the Board of Directors concludes, as a result, that it is in the best interests of NewCo to defer the filing or suspend the effectiveness or availability of such Registration Statement at such time, and (iii) NewCo furnishes to IAC a certificate signed by the Chairperson of the Audit Committee of

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NewCo stating that, in the reasonable good faith judgment of the Board of Directors, it would be materially detrimental to NewCo for such Registration Statement to be filed or to be declared effective or available in the near future and that it is, therefore, in the best interests of NewCo to defer the filing or suspend the effectiveness or availability of such Registration Statement, then NewCo shall have the right, by written notice to IAC, to defer such filing or suspend the effectiveness or availability of such Registration Statement for a period of not more than seventy-five (75) days after receipt of the Demand Notice (or such shorter period that the Board of Directors concludes in good faith is necessary); provided, however, that NewCo shall not defer its obligation in this manner more than twice in any twelve (12)-month period.

(e)                                  Withdrawal of Request.  IAC may withdraw its request for registration pursuant to this Section 2.1 at any time.  If IAC does withdraw its request for registration, NewCo shall cease all efforts to secure registration and such registration nonetheless shall be deemed an IAC Registration for purposes of Section 2.1(c)(i) unless (i) the withdrawal is made following deferral pursuant to Section 2.1(d), (ii)  IAC shall have learned that there has been a material adverse change in the business or prospects of NewCo since the date of the applicable Demand Notice and IAC has withdrawn its request for registration with reasonable promptness after learning of such material adverse change, or (iii) IAC shall have paid or reimbursed NewCo for all of the Registration Expenses incurred by NewCo in connection with the withdrawn registration.

(f)                                   Underwriting.  If IAC intends to distribute any Registrable Securities covered by its request by means of an underwriting (an “Underwritten Offering”), it shall so advise NewCo as a part of its request made pursuant to this Section 2.1.  In such event, the right of IAC to include all or any portion of its Registrable Securities in an Underwritten Offering shall be conditioned upon IAC’s participation in such underwriting on the terms and subject to the applicable provisions herein.  In the case of an IAC Registration involving an Underwritten Offering of Registrable Securities, IAC shall select the underwriters, provided that the managing underwriter shall be a nationally recognized investment banking firm.  IAC shall determine the pricing of the Registrable Securities offered pursuant to any such Registration Statement in connection with an IAC Registration, the applicable underwriting discount and other financial terms (including the material terms of the applicable underwriting agreement, such agreement to be reasonably satisfactory to NewCo and to contain such representations and warranties by NewCo, indemnification/contribution provisions and such other terms as are generally prevailing in agreements of that type) and determine the timing of any such registration and sale, subject to this Section 2.1, and IAC shall be solely responsible for all such discounts and fees payable to such underwriters in such Underwritten Offering (except with respect to any securities sold by NewCo or another security holder of NewCo in such IAC Registration).  If NewCo shall request inclusion in any IAC Registration of securities being sold for its own account, or if any other security holder of NewCo shall request inclusion in any IAC Registration pursuant to this Section 2.1 and the distribution is to be made by means of an Underwritten Offering, IAC may, in its sole discretion, offer to include such securities in the Underwritten Offering and such offer shall be conditioned upon the participation of NewCo or such other Person in such underwriting and the inclusion of NewCo’s and/or such other Person’s securities of NewCo on the terms and subject to the applicable provisions of this Article II.

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(g)                                  Underwriter Cutback.  Notwithstanding any other provision of this Section 2.1, if the managing underwriter of any IAC Registration involving an Underwritten Offering advises IAC in writing that the number of Registrable Securities requested to be included in such Underwritten Offering, when added to the number of other securities to be offered in the Underwritten Offering as permitted by IAC pursuant to Section 2.1(f), would materially adversely impact the purchase price obtained for the securities to be included or the total proceeds contemplated in such Underwritten Offering, then the following securities shall be included in such IAC Registration, to the extent of the total number of securities that IAC is so advised can be sold in (or during the time of) such offering without so materially adversely affecting such offering (the “Section 2.1(g) Sale Number”):  (i) first, all Registrable Securities IAC proposed to register in the applicable Demand Notice; (ii) second, to the extent the number of securities to be registered pursuant to the foregoing clause (i) is less than the Section 2.1(g) Sale Number, the number of securities proposed to be registered by NewCo; and (iii) third, to the extent the number of securities to be registered pursuant to the foregoing clause (i), when added to the securities to be registered pursuant to the foregoing clause (ii), is less than the Section 2.1(g) Sale Number, the number of securities proposed to be registered by any other security holder of NewCo.

(h)                                 Exclusion from Underwriting.  If a security holder of NewCo who has requested inclusion in an IAC Registration involving an Underwritten Offering as provided in Section 2.1(f) does not agree to the terms of any such Underwritten Offering, such Person shall be excluded therefrom by written notice from NewCo, the managing underwriter or IAC.  The securities so excluded shall also be withdrawn from such registration (to the extent previously included).

Section 2.2                                    NewCo Registration.

(a)                                 NewCo Registration.  If NewCo shall determine to register the disposition of any securities issued or to be issued by it, either for its own account or the account of a security holder or holders (a “NewCo Registration”), other than (i) a registration pursuant to Section 2.1, Section 2.3 or Section 2.4, (ii) a registration relating solely to employee benefit plans, (iii) a registration relating solely to the offer and sale of debt securities (including debt securities convertible into equity securities), or (iv) a registration relating solely to a corporate reorganization or other Rule 145 transaction, NewCo shall:

(A)                               promptly give written notice of the proposed registration to IAC; and

(B)                               use its reasonable best efforts to include in such NewCo Registration, except as set forth in Section 2.2(c) and Section 2.2(d), and in any Underwritten Offering involved therein, all such Registrable Securities specified in any written request or requests made by IAC (each, a “Piggyback Demand”) and received by NewCo within twenty (20) days after such written notice from NewCo is delivered to IAC.  Such Piggyback Demand may specify that IAC desires to include in such registration all or any portion of the Registrable Securities.

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(b)                                 Underwriting.  If the NewCo Registration is intended to be made by means of an Underwritten Offering, NewCo shall so advise IAC as a part of the written notice given pursuant to Section 2.2(a)(A).  In such event, the right of IAC to participate in such Underwritten Offering shall be conditioned upon IAC’s participation in such underwriting on the terms and subject to the applicable provisions herein.  If IAC proposes to distribute its Registrable Securities through such Underwritten Offering it shall (together with NewCo and any other security holders of NewCo permitted to participate in such Underwritten Offering) enter into an underwriting agreement in customary form (including any customary “lock-up” arrangements) with the representative of the underwriter or underwriters selected by NewCo, provided that the terms and conditions of the underwriting agreement shall be subject to IAC’s written consent (not to be unreasonably withheld).

(c)                                  Underwriter Cutback.  Notwithstanding any other provision of this Section 2.2, if the managing underwriter of any NewCo Registration involving an Underwritten Offering advises NewCo in writing that the number of Registrable Securities requested to be included in such Underwritten Offering, when added to the number of other securities to be offered in the Underwritten Offering pursuant to Section 2.2(a)(B) (and any securities held by any other security holder of NewCo as permitted by NewCo), would materially adversely impact the purchase price obtained for the securities to be included or the total proceeds contemplated in such Underwritten Offering, then the following securities shall be included in such NewCo Registration, to the extent of the total number of securities that NewCo is so advised can be sold in (or during the time of) such offering without so materially adversely affecting such offering (the “Section 2.2(c) Sale Number”):  (i) first, all securities proposed to be registered by NewCo; (ii) second, to the extent the number of securities proposed to be registered pursuant to the foregoing clause (i) is less than the Section 2.2(c) Sale Number, the number of Registrable Securities proposed to be registered by IAC; and (iii) third, to the extent the number of securities to be registered pursuant to the foregoing clause (i), when added to the securities to be registered pursuant to the foregoing clause (ii), is less than the Section 2.2(c) Sale Number, the number of securities proposed to be registered by any other security holder of NewCo.

(d)                                 Exclusion from Underwriting.  If a security holder of NewCo who has requested inclusion in such NewCo Registration involving an Underwritten Offering does not agree to the terms of any such Underwritten Offering, such Person shall be excluded therefrom by written notice from NewCo, the managing underwriter or IAC.  The securities so excluded shall also be withdrawn from such registration (to the extent previously included).

(e)                                  Right to Terminate Registration.  NewCo shall have the right to terminate or withdraw any NewCo Registration prior to the applicable Registration Statement having been declared or ordered effective by the SEC whether or not IAC has elected to include Registrable Securities in such registration.  IAC shall also have the right to withdraw its request for inclusion of its Registrable Securities in a NewCo Registration at any time.

Section 2.3                                    Registration on Form S-3.

(a)                                 Request for Form S-3 Registration.  After the Merger Effective Time, NewCo shall use its reasonable best efforts to qualify for the use of Form S-3 pursuant to Rule 415 promulgated under the Securities Act or any successor form under a successor rule, as

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applicable.  After NewCo has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2.3 and subject to the conditions set forth in this Section 2.3, if NewCo shall receive from IAC a written request that NewCo effect any registration on Form S-3 or any similar short form Registration Statement with respect to all or any portion of the Registrable Securities (which request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by IAC), NewCo shall use its reasonable best efforts to effect such registration under and in accordance with the provisions of the Securities Act and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as shall be specified in such request.  At any time a Form S-3 shall be effective and remain effective, IAC shall be permitted to effect an unlimited number of (i) non-Underwritten Offerings or (ii) shelf take-downs off the Form S-3 (which may be Underwritten Offerings), including any underwritten “block trades,” in each case, without notice to, or inclusion of, any other securities held by NewCo or any other Person, and in each case, limited to the Registrable Securities.

(b)                                 Deferral.  The provisions of Section 2.1(d) shall apply to any registration pursuant to this Section 2.3.

(c)                                  Underwriting.  If IAC requests registration under this Section 2.3 intending to distribute the Registrable Securities covered by its request by means of an Underwritten Offering, the provisions of Section 2.1(f), Section 2.1(g) and Section 2.1(h) shall apply to such registration.  Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requested for registration or registrations effected pursuant to Section 2.1.

Section 2.4                                    Registration in Connection with Spin-Off.  In addition to the other rights provided for herein, NewCo agrees that if any Registrable Securities require registration with or approval of any Governmental Authority before such Registrable Securities may be distributed to IAC stockholders, whether by dividend, recapitalization, exchange, redemption or other extraordinary transaction, or sold by such IAC stockholders thereafter without restriction under applicable law, NewCo shall cause such Registrable Securities to be duly registered or approved, as the case may be.  In addition, NewCo shall use its reasonable best efforts to list any shares of NewCo Class A Common Stock required to be delivered upon any conversion, exchange or transfer of shares of the NewCo Class B Common Stock prior to such delivery, on each national securities exchange or interdealer quotation system on which the outstanding NewCo Class A Common Stock is listed at the time of such delivery.

Section 2.5                                    Expenses of Registration.  Except as contemplated by Section 2.1(f), all Registration Expenses incurred in connection with registrations pursuant to Section 2.1, Section 2.2, Section 2.3 or Section 2.4 hereof shall be borne by NewCo; provided, however, that NewCo shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1, Section 2.3 or Section 2.4 if the registration request is subsequently withdrawn at the request of IAC (unless (i) the withdrawal is made following deferral pursuant to Section 2.1(d), or (ii) the withdrawal is based on the reasonable determination of IAC that there has been, since the date of the applicable Demand Notice, a material adverse change in the business or prospects of NewCo).  All Selling Expenses relating to securities registered on behalf of IAC and any other holders of securities shall be borne by IAC and such other holders of

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securities included in such registration pro rata in proportion to the number of securities to be registered by a holder versus the total number of securities to be included in such registration by the Company and all participating holders.

Section 2.6                                    Registration Procedures.  IAC agrees to furnish to NewCo such information regarding IAC and the distribution proposed by IAC as NewCo may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article II.  In the case of each registration effected by NewCo pursuant to this Article II, NewCo shall keep IAC promptly informed in writing as to the initiation of each registration and as to the completion thereof.  At its expense, NewCo shall use its reasonable best efforts to:

(a)                                 keep the relevant registration effective for a period ending on the earlier of the date that is one-hundred and twenty (120) days from the effective date of the applicable Registration Statement or such time as IAC has completed the distribution described in such Registration Statement;

(b)                                 prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in Section 2.6(a);

(c)                                  furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as IAC may from time to time reasonably request;

(d)                                 register and qualify the securities covered by such Registration Statement under such other securities laws of such jurisdictions as shall be reasonably requested by IAC;

(e)                                  notify IAC at any time when a prospectus relating to a Registration Statement registering the offering of Registrable Securities is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly (and in any event within five (5) days thereafter) prepare and furnish to IAC a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of Registrable Securities covered by such prospectus, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)                                   furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through an Underwritten Offering, (i) an opinion, dated as of such date, of the counsel representing NewCo for the purposes of such registration, in form and substance as is customarily given to underwriters in an Underwritten

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Offering, addressed to the underwriters, if any and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of NewCo, in form and substance as is customarily given by independent certified public accountants to underwriters in an Underwritten Offering, addressed to the underwriters;

(g)                                  provide a transfer agent and registrar for all Registrable Securities registered pursuant to such Registration Statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)                                 comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first (1st) month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(i)                                     cause all such Registrable Securities registered pursuant to this Agreement (including, for the avoidance of doubt, shares of NewCo Class B Common Stock) to be listed on each over-the-counter market, interdealer quotation system or securities exchange on which securities issued by NewCo are then listed; and

(j)                                    in connection with any Underwritten Offering pursuant to a Registration Statement filed pursuant to Section 2.1 or Section 2.3 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of securities issued by NewCo; provided, however, that such underwriting agreement contains reasonable and customary provisions, and provided further, however, that IAC shall also enter into and perform its obligations under such an agreement.

Section 2.7                                    Indemnification.

(a)                                 NewCo shall, to the fullest extent permitted by law, indemnify and hold harmless IAC and each of its Affiliates (other than NewCo and its Subsidiaries), officers, directors, employees and partners, legal counsel, and accountants (each, an “IAC Covered Person”) against any losses, claims, actions, damages, liabilities and expenses (including reasonable fees and expenses of counsel and other professional advisors), joint or several, to which such IAC Covered Person may become subject under the Securities Act, the Exchange Act, any state “blue sky” securities law, any equivalent non-U.S. securities laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any Registration Statement, prospectus, preliminary prospectus, freewriting prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto), offering circular, or any amendment thereof or supplement thereto, or any document incorporated by reference therein, (ii) any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by NewCo of the Securities Act, any similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to NewCo and relating to any action or inaction required of NewCo in connection with any registration of securities, and NewCo will reimburse such IAC Covered Person for any legal or other expenses

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reasonably incurred by such IAC Covered Person in connection with investigating and defending or settling any such loss, claim, action, damage or liability; provided, however, that NewCo shall not be so liable in any such case to the extent that any such claim, action, loss, damage or liability arises out of or is based on any untrue statement or alleged untrue statement, or omission or alleged omission, action or violation made or incorporated by reference in any such Registration Statement, prospectus, preliminary prospectus, freewriting prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto), offering circular, or any amendment thereof or supplement thereto, or any document incorporated by reference therein in reliance upon, and in conformity with, written information prepared and furnished to NewCo by such IAC Covered Person or prepared on behalf of NewCo by such IAC Covered Person expressly for use therein; provided further, however, that, except as provided in the penultimate sentence of Section 2.7(c) of this Agreement,  the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any loss, action, claim, damage or liability if such settlement is effected without the consent of NewCo (which consent shall not be unreasonably withheld or delayed).  This indemnity shall be in addition to any liability NewCo may otherwise have.

(b)                                 IAC shall, to the fullest extent permitted by law, indemnify and hold harmless NewCo and each of its Affiliates (other than IAC and its Subsidiaries), officers, directors, employees and partners, legal counsel, and accountants (each, a “NewCo Covered Person”) against any losses, claims, actions, damages, liabilities and expenses (including reasonable fees and expenses of counsel and other professional advisors), joint or several, to which such NewCo Covered Person may become subject under the Securities Act, the Exchange Act, any state “blue sky” securities law, any equivalent non-U.S. securities laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any Registration Statement, prospectus, preliminary prospectus, freewriting prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto), offering circular, or any amendment thereof or supplement thereto or any document incorporated by reference therein, (ii) any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by IAC of the Securities Act, any similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to IAC and relating to any action or inaction required of IAC in connection with any registration of securities, and IAC will reimburse such NewCo Covered Person for any legal or other expenses reasonably incurred by such NewCo Covered Person in connection with investigating and defending or settling any such loss, claim, action, damage or liability; provided, however, that IAC shall not be so liable in any such case to the extent that any such claim, action, loss, damage or liability arises out of or is based on any untrue statement or alleged untrue statement, or omission or alleged omission, action or violation made or incorporated by reference in any such Registration Statement, prospectus, preliminary prospectus, freewriting prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto), offering circular, or any amendment thereof or supplement thereto or any document incorporated by reference therein in reliance upon, and in conformity with, written information prepared and furnished to IAC or prepared on behalf of IAC by such NewCo Covered Person expressly for use therein; provided further, however, that, except as provided in the penultimate sentence of Section 2.7(c) of this Agreement, the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts

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paid in settlement of any loss, action, claim, damage or liability if such settlement is effected without the consent of IAC (which consent shall not be unreasonably withheld or delayed); provided further, however, that in no event shall the amount that IAC shall be required to pay or contribute pursuant to this Section 2.7(b) exceed an amount equal to the net proceeds (after deducting any Selling Expenses paid by IAC) actually received by IAC in the sale of Registrable Securities that give rise to such obligation to pay or contribute, except in the case of intentional misrepresentation by IAC or such IAC Covered Person.  This indemnity shall be in addition to any liability IAC may otherwise have.

(c)                                  Each Party entitled to indemnification under this Section 2.7 (the “Indemnified Party”) shall give written notice to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought; provided that any failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by reason of such failure or delay.  In case a claim or an action that is subject or potentially subject to indemnification hereunder is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in and shall have the right, exercisable by giving written notice to the Indemnified Party as promptly as practicable after receipt of written notice from such Indemnified Party of such claim or action, to assume, at the Indemnifying Party’s expense, the defense of any such claim or action; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any action resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at the Indemnified Party’s expense (and with counsel of its own choice); provided, further, however, that the Indemnifying Party shall be obligated to reimburse the Indemnified Party for any fees, costs or expenses subsequently incurred by the Indemnified Party in connection with such defense if (A) the Indemnifying Party has agreed in writing to pay such fees, costs and expenses, (B) the Indemnifying Party has failed to assume the defense of such claim or action within a reasonable time after receipt of notice of such claim or action, (C) having assumed the defense of such claim or action, the Indemnifying Party fails to employ counsel reasonably acceptable to the Indemnified Party or to pursue the defense of such claim or action in a reasonably vigorous manner, (D) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (E) the Indemnified Party has reasonably concluded that there may be one or more legal or equitable defenses available to it and/or any other Indemnified Party that is or are different from or additional to those available to the Indemnifying Party.  Subject to the third proviso in the foregoing sentence, no Indemnifying Party shall, in connection with any one claim or action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees, costs and expenses of more than one firm of attorneys (in addition to one local counsel in each relevant jurisdiction) for all Indemnified Parties.  The Indemnifying Party shall not have the right to settle a claim or action for which any Indemnified Party is entitled to indemnification pursuant to this Section 2.7 without the consent of the Indemnified Party, and the Indemnifying Party shall not consent to the entry of any judgment or enter into or agree to any settlement relating to such claim or action unless such judgment or settlement does not impose any admission of wrongdoing or ongoing obligations on any Indemnified Party and includes as an unconditional term thereof the giving by the claimant or plaintiff therein to such Indemnified Party, in form and substance reasonably

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acceptable to such Indemnified Party, of a full and final release from all liability in respect of such claim or action.  Except in the case of a judgment or settlement effected in the circumstances described in clause (B) or (D) of the third proviso to the first sentence of this Section 2.7(c), the Indemnifying Party shall not be liable hereunder for any amount paid or payable incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an Indemnified Party unless the Indemnifying Party has also consented to such judgment or settlement (such consent not to be unreasonably withheld, conditioned or delayed).  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and action resulting therefrom.

(d)                                 If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to, or unenforceable by, an Indemnified Party in respect of any loss, liability, claim, damage, or expense referred to herein, then the applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party, whether the violation of the Securities Act or any other federal or state securities law or rule or regulation promulgated thereunder applicable to NewCo and relating to any action or inaction required of NewCo in connection with any registration of securities was perpetrated by the Indemnifying Party or the Indemnified Party, and the Parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement, omission or violation.  The Parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation that does not take into account the equitable considerations referred to in this Section 2.7(d).  No Indemnified Party guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person that was not guilty of such fraudulent representation.

(e)                                  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or an officer, director or Affiliate of such Indemnified Party and shall survive the transfer of securities and any termination of this Agreement, but only with respect to offers and sales of Registrable Securities made before the termination date.

(f)                                   Disputes, controversies and claims under this Section 2.7 shall be subject to the terms of Article 7 and Sections 10.01 and 10.09 of the Contribution Agreement.

Section 2.8                                    Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, NewCo agrees to use its reasonable best efforts to:

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(a)                                 make and keep public information regarding NewCo available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the Merger Effective Time;

(b)                                 file with the SEC in a timely manner all reports and other documents required of NewCo under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)                                  so long as IAC owns any Registrable Securities, furnish to IAC promptly upon written request a written statement by NewCo as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the Merger Effective Time), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of NewCo, and such other reports and documents so filed as IAC may reasonably request in availing itself of any rule or regulation of the SEC allowing IAC to sell any such securities without registration.

Section 2.9                                    Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, NewCo shall not, without the prior written consent of IAC, enter into any agreement with any holder or prospective holder of any securities of NewCo giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to IAC pursuant to this Article II.  For these purposes, as to Form S-3 registration rights, pari passu and seniority shall refer to priority in underwriter cut-backs.

Section 2.10                             Termination of Registration Rights.  The right of IAC to request registration or inclusion in any registration pursuant to Section 2.1, Section 2.2 or Section 2.3 and the limitations on NewCo with respect to the granting of subsequent registration rights pursuant to Section 2.9 shall terminate on such date on which IAC and any other members of the IAC Group cease to hold Registrable Securities.

ARTICLE III

ANTI-DILUTION

Section 3.1                                    Anti-Dilution Rights.

(a)                                 In the event that, after the Merger Effective Time, NewCo issues or proposes to issue (other than to a member of the IAC Group and other than pursuant to an Excluded Issuance) any shares of NewCo Common Stock, including shares of NewCo Common Stock issued upon exercise, conversion or exchange of options, warrants and convertible securities (excluding shares of NewCo Class A Common Stock issued upon conversion of shares of NewCo Class B Common Stock) (each such issuance, an “Additional Issuance”), IAC shall have the right (but not the obligation) to purchase or to cause one or more other members of the IAC Group to purchase for cash at a price per share equal to the Issue Price:

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(i)                                     in the case of an Additional Issuance of NewCo Voting Stock, up to a number of shares of the class of the NewCo Voting Stock to be issued in the Additional Issuance and/or one (1) or more other classes of NewCo Voting Stock then authorized as is necessary for the IAC Group to maintain (after giving effect to the Additional Issuance and any issuance of NewCo Voting Stock to the IAC Group pursuant to this Section 3.1(a)(i)) ownership of NewCo Voting Stock resulting in the IAC Group’s Voting Interest and Equity Interest being equal to the IAC Group’s Voting Interest and Equity Interest immediately prior to the Additional Issuance; provided that if, in light of the classes of NewCo Voting Stock and the number of shares thereof then authorized and the relative number of outstanding shares of each class of NewCo Common Stock then held by members of the IAC Group and other Persons, it is not possible for IAC to so maintain the IAC Group’s Voting Interest and Equity Interest through such a purchase, then IAC may determine, in its sole discretion, to purchase (or to cause one or more other members of the IAC Group to purchase) up to such number of shares of such class(es) of NewCo Common Stock then authorized (including any class of stock proposed to be issued in the Additional Issuance if not yet authorized) as it shall determine so long as such purchase would not result in the IAC Group’s Voting Interest or, subject to Section 3.1(a)(ii), Equity Interest exceeding the IAC Group’s Voting Interest or Equity Interest, respectively, immediately prior to the Additional Issuance; or

(ii)                                  in the case of an Additional Issuance of NewCo Non-voting Stock, up to a number of shares of such class or classes of NewCo Non-voting Stock as is necessary for the IAC Group to maintain (after giving effect to the Additional Issuance and any issuance of NewCo Non-voting Stock to the IAC Group pursuant to this Section 3.1(a)(ii)) ownership of (A) NewCo Common Stock resulting in the IAC Group’s Equity Interest being equal to the IAC Group’s Equity Interest immediately prior to the Additional Issuance and (B) at least 80.1% of the issued and outstanding shares of each class of NewCo Non-voting Stock, without regard to whether the IAC Group owned any shares of such class of NewCo Non-voting Stock before such Additional Issuance(s).

(b)                                 NewCo shall give immediate written notice (an “Issuance Notice”) to IAC upon NewCo (x) having received notice of an intended exercise, conversion or exchange of options, warrants or convertible securities (other than a notice requesting conversion of shares of NewCo Class B Common Stock into shares of NewCo Class A Common Stock) or (y) otherwise intending to issue to a third party (other than to a member of the IAC Group) any shares of NewCo Common Stock or any option, warrant, convertible security or other instrument convertible or exchangeable into shares of NewCo Common Stock; provided, however, that NewCo shall not be required to give notice to IAC pursuant to this Section 3.1(b) unless the Additional Issuance resulting from the actions in clause (x) or (y) represents in excess of one-half of one percent (0.5%) of the Total Equity Interests before giving effect to such Additional Issuance; provided, further, however, that, if such Additional Issuance, taken together with any prior Additional Issuance(s) with respect to which IAC was not entitled to receive notice pursuant to the previous proviso, exceeds one-half of one  percent (0.5%) of the Total Equity Interests after giving effect to the contemplated Additional Issuance and such previous

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Additional Issuance(s), NewCo shall then be required to provide immediate written notice to IAC of such Additional Issuance and all such previous Additional Issuances for which IAC has not received notice. The Issuance Notice shall specify: (i) the class of NewCo Common Stock to be issued (or that has been issued), (ii) if such shares are of a class not previously issued, a description of the rights of such shares, (iii) the number of shares proposed to be issued (or that have been issued), (iv) the Issue Price (if known) per share, and (v) the anticipated effective date of the Additional Issuance (which, in the case of issuance described in clause (y), shall be a date that is no earlier than the date that is twenty (20) Business Days after the date of the Issuance Notice) and the effective date of any previously completed Additional Issuance for which IAC has become eligible to receive notice pursuant to the second proviso of this Section 3.1(b).  IAC may exercise its rights to purchase NewCo Common Stock pursuant to this Section 3.1 by sending an irrevocable written notice to NewCo (a “Purchase Election Notice”) not later than fifteen (15) Business Days after receipt of an Issuance Notice (or, if later, two (2) Business Days following the determination of the Issue Price) from NewCo that it elects to purchase or to cause one or more members of the IAC Group to purchase all or a portion of such NewCo Common Stock (the “IAC Additional Shares”).

(c)                                  If a Purchase Election Notice is sent on or prior to the date on which shares of NewCo Common Stock are being issued pursuant to an Additional Issuance (or the date on which the Additional Issuance is deemed effective, if earlier) (such date, the “Additional Issuance Date”), but subject to the occurrence of the Additional Issuance, (i) the closing of the purchase of the IAC Additional Shares shall occur on the later of (A) the Additional Issuance Date and (B) the date on which all necessary approvals from Governmental Authorities relating to the IAC Additional Shares have been received (the “IAC Ownership Date”), (ii) IAC (or such member of the IAC Group designated by IAC), as of the IAC Ownership Date, shall be considered the owner of the IAC Additional Shares purchased pursuant to this Section 3.1 and (iii) as of the IAC Ownership Date, IAC (or such member of the IAC Group designated by IAC) shall possess all incidents, benefits and burdens of ownership of such NewCo Common Stock, including the right to appreciation in value, the risk of depreciation in value, the right to vote the shares, the right to dividends with respect to the shares, and the right to sell, pledge, hypothecate or otherwise dispose of such shares, in each case, as of immediately prior to the Additional Issuance.  At the closing of the purchase and sale on the IAC Ownership Date, NewCo shall deliver to IAC (or such member of the IAC Group designated by IAC), against payment therefor, certificates or book-entry shares (issued in the name of IAC or a member of the IAC Group) representing the shares of NewCo Common Stock being purchased pursuant to this Section 3.1 and shall cause the IAC Additional Shares to be recorded in the stock transfer books of NewCo.

(d)                                 If a Purchase Election Notice is sent after the Additional Issuance Date, the closing of the purchase of IAC Additional Shares shall occur on the later of the date that is ten (10) Business Days after the delivery of the Purchase Election Notice by IAC and the date that is five (5) Business Days after receipt of any necessary approvals from Governmental Authorities.

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ARTICLE IV

BOARD MATTERS

Section 4.1                                    Board Size; Initial Composition.  As of the Merger Effective Time, the size of the Board of Directors shall be ten (10) directors consisting of the following persons:

(a)                                 six (6) directors designated by IAC (each such director, and any subsequent IAC Nominee (as defined below) serving on the Board of Directors, an “IAC Director”);

(b)                                 two (2) directors designated by the Company, which two directors shall initially be Thomas R. Evans and Angie R. Hicks Bowman, or any successor thereto appointed or nominated in accordance with Section 4.3 (each, an “ANGI Director”); and

(c)                                  two (2) independent directors (as defined below) designated by IAC.

For purposes of this Agreement, an independent director will be an individual who qualifies as “independent” pursuant to the rules and regulations of the NASDAQ and Rule 10A-3 of the Exchange Act.

Section 4.2                                    Election and Appointment of IAC Directors.

(a)                                 From and after the Merger Effective Time, in connection with each annual or special meeting of stockholders of NewCo at which directors are to be elected (each such annual or special meeting, an “Election Meeting”), IAC shall have the right to nominate (it being understood that such nomination may include any nomination of any incumbent IAC Director (or an IAC Replacement) by the Board of Directors) a number of nominees (each, an “IAC Nominee”) as follows:

(i)                                     a number (rounded up to the nearest whole number) of directors constituting a majority of the members of the Board of Directors, if IAC’s Equity Interest or Voting Interest is greater than or equal to fifty percent (50%);

(ii)                                  a number (rounded up to the nearest whole number) of directors equal to (A) the total size of the Board of Directors, multiplied by (B) IAC’s Equity Interest or Voting Interest, whichever is greater, so long as IAC’s Equity Interest or Voting Interest is greater than ten percent (10%) but less than fifty percent (50%); and

(iii)                               no directors, if IAC’s Equity Interest and Voting Interest are both less than ten percent (10%).

(b)                                 IAC shall give written notice to the Board of Directors of each IAC Nominee no later than the date that is sixty (60) days prior to the first (1st) anniversary of the date that NewCo’s annual proxy statement for the prior year was first mailed to NewCo’s stockholders; provided that, if IAC fails to give such notice in a timely manner, then IAC shall be deemed to have nominated the incumbent IAC Directors in a timely manner (unless the number of incumbent IAC Directors is less than the number of IAC Nominees IAC is entitled to nominate pursuant to clause (a) above, in which case NewCo and IAC shall use their respective reasonable best efforts to mutually agree on a nominee or nominees to satisfy the requirements of clause (a) above).

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(c)                                  Subject to Section 4.2(e), NewCo and the Board of Directors shall cause each IAC Nominee nominated in accordance with Section 4.2(a) to be included in management’s slate of nominees for election as a director at each Election Meeting and to recommend that NewCo’s stockholders vote in favor of the election of each IAC Nominee.

(d)                                 NewCo shall use reasonable best efforts to, and shall use reasonable best efforts to cause the Board of Directors to, cause the election of each IAC Nominee to the Board of Directors at each Election Meeting (including supporting the IAC Nominee for election in a manner no less rigorous and favorable than the manner in which NewCo supports the other nominees).

(e)                                  If any IAC Nominee (i) is unable to serve as a nominee for appointment as of the Merger Effective Time or for election as a director or to serve as a director, for any reason, thereafter (ii) ceases to continue as a director (upon death, resignation or otherwise) or fails to be elected at an Election Meeting solely as a result of such IAC Nominee failing to receive a plurality of the votes cast, or (iii) is to be substituted by IAC (with the relevant IAC Nominees’ consent and resignation) for election at an Election Meeting, IAC shall have the right to submit the name of a replacement for each such IAC Nominee (each an “IAC Replacement”) and who shall serve as the nominee for election as director or serve as director in accordance with the terms of this Section 4.2.  An IAC Nominee shall, at the time of nomination and at all times thereafter until such individual’s service on the Board of Directors ceases, meet any applicable requirements or qualifications under applicable law or applicable stock exchange rules.

Section 4.3                                    Election and Appointment of ANGI Directors.

(a)                                 During the Initial Governance Period, (i) in connection with each Election Meeting, the Board of Directors shall nominate the ANGI Directors (or, if applicable, an ANGI Replacement) (each, an “ANGI Nominee”) for election in accordance with the Bylaws of NewCo and (ii) IAC shall, and shall cause any member of the IAC Group to, (A) cause their respective shares of NewCo capital stock to be present for quorum purposes at any Election Meeting and shall vote or cause to be voted all shares of NewCo capital stock beneficially owned by IAC or any member of the IAC Group in favor of the ANGI Nominees and (B) not vote any shares of NewCo capital stock beneficially owned by IAC or any member of the IAC Group in favor of removal of any ANGI Director, other than for cause.

(b)                                 If, prior to expiration of the Initial Governance Period, either ANGI Director (i) is unable or unwilling to serve as a nominee for appointment as of the Merger Effective Time or for election as a director or to serve as a director, for any reason, thereafter, or (ii) ceases to continue as a director (upon death, resignation or otherwise), or fails to be elected at an Election Meeting solely as a result of such ANGI Nominee failing to receive a plurality of the votes cast (other than as a result of a breach by IAC of Section 4.3(a) hereof), the Board of Directors shall select a replacement for such ANGI Director (an “ANGI Replacement”), which ANGI Replacement at such time (i) (A) must qualify to serve as an independent director of NewCo if such replaced ANGI Director qualified to serve as an independent director of NewCo at the time he or she ceased to be able or willing to serve or ceased to continue as a director of NewCo, as the case may be, or (B) must, in all other cases, qualify to serve as an independent director of IAC (were such individual to be appointed at such time to the Board of Directors of

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IAC), and (ii) must be reasonably acceptable to the remaining ANGI Director (if any), and who shall serve as the nominee for election as director or serve as director in accordance with the terms of this Section 4.3.  An ANGI Nominee shall, at the time of nomination and at all times thereafter until such individual’s service on the Board of Directors ceases, meet any applicable requirements or qualifications under applicable law or applicable stock exchange rules.

(c)                                  If both ANGI Directors (i) are unable or unwilling to serve as nominees for appointment as of the Merger Effective Time or for election as directors or to serve as directors, for any reason, thereafter, or (ii) cease to continue as directors (upon death, resignation or otherwise) or fail to be elected at an Election Meeting solely as a result of such ANGI Nominees failing to receive a plurality of the votes cast (other than as a result of a breach by IAC of Section 4.3(a) hereof), then the provisions set forth in Section 4.1(b), Section 4.3(a), Section 4.3(b), Section 4.5(a) and Section 4.5(b) shall be void and of no further force an effect.

Section 4.4                                    Fees and Expenses; Indemnification.  Each IAC Nominee and ANGI Nominee elected to the Board of Directors will be entitled to compensation and other benefits consistent with the compensation and benefits paid or made available to the other directors serving on the Board of Directors who are not executive officers or employees of NewCo, and NewCo will reimburse each IAC Nominee and ANGI Nominee for his or her reasonable expenses, consistent with NewCo’s policy for such reimbursement in effect from time to time, incurred by attending meetings of the Board of Directors and/or any committee of the Board of Directors.  NewCo shall indemnify, or provide for the indemnification of, including, subject to applicable law, any rights to the advancement of fees and expenses, to the IAC Nominee and ANGI Nominees and provide the IAC Nominees and ANGI Nominees with director and officer insurance to the same extent it indemnifies and provides insurance for the non-employee members of the Board of Directors.

Section 4.5                                    Board Committees.

(a)                                 During the Initial Governance Period, IAC and NewCo agree that the Board of Directors shall not utilize committees of the Board of Directors for the purpose of discriminating against the ANGI Directors in order to limit their participation in substantive deliberations of the Board of Directors, except that the Board of Directors may utilize committees in order to limit the participation of any director to the extent that a majority of the independent directors (for this purpose not counting the director who may have a material conflict of interest in the numerator or denominator) reasonably determines in good faith that doing so is advisable due to a conflict of interest.

(b)                                 During the Initial Governance Period, at least one (1) of the members of the Audit Committee of the Board of Directors shall be an ANGI Director so long as the ANGI director qualifies as “independent” pursuant to the rules and regulations of the NASDAQ and Rule 10A-3 of the Exchange Act and is otherwise eligible for membership on an Audit Committee of a board of directors of a corporation listed on NASDAQ.

(c)                                  Among other powers and responsibilities as delegated to the Audit Committee from time to time by the Board of Directors, the Audit Committee of the Board of Directors shall be responsible (i) for compliance with Section 5630 of the NASDAQ listing rules

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or any successor thereto, whether or not NewCo ceases to be listed on the NASDAQ, and (ii) for reviewing any proposed amendments or waivers by NewCo of any term of this Agreement or the Other Ancillary Agreements (other than any amendments or waivers that are immaterial in nature).

ARTICLE V

OTHER AGREEMENTS

Section 5.1                                    Future Transactions.  If IAC advises NewCo, at any time, that IAC intends to dispose of all or a portion of its interest in NewCo (including by way of a distribution to IAC’s stockholders), NewCo agrees to cooperate and take all action reasonably requested by IAC to facilitate such a transaction; provided, however, that, except as otherwise set forth in Article II of this Agreement, IAC shall reimburse NewCo for any reasonable out-of-pocket expenses incurred by NewCo in connection with any such cooperation or action.

Section 5.2                                    DGCL Section 253 Transaction.  During the Initial Governance Period, IAC agrees (and agrees to cause any of its Subsidiaries owning capital stock of NewCo) not to effect any transaction involving NewCo otherwise permitted pursuant to Section 253 of the General Corporation Law of the State of Delaware without obtaining the prior approval of a committee of the Board of Directors consisting solely of independent directors, at least fifty percent (50%) of which shall be ANGI Directors so long as any ANGI Directors who qualify as independent directors are then serving on the Board of Directors.

Section 5.3                                    Controlled Company Status.  For so long as IAC’s Voting Interest exceeds fifty percent (50%), and except as may be otherwise consented to in advance and in writing by IAC, NewCo agrees to avail itself of the exemptions available to a “Controlled Company” pursuant to the Corporate Governance Requirements of the NASDAQ.

Section 5.4                                    Amendments to the NewCo Certificate of Incorporation and Bylaws.

(a)                                 During the Initial Governance Period, IAC shall, and shall cause any member of the IAC Group to, not vote any shares of NewCo capital stock beneficially owned by IAC or any member of the IAC Group in favor of any amendment to the Certificate of Incorporation or Bylaws of NewCo, or waiver of any provision thereof, that is inconsistent with the terms of Section 4.1, Section 4.3, Section 4.5, Section 5.1, this Section 5.4, Section 5.2, Section 6.1, Section 6.6 or Section 6.13 of this Agreement and would adversely affect the rights of the holders of NewCo Class A Common Stock, without the prior approval of the Audit Committee of the Board of Directors.

(b)                                 During the Initial Governance Period, IAC shall, and shall cause any member of the IAC Group to, not vote any shares of NewCo capital stock beneficially owned by IAC or any member of the IAC Group in favor of any amendment to the Certificate of Incorporation or Bylaws of NewCo, or waiver of any provision thereof, that is inconsistent with the terms of Section 4.1, Section 4.3, Section 4.5, Section 5.1, this Section 5.4, Section 5.2, Section 6.1, Section 6.6 or Section 6.13 of this Agreement and would adversely affect the rights

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of the holders of NewCo Class A Common Stock, without the prior approval of a majority of the holders of NewCo Class A Common Stock.

ARTICLE VI

MISCELLANEOUS

Section 6.1                                    Termination.  Except for the rights and obligations of the Parties that earlier terminate, expire or fall away as expressly stated in this Agreement, this Agreement shall terminate on the later of (a) the date on which IAC’s Equity Interest is less than ten percent (10%) and (b) such date on which IAC and any other members of the IAC Group cease to hold Registrable Securities.

Section 6.2                                    Counterparts.  This Agreement and each Other Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties thereto and delivered to the other parties.

Section 6.3                                    Entire Agreement; Coordination.  The Merger Agreement, this Agreement, the Other Ancillary Agreements (and the Schedules, Exhibits and Annexes thereto) and the specific agreements contemplated hereby or thereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.  No agreements or understandings exist between NewCo and IAC other than those set forth or referred to herein or therein.  In the event of any inconsistency between this Agreement and the Other Ancillary Agreements with respect to matters addressed in the Other Ancillary Agreements, the provisions of the Other Ancillary Agreements shall control.

Section 6.4                                    Construction.  In this Agreement and each of the Other Ancillary Agreements, unless a clear contrary intention appears:

(a)                                 the singular number includes the plural number and vice versa;

(b)                                 reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement or the relevant Other Ancillary Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)                                  reference to any gender includes each other gender;

(d)                                 reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein or in the relevant Other Ancillary Agreement;

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(e)                                  “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement or to the relevant Other Ancillary Agreement as a whole and not to any particular article, or other provision hereof or thereof;

(f)                                   “including” (and with correlative meaning “include”) means including, without limiting the generality of, any description preceding such term;

(g)                                  the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

(h)                                 with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(i)                                     references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(j)                                    references to the “other,” or the “other Party” refer to NewCo or IAC, as the context requires.

Section 6.5                                    Signatures.  Each of NewCo and IAC acknowledges that it and the other Party (and the other members of their respective Groups) may execute certain of the Other Ancillary Agreements by facsimile, stamp or mechanical signature.  Each of NewCo and IAC expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name (or that of the applicable member of its Group) as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause each such Other Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 6.6                                    Assignability.

(a)                                 Except as set forth in any Other Ancillary Agreement, this Agreement and each Other Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that except as contemplated in this Section 6.6 or as specifically provided in any Other Ancillary Agreement, no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Other Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

(b)                                 In the event IAC desires to effect a spin-off, split-off or similar transaction (however effected) in which the equity interests of a Subsidiary of IAC holding IAC’s interest in NewCo are distributed or otherwise transferred, directly or indirectly, to the holders of one or more classes of IAC’s capital stock, then, upon IAC’s written request, NewCo, IAC and such Subsidiary of IAC shall enter into an amendment to this Agreement to effect (i) the assignment by IAC of its rights hereunder to such Subsidiary of IAC and (ii) the acceptance of such rights and assumption of IAC’s obligations hereunder by such Subsidiary of IAC (in each case of clauses (i) and (ii) effective prior to or substantially concurrently with the consummation of such

26

transaction), and (iii) the acknowledgement by NewCo that IAC shall thereafter have no liability hereunder (except for any liability arising from any breach by IAC or relating to any actions or events occurring, in each case, on or prior to the date of the spin-off, split-off or similar transaction).

(c)                                  In the event (i) IAC desires to sell or transfer twenty percent (20%) or more of IAC’s Equity Interest during the Initial Governance Period to an unaffiliated third party or (ii) IAC determines to distribute its equity interest in NewCo to IAC’s stockholders and as a result, to IAC’s knowledge, a Person will hold twenty percent (20%) or more of the outstanding equity interests in NewCo, as a condition to any such sale, transfer or distribution, the party acquiring the twenty percent (20%) or greater equity interest described in clause (i) or (ii), as applicable, must agree in writing to assume IAC’s obligations under this Agreement (unless the transaction will result in the acquiring party acquiring 100% of the capital stock of NewCo).  In the event IAC desires to sell or transfer any of IAC’s Equity Interest during the Initial Governance Period to an Affiliate of IAC (other than by way of a distribution to all of IAC’s stockholders), as a condition to any such sale or transfer, such Affiliate must agree in writing to assume IAC’s obligations under this Agreement (unless the transaction will result in the acquiring Affiliate acquiring 100% of the capital stock of NewCo).

Section 6.7                                    Third Party Beneficiaries.  Except for (i) the indemnification rights under this Agreement of any NewCo Covered Person or any IAC Covered Person in their respective capacities as such and (ii) as specifically provided in any Other Ancillary Agreement:

(a)                                 the provisions of this Agreement and each Other Ancillary Agreement are solely for the benefit of the Parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder; and

(b)                                 there are no third party beneficiaries of this Agreement or any Other Ancillary Agreement; and neither this Agreement nor any Other Ancillary Agreement shall provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Other Ancillary Agreement.

Section 6.8                                    Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.9                                    Governing Law.  This Agreement and each Other Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

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Section 6.10                             Notices.  All notices or other communications under this Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be in writing and shall be deemed to be duly given when delivered in person or successfully transmitted by electronic mail or facsimile, addressed as follows:

if to IAC:

IAC/InterActiveCorp
555 West 18th Street
New York, NY 10011
Attention:  General Counsel
Fax:  (212) 632-9551
Email:

if to NewCo:

[NewCo]
[Address1]
[Adrress2]
[City, State, Zip Code]
Attention:  Chief Financial Officer
Fax:
Email:

Section 6.11                             Severability.  If any provision of this Agreement or any Other Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to either Party hereto or any Party thereto.  Upon such determination, the relevant Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 6.12                             Waivers of Default; Conflicts.

(a)                                 No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  Waiver by any Party of any default by the other Party of any provision of this Agreement or any Other Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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(b)                                 Each of NewCo and IAC acknowledges that each of the Parties and each member of their respective Group are all currently represented by members of IAC’s legal department and IAC’s outside counsel.  IAC (on behalf of itself and every member of its Group), on the one hand, and NewCo (on behalf of itself and every member of its Group), on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Merger Effective Time.

Section 6.13                             Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Parties which, unless the Merger Agreement has been terminated in accordance with its terms or the Merger Effective Time shall have occurred, shall not become effective unless the Company has provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that, during the Initial Governance Period, Section 4.1, Section 4.3, Section 4.5, Section 5.1, Section 5.4, Section 5.2, Section 6.1, Section 6.6 or this Section 6.13 (to the extent such sections have not been voided pursuant to other provision of this Agreement) may not be amended by IAC and NewCo, or waivers therefrom granted, which amendment or waiver would adversely affect the rights of the holders of NewCo Class A Common Stock, without receiving the prior consent of a majority of the holders of NewCo Class A Common Stock.

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IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the date first set forth above.

IAC/INTERACTIVECORP

By:
Name:
Title:

ANGI HOMESERVICES INC.

By:
Name:
Title:

[Signature page to Investor Rights Agreement]

EXHIBIT F

FORM OF CONTRIBUTION AGREEMENT

by and between

IAC/INTERACTIVECORP

and

ANGI HOMESERVICES INC.

Dated as of

[•]

i

ii

CONTRIBUTION AGREEMENT

This Contribution Agreement, dated as of [•] (this “Agreement”), is entered into by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and ANGI Homeservices Inc, a Delaware corporation and wholly owned Subsidiary of IAC (“NewCo” and, together with IAC, the “Parties” and each a “Party”).

RECITALS

WHEREAS, IAC, NewCo, Casa Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of NewCo (“Merger Sub”), and Angie’s List, Inc., a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of May [•], 2017 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth therein, with the Company surviving such merger (the “Merger”) as a wholly owned Subsidiary of NewCo;

WHEREAS, it is a condition to the Merger that, prior to the Merger Effective Time (as defined below), the Contribution (as defined below) and the IAC Share Issuance (as defined below) be consummated in accordance with the terms of this Agreement;

WHEREAS, the Merger Agreement contemplates that IAC and NewCo will enter into this Agreement and a series of agreements as set forth in Section 2.11 of this Agreement;

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution and the IAC Share Issuance and to set forth certain other agreements that will, following such transactions, govern certain matters relating to the Contribution and the IAC Share Issuance and the relationship of IAC, NewCo and their respective Affiliates (as defined below); and

WHEREAS, it is intended that the Contribution and the IAC Share Issuance, taken together, will qualify as an exchange described in Section 351(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.01                             Definitions.  The capitalized words and expressions and variations thereof used in this Agreement or in its schedules, unless a clearly inconsistent meaning is required under the context, shall have the meanings set forth below:

“Accounts Receivable”  means, in respect of any Person, (a) all trade accounts and notes receivable and other rights to payment from customers and all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or otherwise disposed of or services rendered to customers, (b) all other accounts and notes receivable and all security for such accounts or notes, and (c) any claim, remedy or other right relating to any of the foregoing.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by any Person or any Governmental Authority or before any Governmental Authority or any arbitration or mediation tribunal.

“Additional NewCo Class B Shares” has the meaning set forth in Section 2.04(a).

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that (a) Expedia, Inc. and its controlled Affiliates shall not be deemed to be Affiliates of IAC or NewCo and (b) from and after the Contribution Effective Time, no member of the HomeAdvisor Group shall be deemed to be an Affiliate of any member of the IAC Group, and no member of the IAC Group shall  be deemed to be an Affiliate of any member of the HomeAdvisor Group.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means any applicable law, statute, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

“Appurtenances” means, in respect of any Land, all privileges, rights, easements, servitudes, hereditaments and appurtenances and similar interests belonging to or for the benefit of such Land, including all easements and servitudes appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of, access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto.

“Asset-Related Claims” means, in respect of any Asset, all claims of the owner against Third Parties relating to such Asset, whether choate or inchoate, known or unknown, absolute or contingent, disclosed or non-disclosed.

“Assets” means assets, properties, claims and rights (including goodwill), wherever located (including in the possession of owners or Third Parties or elsewhere), whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of a Person, including the following:

(a)                                 Real Property;

(b)                                 Tangible Personal Property;

(c)                                  Inventories;

(d)                                 Accounts Receivable;

(e)                                  Contractual Assets;

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(f)                                   Governmental Authorizations;

(g)                                  Business Records;

(h)                                 Intangible Property Rights;

(i)                                     Insurance Benefits;

(j)                                    Asset-Related Claims; and

(k)                                 Deposit Rights.

“Bankruptcy Code” has the meaning set forth in Section 2.15(f).

“Business Concern” means any corporation, company, limited liability company, partnership, joint venture, trust, unincorporated association or any other form of association.

“Business Day” means any day excluding (a) Saturday, Sunday and any other day which, in New York City is a legal holiday or (b) a day on which banks are authorized by Applicable Law to close in New York City.

“Business Records” means, in respect of any Person, all data and Records relating to such Person, including client and customer lists and Records, referral sources, research and development reports and Records, cost information, sales and pricing data, customer prospect lists, customer and vendor data, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, personnel Records (subject to Applicable Law), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records.

“Claim Notice” has the meaning set forth in Section 5.04(b).

“Claimant Party” has the meaning set forth in Section 7.02(a).

“Company” has the meaning set forth in the recitals hereto.

“Confidential Information” has the meaning set forth in Section 6.07(a).

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under Applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking, but excluding this Agreement and any Other Ancillary Agreement save as otherwise expressly provided in this Agreement or in any Other Ancillary Agreement.

“Contractual Asset” means, in respect of any Person, any Contract of, or relating to, such Person, any outstanding offer or solicitation made by, or to, such Person to enter into any Contract, and any promise or undertaking made by any other Person to such Person, whether or not legally binding.

“Contribution” has the meaning set forth in Section 2.03(a).

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“Contribution Effective Time” means the time of the consummation of the Contribution.

“Control”  or “Controlled” means, with respect to any Intellectual Property, the right to grant a license to such Intellectual Property as provided for herein without: (i) violating the terms of any Contract or other arrangement with any other Person; (ii) requiring any consent, approvals or waivers from any other Person, or any breach or default by a licensee being deemed a breach or default affecting the rights of the licensor; or (iii) requiring the payment of any compensation to any other Person for which the grantee of the contemplated license has not agreed to reimburse the grantor.

“Deferred Beneficiary” has the meaning set forth in Section 3.01(b).

“Deferred Excluded Asset” has the meaning set forth in Section 3.01(a).

“Deferred HomeAdvisor Asset” has the meaning set forth in Section 3.01(a).

“Deferred Transactions” has the meaning set forth in Section 8.01(a).

“Deferred Transfer Asset” has the meaning set forth in Section 3.01(a).

“Deposit Rights” means rights relating to deposits and prepaid expenses, claims for refunds and rights of set-off in respect thereof.

“Disclosing Party” has the meaning set forth in Section 6.08.

“Dispute” has the meaning set forth in Section 7.02(a).

“Dispute Notice” has the meaning set forth in Section 7.02(a).

“Dispute Parties” has the meaning set forth in Section 7.02(a).

“EHS Liabilities” means any Liability arising from or under any Environmental Law or Occupational Health and Safety Law.

“Employee Matters Agreement” means the Employee Matters Agreement between IAC and NewCo dated as of the date hereof.

“Encumbrance” means, with respect to any asset, mortgages, liens, hypothecations, pledges, charges, security interests or encumbrances of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law.

“Environmental Law” means any Applicable Law from any Governmental Authority (a) relating to the protection of the environment (including air, water, soil and natural resources) or (b) the use, storage, handling, release or disposal of Hazardous Substances.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.07(a).

“Fiscal Year” means the 12-month accounting period of IAC or NewCo, as the context requires, ended on December 31 of a given year.

“GAAP” has the meaning set forth in Section 2.05(d).

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“Governmental Authority” means any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

“Governmental Authorization” means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority or pursuant to any Applicable Law.

“Ground Lease” means any long-term lease (including any emphyteotic lease) of Land in which most of the rights and benefits comprising ownership of the Land and the Improvements thereon or to be constructed thereon, if any, and the Appurtenances thereto for the benefit thereof, are transferred to the tenant for the term thereof.

“Ground Lease Property” means, in respect of any Person, any Land, Improvement or Appurtenance of such Person that is subject to a Ground Lease.

“Group” means the IAC Group or the HomeAdvisor Group, as the context requires.

“HomeAdvisor Assets” has the meaning set forth in Section 2.05.

“HomeAdvisor Business” means the businesses and operations that comprise the “HomeAdvisor” segment of IAC as described in IAC’s Annual Report on Form 10-K for the period ended December 31, 2016 and as operated and conducted since December 31, 2016, including entities or businesses acquired since such date (which include MyBuilder Limited and HomeStars Inc.), and which businesses consist of home services digital marketplaces operated in the United States, Canada, France, Germany, Italy, the Netherlands and the United Kingdom.

“HomeAdvisor Claims” has the meaning set forth in Section 5.01(a).

“HomeAdvisor Entities” means those Business Concerns which are identified on Schedule 2.05(b), which Business Concerns on and after the Contribution Effective Time form part of the HomeAdvisor Group.

“HomeAdvisor Group” means NewCo, Merger Sub, the HomeAdvisor Entities and each other Person (other than any member of the IAC Group) that is a direct or indirect Subsidiary of NewCo immediately after the Contribution Effective Time, and each Person that becomes a Subsidiary of NewCo after the Contribution Effective Time (including the Company and its Subsidiaries as of the Merger Effective Time).

“HomeAdvisor Group Balance Sheet” has the meaning set forth in Section 2.05(c).

“HomeAdvisor Indemnified Parties” has the meaning set forth in Section 5.03.

“HomeAdvisor Liabilities” has the meaning set forth in Section 2.08.

“HomeAdvisor Releasors” has the meaning set forth in Section 5.01(a).

“HomeAdvisor Spin-Out” has the meaning set forth  in Section 2.15(d).

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

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“IAC” has the meaning set forth in the preamble hereto.

“IAC Auditor” has the meaning set forth in Section 8.02(a).

“IAC Claims” has the meaning set forth in Section 5.01(b).

“IAC Group” means IAC and its Subsidiaries, other than any member of the HomeAdvisor Group.

“IAC Releasors” has the meaning set forth in Section 5.01(b).

“IAC Share Issuance” has the meaning set forth in Section 2.04(a).

“IAC Share Issuance Number” has the meaning set forth in the Merger Agreement.

“IAC Spin-Out” has the meaning set forth in Section 2.16(d).

“Improvements” means, in respect of any Land, all buildings, structures, plants, fixtures and improvements located on such Land, including those under construction.

“Indemnified Party” has the meaning set forth in Section 5.04(a).

“Indemnifying Party” has the meaning set forth in Section 5.04(b).

“Information” means any information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, test procedures, research, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, manufacturing techniques, manufacturing variables, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, products, product plans, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer information, customer services, supplier information, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Benefits” means, in respect of any Asset or Liability, all insurance benefits, including rights to Insurance Proceeds, arising from or relating to such Asset or Liability.

“Insurance Proceeds” means those monies (in each case, net of any costs or expenses incurred in the collection thereof and net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments)):

(a)                                 received by an insured from an insurance carrier; or

(b)                                 paid by an insurance carrier on behalf of the insured.

“Intangible Property Rights” means, in respect of any Person, all intangible rights and property of such Person, including IT and IP Assets, Intellectual Property, going concern value and goodwill.

“Intellectual Property” means any technology and intellectual property or other proprietary rights in any jurisdiction, including all (a) inventions, discoveries, patents (including all

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reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), and patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) or any other industrial property rights however denominated, (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), social media handles and other identifiers and indicia of origin, and all applications and registrations in connection therewith, (c) works of authorship and copyrights (whether or not published), and all applications and registrations in connection therewith, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings, (d) intellectual property rights in Software Programs, (e) mask works and industrial designs, and all applications and registrations in connection therewith, (f) trade secrets and other confidential and proprietary information that derives value from being kept secret (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data), and all rights therein, (g) rights of attribution and integrity and other moral rights of an author, in each case other than IT Assets, (h) all rights to enforce, defend, sue or recover and retain damages and costs and attorneys’ fees, whether accruing before, on or after the date hereof, for past, present and future infringement or misappropriation of any of the foregoing, including all rights to and claims for damages, restitution and injunctive relief, and (i) all rights to income, royalties, fees, damages and other payments now or hereafter due and/or payable with respect thereto.

“Intercompany Accounts” means all balances related to indebtedness, including any intercompany indebtedness, loan, guaranty, receivable, payable or other account between a member of the IAC Group, on the one hand, and a member of the HomeAdvisor Group, on the other hand.

“Intercompany Note” means the Intercompany Note between IAC (or another member of the IAC Group) and NewCo (or another member of the HomeAdvisor Group) dated as of the date hereof.

“Internal Control Audit and Management Assessments” has the meaning set forth in Section 8.02(b).

“Inventories” means, in respect of any Person, all inventories of such Person wherever located, including all finished goods, (whether or not held at any location or facility of such Person or in transit to or from such Person), work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Person in production of finished goods.

“Investor Rights Agreement” means the Investor Rights Agreement between IAC and NewCo dated as of the date hereof.

“IT and IP Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all tangible embodiments of Intellectual Property (including any medium on which a Person’s Intellectual Property may subsist), and all other information technology equipment and all associated documentation.

“Land” means, in respect of any Person, all parcels and tracts of land in which the Person has an ownership interest.

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“Liability” means, with respect to any Person, any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under any Applicable Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions) or Order of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, in each case, whether or not recorded or reflected or otherwise disclosed or required to be recorded or reflected or otherwise disclosed, on the books and records or financial statements of any Person, including any Specified Financial Liability, EHS Liability or Liability for Taxes.

“Licensed HomeAdvisor Intellectual Property” means all Intellectual Property (excluding Intellectual Property described in clause (h) or (i) of the definition thereof) that is: (i) owned by NewCo or any of its Affiliates immediately after the Contribution Effective Time; (ii) Controlled by NewCo or any of its Affiliates immediately after the Contribution Effective Time; and (iii) in use, held for use or contemplated to be used by any Remaining IAC Entity in the Remaining Business as conducted as of the Contribution Effective Time.

“Licensed IAC Intellectual Property” means all Intellectual Property (excluding Intellectual Property described in clause (h) or (i) of the definition thereof) that is: (i) owned by IAC or any of its Affiliates immediately after the Contribution Effective Time; (ii) Controlled by IAC or any of its Affiliates immediately after the Contribution Effective Time; and (iii) in use, held for use or contemplated to be used by any HomeAdvisor Entity in the HomeAdvisor Business as conducted as of the Contribution Effective Time.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Merger Effective Time” means the date and time when the Merger becomes effective.

“Merger Sub” has the meaning set forth in the recitals hereto.

“NewCo” has the meaning set forth in the preamble hereto.

“NewCo Auditor” has the meaning set forth in Section 8.02(a).

“NewCo Class A Common Stock” means the Class A common stock, par value $0.001 per share, of NewCo.

“NewCo Class B Common Stock” means the Class B common stock, par value $0.001 per share, of Newco.

“NewCo Reports” has the meaning set forth in Section 8.02(d).

“Non-HomeAdvisor Parties” has the meaning set forth in Section 5.01(a).

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“Non-IAC Parties” has the meaning set forth in Section 5.01(b).

“Occupational Health and Safety Law” means any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means any action taken by a Person that is in the ordinary course of the normal, day-to-day operations of such Person and is consistent with the past practices of such Person.

“Other Ancillary Agreements” has the meaning set forth in Section 2.11(a).

“Party” or “Parties” have the meaning set forth in the preamble hereto.

“Person” means any individual, Business Concern or Governmental Authority.

“Potential Contributor” has the meaning set forth in Section 5.06(a).

“Prime Rate” means the rate which JPMorgan Chase & Co. (or any successor thereto or other major money center commercial bank agreed to by the Parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Providing Party” has the meaning set forth in Section 6.08.

“Real Property” means any Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

“Remaining Business” means all businesses of IAC other than the HomeAdvisor Business.

“Remaining IAC Entity” means any Business Concern that is a member of the IAC Group on and after the Contribution Effective Time.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“Requesting Party” has the meaning set forth in Section 6.01(a).

“Responding Party” has the meaning set forth in Section 7.02(a).

“Response” has the meaning set forth in Section 7.02(a).

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“Responsible Group” has the meaning set forth in Section 3.02(c).

“Responsible Party” has the meaning set forth in Section 3.02(a).

“Retained Liabilities” has the meaning set forth in Section 2.08.

“Retaining Person” has the meaning set forth in Section 3.01(b).

“S-4 Registration Statement” means the registration statement on Form S-4 first publicly filed by NewCo with the SEC on [•], 2017 (together with all amendments and supplements thereto) in connection with the registration under the Securities Act of the NewCo Class A Common Stock to be issued in connection with the Merger.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Party Representatives” has the meaning set forth in Section 7.02(a).

“Services Agreement” means the Services Agreement between IAC and NewCo dated as of the date hereof.

“Shared Liability” of NewCo means any Liability from, relating to, arising out of, or derivative of any matter, claim or litigation, whether actual or potential, associated with any securities law litigation relating to any public disclosure (or absence of public disclosure) with respect to NewCo, the HomeAdvisor Business or the HomeAdvisor Entities made by IAC prior to the Contribution Effective Time, including the fees and expenses of outside counsel retained by IAC in connection with the defense and/or settlement of any such matter.  For purposes of this definition, the phrase “securities law litigation” shall include claims alleging any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in alleged violation of the Securities Act, the Exchange Act or any similar state law and any claims premised on, related to or derivative of such alleged statements, omissions or violations, whether payable to any current, past or future holders of IAC securities or any NewCo securities, to any of the co-defendants in such action or to any Governmental Authority.  Notwithstanding anything in Section 5.06 to the contrary, the amount of any Shared Liability shall be net of any insurance proceeds actually recovered by or on behalf of any member of any Group.

“Software Programs” means any computer programs (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Specified Financial Liabilities” means, in respect of any Person, all liabilities, obligations, contingencies, instruments and other Liabilities of a financial nature with Third Parties of, or relating to, such Person, including any of the following:

(a)                                 foreign exchange contracts;

(b)                                 letters of credit;

(c)                                  guarantees of Third Party loans;

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(d)                                 surety bonds (excluding surety for workers’ compensation self-insurance);

(e)                                  interest support agreements on Third Party loans;

(f)                                   performance bonds or guarantees issued by Third Parties;

(g)                                  swaps or other derivatives contracts;

(h)                                 recourse arrangements on the sale of receivables or notes; and

(i)                                     indemnities for damages for any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, undertaking or obligation.

“Subsidiary” of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person.

“Tangible Personal Property” means, in respect of any Person, all machinery, equipment, tools, furniture, office equipment, supplies, materials, vehicles and other items of tangible personal or movable property (other than Inventories and IT Assets) of every kind and wherever located that are owned or leased by the Person, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance Records and other documents relating thereto.

“Tax” has the meaning ascribed to such term in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement between IAC and NewCo dated as of the date hereof.

“Third Party” means a Person (a) that is not a Party to this Agreement, other than a member of the HomeAdvisor Group or a member of the IAC Group and (b) that is not an Affiliate of a member of the HomeAdvisor Group or a member of the IAC Group.

“Third Party Claim” has the meaning set forth in Section 5.04(b).

“Third Party Consent” has the meaning set forth in Section 2.09.

“Transaction” has the meaning set forth in Section 2.01.

“Transaction Expenses” means (a) all of the HomeAdvisor Group’s and the IAC Group’s (as such groups exist as of the Contribution Effective Time) fees and expenses of legal counsel, brokers, finders, consultants, experts, advisors and investment bankers incurred by or on behalf of, or to be paid by, any such Person in connection with the transactions contemplated by the Merger Agreement, this Agreement or the Other Ancillary Agreements and, without duplication, (b) all of the HomeAdvisor Group’s and the IAC Group’s costs, damages, penalties, fines, amounts paid in settlement, Liabilities, losses, interest, expenses or fees, including court costs and attorneys’ and other professionals’ fees and expenses, incurred by or on behalf of, or to be paid by, any such Person in connection with any stockholder litigation against the Company, Newco or IAC and/or their respective directors or executive

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officers relating to or arising out of the transactions contemplated by the Merger Agreement, this Agreement or the Other Ancillary Agreements.

“Transfer Impediment” has the meaning set forth in Section 3.01(a).

“Unreleased Group” has the meaning set forth in Section 3.02(a).

“Unreleased Liabilities” has the meaning set forth in Section 3.02(a).

“Unreleased Party” has the meaning set forth in Section 3.02(a).

“Unreleased Person” has the meaning set forth in Section 3.02(a).

Section 1.02                             Schedules.  The following schedules are attached to this Agreement and form a part hereof:

(a)                                 Schedule 2.05(a) Certain HomeAdvisor Assets (other than equity interests in HomeAdvisor Entities)

(b)                                 Schedule 2.05(b) HomeAdvisor Entities

(c)                                  Schedule 2.05(c) HomeAdvisor Group Balance Sheet

(d)                                 Schedule 2.07(a) Excluded Assets

(e)                                  Schedule 2.08(a) HomeAdvisor Liabilities

(f)                                   Schedule 2.08(b) Retained Liabilities

(g)                                  Schedule 2.10(a)  Intercompany Accounts That Will Not be Terminated

(h)                                 Schedule 5.02(c)  IAC Guarantees of HomeAdvisor Obligations

Section 1.03                             Effective Time.  This Agreement shall be effective as of immediately prior to the Merger Effective Time.

ARTICLE 2

THE TRANSACTION

Section 2.01                             Contribution.  To the extent not already complete, IAC and NewCo agree to implement a separation of the HomeAdvisor Business and the Remaining Business and to cause the HomeAdvisor Business to be transferred to NewCo and the Remaining Business to be held by IAC and its Subsidiaries (other than through members of the HomeAdvisor Group) as of the Contribution Effective Time, on the terms and subject to the conditions set forth in this Agreement (the “Transaction”).  The Parties acknowledge that the Transaction is intended to result in (a) NewCo directly or indirectly, operating the HomeAdvisor Business, owning the HomeAdvisor Assets and assuming the HomeAdvisor Liabilities, and (b) IAC directly or indirectly (other than through members of the HomeAdvisor Group), operating the Remaining Business, owning the Assets other than the HomeAdvisor Assets and assuming the Liabilities other than the HomeAdvisor Liabilities, as set forth in this Article 2.

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Section 2.02                             Implementation.  The Transaction shall be completed in accordance with the agreed general principles, objectives and other provisions set forth in this Article 2 and shall be implemented in the following manner:

(a)                                 through the performance by the Parties of all other provisions of this Agreement;

(b)                                 through the transfer from time to time following the Contribution Effective Time of the Deferred Transfer Assets, if any, as described in Article 3; and

(c)                                  through the completion from time to time following the Contribution Effective Time of the Deferred Transactions, if any, as described in Section 8.01(a).

Section 2.03                             Transfer of HomeAdvisor Assets; Assumption of HomeAdvisor Liabilities.  On the terms and subject to the conditions set forth in this Agreement, and in furtherance of the Transaction, with effect as of the Contribution Effective Time:

(a)                                 To the extent not already complete, IAC agrees to cause  the HomeAdvisor Assets to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to NewCo, and NewCo agrees to accept all of the HomeAdvisor Assets and all of the rights, title and interest in and to all of the HomeAdvisor Assets owned, directly or indirectly, by IAC (other than through members of the HomeAdvisor Group) and cash in an amount equal to the Cash Consideration (as defined in the Merger Agreement (which may be satisfied by way of delivery by IAC to the Exchange Agent pursuant to Section 2.3(a) of the Merger Agreement) (collectively, the “Contribution”), which, except with respect to Deferred HomeAdvisor Assets and Unreleased Liabilities, will result in NewCo owning, directly or indirectly, the HomeAdvisor Business.

(b)                                 NewCo agrees to accept, assume and faithfully perform, discharge and fulfill all of the HomeAdvisor Liabilities in accordance with their respective terms.

Section 2.04                             IAC Share Issuance.

(a)                                 In exchange for the Contribution, NewCo agrees to issue to IAC an aggregate number of newly issued shares of NewCo Class B Common Stock equal to the IAC Share Issuance Number (such newly issued shares, the “Additional NewCo Class B Shares” and such issuance, the “IAC Share Issuance”).

(b)                                 The Additional NewCo Class B Shares, when issued, shall be fully paid, nonassessable and free of preemptive rights.

(c)                                  IAC and NewCo shall not have any obligation to effect the Contribution and the IAC Share Issuance unless each of the following conditions shall have been satisfied:

(i)                                     each of the conditions to closing under the Merger Agreement set forth in Article 6 thereof (other than the condition set forth in Section [6.2(h)] thereof in respect of the Contribution and the IAC Share Issuance) shall have been fulfilled or waived by the party (to the extent permitted by Applicable Law) for whose benefit such condition exists (other than those conditions that by their nature can only be satisfied at such closing of the transactions contemplated by the Merger Agreement; provided that such conditions are then capable of being satisfied) and the Company shall have confirmed to IAC in writing that it is prepared to consummate the Merger, subject only to the consummation of the Contribution and the IAC Share Issuance; and

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(ii)                                  each of the Other Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

Section 2.05                             HomeAdvisor Assets.  For the purposes of this Agreement, “HomeAdvisor Assets” shall mean, without duplication, those Assets whether now existing or hereinafter acquired, used or contemplated to be used or held for use exclusively or primarily in the ownership, operation or conduct of the HomeAdvisor Business or relating exclusively or primarily to the HomeAdvisor Business or a HomeAdvisor Entity, including the following:

(a)                                 all Assets expressly identified in this Agreement or in any Other Ancillary Agreement or in any Schedule, Exhibit or Annex hereto or thereto, including those, if any, listed on Schedule 2.05(a), as Assets to be transferred to, or retained by, NewCo or another member of the HomeAdvisor Group;

(b)                                 the outstanding capital stock, units or other equity interests of the HomeAdvisor Entities, as listed on Schedule 2.05(b), and the other Assets owned by the HomeAdvisor Entities, NewCo or Merger Sub;

(c)                                  all Assets properly reflected on the balance sheet set forth on Schedule 2.05(c) (the “HomeAdvisor Group Balance Sheet”), excluding Assets disposed of by IAC or any other Subsidiary or entity controlled by IAC subsequent to the date of the HomeAdvisor Group Balance Sheet;

(d)                                 all Assets that have been written off, expensed or fully depreciated by IAC or any Subsidiary or entity controlled by IAC that, had they not been written off, expensed or fully depreciated, would have been reflected on the HomeAdvisor Group Balance Sheet in accordance with accounting principles generally accepted in the United States (“GAAP”); and

(e)                                  all HomeAdvisor Assets transferred to NewCo or another member of the HomeAdvisor Group pursuant to Section 8.01(a); provided, however, that any such transfer shall take effect under Section 8.01(a) and not under this Section 2.05.

Notwithstanding the foregoing, there shall be excluded from the definition of HomeAdvisor Assets under this Section 2.05 Business Records to the extent they are included in or primarily relate to any Excluded Asset or Retained Liability or the Remaining Business or their transfer is prohibited by Applicable Law or by agreements between NewCo and IAC or any member of their respective Groups and Third Parties or otherwise would subject NewCo or IAC or any member of their respective Groups to liability for such transfer.  Access to such excluded Business Records shall be governed by Article 6.

Section 2.06                             Deferred HomeAdvisor Assets.  Notwithstanding anything to the contrary contained in Section 2.05 or elsewhere in this Agreement, the HomeAdvisor Assets shall not include any Deferred HomeAdvisor Assets.  The transfer to NewCo or another member of the HomeAdvisor Group of any such Deferred HomeAdvisor Asset shall only be completed at the time, in the manner and subject to the conditions set forth in Article 3.

Section 2.07                             Excluded Assets.

(a)                                 Notwithstanding anything to the contrary contained in Section 2.05 or 2.06 or elsewhere in this Agreement, the following Assets of IAC (or of any other relevant member of the IAC Group) that would otherwise be included among the HomeAdvisor Assets shall not be transferred to NewCo (or any other member of the HomeAdvisor Group), shall not form part of the HomeAdvisor

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Assets and shall remain the exclusive property of IAC (or the relevant member of the IAC Group) on and after the Contribution Effective Time (the “Excluded Assets”):

(i)                                     any Asset expressly identified on Schedule 2.07(a); and

(ii)                                  any Asset transferred to IAC or to any other relevant member of the IAC Group pursuant to Section 8.01; provided, however, that any such transfers shall take effect under Section 8.01 and not under this Section 2.07.

(b)                                 Notwithstanding anything to the contrary in this Agreement, Excluded Assets shall not include Deferred Excluded Assets.  The transfer to IAC (or to the relevant member of the IAC Group) of any such Asset shall be completed at the time, in the manner and subject to the conditions set forth in Article 3.

Section 2.08                             Liabilities.  For the purposes of this Agreement, Liabilities shall be identified as “HomeAdvisor Liabilities,” or “Retained Liabilities” under the following principles:

(a)                                 any Liability which is expressly identified on Schedule 2.08(a) shall be a HomeAdvisor Liability;

(b)                                 any Liability which is expressly identified on Schedule 2.08(b) shall be a Retained Liability;

(c)                                  50% of any Shared Liability shall be a HomeAdvisor Liability and 50% shall be a Retained Liability;

(d)                                 any Transaction Expense shall be a HomeAdvisor Liability;

(e)                                  (i) any Liability of any HomeAdvisor Entity as of the date of the Merger Agreement (for the avoidance of doubt, without limitation of the other provisions hereof) and (ii) any Liability relating to, arising out of, or resulting from the operation or conduct of, the HomeAdvisor Business (as conducted at any time prior to, on or after the Contribution Effective Time) or relating to a HomeAdvisor Asset or a Deferred HomeAdvisor Asset, whether arising or accruing prior to, on or after the Contribution Effective Time and whether the facts on which it is based occurred on, prior to or after the Contribution Effective Time and whether or not reflected on the HomeAdvisor Group Balance Sheet, shall be a HomeAdvisor Liability, unless, in the case of each of clauses (i) and (ii), it is expressly identified in this Agreement (including on any Schedule hereto) or in any Other Ancillary Agreement as a Liability to be assumed or retained by IAC (or any other member of the IAC Group), in which case it shall be a Retained Liability;

(f)                                   any Liability relating to a HomeAdvisor Asset or a Deferred HomeAdvisor Asset and whether arising or accruing prior to, on or after the Contribution Effective Time and whether the facts on which it is based occurred on, prior to or after the Contribution Effective Time and whether or not reflected on the HomeAdvisor Group Balance Sheet, shall be a HomeAdvisor Liability, unless it is expressly identified in this Agreement (including on any Schedule hereto) or in any Other Ancillary Agreement as a Liability to be assumed or retained by IAC (or any other member of the IAC Group), in which case it shall be a Retained Liability;

(g)                                  any Liability which is reflected or otherwise disclosed as a liability or obligation of the HomeAdvisor Group on the HomeAdvisor Group Balance Sheet shall be a HomeAdvisor Liability, unless it is expressly identified in this Agreement (including on any Schedule hereto) or in any Other

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Ancillary Agreement as a Liability to be assumed or retained by IAC (or any other member of the IAC Group), in which case it shall be a Retained Liability;

(h)                                 any Liability of a Remaining IAC Entity, whether arising or accruing prior to, on or after the Contribution Effective Time and whether the facts on which it is based occurred on, prior to or after the Contribution Effective Time, shall be a Retained Liability, unless it is determined to be a HomeAdvisor Liability pursuant to clause (a), (c), (d), (e), (f) or (g) above, in which case it shall be a HomeAdvisor Liability as set forth thereunder;

(i)                                     any Liability relating to, arising out of, or resulting from the ownership, operation or conduct of, a Remaining Business (as conducted at any time prior to, on or after the Contribution Effective Time) or relating to an Excluded Asset and whether arising or accruing prior to, on or after the Contribution Effective Time and whether the facts on which it is based occurred on, prior to or after the Contribution Effective Time, shall be a Retained Liability, unless it is determined to be a HomeAdvisor Liability pursuant to clause (a), (c), (d), (e), (f) or (g) above, in which case it shall be a HomeAdvisor Liability as set forth thereunder; and

(j)                                    any Liability of NewCo or any other member of the HomeAdvisor Group under this Agreement or any Other Ancillary Agreement shall be a HomeAdvisor Liability and any Liability of IAC or any other member of the IAC Group under this Agreement or any Other Ancillary Agreement shall be a Retained Liability.

Section 2.09                             Third Party Consents and Government Approvals.  To the extent that the Transaction or any transaction contemplated thereby requires a Consent from any Third Party (a “Third Party Consent”) or any Governmental Authorization, the Parties will use commercially reasonable efforts to obtain all such Third Party Consents and Governmental Authorizations prior to the Contribution Effective Time.  If the Parties fail to obtain any such Third Party Consent or Governmental Authorization prior to the Contribution Effective Time, the matter shall be dealt with in the manner set forth in Article 3.

Section 2.10                             Termination of InterCompany Arrangements; Preservation of Agreements.

(a)                                 Effective as of not later than immediately prior to the Contribution Effective Time, except as set forth on Schedule 2.10(a), IAC shall take all necessary action to cause all Intercompany Accounts in respect of intercompany financing or cash management activities then existing to be settled by way of capital contribution (including a contribution in respect of existing shares or in exchange for newly issued shares), dividend (in cash or in kind) or other repayment.  At any time prior to the Contribution Effective Time, the HomeAdvisor Entities shall be permitted to, and IAC shall be permitted to cause the HomeAdvisor Entities to, distribute to IAC, by way of dividend or otherwise, any and all cash that constitutes Excluded Assets.

(b)                                 Except as provided in Section 2.10(a), the Parties each agree that all written agreements, arrangements, commitments and understandings between any member or members of the HomeAdvisor Group, on the one hand, and any member or members of the IAC Group, on the other hand, that are expressly identified on Schedule 2.10(b), unless otherwise terminated by the relevant parties thereto, shall remain in effect in accordance with their terms from and after the Contribution Effective Time, with ordinary course receivables and payables to be settled at such times as is consistent with past practice (and in any event no later than 90 days after the Contribution Effective Time).

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Section 2.11                             Other Ancillary Agreements.

(a)                                 On or prior to the Contribution Effective Time, IAC and NewCo shall execute and deliver or, as applicable, cause the appropriate members of their respective Groups to execute and deliver, each of the following agreements (collectively, the “Other Ancillary Agreements”):

(i)                                     the Employee Matters Agreement;

(ii)                                  the Tax Sharing Agreement;

(iii)                               the Investor Rights Agreement;

(iv)                              the Services Agreement;

(v)                                 the Intercompany Note; and

(vi)                              such other agreements and instruments as may be required by any of the foregoing agreements to be executed and delivered pursuant to such agreements.

(b)                                 From time to time following the Contribution Effective Time, members of the HomeAdvisor Group may request IAC to provide, or to cause another member (or members) of the IAC Group to provide, one or more intercompany loans to  a member (or members) of the HomeAdvisor Group. In the event IAC determines, in its discretion, to make or to cause to be made any such loan, such loan shall be made by way of (and the applicable parties shall enter into) an intercompany note in substantially the form attached as Exhibit [H] to the Merger Agreement, or in such other form or on such other terms as IAC and NewCo may agree.

Section 2.12                             Resignations.

(a)                                 IAC agrees to cause each Person who is a director or an officer of any HomeAdvisor Entity and who will not be or become a director or officer of that same HomeAdvisor Entity at the Contribution Effective Time to resign from such position with effect as of the Contribution Effective Time.

(b)                                 NewCo agrees to cause each Person (i) who is a director or an officer of a Remaining IAC Entity and (ii) who will become an employee of any HomeAdvisor Entity at the Contribution Effective Time to resign from such position with effect as of the Contribution Effective Time.

(c)                                  Each of NewCo and IAC agrees to obtain all such letters of resignation or other evidence of such resignations as may be necessary or desirable in performing their respective obligations under this Section 2.12.

Section 2.13                             Cooperation.  The Parties shall cooperate in all aspects of the Transaction and shall sign all such documents and perform all such other acts as may be necessary or desirable to give full effect to the Transaction; and each of NewCo and IAC shall cause each other member of its respective Group to do likewise.

Section 2.14                             Disclaimer of Representations and Warranties.

(a)                                 Each of NewCo and IAC (on behalf of itself and each other member of its respective Group) understands and agrees that, except as expressly set forth herein or in any Other Ancillary Agreement, no Party to this Agreement, any Other Ancillary Agreement or any other agreement

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or document contemplated by this Agreement, any Other Ancillary Agreement or otherwise, makes any representation or warranty, express or implied, regarding any of the HomeAdvisor Assets, HomeAdvisor Entities, HomeAdvisor Business, Excluded Assets, HomeAdvisor Liabilities or Retained Liabilities including any warranty of merchantability or fitness for a particular purpose, or any representation or warranty regarding any Consents or Governmental Authorizations required in connection therewith or their transfer, regarding the value or freedom from Encumbrances of, or any other matter concerning, any HomeAdvisor Asset or Excluded Asset, or regarding the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other HomeAdvisor Asset or Excluded Asset, including any Account Receivable of any Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any HomeAdvisor Asset or Excluded Asset upon the execution, delivery and filing hereof or thereof.

(b)                                 Except as may expressly be set forth herein or in any Other Ancillary Agreement, all HomeAdvisor Assets and Excluded Assets are being transferred on an “as is, where is” basis, at the risk of the respective transferees without any warranty whatsoever on the part of the transferor, formal or implicit, legal, statutory or conventional (and, in the case of any Real Property, by means of a quitclaim or similar form deed or conveyance).

Section 2.15                             License of Intellectual Property Used in the HomeAdvisor Business but not Transferred.

(a)                                 IAC, on behalf of itself and the IAC Group, hereby grants to NewCo and the other members of the HomeAdvisor Group a worldwide, irrevocable, perpetual, non-exclusive, fully paid-up, royalty-free, sublicensable and transferable (as set forth in Section 2.15(b)) license under all of the IAC Group’s rights in any Licensed IAC Intellectual Property, whether contained in the Excluded Assets or Deferred Transfer Assets to: (i) make, have made, import, use, offer to sell, sell and otherwise commercialize any products and services; and (ii) use, copy, distribute, modify, make, improve, disclose, display, sublicense and otherwise exploit in any manner any technology, products and services in connection with the operation of the businesses of NewCo or any other member of the HomeAdvisor Group.

(b)                                The licenses granted to NewCo and the other members of the HomeAdvisor Group under this Section 2.15 may not be: (i) sublicensed, except in connection with the license of the HomeAdvisor Group’s own Intellectual Property in the ordinary course of their businesses; or (ii) assigned or transferred, in whole or in part, except (subject to Section 2.15(d)) in connection with a change of control of a member of the HomeAdvisor Group, or the transfer or sale of any business unit, division or a member of the HomeAdvisor Group (by means of a reorganization, asset sale, stock sale, merger or otherwise) of the HomeAdvisor Group.  NewCo and any other member of the HomeAdvisor Group may permit their suppliers, contractors and consultants to exercise any or all of the rights and licenses granted to NewCo and the other members of the HomeAdvisor Group under this Section 2.15 solely on behalf of, for the benefit of and at the direction of NewCo and the other members of the HomeAdvisor Group.

(c)                                 The licenses granted under this Section 2.15 are perpetual, non-terminable, irrevocable and shall survive the Transaction. The IAC Group’s sole and exclusive remedy for breach by NewCo or any other member of the HomeAdvisor Group of the licenses granted hereunder will be to bring a claim to recover monetary damages and to seek injunctive or equitable relief, but not to terminate the licenses granted to NewCo or any other member of the HomeAdvisor Group hereunder.

(d)                                The rights and licenses granted to any Subsidiary of NewCo under this Section 2.15 shall apply only while such entity is and remains a member of the HomeAdvisor Group.

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Notwithstanding the foregoing, in the event of a transaction whereby an entity that was a Subsidiary of NewCo engaged in a line of business ceases to be a member of the HomeAdvisor Group (each, a “HomeAdvisor Spin-Out”), such entity may retain, by way of a sublicense, any licenses granted or sublicensed to it hereunder, but only with respect to the line of business in which it is engaged at the time of such HomeAdvisor Spin-Out and natural extensions thereof. In the event that such entity resulting from the HomeAdvisor Spin-Out is acquired by a third Person, such sublicense will not extend to any products, business or operations of such third Person.

(e)                                 From time to time following the Contribution Effective Time and provided that IAC then beneficially owns shares in NewCo representing not less than a majority of the outstanding equity interests in NewCo, upon reasonable request by NewCo and at NewCo’s expense, IAC shall deliver to NewCo copies of the tangible embodiments of the Licensed IAC Intellectual Property.

(f)                                   All rights and licenses granted under this Section 2.15 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties and their Affiliates shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code

Section 2.16                             License of Intellectual Property Used in the Remaining Business but not Retained.

(a)                                 NewCo, on behalf of itself and the HomeAdvisor Group, hereby grants to IAC and the other members of the IAC Group a worldwide, irrevocable, perpetual, non-exclusive, fully paid-up, royalty-free, sublicensable and transferable (as set forth in Section 2.16(b)) license under all of the HomeAdvisor Group’s rights in any Licensed HomeAdvisor Intellectual Property, whether contained in the HomeAdvisor Assets or Deferred Transfer Assets to: (i) make, have made, import, use, offer to sell, sell and otherwise commercialize any products and services; and (ii) use, copy, distribute, modify, make, improve, disclose, display, sublicense and otherwise exploit in any manner any technology, products and services in connection with the operation of the businesses of IAC or any other member of the IAC Group.

(b)                                The licenses granted to IAC and the other members of the IAC Group under this Section 2.16 may not be: (i) sublicensed, except in connection with the license of the IAC Group’s own Intellectual Property in the ordinary course of their businesses; or (ii) assigned or transferred, in whole or in part, except (subject to Section 2.16(d))  in connection with a change of control of a member of the IAC Group, or the transfer or sale of any business unit, division or a member of the IAC Group (by means of a reorganization, asset sale, stock sale, merger or otherwise) of the IAC Group.  IAC and any other member of the IAC Group may permit their suppliers, contractors and consultants to exercise any or all of the rights and licenses granted to IAC and the other members of the IAC Group under this Section 2.16 solely on behalf of, for the benefit of and at the direction of IAC and the other members of the IAC Group.

(c)                                 The licenses granted under this Section 2.16 are perpetual, non-terminable, irrevocable and shall survive this Transaction. The HomeAdvisor Group’s sole and exclusive remedy for breach by IAC or any other member of the IAC Group of the licenses granted hereunder will be to bring a claim to recover monetary damages and to seek injunctive or equitable relief, but not to terminate the licenses granted to IAC or any other member of the IAC Group hereunder.

(d)                                The rights and licenses granted to any Subsidiary of IAC under this Section 2.16 shall apply only while such entity is and remains a member of the IAC Group.  Notwithstanding the

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foregoing, in the event of a transaction whereby an entity that was a Subsidiary of IAC engaged in a line of business ceases to be a member of the IAC Group (each, an “IAC Spin-Out”), such entity may retain, by way of a sublicense, any licenses granted or sublicensed to it hereunder, but only with respect to the line of business in which it is engaged at the time of such IAC Spin-Out and natural extensions thereof. In the event that such entity resulting from the IAC Spin-Out is acquired by a third Person, such sublicense will not extend to any products, business or operations of such third Person.

(e)                                 From time to time following the Contribution Effective Time and provided that IAC then beneficially owns shares in NewCo representing not less than a majority of the outstanding equity interests in NewCo, upon reasonable request by IAC, NewCo shall deliver to IAC copies of all tangible embodiments of the Licensed HomeAdvisor Intellectual Property.

(f)                                  All rights and licenses granted under this Section 2.16 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties and their Affiliates shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

ARTICLE 3

DEFERRED SEPARATION TRANSACTIONS

Section 3.01                             Deferred Transfer Assets.

(a)                                 If the transfer to any member of the HomeAdvisor Group of any Asset that would otherwise constitute a HomeAdvisor Asset (a “Deferred HomeAdvisor Asset”) or the transfer to any member of the IAC Group of any Asset that would otherwise constitute an Excluded Asset (a “Deferred Excluded Asset,” and together with a Deferred HomeAdvisor Asset, a “Deferred Transfer Asset”) cannot be accomplished without giving rise to a violation of Applicable Law, or without obtaining a Third Party Consent or a Governmental Authorization (collectively, a “Transfer Impediment”) and any such Third Party Consent or Governmental Authorization has not been obtained prior to the Contribution Effective Time, then such Asset shall be dealt with in the manner described in this Section 3.01.

(b)                                 Pending removal of such Transfer Impediment, the Person holding the Deferred Transfer Asset (the “Retaining Person”) shall hold such Deferred Transfer Asset for the use and benefit, insofar as reasonably possible, of the Party to whom the transfer of such Asset could not be made at the Contribution Effective Time (the “Deferred Beneficiary”).  The Retaining Person shall use commercially reasonable efforts to preserve such Asset and its right, title and interest therein and take all such other action as may reasonably be requested by the Deferred Beneficiary (in each case, at such Deferred Beneficiary’s expense) in order to place such Deferred Beneficiary, insofar as reasonably possible, in the same position as it would be in if such Asset had been transferred to it or retained by it with effect as of the Contribution Effective Time and so that, subject to the standard of care set forth above, all the benefits and burdens relating to such Deferred Transfer Asset, including possession, use, risk of loss, potential for gain, enforcement of rights against third parties and dominion, control and command over such Asset, are to inure from and after the Contribution Effective Time to such Deferred Beneficiary and the members of its Group.  The provisions set forth in this Article 3 contain all the obligations of the Retaining Person vis-à-vis the Deferred Beneficiary with respect to the Deferred Transfer Asset and the Retaining Person shall not be bound vis-à-vis the Deferred Beneficiary by any other obligations under Applicable Law.

(c)                                  The Parties shall continue on and after the Contribution Effective Time to use commercially reasonable efforts to remove all Transfer Impediments; provided, however, that no Party

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shall be required to make any unreasonable payment or assume any material obligations therefor.  As and when any Transfer Impediment is removed, the relevant Deferred Transfer Asset shall forthwith be transferred to its Deferred Beneficiary at no additional cost and in a manner and on terms consistent with the relevant provisions of this Agreement and the Other Ancillary Agreements, including Section 2.14(b) hereof, and any such transfer shall take effect as of the date of its actual transfer.

(d)                                 Notwithstanding the foregoing or any provision of Applicable Law, a Retaining Person shall not be obligated, in connection with the foregoing, to expend any money in respect of a Deferred Transfer Asset unless the necessary funds are advanced by the Deferred Beneficiary of such Deferred Transfer Asset, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Deferred Beneficiary of such Deferred Transfer Asset.

Section 3.02                             Unreleased Liabilities.

(a)                                 If at any time on or after the Contribution Effective Time, any member of the HomeAdvisor Group or the IAC Group shall remain obligated to any Third Party in respect of any Liability of the other Party or its Group (such other Party with respect such Unreleased Liability and such Unreleased Person, the “Responsible Party”), the following provisions shall apply.  The Liabilities referred to in this Section 3.02 are hereinafter referred to as the “Unreleased Liabilities,” the Person remaining obligated for such Liability in a manner contrary to what is intended under this Agreement is hereinafter referred to as the “Unreleased Person,” such Unreleased Person’s Party, the “Unreleased Party” and such Unreleased Person’s Group, the “Unreleased Group”.

(b)                                 Each Unreleased Person shall remain obligated to Third Parties for such Unreleased Liability as provided in the relevant Contract, Applicable Law or other source of such Unreleased Liability and shall pay and perform such Unreleased Liability as and when required, in accordance with its terms.

(c)                                  Each Responsible Party shall indemnify, defend and hold harmless each HomeAdvisor Indemnified Party or IAC Indemnified Party, as the context requires, that is an Unreleased Person from and against any Liabilities arising in respect of each Unreleased Liability of such Unreleased Person that is a Liability of such Responsible Party.  Each Responsible Party shall take, and shall cause the members of its Group (the “Responsible Group”) to take, such other actions as may be reasonably requested by the applicable Unreleased Party in accordance with the provisions of this Agreement in order to place the applicable Unreleased Group, insofar as reasonably possible, in the same position as it would be in if such Unreleased Liability had been fully contributed, assigned, transferred, conveyed, and delivered to, and accepted and assumed or retained, as applicable, by such Responsible Party (or any relevant member of the Responsible Group) with effect as of the Contribution Effective Time and so that all the benefits and burdens relating to such Unreleased Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Unreleased Liability, are to inure from and after the Contribution Effective Time to the member or members of the Responsible Group.

(d)                                 Each Responsible Party shall continue on and after the Contribution Effective Time to use commercially reasonable efforts to cause the applicable Unreleased Persons to be released from their respective Unreleased Liabilities.

(e)                                  If, as and when it becomes possible to delegate, novate or extinguish any Unreleased Liability in favor of an Unreleased Person, the relevant Parties shall promptly sign all such documents and perform all such other acts, and shall cause each member of their respective Groups, as applicable, to sign all such documents and perform all such other acts, as may be necessary or desirable to

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give effect to such delegation, novation, extinction or other release without payment of any further consideration by the Unreleased Person.

Section 3.03                             No Additional Consideration.  For the avoidance of doubt, the transfer or assumption of any Assets or Liabilities under this Article 3 shall be effected without any additional consideration by any Party hereunder.

ARTICLE 4

COVENANTS

Section 4.01                             General Covenants.  Each Party covenants with and in favor of the other Parties that it shall, subject, in the case of IAC, to Article 9:

(a)                                 do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required of it to facilitate the carrying out of the intent and purpose of this Agreement;

(b)                                 cooperate with and assist the other Party, both before and after the Contribution Effective Time, in dealing with transitional matters relating to or arising from the Transaction, the IAC Share Issuance, this Agreement or the Other Ancillary Agreements; and

(c)                                  cooperate in preparing and filing all documentation (i) to effect all necessary applications, notices, petitions, filings and other documents; and (ii) to obtain as promptly as reasonably practicable all Consents and Governmental Authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

Section 4.02                             Covenants of NewCo.  In addition to the covenants of NewCo provided for elsewhere in this Agreement, NewCo covenants and agrees with, and in favor of, IAC that it shall:

(a)                                 use its commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Transaction and the IAC Share Issuance;

(b)                                 perform and, as applicable, cause each member of the HomeAdvisor Group to perform each of its and their respective obligations under each Other Ancillary Agreement.

Nothing in this Section 4.02 shall be deemed, by itself, to shift Liability for any portion of any registration statement or prospectus filed with the SEC by NewCo, including the S-4 Registration Statement and the corresponding proxy statement/prospectus, to IAC.

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ARTICLE 5

MUTUAL RELEASES; INDEMNIFICATION; INSURANCE

Section 5.01                             Release of Pre-Transaction Claims.

(a)                                 Except as provided in Section 5.01(c), effective as of the Contribution Effective Time, NewCo does hereby, on behalf of itself and each other member of the HomeAdvisor Group, their respective Affiliates (other than any member of the IAC Group), successors and assigns, and all Persons who at any time prior to the Contribution Effective Time have been stockholders (other than any member of the IAC Group), directors, officers, agents or employees of any member of the HomeAdvisor Group (in each case, in their respective capacities as such) (the “HomeAdvisor Releasors”), unequivocally, unconditionally and irrevocably release and discharge members of the IAC Group, their respective Affiliates (other than any member of the HomeAdvisor Group), successors and assigns, and all Persons who at any time prior to the Contribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the IAC Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “Non-HomeAdvisor Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a Non-HomeAdvisor Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the HomeAdvisor Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Non-HomeAdvisor Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Contribution Effective Time, including in connection with the Transaction and all activities to implement the Transaction (“HomeAdvisor Claims”); and the HomeAdvisor Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any HomeAdvisor Claim.

(b)                                 Except as provided in Section 5.01(c), effective as of the Contribution Effective Time, IAC does hereby, on behalf of itself and each other member of the IAC Group, their respective Affiliates (other than any member of the HomeAdvisor Group), successors and assigns, and all Persons who at any time prior to the Contribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the IAC Group (in each case, in their respective capacities as such) (the “IAC Releasors”), unequivocally, unconditionally and irrevocably release and discharge NewCo, the other members of the HomeAdvisor Group, their respective Affiliates (other than any member of the IAC Group), successors and assigns, and all Persons who at any time prior to the Contribution Effective Time have been stockholders (other than any member of the IAC Group), directors, officers, agents or employees of the HomeAdvisor Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “Non-IAC Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a Non-IAC Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the IAC Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Non-IAC Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time including in connection with the Transaction, the Merger and all activities to implement the Transaction and the Merger (“IAC Claims”); and the IAC Releasors hereby unequivocally, unconditionally and

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irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any IAC Claim.

(c)                                  Nothing contained in Section 5.01(a) or Section 5.01(b) shall impair any right of any Person to enforce this Agreement, any Other Ancillary Agreement, the Merger Agreement or, any agreement, arrangement, commitment or understanding that is contemplated by Section 2.11 or any other agreement, arrangement, commitment or understanding that is entered into after the Contribution Effective Time among any member of the HomeAdvisor Group, on the one hand, and any member of the IAC Group, on the other hand, nor shall anything contained in the foregoing paragraphs (a) and (b) be interpreted as terminating as of the Contribution Effective Time any rights under any such agreements, contracts, commitments or understandings.  For purposes of clarification, nothing contained in Section 5.01(a) or Section 5.01(b) shall release any Person from:

(i)                                     any Liability provided in or resulting from this Agreement, any of the Other Ancillary Agreements or the Merger Agreement ;

(ii)                                  any Liability provided in or resulting from any other agreement, arrangement, commitment or understanding that is entered into after the Contribution Effective Time between any member of the HomeAdvisor Group on the one hand, and any member of the IAC Group on the other hand;

(iii)                               any Liability that the Parties may have with respect to indemnification or this Article 5 for Third Party Claims;

(iv)                              any Liability for unpaid Intercompany Accounts; or

(v)                                 any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.01.

In addition, nothing contained in Section 5.01(a) or Section 5.01(b) hereof shall release any member of the HomeAdvisor Group from honoring its existing obligations to indemnify any director, officer or employee of the IAC Group who was a director, officer or employee of such member of the HomeAdvisor Group on or prior to the Contribution Effective Time, to the extent that such director, officer or employee becomes a named defendant in any litigation involving such company and was entitled to such indemnification pursuant to obligations existing on or prior to the Contribution Effective Time.

(d)                                 NewCo shall not make, and shall not permit any other member of the HomeAdvisor Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against IAC or any member of the IAC Group or any other Person released pursuant to Section 5.01(a), with respect to any Liabilities released pursuant to Section 5.01(a).

(e)                                  IAC shall not make, and shall not permit any other member of the IAC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against NewCo or any other member of the HomeAdvisor Group or any other Person released pursuant to Section 5.01(b), with respect to any Liabilities released pursuant to Section 5.01(b).

Section 5.02                             Indemnification by NewCo.  Except as provided in Section 5.04 and Section 5.05 and subject to Section 10.01, NewCo shall, and shall cause the other members of the

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HomeAdvisor Group to, fully indemnify, defend and hold harmless IAC, each other member of the IAC Group and each of its respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “IAC Indemnified Parties”), from and against any and all Liabilities of the IAC Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                 the operation or conduct of the HomeAdvisor Business, any HomeAdvisor Asset and any HomeAdvisor Liability, including any failure of NewCo or any other member of the HomeAdvisor Group to pay, perform or otherwise discharge promptly any HomeAdvisor Liability in accordance with its respective terms, whether prior to or after the Contribution Effective Time or the date of this Agreement, or, subject to Article 3, any Deferred HomeAdvisor Asset;

(b)                                 any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement, any of the Other Ancillary Agreements or the Merger Agreement, by NewCo or any other member of the HomeAdvisor Group, subject to any limitation on liability set forth in any Other Ancillary Agreement for any such breach or failure to perform or comply with any covenant, undertaking or obligation under such Other Ancillary Agreement;

(c)                                  any obligation (including, for the avoidance of doubt, any penalty fees and interest) of any Remaining IAC Entity under any guarantee, bonding arrangement, letter of credit or letter of comfort identified on Schedule 5.02(c);

(d)                                 any use by any member of the HomeAdvisor Group allowed by this Agreement or any Other Ancillary Agreement after the Contribution Effective Time of the Intellectual Property owned by, or licensed by a Third Party to, a member of the IAC Group; and

(e)                                  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the S-4 Registration Statement or any preliminary, final or supplemental prospectus (including any preliminary, final or supplemental proxy statement/prospectus) forming a part of the S-4 Registration Statement or any filing by NewCo prior to the Contribution Effective Time under Rule 425 promulgated under the Securities Act (other than information provided by IAC to NewCo with respect to the IAC Remaining Entities or their Representatives specifically for inclusion in the S-4 Registration Statement,  any preliminary, final or supplemental prospectus (including any preliminary, final or supplemental proxy statement/prospectus) forming a part of the S-4 Registration Statement or any filing by NewCo prior to the Contribution Effective Time under Rule 425 promulgated under the Securities Act), (ii) contained in any public filings made by NewCo with the SEC following the Contribution Effective Time or (iii) provided by NewCo to IAC specifically for inclusion in IAC’s annual or quarterly or current reports following the Contribution Effective Time to the extent (A) such information pertains to (x) a member of the HomeAdvisor Group or (y) the HomeAdvisor Business or the business of any Person that becomes a member of the HomeAdvisor Group following the Contribution Effective Time or (B) IAC has provided prior written notice to NewCo that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any Remaining IAC Entity, including as a result of any misstatement or omission by any member of the IAC Group of any information provided by NewCo.

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Section 5.03                             Indemnification by IAC.  Except as provided in Section 5.04 and Section 5.05 and subject to Section 10.01, IAC shall indemnify, defend and hold harmless NewCo, each other member of the HomeAdvisor Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “HomeAdvisor Indemnified Parties”), from and against any and all Liabilities of the HomeAdvisor Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                 the operation or conduct of the Remaining Business or any Retained Liability, including any failure of IAC or any other member of the IAC Group to pay, perform or otherwise discharge promptly any Retained Liability in accordance with its respective terms, whether prior to or after the Contribution Effective Time or the date of this Agreement;

(b)                                 any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any of the Other Ancillary Agreements, by IAC or any other member of the IAC Group, subject to any limitation on liability set forth in any Other Ancillary Agreement for any such breach or failure to perform or comply with any covenant, undertaking or obligation under such Other Ancillary Agreement;

(c)                                  any obligation of any HomeAdvisor Entity under any guarantee, bonding arrangement, letter of credit or letter of comfort existing at the Contribution Effective Time and given by any of the HomeAdvisor Entities for the benefit of any Remaining IAC Entity and not related to the HomeAdvisor Business;

(d)                                 any failure of IAC or any other member of the IAC Group to comply with any applicable bulk sales law;

(e)                                  any use by any member of the IAC Group allowed by this Agreement or any Other Ancillary Agreement after the Contribution Effective Time of the Intellectual Property owned by, or licensed by a Third Party to, a member of the HomeAdvisor Group; and

(f)                                   any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the S-4 Registration Statement, or any preliminary, final or supplemental prospectus (including any preliminary, final or supplemental proxy statement/prospectus) forming a part of the S-4 Registration Statement or any filing by NewCo prior to the Contribution Effective Time under Rule 425 promulgated under the Securities Act provided by IAC specifically for inclusion therein to the extent such information pertains to (x) a member of the IAC Group or (y) the Remaining Business and (ii) provided by IAC to NewCo specifically for inclusion in NewCo’s annual or quarterly or current reports following the Contribution Effective Time to the extent (A) such information pertains to (x) a Remaining IAC Entity or (y) the Remaining Business or (B) NewCo has provided prior written notice to IAC that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the HomeAdvisor Group, including as a result of any misstatement or omission by any member of the HomeAdvisor Group of any information provided by IAC.

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Section 5.04          Procedures for Indemnification of Third Party Claims.

(a)           All claims for indemnification relating to a Third Party Claim by any indemnified party (an “Indemnified Party”) hereunder shall be asserted and resolved as set forth in this Section 5.04.

(b)           In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, and any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.  The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by a court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether it desires to defend the Indemnified Party against such Third Party Claim; provided that in the event a Claim Notice in respect of indemnification sought pursuant to Section 5.02(d) so specifies, the Indemnified Party shall have the right to require the Indemnifying Party, and in such event the Indemnifying Party shall be required, to defend the Indemnified Party against such Third Party Claim at the Indemnifying Party’s expense.

(c)           In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s expense.  Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  The Indemnified Party shall participate in any such defense at its expense, provided that such expense shall be the responsibility of the Indemnifying Party if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (in which case the Indemnifying Party shall not be responsible for expenses in respect of more than one counsel for the Indemnified Party in any single jurisdiction), or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently defend a Third Party Claim it has assumed the defense of, as provided in the first sentence of this Section 5.04(c).  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates.

(d)           If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim or after receiving a Claim Notice

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specified in the proviso to the last sentence of Section 5.04(b), fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.  The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(e)           The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall be Liabilities, subject to indemnification.

(f)            The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing either party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 5.05          Procedures for Indemnification of Direct Claims.  Any claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder.  Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim.  If such Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article 7.

Section 5.06          Adjustments to Liabilities.

(a)           If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Liabilities and the Indemnified Party could have recovered all or a part of such Liabilities from a Third Party (a “Potential Contributor”) based on the underlying claim or demand asserted against such Indemnifying Party, such Indemnified Party shall, to the extent permitted by Applicable Law, assign such of its rights to proceed against the Potential Contributor as are necessary to permit such Indemnifying Party to recover from the Potential Contributor the amount of such payment.

(b)           If notwithstanding Section 5.07 an Indemnified Party receives an amount from a Third Party in respect of a Liability that is the subject of indemnification hereunder after all or a portion of such Liability has been paid by an Indemnifying Party pursuant to this Agreement, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Liability, plus the amount received from the Third Party in respect thereof, over (ii) the full amount of the Liability.

(c)           An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

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Section 5.07          Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article 5 by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed backup documentation, for a Liability that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Liability, in which event it shall so notify the Indemnified Party.  In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Liability for which it is liable hereunder no later than three (3) days following any final determination of such Liability and the Indemnifying Party’s liability therefor.  A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

Section 5.08          Contribution.  If the indemnification provided for in this Article 5 shall, for any reason, be unavailable or insufficient to hold harmless the Indemnified Party hereunder in respect of any Liability, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the Parties intending that their respective contributions hereunder be as close as possible to the indemnification under Section 5.02 and Section 5.03.  If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 5.02 or Section 5.03, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

Section 5.09          Remedies Cumulative.  The remedies provided in this Article 5 shall be cumulative and, subject to the provisions of Article 7, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 5.10          Survival of Indemnities.  The rights and obligations of NewCo, IAC and their respective Indemnified Parties under this Article 5 shall survive the distribution, sale or other transfer by any Party of any Assets or the delegation or assignment by it of any Liabilities.

Section 5.11          Shared Liabilities.   Notwithstanding anything to the contrary contained in this Agreement:

(a)           In order to facilitate the defense of any Shared Liability, each of NewCo and IAC agrees that (i) NewCo and IAC shall cooperate in the defense of any Shared Liability; (ii) each of NewCo and IAC shall be responsible for the costs of its own in-house counsel and other internal personnel in the defense of any Shared Liability; (iii) IAC shall be entitled to control the defense and/or settlement of any Shared Liability, although NewCo shall be entitled to observe with counsel of its own selection and at its own expense; provided, however, that after the Contribution Effective Time IAC shall not settle all or any portion of any Shared Liability unless any remaining Liability of NewCo and its Affiliates and their respective current and former officers and directors relating to the Shared Liability will be fully released as a result of such settlement.

(b)           Each of NewCo and IAC agrees to act in good faith and to use their reasonable best efforts to preserve and maximize the insurance benefits due to be provided under all policies

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of insurance and to cooperate with one another as necessary to permit each other to access or obtain the benefits under those policies; provided, however, that nothing hereunder shall be construed to prevent either Party or any other Person from asserting claims for insurance benefits or accepting insurance benefits provided by the policies.  Each of NewCo and IAC agrees to exchange information upon reasonable request of the other Party regarding requests that they have made for insurance benefits, notices of claims, occurrences and circumstances that they have submitted to the insurance companies or other entities managing the policies, responses they have received from those insurance companies or entities, including any payments they have received from the insurance companies and any agreements by the insurance companies to make payments, and any other information that the Parties may need to determine the status of the insurance policies and the continued availability of benefits thereunder.

(c)           If NewCo or IAC receives notice or otherwise learns of the assertion by any person or entity (including a Governmental Authority) of a Shared Liability, that Party shall give the other Parties written notice of such Shared Liability, providing notice of such Shared Liability in reasonable detail.  The failure to give notice under this paragraph (c) shall not relieve any Party of its Liability for any Shared Liability except to the extent the Party is actually prejudiced by the failure to give such notice.  The Parties shall be deemed to be on notice of any Shared Liability pending prior to the Contribution Effective Time.

Section 5.12          Insurance Matters.

(a)           NewCo does hereby, for itself and each other member of the HomeAdvisor Group, agree that no member of the IAC Group or any IAC Indemnified Party shall have any liability whatsoever as a result of the insurance policies and practices of IAC and its Affiliates as in effect at any time prior to the Contribution Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise; provided this Section 5.12(a) shall not negate IAC’s agreement under Section 5.01(a).

(b)           IAC agrees to use its reasonable best efforts to cause the interest and rights of NewCo and the other members of the HomeAdvisor Group as of the Contribution Effective Time as insureds or beneficiaries or in any other capacity under occurrence-based insurance policies and programs (and under claims-made policies and programs to the extent a claim has been submitted prior to the Contribution Effective Time) of IAC or any other member of the IAC Group in respect of periods prior to the Contribution Effective Time to survive the Contribution Effective Time for the period for which such interests and rights would have survived without regard to the transactions contemplated hereby to the extent permitted by such policies, and IAC shall continue to administer such policies and programs on behalf of NewCo and the other relevant members of the HomeAdvisor Group, subject to NewCo’s reimbursement to IAC and the other relevant members of the IAC Group for the actual out-of-pocket costs of such ongoing administration and the internal costs (based on the proportion of the amount of time actually spent on such matter to such employee’s normal working time) of any employee or agent of IAC of any other relevant member of the IAC Group who will be required to spend at least ten percent of his or her normal working time over any ten (10) Business Days working with respect to any such matter on behalf of NewCo or another member of the HomeAdvisor Group.  Any proceeds received by IAC or any other member of the IAC Group after the Contribution Effective Time under such policies and programs in respect of NewCo or other members of the HomeAdvisor Group shall be for the benefit of NewCo and such other members.

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(c)           This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the IAC Group in respect of any insurance policy or any other contract or policy of insurance.

(d)           Nothing in this Agreement shall be deemed to restrict any member of the HomeAdvisor Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

ARTICLE 6

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 6.01          Agreement for Exchange of Information; Archives.

(a)           Without limiting any rights or obligations under any Other Ancillary Agreement between the Parties and/or any other member of their respective Groups relating to confidentiality, each Party agrees to provide, and to cause its Representatives, its Group members and its respective Group members’ Representatives to provide, to the other Group and any member thereof (a “Requesting Party”), at any time before, on or after the Contribution Effective Time, subject to the provisions of Section 6.04 and as soon as reasonably practicable after written request therefor, any Information within the possession or under the control of such Party or one of such Persons which the Requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the Requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the Requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or similar requirements of the Requesting Party, in each case other than claims or allegations that one Party to this Agreement or any of its Group members has or brings against the other Party or any of its Group members, or (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Other Ancillary Agreement; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Applicable Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)           After the Contribution Effective Time, NewCo and the other members of the HomeAdvisor Group shall have access during regular business hours (as in effect from time to time), and upon reasonable advance notice, to the documents and objects of historical significance that relate to the HomeAdvisor Business, the HomeAdvisor Assets, NewCo or the HomeAdvisor Entities and that are located in archives retained or maintained by IAC or any other member of the IAC Group.  NewCo and the other members of the HomeAdvisor Group may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that NewCo shall cause any such objects to be returned promptly, at NewCo’s expense, in the same condition in which they were delivered to NewCo or to any member of the HomeAdvisor Group and the other members of the HomeAdvisor Group shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions.  In any event, the foregoing shall not be deemed to restrict the access of IAC or any other member of the IAC Group to any such documents or objects.  Nothing herein shall be deemed to impose any Liability on IAC or any other member of the IAC Group if documents or objects referred to in this Section 6.01 are not maintained or preserved by IAC or any other member of the IAC Group.  Alternatively, IAC, acting reasonably, may request from NewCo and any other member of the HomeAdvisor Group that they provide IAC with reasonable advance notice, with a list of the requested Information that relates to the HomeAdvisor Business, HomeAdvisor Assets, NewCo or the

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HomeAdvisor Entities and IAC shall use, and shall cause the other members of the IAC Group that are in possession of the Information requested to use, commercially reasonable efforts to locate all requested Information that is owned or possessed by IAC or any of its Group members or Representatives.  IAC will make available all such Information for inspection by NewCo or any other relevant member of the HomeAdvisor Group during normal business hours at the place of business reasonably designated by IAC.  Subject to such confidentiality or security obligations as IAC or the other relevant members of its Group may reasonably deem necessary, NewCo and the other relevant members of the HomeAdvisor Group may have all requested Information duplicated.  Alternatively, IAC or the other relevant members of the IAC Group may choose to deliver to NewCo, at NewCo’s expense, all requested Information in the form reasonably requested by NewCo or the HomeAdvisor Group.  At IAC’s request, NewCo shall cause such Information when no longer needed to be returned to IAC at NewCo’s expense.

(c)           NewCo shall make available and shall cause the HomeAdvisor Group to make available to the IAC Group at least the level of access provided by the IAC Group under Section 6.01(b) to NewCo.

Section 6.02          Ownership of Information.  Any Information owned by either NewCo or IAC (or any of their respective Group members) that is provided to a Requesting Party pursuant to Section 6.01 shall be deemed to remain the property of the providing party.  Unless specifically set forth herein or in any Other Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 6.03          Compensation for Providing Information.  The Party requesting Information agrees to reimburse the providing Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the Requesting Party.  Except as may be otherwise specifically provided elsewhere in this Agreement, in the Other Ancillary Agreements, or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

Section 6.04          Record Retention.  To facilitate the possible exchange of Information pursuant to this Article 6 and other provisions of this Agreement after the Contribution Effective Time, each of NewCo and IAC agrees to use commercially reasonable efforts to retain, and to cause the members of their respective Group to retain, all Information in their respective possession or control at the Contribution Effective Time in accordance with the policies of the IAC Group as in effect at the Contribution Effective Time or such other policies as may be reasonably adopted by the appropriate Party after the Contribution Effective Time.  Prior to the fifth (5th) anniversary of the Contribution Effective Time, neither NewCo nor IAC will destroy, or permit any member of their respective Groups to destroy, any Information which the other Party or any member of its Group may have the right to obtain pursuant to this Agreement without first using commercially reasonable efforts to notify such other Party of the proposed destruction and giving such other Party the opportunity to take possession of such Information prior to such destruction.

Section 6.05          Other Agreements Providing for Exchange of Information.  The rights and obligations granted or created under this Article 6 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Other Ancillary Agreement.

Section 6.06          Production of Witnesses; Records; Cooperation.

(a)           After the Effective Time, but only with respect to a Third Party Claim, each Party hereto shall use commercially reasonable efforts to, and shall cause the other relevant members of its

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Group to use commercially reasonable efforts to, make available to a requesting Party or any member of the Group to which such Requesting Party belongs, upon written request, its then former and current Representatives (and the former and current Representatives of its respective Group members) as witnesses and any books, records or other documents within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with any Action in which the Requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The Requesting Party shall bear all costs and expenses in connection therewith.

(b)           If either NewCo or IAC, being entitled to do so under this Agreement, chooses to defend or to seek to settle or compromise any Third Party Claim, the other Party shall use commercially reasonable efforts to make available to such Party, upon written request, its then former and current Representatives and those of its respective Group members as witnesses and any books, records or other documents within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be.

(c)           Without limiting the foregoing, each of NewCo and IAC shall cooperate and consult, and shall cause their respective Group members to cooperate and consult, to the extent reasonably necessary with respect to any Actions (except in the case of an Action by one Party or another member of its respective Group against the other Party or another member of its respective Group).

(d)           The obligation of the Parties to provide witnesses pursuant to this Section 6.06 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other employees without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the limitation set forth in the first sentence of Section 6.06(a) regarding Third Party Claims).

(e)           In connection with any matter contemplated by this Section 6.06(e), the relevant Parties will enter into, and shall cause all other relevant members of their respective Groups to enter into, a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work-product privileges of any member of any Group.

Section 6.07          Confidentiality.

(a)           Subject to Section 6.08, each of NewCo and IAC shall hold, and shall cause its respective Group members, Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) and Representatives to hold, in strict confidence, with at least a commercially reasonable degree of care, all confidential and proprietary Information concerning the other Group (or any member thereof) that is either in such company’s possession (including Information in its possession prior to the date hereof) or furnished by either Group (or any member thereof) or by any of its respective Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) or respective Representatives at any time pursuant to this Agreement or any Other Ancillary Agreement or the transactions contemplated hereby or thereby (any such Information referred to herein as “Confidential Information”), and shall not use, and shall cause the other members of its respective Group, and its respective Affiliates and Representatives not to use, any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder.  Notwithstanding the foregoing, Confidential Information shall not include Information that is

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or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement relating to confidentiality between or among the relevant Parties and/or their respective Group members, their respective Affiliates or Representatives, (ii) with respect to Confidential Information regarding the IAC Group, lawfully acquired by a member of the HomeAdvisor Group from a Third Party not bound by a confidentiality obligation and, with respect to Confidential Information regarding the HomeAdvisor Group, lawfully acquired by a member of the IAC Group from a Third Party not bound by a confidentiality obligation, or (iii) with respect to Confidential Information regarding the IAC Group, independently generated or developed by Persons who do not and did not have access to, or descriptions of, any such confidential or proprietary Information of IAC (or any member of the IAC Group) and, with respect to Confidential Information regarding the HomeAdvisor Group, independently generated or developed by Persons who do not and did not have access to, or descriptions of, any such confidential or proprietary Information of the HomeAdvisor Business (or any member of the HomeAdvisor Group).

(b)           Each of NewCo and IAC shall maintain, and shall cause its respective Group members to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with Section 6.07(a).

(c)           Each of NewCo and IAC agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 6.08.  Without limiting the foregoing, when any Information furnished by either NewCo or IAC to the other Party after the Contribution Effective Time pursuant to this Agreement or any Other Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Other Ancillary Agreement, the Party to which such Information was furnished will promptly, after request of the furnishing Party and at the election of the Party receiving such request, destroy or return to the furnishing Party all such Information in a printed or otherwise tangible form (including all copies thereof and all notes, extracts or summaries based thereon), and destroy all Information in an electronic or otherwise intangible form and certify to the furnishing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).  Notwithstanding the foregoing, each of NewCo and IAC agrees that to the extent some Information to be destroyed or returned is retained as data or records for the purpose of business continuity planning or is otherwise not accessible in the Ordinary Course of Business, such data or records shall be destroyed in the Ordinary Course of Business in accordance, if applicable, with the business continuity plan of the applicable Party.

Section 6.08          Protective Arrangements.  In the event that any Party or any member of its Group or any Affiliate of such Party or any of their respective Representatives either determines that it is required to disclose any Confidential Information (the “Disclosing Party”) pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party (or any member of the Group to which such other Party belongs) (the “Providing Party”), the Disclosing Party shall, to the extent permitted by Applicable Law, promptly notify the Providing Party prior to the Disclosing Party disclosing or providing such Confidential Information and shall use commercially reasonable efforts to cooperate with the Providing Party so that the Providing Party may seek any reasonable protective arrangements or other appropriate remedy and/or waive compliance with this Section 6.08.  All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy will be borne by the Providing Party.  Subject to the foregoing, the Disclosing Party may thereafter disclose or provide such Confidential Information to the extent (but only to the extent) required by such Applicable Law (as so advised by legal counsel) or by lawful process or by such Governmental Authority and shall promptly provide the Providing Party with a copy of the Confidential Information so disclosed, in the same form and format as disclosed, together with a list of all Persons to whom such Confidential Information was disclosed.

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Section 6.09          Disclosure of Third Party Information.  NewCo acknowledges that it and the other members of the HomeAdvisor Group may have in their possession confidential or proprietary Information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party while they were part of the IAC Group.  NewCo will hold, and will cause the other members of the HomeAdvisor Group and their respective Representatives to hold, in strict confidence the confidential and proprietary Information of Third Parties to which it or any other member of the HomeAdvisor Group has access, in accordance with the terms of any agreements entered into prior to the Contribution Effective Time between one or more members of the IAC Group and such Third Parties.

ARTICLE 7

DISPUTE RESOLUTION

Section 7.01          Interpretation; Agreement to Resolve Disputes.  Except as otherwise specifically provided in any Other Ancillary Agreement, the procedures for discussion, negotiation and dispute resolution set forth in this Article 7 shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Other Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the HomeAdvisor Group on the one hand and the IAC Group on the other hand.  Each of NewCo and IAC agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article 7 shall be the sole and exclusive procedures in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as otherwise required by Applicable Law.

Section 7.02          Dispute Resolution; Mediation.

(a)           Either Party (a “Claimant Party”) may commence the dispute resolution process of this Section 7.02 by giving the other Party with whom there is such a controversy, claim or dispute written notice (a “Dispute Notice”) of any controversy, claim or dispute of whatever nature arising out of or relating to this Agreement or the breach, termination, enforceability or validity thereof (a “Dispute”) which has not been resolved in the normal course of business.  NewCo and IAC shall attempt in good faith to resolve any Dispute by negotiation among their respective executives (“Senior Party Representatives”) who have authority to settle the Dispute and who are at a higher level of management than the persons who have direct responsibility for the administration of this Agreement.  Within 30 days after delivery of the Dispute Notice, the receiving Party (the “Responding Party” and, together with the Claimant Party, the “Dispute Parties”) shall submit to the other Dispute Party a written response (the “Response”).  The Dispute Notice and the Response shall include (i) a statement setting forth the position of the Dispute Party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such Dispute Party’s Senior Party Representative and any other persons who will accompany the Senior Party Representative at the meeting at which NewCo and IAC will attempt to settle the Dispute.  Within 30 days after the delivery of the Dispute Notice, the Senior Party Representatives of NewCo and IAC shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.  NewCo and IAC shall cooperate in good faith with respect to any reasonable requests for exchanges of information regarding the Dispute or a Response thereto.

(b)           If the Dispute has not been resolved within 60 days after delivery of the Dispute Notice, or if NewCo and IAC fail to meet within 30 days after delivery of the Dispute Notice as

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hereinabove provided, NewCo and IAC shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 7.02 before resorting to arbitration contemplated by this Section 7.02 or any other dispute resolution procedure that may be agreed by NewCo and IAC.

(c)           All negotiations, conferences and discussions pursuant to this Section 7.02 shall be confidential and shall be treated as compromise and settlement negotiations.  Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

(d)           Unless NewCo and IAC agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator selected by NewCo and IAC.

(e)           Within 30 days after the mediator has been selected as provided above, NewCo, IAC and their respective attorneys shall meet with the mediator for one mediation session of at least four hours, it being agreed that each representative of NewCo and IAC attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute.  If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either NewCo or IAC may give the other and the mediator a written notice declaring the mediation process at an end.

Section 7.03          Arbitration.  If the Dispute has not been resolved by the dispute resolution process described in Section 7.02, NewCo and IAC agree that any such Dispute shall be settled by binding arbitration before JAMS, Inc. in Wilmington, Delaware pursuant to the JAMS Comprehensive Arbitration Rules and Procedures.  Any arbitrator(s) selected to resolve the Dispute shall be bound exclusively by the laws of the State of Delaware without regard to its choice of law rules.  Any decisions of award of the arbitrator(s) will be final and binding upon NewCo and IAC and may be entered as a judgment by the Dispute Parties hereto.  Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by Applicable Law.

Section 7.04          Costs.  The costs of any mediation or arbitration pursuant to this Article 7 shall be shared equally among the Dispute Parties.

Section 7.05          Continuity of Service and Performance.  Unless otherwise agreed in writing, the Dispute Parties will continue to provide service and honor all other commitments under this Agreement and each Other Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article 7 with respect to all matters not subject to such dispute, controversy or claim.

Section 7.06          Specific Performance.  The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages) (but subject to Section 2.15(c) and Section 2.16(c)), notwithstanding anything to the contrary contained herein, such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

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ARTICLE 8

CERTAIN OTHER MATTERS

Section 8.01          Further Assurances.

(a)           Each Party covenants with and in favor of the other Party as follows:

(i)            prior to, on and after the Contribution Effective Time, each of NewCo and IAC shall, and shall cause the other relevant members of its Group to, cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute, acknowledge and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, assurances or documents, including instruments of conveyance, assignments and transfers, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Authorizations), and to take all such other actions as such Party may reasonably be requested to take by the requesting Party (or any member of its Group) from time to time, consistent with the terms of this Agreement and the Other Ancillary Agreements, in order to give effect to the provisions, obligations and purposes of this Agreement and the Other Ancillary Agreements and the other transactions contemplated hereby and thereby; and

(ii)           to the extent that IAC or NewCo discovers at any time following the Contribution Effective Time any Asset that was intended to be transferred to NewCo or any other member of the HomeAdvisor Group pursuant to this Agreement was not so transferred at the Contribution Effective Time, IAC shall, or shall cause the other relevant members of the IAC Group to promptly, assign and transfer to NewCo or another member of the HomeAdvisor Group reasonably designated by NewCo such Asset and all right, title and interest therein in a manner and on the terms consistent with the relevant provisions of this Agreement, including, without limitation, Section 2.14(b).  Similarly, to the extent that IAC or NewCo discovers at any time following the Contribution Effective Time any Asset that was intended to be retained by IAC or any other member of the IAC Group was not so retained at the Contribution Effective Time, NewCo shall, or shall cause the other relevant members of its Group promptly to, assign and transfer to IAC or any other member of the IAC Group reasonably designated by IAC such Asset and all right, title and interest therein in a manner and on the terms consistent with the relevant provisions of this Agreement, including, without limitation, Section 2.14(b).  For the avoidance of doubt, the transfer of any Assets under this Article 8 being referred to as “Deferred Transactions”.

(b)           On or prior to the Contribution Effective Time, NewCo or IAC, as applicable, in its capacity as direct and indirect parent company of the members of the HomeAdvisor Group then owned by it, shall approve or ratify any action of any member of the HomeAdvisor Group as may be necessary or desirable to give effect to the transactions contemplated by this Agreement and the Other Ancillary Agreements.

(c)           Prior to the Contribution Effective Time, if either NewCo or IAC identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Other Ancillary Agreement, NewCo and IAC will cooperate in determining whether there is a mutually acceptable arms’ length basis on which such service can be provided.

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Section 8.02          Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.  Each Party agrees that following the Contribution Effective Time and until the 90th day following the filing of IAC’s Annual Report on Form 10-K for IAC’s Fiscal Year during which IAC ceased to be required to present consolidated financial statements including NewCo:

(a)           Date of NewCo Auditor’s Opinions.  NewCo shall use commercially reasonable efforts to enable its auditors (the “NewCo Auditor”) to complete their audit such that they will date their opinion on NewCo’s audited annual financial statements on the same date that the IAC’s auditors (the “IAC Auditor”) date their opinion on IAC’s audited annual financial statements (except to the extent an earlier date is necessary to comply with SEC rules), and to enable IAC to meet its timetable for the printing, filing and public dissemination of IAC’s annual financial statements.

(b)           Annual Financial Statements.  Each of NewCo and IAC shall provide to the other on a timely basis all Information reasonably required to meet such Party’s schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures in accordance with Item 307 of Regulation S-K and NewCo shall provide to IAC on a timely basis all Information reasonably required to meet IAC’s schedule for its report on internal control over financial reporting in accordance with Item 308 of Regulation S-K and its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”).  Without limiting the generality of the foregoing, each of IAC and NewCo will provide all required financial and other Information with respect to their respective companies and their Subsidiaries to their respective auditors in a sufficient and reasonable time and in sufficient detail to permit their respective auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the IAC Auditor and the NewCo Auditor with respect to respective Information to be included or contained in the annual financial statements of either company and to permit the IAC Auditor and IAC’s management to complete the Internal Control Audit and Management Assessments.

(c)           Access to Personnel and Books and Records.

(i)            NewCo shall authorize the NewCo Auditor to make available to the IAC Auditor both the personnel who performed or are performing the annual audits of NewCo and work papers related to the annual audits of NewCo, in all cases within a reasonable time prior to the NewCo Auditor’s opinion date, so that the IAC Auditor is able to perform the procedures it considers necessary to take responsibility for the work of the NewCo Auditor as it relates to the IAC Auditor’s report on IAC’s financial statements, all within sufficient time to enable IAC to meet its timetable for the printing, filing and public dissemination of IAC’s annual financial statements;

(ii)           IAC shall authorize the IAC Auditor to make available to the NewCo Auditor both the personnel who performed or are performing the annual audits of IAC and work papers related to the annual audits of IAC, in all cases within a reasonable time prior to the IAC Auditor’s opinion date, so that the NewCo Auditor is able to perform the procedures it considers necessary to take responsibility for the work of the IAC Auditor as it relates to the NewCo Auditor’s report on NewCo’s financial statements, all within sufficient time to enable NewCo to meet its timetable for the printing, filing and public dissemination of its annual financial statements.

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(iii)          NewCo shall make available to the IAC Auditor and IAC’s management its personnel and books and records in a reasonable time prior to the IAC Auditor’s opinion date and IAC’s management’s assessment date so that the IAC Auditor and IAC’s management are able to perform the procedures they consider necessary to conduct the Internal Control Audit and Management Assessments.

(d)           NewCo Reports.  NewCo will deliver to IAC a substantially final draft, as soon as the same is prepared, of each report to be filed subsequent to the Merger Effective Time with the SEC that includes NewCo’s audited year-end financial statements or NewCo’s quarterly unaudited financial statements (the “NewCo Reports”); provided, however, that NewCo may continue to revise the NewCo Reports prior to the filing thereof, which changes will be delivered to IAC as soon as reasonably practicable; provided, further, that the respective personnel of IAC and NewCo will actively consult with each other regarding any changes which NewCo may consider making to the NewCo Reports and related disclosures prior to the anticipated filing with the SEC, with particular focus on any changes which would have an effect upon IAC’s financial statements or related disclosures.

Nothing in this Section 8.02 shall require any Party to violate any agreement with any Third Party regarding the confidentiality of confidential and proprietary Information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 8.02 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party Consent to the disclosure of such Information.

ARTICLE 9

TERMINATION

Section 9.01          Termination.  Notwithstanding any provision to the contrary, if the Merger Agreement has been terminated in accordance with its terms, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time by and in the sole discretion of IAC without the prior approval of any Person, including NewCo.  In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement.  Subject to the first sentence of this Section 9.01, after the Contribution Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of IAC and NewCo.

ARTICLE 10

MISCELLANEOUS

Section 10.01       Limitation of Liability.  In no event shall any member of the HomeAdvisor Group or the IAC Group be liable to any member of the other Group for any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss of any kind, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such Person has been advised of the possibility of any such damages; provided, however, that the foregoing limitations shall not limit either Party’s indemnification obligations for Liabilities with respect to Third Party Claims as set forth in Article 5.  The provisions of Article 7 shall be the Parties’ sole recourse for any breach hereof or any breach of the Other Ancillary Agreements.

Section 10.02       Counterparts.  This Agreement and each Other Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement,

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and shall become effective when one or more counterparts have been signed by each of the parties thereto and delivered to the other parties.

Section 10.03       Entire Agreement; Coordination.  The Merger Agreement, this Agreement, the Other Ancillary Agreements, and the Schedules, Exhibits and Annexes hereto and thereto and the specific agreements contemplated hereby or thereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.  No agreements or understandings exist between NewCo and IAC other than those set forth or referred to herein or therein.  In the event of any inconsistency between this Agreement and the Other Ancillary Agreements with respect to matters addressed in the Other Ancillary Agreements, the provisions of the Other Ancillary Agreements shall control.  For the avoidance of doubt, the allocation of Taxes, indemnification for Taxes, control of Tax proceedings, exchange of Tax information and the retention of Tax records shall be governed exclusively by the Tax Sharing Agreement.

Section 10.04       Construction.  In this Agreement and each of the Other Ancillary Agreements, unless a clear contrary intention appears:

(a)           the singular number includes the plural number and vice versa;

(b)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement or the relevant Other Ancillary Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)           reference to any gender includes each other gender;

(d)           reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein or in the relevant Other Ancillary Agreement;

(e)           reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such  or other provision;

(f)            “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement or to the relevant Other Ancillary Agreement as a whole and not to any particular article,  or other provision hereof or thereof;

(g)           “including” (and with correlative meaning “include”) means including, without limiting the generality of, any description preceding such term;

(h)           the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

(i)            with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

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(j)            references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(k)           references to the “other,” “other party” or the “other Group” refer to NewCo, IAC, the HomeAdvisor Group or certain members thereof or the IAC Group or certain members thereof, as the context requires.

Section 10.05       Signatures.  Each of NewCo and IAC acknowledges that it and the other Party (and the other members of their respective Groups) may execute certain of the Other Ancillary Agreements by facsimile, stamp or mechanical signature.  Each of NewCo and IAC expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name (or that of the applicable member of its Group) as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause each such Other Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 10.06       Assignability.

(a)           Except as set forth in any Other Ancillary Agreement, this Agreement and each Other Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that except as contemplated by Section 2.15(b), Section 2.16(b), paragraph (b) below or as specifically provided in any Other Ancillary Agreement, no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Other Ancillary Agreement without the express prior written consent of the other parties hereto or thereto

(b)           In the event IAC desires to effect a spin-off, split-off or similar transaction (however effected) in which the equity interests of a Subsidiary of IAC holding IAC’s interest in NewCo are distributed or otherwise transferred, directly or indirectly, to the holders of one or more classes of IAC’s capital stock, then, upon IAC’s written request, NewCo, IAC and such Subsidiary of IAC shall enter into an amendment to this Agreement to effect (i) the assignment by IAC of its rights hereunder to such Subsidiary of IAC and (ii) the acceptance of such rights and assumption of IAC’s obligations hereunder by such Subsidiary of IAC (in each case of clauses (i) and (ii) effective prior to or substantially concurrently with the consummation of such transaction), and (iii) the acknowledgement by NewCo that IAC shall thereafter have no liability hereunder (except for any liability arising from any breach by IAC or relating to any actions or events occurring, in each case, on or prior to the date of the spin-off, split-off or similar transaction).

Section 10.07       Third Party Beneficiaries.  Except for (i) the indemnification rights under this Agreement of any NewCo Indemnified Party or any IAC Indemnified Party in their respective capacities as such and (ii) the release under Section 5.01 of any Person provided therein and (iii) as specifically provided in any Other Ancillary Agreement:

(a)           the provisions of this Agreement and each Other Ancillary Agreement are solely for the benefit of the parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder; and

(b)           there are no third party beneficiaries of this Agreement or any Other Ancillary Agreement; and neither this Agreement nor any Other Ancillary Agreement shall provide any Third Party

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with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Other Ancillary Agreement.

Section 10.08       Payment Terms.

(a)           Except as expressly provided to the contrary in this Agreement or in any Other Ancillary Agreement, any amount to be paid or reimbursed by one Party to the other under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)           Except as expressly provided to the contrary in this Agreement or in any Other Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 10.09       Governing Law.  Except as set forth in Sections 7.01 through 7.03, this Agreement and each Other Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 10.10       Notices.  All notices or other communications under this Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be in writing and shall be deemed to be duly given when delivered in person or successfully transmitted by electronic mail or facsimile,  addressed as follows:

if to IAC:

IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

Attention:  General Counsel
Fax:  (212) 632-9551

Email:

if to NewCo:

[•]
[Address1]
[Adrress2]
[City, State, Zip Code]
Attention:  Chief Financial Officer
Fax:
Email:

Section 10.11       Severability.  If any provision of this Agreement or any Other Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the

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application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to either party hereto or any party thereto.  Upon such determination, the relevant Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 10.12       Publicity.  Prior to the Merger Effective Time, IAC shall be responsible for issuing any press releases or otherwise making public statements with respect to this Agreement, the Transaction, the Merger, or any of the other transactions contemplated hereby and thereby, and NewCo shall not make such statements without the prior written consent of IAC.  Prior to the Merger Effective Time, NewCo and IAC shall each consult with the other prior to making any filings with any Governmental Authority with respect thereto.

Section 10.13       Survival of Covenants.  Except as expressly set forth in this Agreement or any Other Ancillary Agreement, any covenants, representations or warranties contained in this Agreement and each Other Ancillary Agreement shall survive the Transaction and shall remain in full force and effect.

Section 10.14       Waivers of Default; Conflicts.

(a)           No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  Waiver by any Party of any default by the other Party of any provision of this Agreement or any Other Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)           Each of NewCo and IAC acknowledges that each of the Parties and each member of their respective Group are all currently represented by members of IAC’s legal department and IAC’s outside counsel.  IAC (on behalf of itself and every member of its Group), on the one hand, and NewCo (on behalf of itself and every member of its Group), on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Contribution Effective Time.

Section 10.15       Amendments.   This Agreement may be amended or modified only by a written instrument signed by the Parties which, unless the Merger Agreement has been terminated in accordance with its terms or the Merger Effective Time shall have occurred, shall not become effective unless the Company has provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

IAC/INTERACTIVECORP

By:
Name:
Title:

ANGI HOMESERVICES INC.

By:
Name:
Title:

Exhibit G

FORM OF
EMPLOYEE MATTERS AGREEMENT

by and between

IAC/INTERACTIVECORP

and

ANGI HOMESERVICES INC.

Dated as of

[•]

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement, dated as of [•] (this “Agreement”), is entered into by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and ANGI Homeservices Inc., a Delaware corporation (“NewCo,” and, together with IAC, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, IAC, NewCo, Casa Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of NewCo (“Merger Sub”), and Angie’s List, Inc., a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of May 1, 2017 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth therein, with the Company surviving such merger as a wholly owned Subsidiary of NewCo;

WHEREAS, IAC and NewCo have entered into that certain Contribution Agreement, dated as of [•] (the “Contribution Agreement”), pursuant to which, among other things, IAC shall, subject to and in accordance with the terms and conditions of the Contribution Agreement, contribute certain assets to NewCo in exchange for NewCo Class B Common Stock (as defined below);

WHEREAS, in connection therewith, IAC and NewCo have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs, and arrangements and certain employment matters.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement have the meanings set forth below.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Contribution Agreement.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that from and after the Contribution Effective Time, no member of the HomeAdvisor Group shall be deemed to be an Affiliate of any member of the IAC Group, and no member of the IAC Group shall be deemed to be an Affiliate of any member of the HomeAdvisor Group.

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“Agreement” has the meaning set forth in the preamble hereto.

“Annual H&W Expenses” has the meaning set forth in Section 4.01(d).

“Annual H&W Fees” has the meaning set forth in Section 4.01(d).

“Approved Leave of Absence” means an absence from active service pursuant to an approved leave policy with a guaranteed right of reinstatement.

“Auditing Party” has the meaning set forth in Section 6.04(a).

“Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance, or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement, or other pension arrangement sponsored, maintained, or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute).  When immediately preceded by “IAC,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by IAC or an IAC Entity or any Benefit Plan with respect to which IAC or an IAC Entity is a party.  When immediately preceded by “NewCo,” Benefit Plan means any Benefit Plan sponsored, maintained, or contributed to by NewCo or any NewCo Entity or any Benefit Plan with respect to which NewCo or a NewCo Entity is a party.

“Board” means the Board of Directors of NewCo.

“Business Combination” has the meaning set forth in the definition of NewCo Change in Control.

“Business Day” has the meaning set forth in the Contribution Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law.  Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

“Company Employee” means any individual who, immediately prior to the Merger Effective Time, is either actively employed by, or then on Approved Leave of Absence from, the Company or any of its Subsidiaries.

“Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Contribution Effective Time” has the meaning given that term in the Contribution Agreement.

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“Controlling Interest” in an entity means (a) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) more than 50% of the outstanding equity securities of the entity or (ii) equity securities representing more than 50% of the voting power of the outstanding equity securities of the entity, or (b) voting control of more than 50% of the voting power of the entity.

“Distribution” has the meaning set forth in the Tax Sharing Agreement.

“Distribution Date” has the meaning set forth in the Tax Sharing Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

“Exchange Act” has the meaning set forth in the Contribution Agreement.

“Excluded Assets” has the meaning set forth in the Contribution Agreement.

“Former IAC Employee” means (a) any individual who, as of the Contribution Effective Time, is a former employee of the IAC Group or the NewCo Group, and whose last employment with the IAC Group or NewCo Group was with an IAC Entity, and (b) any individual who is an IAC Employee as of the Contribution Effective Time and who thereafter ceases to be an employee of the IAC Group following the Contribution Effective Time.

“Former Company Employee” means any individual who, as of the Merger Effective Time, is a former employee of the Company or any of its Subsidiaries.

“Former HomeAdvisor Employee” means any individual who, as of the Contribution Effective Time, is a former employee of the IAC Group or the NewCo Group, and whose last employment with the IAC Group or NewCo Group was with a NewCo Entity.

“Former NewCo Employee” means (a) any Former Company Employee, (b) any Former HomeAdvisor Employee, and (c) any individual who is a NewCo Employee as of the Merger Effective Time and who thereafter ceases to be an employee of the NewCo Group following the Contribution Effective Time.

“HA Long-Term Incentive Plan” means the HomeAdvisor 2013 Incentive Plan.

“HA SAR” means a stock appreciation right corresponding to shares of HomeAdvisor, Inc. Common Stock granted under the HA Long-Term Incentive Plan.

“H&W Continuation Period” has the meaning set forth in Section 4.01(a).

“H&W Transition Date” has the meaning set forth in Section 4.01(b).

“Health and Welfare Plans” means any Benefit Plan that was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including preferred provider organization, exclusive provider

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organization, and high deductible health plan coverages), dental, prescription, vision, short-term disability, long-term disability, life and accidental death and dismemberment, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account, and dependent care flexible spending account components), travel reimbursement, transportation, or other benefits in the event of sickness, accident, disability, death, or unemployment, vacation benefits, apprenticeship or other training programs, day care centers, scholarship funds, or prepaid legal services, including any such plan, fund, or program as defined in Section 3(1) of ERISA.

“HomeAdvisor Employee” means any individual who, immediately prior to the Contribution Effective Time, is either actively employed by, or then on Approved Leave of Absence from, any member of the HomeAdvisor Group (excluding, for purposes of clarity, the Company and its Subsidiaries).

“HomeAdvisor Group” has the meaning set forth in the Contribution Agreement.

“HomeAdvisor, Inc.” means HomeAdvisor, Inc., a Delaware corporation and wholly owned Subsidiary of IAC.

“HomeAdvisor, Inc. Common Stock” means the common stock, par value $0.01, of HomeAdvisor, Inc.

“HomeAdvisor, Inc. Stock Value” means the “Implied HomeAdvisor Share Price” (as defined in the Merger Agreement).

“IAC 401(k) Plan” means the InterActiveCorp Retirement Savings Plan as in effect as of the time relevant to the applicable provision of this Agreement.

“IAC Award Cost” has the meaning set forth in Section 5.06(a).

“IAC Common Stock” means shares of common stock, $0.001 par value per share, of IAC.

“IAC Employee” means (a) any individual who, immediately prior to the Merger Effective Time, is either actively employed by, or then on Approved Leave of Absence from, any IAC Entity, and (b) any individual who becomes an employee of any IAC Entity after the Merger Effective Time.

“IAC Entities” means the members of the IAC Group.

“IAC Executive Benefit Plans” means the IAC Benefit Plans that are executive benefit and nonqualified plans, programs, agreements and arrangements established, sponsored, maintained, or agreed upon by any IAC Entity for the benefit of employees and former employees of any IAC Entity.

“IAC Flexible Benefit Plan” means the IAC Benefit Plan that is a flexible benefit plan as in effect as of the time relevant to the applicable provision of this Agreement.

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“IAC Group” has the meaning set forth in the Contribution Agreement.

“IAC Incentive Plans” means any IAC Benefit Plan that is an annual or short-term incentive plan, each as in effect as of the time relevant to the applicable provisions of this Agreement.

“IAC Long-Term Incentive Plans” means any of the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan or the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan, each as in effect as of the time relevant to the applicable provisions of this Agreement.

“IAC” has the meaning set forth in the preamble to this Agreement.

“Liability” has the meaning given that term in the Contribution Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Effective Time” has the meaning set forth in the Contribution Agreement.

“NewCo” has the meaning set forth in the preamble to this Agreement.

“NewCo 401(k) Plan” means a 401(k) plan established by NewCo.

“NewCo 401(k) Plan Trust” means a trust relating to the NewCo 401(k) Plan intended to qualify under Section 401(a) and be exempt under Section 501(a) of the Code.

“NewCo Change in Control” means:

(a)           The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than IAC, Barry Diller, and their respective Affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of NewCo representing more than 50% of the voting power of the Outstanding NewCo Voting Securities; provided, however, that, for purposes of this subsection (a), the following acquisitions shall not constitute a NewCo Change in Control:  (i) any acquisition by NewCo, (ii) any acquisition directly from NewCo, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by NewCo or any entity controlled by NewCo, or (iv) any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this definition;

(b)           Individuals who, as of immediately following the Merger Effective Time, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date on which the Merger Effective Time occurs, whose election, or nomination for election by NewCo’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, or whose election was not opposed by Barry Diller voting as a stockholder, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on

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behalf of an individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than the Board;

(c)           Consummation of a reorganization, merger, or consolidation, a sale or other disposition of all or substantially all of the assets of NewCo, or a purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following the Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding NewCo Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns NewCo or all or substantially all of NewCo’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding NewCo Voting Securities, (ii) no individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than IAC, Barry Diller, and their respective Affiliates, any employee benefit plan (or related trust) of NewCo, or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership of NewCo existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(d)           Approval by the stockholders of NewCo of a complete liquidation or dissolution of NewCo.

“NewCo Class A Common Stock” has the meaning set forth in the Contribution Agreement.

“NewCo Class B Common Stock” has the meaning set forth in the Contribution Agreement.

“NewCo Employee” means (a) any HomeAdvisor Employee, (b) any Company Employee, and (c) any individual who becomes an employee of any NewCo Entity after the Merger Effective Time.

“NewCo Entities” means the members of the HomeAdvisor Group as defined in the Contribution Agreement.

“NewCo Executive Benefit Plans” means the NewCo Benefit Plans that are executive benefit and nonqualified plans, programs, and arrangements established, sponsored, maintained, or agreed upon, by any NewCo Entity for the benefit of employees and former employees of any NewCo Entity.

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“NewCo Long-Term Incentive Plan” means the NewCo 2017 Long-Term Incentive Plan to be adopted by NewCo prior to the Merger Effective Time.

“NewCo Ratio” means the quotient of (a) the HomeAdvisor, Inc. Stock Value divided by (b) the NewCo Stock Value.

“NewCo SAR” means a stock appreciation right corresponding to shares of NewCo Class A Common Stock.

“NewCo Stock Value” means the “Unaffected ANGI Price” (as defined in the Merger Agreement).

“Outstanding NewCo Voting Securities” means the then-outstanding equity securities of NewCo entitled to vote generally in the election of directors.

“Non-Parties” has the meaning set forth in Section 6.04(b).

“Option” when immediately preceded by “IAC” means an option (either nonqualified or incentive) to purchase shares of IAC Common Stock pursuant to the IAC Long-Term Incentive Plan.  When immediately preceded by “NewCo,” Option means an option (either nonqualified or incentive) to purchase shares of NewCo Common Stock following the Contribution Effective Time pursuant to the HomeAdvisor, Inc. Long-Term Incentive Plan or the NewCo Long-Term Incentive Plan.

“Participating Company” means (a) IAC and (b) any other Person (other than an individual) that participates in a plan sponsored by any IAC Entity.

“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

“Plan Milestone Date” has the meaning set forth in Section 3.01(a).

“Person” has the meaning given that term in the Contribution Agreement.

“RSU” (a) when immediately preceded by “IAC,” means units issued under an IAC Benefit Plan representing a general unsecured promise by IAC to pay the value of shares of IAC Common Stock in cash or shares of IAC Common Stock, and (b) when immediately preceded by “NewCo,” means units issued under a NewCo Benefit Plan representing a general unsecured promise by NewCo to pay the value of shares of NewCo Class A Common Stock in cash or shares of NewCo Class A Common Stock.

“Subsidiary” has the meaning given that term in the Contribution Agreement.

“Subsidiary Equity Awards” has the meaning set forth in Section 5.07.

“Subsidiary Equity Award Cost” has the meaning set forth in Section 5.07.

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“Subsidiary Equity Plan” means any of the HomeAdvisor International, LLC 2016 Incentive Plan, the La Centrale des Marches Prives SARL 2015 Incentive Plan, the MHelpdesk, Inc. 2014 Equity Incentive Plan, and the HomeStars, Inc. 2017 Incentive Plan.

“Tax Sharing Agreement” has the meaning set forth in the Contribution Agreement.

“U.S.” means the United States of America.

ARTICLE II
GENERAL PRINCIPLES

2.01        Employment of NewCo Employees.  All NewCo Employees shall continue to be employees of NewCo or another NewCo Entity, as the case may be, immediately after the Contribution Effective Time or the Merger Effective Time, as applicable.

2.02        Assumption and Retention of Liabilities; Related Assets.

(a)           As of the Contribution Effective Time, except as expressly provided in this Agreement, the IAC Entities shall assume or retain and IAC hereby agrees to pay, perform, fulfill, and discharge, in due course in full (i) all Liabilities under all IAC Benefit Plans with respect to all IAC Employees, Former IAC Employees, and their dependents and beneficiaries, (ii) all Liabilities with respect to the employment or termination of employment of all IAC Employees and Former IAC Employees, in each case, to the extent arising in connection with or as a result of employment with or the performance of services to any IAC Entity, and (iii) any other Liabilities expressly assigned to IAC under this Agreement.  All assets held in trust to fund the IAC Benefit Plans and all insurance policies funding the IAC Benefit Plans shall be Excluded Assets, except to the extent specifically provided otherwise in this Agreement.

(b)           From and after the Contribution Effective Time, except as expressly provided in this Agreement, NewCo and the NewCo Entities shall assume or retain, as applicable, and NewCo hereby agrees to pay, perform, fulfill, and discharge, in due course in full, (i) all Liabilities under all NewCo Benefit Plans, (ii) all Liabilities with respect to the employment or termination of employment of all NewCo Employees and Former NewCo Employees, in each case, to the extent arising in connection with or as a result of employment with or the performance of services to any NewCo Entity, and (iii) any other Liabilities expressly assigned to NewCo or any NewCo Entity under this Agreement.

2.03        Commercially Reasonable Efforts.  IAC and NewCo shall use commercially reasonable efforts to (a) enter into any necessary agreements to accomplish the assumptions and transfers contemplated by this Agreement; and (b) provide for the maintenance of the necessary participant records, the appointment of the trustees, and the engagement of recordkeepers, investment managers, providers, insurers, and other third parties reasonably necessary to maintaining and administering the IAC Benefit Plans and the NewCo Benefit Plans.

2.04        Regulatory Compliance.  IAC and NewCo shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA, and any applicable securities laws, implementing all appropriate communications with participants, transferring appropriate records, and taking all

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such other actions as the requesting party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

2.05        Adoption of NewCo Long-Term Incentive Plan.  Prior to the Contribution Effective Time, IAC shall cause NewCo to adopt the NewCo Long-Term Incentive Plan.

ARTICLE III
RETIREMENT PLANS

3.01        IAC 401(k) Plan.

(a)           From the Contribution Effective Time and continuing until such time as NewCo ceases to be a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code) that includes IAC (such date, the “Plan Milestone Date”), NewCo adopts, and shall participate in as an Adopting Employer (as defined in the IAC 401(k) Plan), the IAC 401(k) Plan for the benefit of NewCo Employees and Former NewCo Employees, and IAC consents to such adoption and maintenance, in accordance with the terms of the IAC 401(k) Plan.  Each of the Parties agrees and acknowledges that until the Plan Milestone Date, NewCo shall make timely direct contributions (including matching contributions) to the IAC 401(k) Plan on behalf of such NewCo participating employees in accordance with the terms of the IAC 401(k) Plan and in accordance with (and no less promptly than) the timing of contributions made by IAC prior to the Contribution Effective Time.  Each of the Parties agrees that, within six months following the Distribution Date, the trustee of the IAC 401(k) Plan shall sell all shares of NewCo Common Stock held in the accounts of IAC Employees and Former IAC Employees.  On and after the Distribution Date and until the completion of the sales contemplated by the immediately preceding sentence, shares of NewCo Common Stock shall be held in a NewCo Common Stock Fund under the IAC 401(k) Plan.  Following the Distribution Date, IAC Employees and Former IAC Employees shall not be permitted to acquire shares of NewCo Common Stock under the IAC 401(k) Plan.

(b)           Effective as of the Plan Milestone Date, NewCo shall establish the NewCo 401(k) Plan and the NewCo 401(k) Plan Trust.  As soon as practical following the establishment of the NewCo 401(k) Plan and the NewCo 401(k) Plan Trust, IAC shall cause the accounts of the NewCo Employees and Former NewCo Employees in the IAC 401(k) Plan to be transferred to the NewCo 401(k) Plan and the NewCo 401(k) Plan Trust in cash or such other assets as mutually agreed by IAC and NewCo, and NewCo shall cause the NewCo 401(k) Plan to assume and be solely responsible for all Liabilities under the NewCo 401(k) Plan to or relating to NewCo Employees and Former NewCo Employees whose accounts are transferred from the IAC 401(k) Plan.  IAC and NewCo agree to cooperate in making all appropriate filings and taking all reasonable actions required to implement the provisions of this Section 3.01; provided that NewCo acknowledges that it will be responsible for complying with any requirements and applying for any determination letters with respect to the NewCo 401(k) Plan.  Each of the Parties agrees that, within six months following the Distribution Date, the trustee of the NewCo 401(k) Plan shall sell all shares of IAC Common Stock held in the accounts of NewCo Employees and Former NewCo Employees.  On and after the Distribution Date and until the completion of the sales contemplated by the immediately preceding sentence, shares of IAC

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Common Stock shall be held in an IAC Common Stock Fund under the NewCo 401(k) Plan.  Following the Distribution Date, NewCo Employees and Former NewCo Employees shall not be permitted to acquire shares of IAC Common Stock under the NewCo 401(k) Plan.

(c)           IAC and NewCo shall assume sole responsibility for ensuring that their respective 401(k) plans are maintained in compliance with applicable laws with respect to holding shares of their respective common stock and common stock of the other Party.

ARTICLE IV
HEALTH AND WELFARE PLANS

4.01        H&W Continuation Period.

(a)           From and after the Contribution Effective Time until the Plan Milestone Date (such period, the “H&W Continuation Period”), IAC shall cause the IAC Health and Welfare Plans in effect at the Contribution Effective Time to provide coverage to HomeAdvisor Employees, Former HomeAdvisor Employees, and any newly hired NewCo Employees (and, in each case, their beneficiaries and dependents) on the same basis as immediately prior to the Contribution Effective Time and in accordance with the terms of IAC’s Health and Welfare Plans.

(b)           From and after the Merger Effective Time, NewCo shall cause the Company to provide coverage to Company Employees and Former Company Employees under the Company’s health and welfare plans as in effect immediately prior to the Merger Effective Time and until such time (the “H&W Transition Date”) as IAC causes those Company Employees and Former Company Employees who so qualify to participate in IAC’s Health and Welfare Plans.

(c)           Following the Contribution Effective Time, NewCo shall pay to IAC fees in respect of IAC covering NewCo Employees and Former NewCo Employees under the IAC Health and Welfare Plans, with such fees to be based on the per-employee budgeted rates set forth in Schedule I to this Agreement (as such schedule may be updated by IAC in its sole discretion each calendar year to reflect the updated rates applicable to IAC employees generally).  The fees contemplated by this Section 4.01(c) shall be payable in advance each month (i.e., not later than the first day of any month during which coverage applies) during the H&W Continuation Period and shall be based on the prior month’s enrollment, with appropriate, subsequent adjustments in each succeeding month to reflect actual enrollment; provided, however, that the fees relating to the period from and including the first day of the month during which the Contribution Effective Time occurs through the end of the month during which the Contribution Effective Time occurs shall be payable no later than the fifth Business Day following the Contribution Effective Time.  In the event that NewCo fails to pay in a timely manner the fees contemplated by this Section 4.01(c), IAC shall have no obligation to provide the coverage contemplated by this Section 4.01 to the applicable NewCo Employees and Former NewCo Employees.

(d)           Following the end of each calendar year (or portion thereof) during the H&W Continuation Period, but not later than 150 days thereafter, IAC shall calculate in good

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faith the total costs and expenses of the IAC Health and Welfare Plans for such calendar year (including claims paid and costs and expenses associated with the administration of the IAC Health and Welfare Plans (as determined by IAC in its good faith discretion) and IAC’s good faith estimate of claims incurred in such calendar year but not reported (such estimate to be prepared based on historical claims reporting patterns and history)) (the “Annual H&W Expenses”), and IAC promptly shall provide to NewCo the Annual H&W Expenses following such calculation.  To the extent Annual H&W Expenses (i) exceed the aggregate fees paid by IAC and NewCo in respect of coverage during the applicable calendar year of IAC Employees and Former IAC Employees and NewCo Employees and Former NewCo Employees (the “Annual H&W Fees”), NewCo shall pay to IAC by wire transfer its ratable portion (calculated on the basis of the number of NewCo Employees  participating in the IAC Health and Welfare Plans relative to the total number of IAC Employees and NewCo Employees taken together and participating in such plans) of the fees deficit, and (ii) are less than the Annual H&W Fees, IAC shall pay to NewCo its ratable portion (calculated on the basis of the number of NewCo Employees participating in the IAC Health and Welfare Plans relative to the total number of IAC Employees and NewCo Employees taken together and participating in such plans) of the excess fees collected, with any such payments pursuant to clause (i) or clause (ii) to be made no later than July 15 following the applicable calendar year.  Any calculations made by IAC pursuant to this Section 4.01(d) shall be final and binding upon NewCo and the calculations contemplated by this Section 4.01(d) shall be adjusted to take into account any calendar year in which participation by NewCo Employees and Former NewCo Employees in the IAC Health and Welfare Plans is for less than the full calendar year.

4.02        Establishment of NewCo Health and Welfare Plans.

(a)           Effective as of the Plan Milestone Date, NewCo shall adopt Health and Welfare Plans for the benefit of NewCo Employees and Former NewCo Employees, and NewCo shall be responsible for all Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by or on behalf of NewCo Employees and Former NewCo Employees or their covered dependents under the NewCo Health and Welfare Plans on or after the Plan Milestone Date.

(b)           Notwithstanding anything to the contrary in this Section 4.02, with respect to any NewCo Employee who becomes disabled under the terms of the IAC Health and Welfare Plans and becomes entitled to receive long- or short-term disability benefits prior to the Plan Milestone Date, such NewCo Employee shall continue to receive long- or short-term disability benefits under the IAC Health and Welfare Plans on and after the Plan Milestone Date in accordance with the terms of the IAC Health and Welfare Plans.

4.03        Retention of Sponsorship and Liabilities.

(a)           Following the Contribution Effective Time, IAC shall retain:

(i)            sponsorship of all IAC Health and Welfare Plans and any trust or other funding arrangement established or maintained with respect to such plans, including any assets held as of the Contribution Effective Time with respect to such plans; and

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(ii)           all Liabilities under the IAC Health and Welfare Plans, subject to the obligations of NewCo described in Section 4.01.

IAC shall not assume any Liability under any NewCo Health and Welfare Plan, and all such claims shall be satisfied pursuant to Section 4.03(b).

(b)           Following the Contribution Effective Time, NewCo shall retain:

(i)            sponsorship of all NewCo Health and Welfare Plans and any trust or other funding arrangement established or maintained with respect to such plans, including any assets held as of the Contribution Effective Time with respect to such plans; and

(ii)           all Liabilities under the NewCo Health and Welfare Plans.

4.04        Flexible Benefit Plan.  IAC will continue to maintain on behalf of NewCo Employees the health care reimbursement program, the transit and parking reimbursement program, and the dependent care reimbursement program of the IAC Flexible Benefit Plan for claims incurred prior to the Plan Milestone Date on the same basis as immediately prior to the Contribution Effective Time and in accordance with the terms of the IAC Flexible Benefit Plan.  Following the Contribution Effective Time and until such time as NewCo ceases to participate in the IAC Flexible Benefit Plan and has satisfied all of its obligations thereunder, NewCo shall pay to IAC the amounts claimed by NewCo Employees under the IAC Flexible Benefit Plan in addition to NewCo’s share of the administrative cost of the IAC Flexible Benefit Plan (based on IAC historical allocations), with such amounts to be paid by NewCo on a one-month lagging basis (i.e., claims made and administrative costs incurred during a particular month shall be billed in the immediately succeeding month); provided that NewCo shall remit payment to IAC no later than the fifth Business Day following delivery by IAC of an invoice to NewCo.  NewCo Employees shall not participate in the IAC Flexible Benefit Plan on or after the Plan Milestone Date.

4.05        Workers’ Compensation Liabilities.  All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an IAC Employee, Former IAC Employee, HomeAdvisor Employee, or Former HomeAdvisor Employee that results from an accident occurring, or from an occupational disease that becomes manifest, on or before the Contribution Effective Time shall be retained by IAC; provided, however, that NewCo promptly shall reimburse IAC for any such Liabilities relating to HomeAdvisor Employees or Former HomeAdvisor Employees borne by IAC following the Contribution Effective Time.  All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an IAC Employee or Former IAC Employee that results from an accident occurring, or from an occupational disease that becomes manifest, on or after the Contribution Effective Time shall be retained by IAC.  All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by (a) a Company Employee or Former Company Employee, whether resulting from an accident occurring, or from an occupational disease that becomes manifest prior to, on, or after the Merger Effective Time, and (b) any other NewCo Employee or Former NewCo Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the Contribution Effective Time, in each case, shall be retained by

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NewCo.  For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be.  IAC, NewCo, and the other NewCo Entities shall cooperate with respect to any notification to appropriate governmental agencies of the effective time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

4.06        Payroll Taxes and Reporting of Compensation.  IAC and NewCo shall, and shall cause the other IAC Entities and the other NewCo Entities to, respectively, take such action as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll taxes after the Contribution Effective Time.  IAC and NewCo shall, and shall cause the other IAC Entities and the other NewCo Entities to, respectively, each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Contribution Effective Time.

ARTICLE V
EXECUTIVE BENEFITS

5.01        Assumption of Obligations.  Except as provided in this Agreement, effective as of the Contribution Effective Time, NewCo shall assume and be solely responsible for all Liabilities to or relating to NewCo Employees and Former NewCo Employees under all IAC Executive Benefit Plans and NewCo Executive Benefit Plans.  The Parties agree that none of the transactions contemplated by the Contribution Agreement or any of the Other Ancillary Agreements, including this Agreement, constitutes a “change in control,” “change of control,” or similar term, as applicable, within the meaning of any Benefit Plan, the IAC Long-Term Incentive Plan, or the NewCo Long-Term Incentive Plan, except as provided in any Benefit Plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries.

5.02        IAC Incentive Plans.

(a)           NewCo shall be responsible for determining all bonus awards that would otherwise be payable under the IAC Incentive Plans to NewCo Employees for the fiscal year in which the Contribution Effective Time occurs.  NewCo also shall determine for NewCo Employees (i) the extent to which established performance criteria (as interpreted by NewCo, in its sole discretion) have been met, and (ii) the payment level for each NewCo Employee.  NewCo shall assume all Liabilities with respect to any such bonus awards payable to NewCo Employees for the fiscal year in which the Contribution Effective Time occurs and thereafter.

(b)           IAC shall retain all Liabilities with respect to any bonus awards payable under the IAC Incentive Plans to IAC Employees for the year in which the Contribution Effective Time occurs and thereafter.

5.03        Employment Agreements.  Any employment agreement between an IAC Entity, on the one hand, and a NewCo Employee or Former NewCo Employee, on the other hand, shall as of the Contribution Effective Time be assigned by such IAC Entity to a NewCo Entity and assumed by such NewCo Entity.

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5.04        Severance.  A NewCo Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Contribution Agreement or the Merger Agreement.  NewCo shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any NewCo Employee or Former NewCo Employee’s employment that occurs prior to, as a result of, in connection with, or following the consummation of the transactions contemplated by the Contribution Agreement or the Merger Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination, or similar plan, program, practice, contract, agreement, law, or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

5.05        HA SARs.

(a)           As determined by the Board of Directors of HomeAdvisor, Inc. pursuant to its authority under the HA Long-Term Incentive Plan, each HA SAR held by a NewCo Employee or a Former NewCo Employee shall be converted into a NewCo SAR and shall otherwise be subject to the same terms and conditions after the Contribution Effective Time as the terms and conditions applicable to such HA SAR immediately prior to the Contribution Effective Time; provided, however, that from and after the Contribution Effective Time:  (i) the number of shares of NewCo Class A Common Stock subject to such NewCo SAR, rounded down to the nearest whole share, shall be equal to the product of (A) the number of shares of HA Common Stock subject to such HA SAR immediately prior to the Contribution Effective Time multiplied by (B) the NewCo Ratio, (ii) the per share exercise price of such NewCo SAR, rounded up to the nearest whole cent, shall be equal to the quotient of (A) the per share exercise price of such HA SAR immediately prior to the Contribution Effective Time divided by (B) the NewCo Ratio, and (iii) each NewCo SAR converted pursuant to this Section 5.05(a) shall be exercisable and shall be settled in a manner consistent with stock appreciation rights of a publicly traded company (with such modifications and lock-up periods as may be reasonably determined by the Board from time to time).  Following the Contribution Effective Time, for any award adjusted under this Section 5.05(a), any reference to a “change in control,” “change of control,” or similar definition in an award agreement, employment agreement, or the HA Long-Term Incentive Plan shall be deemed to refer to a NewCo Change in Control.

(b)           NewCo agrees that it shall maintain on a continuous basis an effective registration statement under the Securities Act (and maintain the prospectus contained therein for its intended use) with respect to the shares of NewCo Class A Common Stock authorized for issuance under the HA Long-Term Incentive Plan.

5.06        IAC Equity Awards.

(a)           NewCo shall reimburse IAC for the cost of any IAC RSUs or IAC Options held by NewCo Employees or Former NewCo Employees that vest (in the case of IAC RSUs) or are exercised (in the case of IAC Options) on or after the Contribution Effective Time, with such cost equal to the taxable income that arises from the applicable vesting or exercise event (the “IAC Award Cost”).  No later than five Business Days following invoice therefor, NewCo shall

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pay to IAC the IAC Award Cost in, at IAC’s election, either cash or in shares of NewCo Class B Common Stock having a value equal to the IAC Award Cost, based on the closing price of NewCo Class A Common Stock on the applicable vesting or exercise date; provided, however, that following such time as IAC ceases to own shares representing a majority of the combined voting power of the Outstanding NewCo Voting Securities, NewCo shall make such payment in cash.  NewCo shall be entitled to any compensation deduction corresponding to the IAC Award Cost.

(b)           The Compensation Committee of the IAC Board of Directors will have the exclusive authority to determine the treatment of outstanding IAC equity awards in the event of a Distribution and NewCo agrees to assume any equity awards denominated in shares of IAC Common Stock that are converted into equity awards denominated in shares of NewCo Class A Common Stock in connection with any such Distribution.

5.07        Subsidiary Equity Awards.  With respect to any stock-settled equity awards granted pursuant to a Subsidiary Equity Plan (the “Subsidiary Equity Awards”) that are settled prior to such time as IAC ceases to own shares representing a majority of the combined voting power of the Outstanding NewCo Voting Securities, IAC may require those awards to be settled in either shares of IAC Common Stock or in shares of NewCo Class A Common Stock.  To the extent that IAC elects to settle the Subsidiary Equity Awards in shares of IAC Common Stock, NewCo will reimburse IAC in an amount equal to the taxable income that arises from the settlement of the Subsidiary Equity Awards (the “Subsidiary Equity Award Cost”) by issuing to IAC additional shares of NewCo Class B Common Stock having a value equal to the Subsidiary Equity Award Cost, based on the closing price of NewCo Class A Common Stock on the date of settlement.  NewCo shall be entitled to any compensation deduction corresponding to the Subsidiary Equity Award Cost.

ARTICLE VI
GENERAL AND ADMINISTRATIVE

6.01        Sharing of Participant Information.  IAC and NewCo shall share, and IAC shall cause each other IAC Entity to share, and NewCo shall cause each other NewCo Entity to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the NewCo Benefit Plans and the IAC Benefit Plans.  IAC and NewCo and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration.  Until the Contribution Effective Time, all participant information shall be provided in the manner and medium applicable to Participating Companies in IAC Benefit Plans generally, and thereafter through the end of the H&W Continuation Period, all participant information shall be provided in a manner and medium as may be mutually agreed to by IAC and NewCo.

6.02        Reasonable Efforts/Cooperation.  Each of the Parties will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.  Each of the Parties shall

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cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor, or any other filing (including, but not limited to, securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency, or authority in any jurisdiction in the U.S. or abroad.

6.03        No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder.  Except as expressly provided in this Agreement, nothing in this Agreement shall preclude IAC or any other IAC Entity, at any time after the Contribution Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any IAC Benefit Plan, any benefit under any Benefit Plan, or any trust, insurance policy, or funding vehicle related to any IAC Benefit Plan.  Except as expressly provided in this Agreement, nothing in this Agreement shall preclude NewCo or any other NewCo Entity, at any time after the Contribution Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any NewCo Benefit Plan, any benefit under any Benefit Plan, or any trust, insurance policy or funding vehicle related to any NewCo Benefit Plan.

6.04        Audit Rights with Respect to Information Provided.

(a)           Each of IAC and NewCo, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information required to be provided to it by the other Party under this Agreement.  The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 6.04.  The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Contribution Agreement, which are incorporated by reference herein.  The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems, and paper and electronic files, and provide workspace to its representatives.  After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within 30 Business Days after receiving such draft.

(b)           The Auditing Party’s audit rights under this Section 6.04 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and Affiliates of the Party being audited and to require the other Party to request any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such Persons are affected by or addressed in this Agreement (collectively, the “Non-Parties”).  The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-Party.  The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner.  The responsibility of the Party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

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6.05        Fiduciary Matters.  It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard.  Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

6.06        Consent of Third Parties.  If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable.  If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner.  The phrase “commercially reasonable efforts” as used herein shall not be construed to require any Party to incur any non-routine or unreasonable expense or Liability or to waive any right.

ARTICLE VII
MISCELLANEOUS

7.01        Effectiveness.  If the Contribution Agreement is terminated prior to the Contribution Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Contribution Effective Time, or otherwise in connection with the Contribution, shall not be taken or occur except to the extent specifically agreed by IAC and NewCo.

7.02        Relationship of Parties.  Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership, or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

7.03        Affiliates.  Each of IAC and NewCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by another IAC Entity or a NewCo Entity, respectively.

7.04        Incorporation of Contribution Agreement Provisions.  The following provisions of the Contribution Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 7.04 to an “Article” or “Section” shall mean Articles or Sections of the Contribution Agreement, and references in the material incorporated herein by reference shall be references to the Contribution Agreement):  Article 5 (relating to Mutual Releases; Indemnification; Insurance); Article 6 (relating to Exchange of Information; Confidentiality); Article 7 (relating to Dispute Resolution); Section 8.01 (relating to Further Assurances); Article 9 (relating to Termination); and Article 10 (relating to Miscellaneous).

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

IAC/INTERACTIVECORP

By:
Name:
Title:

ANGI HOMESERVICES INC.

By:
Name:
Title:

EXHIBIT H

FORM OF INTERCOMPANY NOTE

Date:  [        ]

FOR VALUE RECEIVED, [NewCo][NewCo Subsidiary], a               (the “Borrower”), hereby promises to pay to the order of [IAC/InterActive Corp., a Delaware corporation][Other IAC Lender Entity] (the “Lender”), in lawful money of [the United States of America][Insert applicable reference if alternative currency], the principal amount of this intercompany note (this “Note”), which amount the Borrower has borrowed from the Lender on or following the date hereof pursuant to this Note, together with interest and any additional principal and other amounts as provided herein.

1.                   Principal.  [The Lender shall, pursuant to Section 5.16 of that certain agreement and plan of merger by and among [Aura], IAC/InterActiveCorp, Halo TopCo, Inc. (“NewCo”) and Casa Merger Sub, Inc., dated as of May 1, 2017 (the “Merger Agreement”), on the Closing Date (as defined in the Merger Agreement), advance amounts under this Note in United States Dollars required to pay off all amounts outstanding (including accrued and unpaid interest, related fees and expenses) under the Company Credit Agreement (as defined in the Merger Agreement) (the “Closing Date Advance”).]  The Lender may, in its sole discretion, advance [further] amounts under this Note [in United States Dollars][Insert alternative currency] from time to time following a written request by the Borrower (each such advance and the Closing Date Advance, an “Advance”, and the date of each Advance, an “Advance Date”).  The Lender shall endorse Schedule A hereto to reflect the date and amount of each Advance made under this Note, and the date and amount of any payment or prepayment of principal hereof; provided that the failure of the Lender to make any such endorsement (or any error in such endorsement) shall not affect the obligations of the Borrower hereunder. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed, in the absence of manifest error.

2.                   Interest.  Interest in respect of any Advance shall accrue from the Advance Date with respect to such Advance on the unpaid principal balance of such Advance at a per annum rate equal to the sum of (i) the [Eurocurrency Rate][Insert applicable foreign currency benchmark rate] (as defined in that certain amended and restated credit agreement, dated as of October 7, 2015, among IAC/InterActiveCorp, as borrower, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, the issuing banks, the lenders and the other parties thereto, as further amended, restated, amended and restated, supplemented or otherwise modified or refinanced or replaced from time to time (the  “IAC Credit Agreement”)) on the date of incurrence of such

Advance (using a  three (3) month  Interest Period (as defined in the IAC Credit Agreement) unless the parties otherwise agree); provided that if no IAC Credit Agreement exists the Lender shall use the definition as if the IAC Credit Agreement most recently in effect remained in effect plus (ii) 3.25%.

3.                   Due Date.  The unpaid principal amount of this Note, together with accrued and unpaid interest, shall become due and payable in full in cash in the currency in which it was borrowed on [  ], 20[24] (the “Maturity Date”).

4.                   Prepayment.

(a) Voluntary.  At any time prior to the Maturity Date and with five (5) days’ prior notice (unless the Lender agrees to a shorter notice period), the Borrower may pay, without penalty or premium, the outstanding principal amount of this Note in whole or in part, together with accrued and unpaid interest.

(b)                                          Mandatory.  If NewCo shall, or shall permit any of its subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, other than indebtedness owing under this Note, in an aggregate principal amount exceeding $25,000,000 (or if such indebtedness is denominated in any currency other than United States Dollars, in an aggregate principal amount which, when converted into United States Dollars at customary currency exchange rates in effect at the time of such incurrence, would exceed $25,000,000), then, on the date of receipt of the net cash proceeds of any such indebtedness by NewCo or any of its subsidiaries, such net cash proceeds shall be used to pay, without premium or penalty, the outstanding principal amount of this Note in whole, together with accrued and unpaid interest.  The Lender may decline such prepayment in its sole discretion.

If a Change of Control shall occur, the Borrower shall pay on the date of such Change of Control, without premium or penalty, the outstanding principal amount of this Note in whole, together with accrued and unpaid interest.  Change of Control shall mean any of the following events:

i.                  the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of NewCo and its subsidiaries [or all or substantially all of the assets of the Borrower and its subsidiaries], taken as a whole, to any Person other than a Permitted Holder;

ii.               the acquisition of beneficial ownership by any person or group (excluding any one or more Permitted Holders or group Controlled by any one or more Permitted

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Holders) of more than 35% of the aggregate voting power of all outstanding classes or series of NewCo’s Voting Stock and such aggregate voting power exceeds the aggregate voting power of all outstanding classes or series of NewCo’s Voting Stock beneficially owned by the Permitted Holders collectively;

iii.            during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of NewCo (together with any new directors whose election by the board of directors or whose nomination for election by the equityholders of NewCo was approved by a vote of the majority of the directors of NewCo then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of NewCo’s board of directors then in office;

iv.           [NewCo or] the Borrower shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of [NewCo or ]the Borrower[, as applicable];

v.              any one or more Permitted Holders or group Controlled by any one or more Permitted Holders ceases to hold at least 50% of the aggregate voting power of all outstanding classes or series of NewCo’s Voting Stock; or

vi.           if the Borrower is a subsidiary of NewCo, NewCo ceases to own 100% of the Voting Stock of the Borrower, directly or indirectly.

Notwithstanding the foregoing, a transaction in which NewCo becomes a subsidiary of another Person (other than a Person that is an individual or a Permitted Holder) shall not constitute a Change of Control if the shareholders of NewCo immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, the same proportion of voting power of the outstanding classes or series of NewCo’s voting stock as such shareholders beneficially own immediately following the consummation of such transaction.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

The following capitalized terms used in this Section 4(b) have the meaning set forth below.

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“Affiliated Persons” means, with respect to any specified Person, (a) such specified Person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a), and (c) any company, partnership, trust or other entity or investment vehicle Controlled by any of the Persons referred to in clause (a) or (b) or the holdings of which are for the primary benefit of any of such Persons.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlled” has a meaning correlative thereto.

“Permitted Holders” means any one or more of (a) IAC/InterActiveCorp and its wholly owned subsidiaries, (b) Barry Diller, (c) each of the respective Affiliated Persons of the Person referred to in clause (b) and (d) any Person a majority of the aggregate voting power of all the outstanding classes or series of the equity securities of which are beneficially owned by any one or more of the Persons referred to in clauses (a), (b) or (c).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Voting Stock” means the stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors (or other similar governing body) of such entity (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(c)     Manner of Application.                 Payments made pursuant to this Note shall be applied first to the payment of accrued and unpaid interest and then to the payment of unpaid principal amounts of the then-outstanding Advances.

5.                   Place of Payment.  Payment under this Note shall be made to the Lender in lawful money of the United States of America [Insert applicable reference if alternative currency] by wire transfer to such account or accounts as the Lender may direct by written notice to the Borrower.

6.                   Waivers.  The Borrower hereby waives diligence, presentment for payment, demand, notice of dishonor, or protest.  No delay or failure by the Lender to exercise any right or remedy shall operate as a waiver

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thereof, and no single or partial exercise by the Lender of any right or remedy shall preclude any other or further exercise thereof.

7.                   Default.  In the event that the Borrower shall fail to pay when due any amount payable hereunder (any such event, a “Default”), the outstanding principal amount of the Note, together with all accrued and unpaid interest, shall become due and payable immediately and automatically in cash in the currency in which it was borrowed.  Upon the occurrence and during the continuation of a Default, interest in respect of each Advance and other outstanding amounts shall accrue at 2% per annum in excess of the interest rate in effect for such Advance (or the Advance to which such outstanding amount relates) and shall be payable in cash on demand in the currency in which they were borrowed.

8.                   Expenses.  The Borrower shall also promptly reimburse the Lender for the costs and expenses (including reasonable legal fees and expenses) incurred by the Lender in enforcing its rights hereunder.

9.                   Binding Effect.  The promises, terms, and conditions contained in this Note shall be binding upon the Borrower and the Borrower’s successors and assigns.

10.            Usury Savings.  Notwithstanding anything to the contrary contained herein, the Lender shall never be entitled to receive as interest on the obligation evidenced hereby any amount in excess of the maximum rate of interest permitted to be charged by applicable law; and in the event that the Lender ever receives any such excess, such amount which would be excessive interest shall be applied to the reduction of the principal sum hereof, and if the principal sum is paid in full, any remaining excess shall forthwith be paid to the Borrower.

11.            Amendments; Waivers.  No amendment, supplement, modification, termination or waiver of any provision of this Note shall be effective without the written consent of the Lender and the Borrower.

Governing Law.  This Note shall be construed in accordance with and shall be governed by the laws of the State of New York.

12.            Notices.  Any notice required or permitted to be given hereunder shall be properly given only if in writing and if sent by overnight courier, delivered by hand or sent by email to the following address, or such other address as shall subsequently be provided by a party:

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If to the Lender:

IAC/InterActiveCorp

555 West 18th Street

New York, New York 10011

Email:                                    glenn.schiffman@iac.com

Attention:                 Glenn Schiffman

With a copy to:

IAC/InterActiveCorp

555 West 18th Street

New York, New York 10011

Email:                                    gregg.winiarski@iac.com

Attention:                 Gregg J. Winiarski

If to Borrower to:

[                     ]

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Borrower hereby executes this Note as of the day and year first written above.

[BORROWER]

By:
Name:
Title:

[Signature Page to Intercompany Note]

ACCEPTED AND AGREED:

[LENDER]

BY:
NAME:
TITLE:

[Signature Page to Intercompany Note]

EXHIBIT I

FORM OF SERVICES AGREEMENT

by and between

IAC/INTERACTIVECORP

and

ANGI HOMESERVICES INC.

Dated as of

[•]

SERVICES AGREEMENT

This Services Agreement, dated as of [•] (this “Services Agreement”), is entered into by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and ANGI Homeservices Inc., a Delaware corporation (“NewCo” and, together with IAC, the “Parties” and each a “Party”).

WHEREAS, IAC, NewCo, Casa Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of NewCo (“Merger Sub”), and Angie’s List, Inc., a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of May 1, 2017 (as may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth therein, with the Company surviving such merger (the “Merger”) as a wholly owned Subsidiary of NewCo;

WHEREAS, it is a condition to the Merger that, prior to the date and time when the Merger becomes effective, the Contribution and the IAC Share Issuance be consummated in accordance with the terms of that certain Contribution Agreement, dated as of even date herewith, between IAC and NewCo (as may be amended from time to time, the “Contribution Agreement”);

WHEREAS, the Merger Agreement contemplates that IAC and NewCo will enter into this Services Agreement and a series of agreements as set forth in Section 2.11 of the Contribution Agreement (together with the Contribution Agreement, the “Other Ancillary Agreements”); and

WHEREAS, in connection with such transactions contemplated by the Merger Agreement and the Other Ancillary Agreements, (a) NewCo desires to procure certain services from IAC, and IAC is willing to provide such services to NewCo, during the term hereof, on the terms and conditions set forth in this Services Agreement; and (b) IAC desires to procure certain services from NewCo, and NewCo is willing to provide such services to IAC, during the term hereof, on the terms and conditions set forth in this Services Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Services Agreement, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.01.       General.  All terms used herein and not defined herein shall have the meanings assigned to them in the Contribution Agreement.

ARTICLE II

Agreement To Provide and Accept Services

2.01.       Provision of Services.

(a)           On the terms and subject to the conditions contained herein, IAC agrees with NewCo that IAC shall provide, or shall cause its Subsidiaries and Affiliates (other than NewCo and its Subsidiaries) and its or their respective employees designated by IAC (such designated Subsidiaries, Affiliates and employees, together with IAC, being herein collectively referred to as the “IAC Service Providers”) to provide, to NewCo (or a member of the Halo Group designated by NewCo) the services (“IAC Services”) listed on the Schedule of Services attached hereto (the “Services Schedule”) as being performed by IAC.  Subject to Section 3.01, any decisions as to which of the IAC Service Providers (including the decisions to use third parties) shall provide the IAC Services shall be made by IAC in its sole discretion, except to the extent specified in the Services Schedule; provided that prior to and during the performance of any IAC Services, IAC shall ensure that the applicable IAC Service Provider has all of the necessary resources and expertise reasonably required to provide each such IAC Service.  Each IAC Service shall be provided in exchange for the consideration set forth with respect to such IAC Service on the Services Schedule or as IAC and NewCo may otherwise agree in writing.  Each IAC Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on the Services Schedule.

(b)           On the terms and subject to the conditions contained herein, NewCo agrees with IAC that NewCo shall provide, or shall cause its Subsidiaries and Affiliates (other than IAC and its non-Halo Group Subsidiaries) and their respective employees designated by it (such designated Subsidiaries, Affiliates and employees, together with NewCo, being herein collectively referred to as the “NewCo Service Providers” and together with the IAC Service Providers, the “Service Providers”) to provide, to IAC (or a member of the IAC Group designated by IAC), as applicable, the services (“NewCo Services”) listed on the Services Schedule as being performed by NewCo.  Subject to Section 3.01, any decisions as to which of the NewCo Service Providers (including the decisions to use third parties) shall provide the NewCo Services shall be made by NewCo in its sole discretion, except to the extent specified in the Services Schedule; provided that prior to and during the performance of any NewCo Services, NewCo shall ensure that the applicable NewCo Service Provider has all of the necessary resources and expertise reasonably required to provide each such NewCo Service.   Each NewCo Service shall be provided in exchange for the consideration set forth with respect to such Service on the Services Schedule or as NewCo and IAC may otherwise agree in writing.  Each NewCo Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on the Services Schedule.

(c)           As used in this Services Agreement, the term “Receiving Party” shall mean the Party receiving (or the Party whose Subsidiary is receiving) the applicable Services from a Service Provider.

2.02.       Books and Records; Availability of Information.  Each Party shall create and maintain accurate books and records in connection with the provision of the Services performed

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or caused to be performed by it and, upon reasonable notice from a Receiving Party, shall make available for inspection and copying by such Receiving Party’s agents such books and records to the extent relating to the Services provided to such Receiving Party hereunder during reasonable business hours with such inspection occurring no more than one (1) time per year in which the Service Provider has provided the applicable Service to the Receiving Party. Moreover, such inspection shall be conducted by the Receiving Party or its agents in a manner that will not unreasonably interfere with the normal business operations of the Service Provider.  Each Receiving Party shall make available on a timely basis to the Service Providers all information and materials reasonably requested by such Service Providers to enable them to provide the applicable Services.  Each Receiving Party shall provide to the Service Providers reasonable access to such Receiving Party’s premises to the extent necessary for the purpose of providing the applicable Services.  Each Service Provider shall ensure that its personnel, when on the property of the Receiving Party, or when given access to any computer software, databases, networks, hardware, technology or computer-based resources owned or controlled by the Receiving Party, use commercially reasonable efforts to conform to the policies and procedures of the Receiving Party concerning health, safety and security that are made known to such Service Provider in advance in writing.

ARTICLE III

Services; Payment; Independent Contractors

3.01.       Services To Be Provided.

(a)           Unless otherwise agreed between the applicable Party providing Services hereunder and the Receiving Party (including to the extent specified in the applicable entry on the Services Schedule), (i) the Service Providers shall be required to perform the Services only in a manner, scope, nature and quality as provided by or within IAC that is similar in all material respects to the manner in which such Services were performed in the twelve (12) months immediately prior to the Effective Date (as defined in Section 4.01), and (ii) the Services shall be used for substantially the same purposes and in substantially the same manner as the Services have been used immediately prior to the Effective Date; provided, however, that the applicable entry on the Services Schedule shall control the scope of the Service to be performed (to the extent provided therein), unless otherwise agreed in writing. Each Party and the Service Providers shall act under this Services Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates. As an independent contractor, all overhead and personnel necessary to the Services required of the Service Providers hereunder shall be each Service Provider’s sole responsibility and shall be at such Service Provider’s sole cost and expense.  No Service Provider shall have the authority to bind the Receiving Party by contract or otherwise.

(b)           The provision of Services by the Service Providers shall be subject to Article V hereof.

3.02.       Cooperation.  Each Receiving Party and Party providing Services to it hereunder will use good faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services.  Such cooperation shall include obtaining all consents, licenses

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or approvals necessary to permit each such Party to perform its obligations to such Receiving Party hereunder; provided, however, that under no circumstances shall any Service Provider be required to make any payments to any third party in respect of any such consents, licenses or approvals, nor shall any Service Provider be required to make any alternative arrangements if any such consents, licenses or approvals are not obtained.

3.03.       Additional Services.

(a)           From time to time during the term applicable to any Service being provided by a Service Provider, each Party may request any of the other Parties (i) to provide additional or different services that such other Party is not expressly obligated to provide under this Services Agreement if such services are of the type and scope provided by such providing Party within IAC or (ii) expand the scope of any Service (such additional or expanded services, the “Additional Services”). The Party receiving such request shall consider such request in good faith and shall use commercially reasonable efforts to provide such Additional Service; provided that no Party shall be obligated to provide any Additional Services if it does not, in its reasonable judgment, have adequate resources to provide such Additional Services or if the provision of such Additional Services would interfere with the operation of its business. The Party receiving the request for Additional Services shall notify the requesting Party within fifteen (15) days of receiving such a request as to whether it will or will not provide the Additional Services.

(b)           If a Party agrees to provide Additional Services pursuant to Section 3.03(a), then a representative of each applicable Party shall, in good faith, negotiate the terms of a supplement to the Services Schedule that will describe in detail the service, project scope, term, price and payment terms to be charged for the Additional Services.  Once agreed in writing, the supplement to the Services Schedule shall be deemed part of this Services Agreement as of such date and the Additional Services shall be deemed “Services” provided by such Service Provider to such Receiving Party hereunder, in each case, subject to the terms and conditions of this Services Agreement.

3.04.       Subcontracting. The Service Providers may hire or engage one (1) or more subcontractors to perform any or all of its obligations under this Services Agreement without the consent of the Receiving Party; provided that (a) the hiring or engagement of such subcontractor does not decrease in any material respect the quality or level of services provided to the Receiving Party below the standards set forth in Section 3.01, (b) the use of such subcontractor will not increase the fees or costs payable by the Receiving Party in connection with such Services, (c) the use of such subcontractors will not change the manner in which the Services are delivered in a way that increases the Receiving Party’s costs of receiving the Services, and (d) the Service Provider shall in all cases remain primarily responsible for all of its obligations under this Services Agreement with respect to the scope of the Services, the performance standard for Services set forth in Section 3.01 and the content of the Services provided to the Receiving Party.

3.05.       Payments.  Except as set forth on the Services Schedule, statements will be delivered to each applicable Receiving Party within ten (10) Business Days after the end of each month, and each such statement shall set forth a brief description of such Services, the allocation of personnel costs related to providing such Services and the amounts charged therefor, and, except as the applicable providing Party and the Receiving Party may agree or as set forth on the

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Services Schedule, all undisputed amounts shall be due and payable by the Receiving Party within thirty (30) days after the date of such statement.  The Receiving Party shall have the right to dispute any items set forth in an invoice and the Parties agree to work in good faith to resolve any such disputes pursuant to the dispute resolution procedures set forth in Section 7.02.  Statements not paid within such thirty (30)-day period shall be subject to late charges on undisputed amounts only, calculated at an interest rate per annum equal to the Prime Rate plus two percent (2%) (or the maximum legal rate, whichever is lower), and calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.  Payments shall be made by wire transfer to an account designated in writing from time to time by the applicable Service Provider, or as otherwise agreed by the Service Provider and the Receiving Party.

3.06.       Increases in Costs.  The Parties understand and agree that the costs set forth on the Services Schedule are based on the actual cost to the Service Provider of the Services provided to the Receiving Party.  If the actual cost to the Service Provider of a Service increases, the Service Provider may, in good faith, increase the cost for such Service with thirty (30) days’ prior written notice.

3.07.       Disclaimer of Warranty.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SERVICES AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS SERVICES AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.  If the provision of any Service for the account of a Receiving Party by a Service Provider conflicts with such Service Provider’s provision of such Service for its own account or the account of other Receiving Parties, priority for the provision of such Service shall be allocated in an equitable manner on an aggregate basis, and in a manner consistent with the Receiving Party’s level of use of such Service prior to the Effective Date (or as described in the applicable entry on the Services Schedule).

3.08.       Taxes.

(a)           The amounts set forth on the Services Schedule with respect to each Service do not include any sales, use, value-added, goods and services or similar taxes (collectively, and together with any interest, penalties or additions to tax imposed with respect thereto, “Sales Taxes”).  In addition to the amounts required to be paid as set forth on the Services Schedule or otherwise pursuant to this Services Agreement, the Receiving Party shall pay and be responsible for, and if paid to a taxing authority by the Service Provider shall promptly reimburse the Service Provider for, any Sales Taxes imposed with respect to the provision of Services to the Receiving Party hereunder or any payment of fees therefor; provided that the Receiving Party shall not be liable for any interest, penalties or other charges attributable to the Service Provider’s improper filing relating to Sales Taxes or late payment or failure to remit Sales Taxes to the relevant taxing authority; provided, further, that the Receiving Party shall not be obligated to pay such Sales Taxes if and to the extent that the Receiving Party has provided the Service Provider with any valid exemption certificates or other applicable valid documentation that would eliminate or reduce such Sales Taxes.

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(b)           The Parties acknowledge that the Service Provider and the Receiving Party shall each pay and be responsible for their own personal property taxes and taxes based on their own income, receipts, capital, profits or assets.

(c)           Payments for Services or any other amounts payable under this Services Agreement shall be made without any deduction or withholding in respect of taxes except to the extent such deduction or withholding is required under applicable law.  To the extent such deduction or withholding is so required with respect to the making of any payment hereunder, the person making such payment shall deduct or withhold amounts so required to be deducted or withheld, and shall promptly remit any such deducted or withheld amounts to the appropriate taxing authority, and such deducted or withheld amounts shall be treated for all purposes of this Services Agreement as having been paid to or on behalf of the payee.

3.09.       Use of Services.  Each Party, in its capacity as a Receiving Party agrees with each applicable providing Party that it shall not, and shall cause its Affiliates not to, resell any Services to any person whatsoever or permit the use of the Services by any person other than in connection with the conduct of such Receiving Party’s operations as conducted immediately prior to the Effective Date.

ARTICLE IV

Term of Services

4.01.       Term.  Subject to Section 4.03, the provision of Services hereunder shall commence as of the Merger Effective Time (the time of commencement of the provision of such Services being referred to as the “Effective Date”) and continue for one (1) year thereafter; provided that this Services Agreement shall be automatically renewed for additional one (1) year periods (each, an “Extension Term”) for so long as IAC holds a majority of the outstanding shares of common stock of NewCo, unless all of the Services provided hereunder have been terminated in accordance with this Section 4.01.  Notwithstanding the foregoing, subject to the applicable entry on the Services Schedule, any Service, or any portion thereof, may be cancelled or reduced in amount by the Receiving Party or, in any Extension Term, by the Service Provider, in each case upon ninety (90) days’ written notice thereof or, if the Service Provider gives notice of an increase to the cost for such Service pursuant to Section 3.06, thirty (30) days’ written notice (or, in either case, such other notice period if one is set forth for such Service in the applicable entry on the Services Schedule).  The foregoing notwithstanding and subject to Section 7.01, (i) a Service Provider may immediately terminate any individual Service provided to a Receiving Party if the Receiving Party fails to make payments for such Service under Section 3.025 and has not cured such failure within thirty (30) days’ written notice of such failure from the applicable Service Provider, and (ii) upon ninety (90) days’ written notice, the Service Provider may terminate any Service provided to a Receiving Party at such time as the Service Provider no longer provides the same Service to itself for its own account.

4.02.       Extension of Services.  If a Receiving Party requests an extension of the term applicable to the provision of Services, such request shall be considered in good faith by the applicable Service Provider. Any terms, conditions, costs or fees to be paid by the Receiving Party for Services provided during an extended term will be on terms mutually acceptable to

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such Service Provider and the Receiving Party.  For the avoidance of doubt, under no circumstances shall a Service Provider be required to extend the term of provision of any Service if (i) the Service Provider does not, in its reasonable judgment, have adequate resources to continue providing such Services, (ii) the extension of the term would interfere with the operation of the Service Provider’s business or (iii) the extension would require capital expenditure on the part of the Service Provider or otherwise require the Service Provider to renew or extend any Contract with any third party.

4.03.       Distribution.  If a distribution, however effected (including by way of a reclassification or split-off), of NewCo stock to holders of IAC stock in a transaction intended to qualify as tax-free for U.S. federal income tax purposes pursuant to Section 368(a)(1)(D) and/or Section 355 of the Internal Revenue Code of 1986, as amended (a “Distribution”), then, notwithstanding anything to the contrary herein, the provision of any Services hereunder that are provided immediately prior to the Distribution shall continue from the effective date of the Distribution until the first (1st) anniversary thereof, unless such Service is earlier terminated in accordance with Section 4.01.  Each Party agrees with each other Party providing Services to it hereunder to use its reasonable efforts following a Distribution to reduce or eliminate its dependency on such Services as soon as is reasonably practicable; provided that a breach of this sentence shall not affect a Service Provider’s obligation to provide any Service through the term applicable to such Service.

ARTICLE V

Force Majeure

5.01.       The Service Providers shall not be liable for any expense, loss or damage whatsoever arising out of any interruption of Service or delay or failure to perform under this Services Agreement that is due to acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, changes in applicable law, fires, hurricanes, floods, epidemics, riots, theft, quarantine restrictions, freight embargoes or other similar causes beyond the reasonable control of the Service Providers.  In any such event, the applicable Service Provider’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof.  Each Service Provider will promptly notify the recipient of the Service, either orally or in writing, upon learning of the occurrence of such event of force majeure.  Upon the cessation of the force majeure event, such Service Provider will use commercially reasonable efforts, or cause any other relevant Service Provider, to resume its performance with the least practicable delay (provided that, at the election of the applicable Receiving Party, the applicable term for such suspended Service shall be extended by the length of the force majeure event).

ARTICLE VI

Liabilities

6.01.       Consequential and Other Damages.  None of the Service Providers shall be liable to any Receiving Party with respect to this Services Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, incidental or

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consequential damages whatsoever (except, in each case, to the extent any amount is paid to third parties by such Receiving Party or its Affiliates) that in any way arise out of, relate to or are a consequence of, the performance or nonperformance by it hereunder or the provision of, or failure to provide, any Service hereunder, including with respect to loss of profits, business interruptions or claims of customers.

6.02.       Limitation of Liability.  Subject to Section 6.03, the liability of any Service Provider with respect to this Services Agreement to any Receiving Party or in respect of any Services provided to such Receiving Party or any act or failure to act in connection herewith (including, but not limited to, the performance or breach hereof), or from the sale, delivery, provision or use of any Service provided under or covered by this Services Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall be limited to actions or omissions resulting from intentional breach of this Services Agreement or gross negligence, and, in any event, such liability shall not exceed the fees previously paid to such Service Provider by such Receiving Party during the term of the applicable Service giving rise thereto.

6.03.       Obligation to Re-perform.  If any breach of this Services Agreement by any Service Provider resulting from any error or defect in the performance of any Service (which breach such Service Provider can reasonably be expected to cure by re-performance in a commercially reasonable manner), the Service Provider shall use its reasonable commercial efforts to correct in all material respects such error, defect or breach or re-perform in all material respects such Service upon receipt of the written request of the applicable Receiving Party.

6.04.       Indemnity.  Except as otherwise provided in this Service Agreement (including the limitation of liability provisions in this Article VI), each Party shall indemnify, defend and hold harmless each other Party from and against any Liability arising out of the intentional breach hereunder or gross negligence of the Indemnifying Party or its Affiliates, employees, agents, or contractors (including with respect to the performance or nonperformance of any Service hereunder).  The procedures set forth in Sections 5.04 and 5.05 of the Contribution Agreement shall apply to any claim for indemnification hereunder.

ARTICLE VII

Effectiveness; Certain Deemed References; Termination

7.01.       Termination.  Notwithstanding anything herein to the contrary, with respect to the Parties, the rights and obligations of each such Party in respect of such other Party under this Services Agreement shall terminate, and the obligation of the applicable Service Provider to provide or cause to be provided any applicable Service shall cease, on the earliest to occur of (i) the last date indicated for the termination of any Service provided by one such Party to the other such Party on the Services Schedule, as the case may be, (ii) the date on which the provision of all Services by either such Party to the other such Party has been cancelled pursuant to Article IV or (iii) the date on which this Services Agreement, to the extent of the rights and obligations of such pair of Parties to each other, is terminated by either such Party, as the case may be, in accordance with the terms of Section 7.02; provided that, in each case, no such termination shall relieve any Party of any liability for any breach of any provision of this Services Agreement prior to the date of such termination.

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7.02.       Breach of Services Agreement; Dispute Resolution.  Subject to Article VI, and without limiting a Party’s obligations under Section 4.01, if a Party shall cause or suffer to exist any material breach of any of its obligations to any other Party (the “Nonbreaching Party”) under this Services Agreement, including any failure to make a payment within thirty (30) days after receipt of the statement describing the Services provided for pursuant to Section 3.04 with respect to more than one (1) Service provided hereunder, and such breaching Party does not cure such default in all material respects within thirty (30) days after receiving written notice thereof from the Nonbreaching Party, the Nonbreaching Party shall have the right to terminate this Services Agreement to the extent of the rights and obligations of such Nonbreaching Party and breaching Party to each other hereunder immediately thereafter. If a dispute arises between two (2) or more Parties regarding the terms of this Services Agreement, such dispute shall be governed by Article 7 of the Contribution Agreement.

7.03.       Sums Due.  In addition to any other payments required pursuant to this Services Agreement, in the event of a termination of this Services Agreement with respect to the rights and obligations of a Service Provider and a Receiving Party to each other occurs, such Service Provider shall be entitled to the immediate payment of, and such Receiving Party shall within three (3) Business Days, pay to such Service Provider, all accrued amounts for Services, Sales Taxes and other amounts due from such Receiving Party to such Service Provider under this Services Agreement as of the date of termination.

7.04.       Effect of Termination.  Section 2.02 and Articles I, V, VI, VII and VIII shall survive any termination or partial termination of this Services Agreement.

ARTICLE VIII

Miscellaneous

8.01.       Counterparts.  This Services Agreement and each Other Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties thereto and delivered to the other Parties.

8.02.       Entire Agreement; Coordination.  The Merger Agreement, this Services Agreement, the Other Ancillary Agreements, and the Schedules, Exhibits and Annexes hereto and thereto and the specific agreements contemplated hereby or thereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.  No agreements or understandings exist between NewCo and IAC other than those set forth or referred to herein or therein.  If any inconsistency arises between this Agreement and the Other Ancillary Agreements with respect to matters addressed in the Other Ancillary Agreements, the provisions of the Other Ancillary Agreements shall control.  For the avoidance of doubt, the allocation of Taxes, indemnification for Taxes, control of Tax proceedings, exchange of Tax information and the retention of Tax records shall be governed exclusively by the Tax Sharing Agreement.

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8.03.       Construction.  In this Services Agreement and each of the Other Ancillary Agreements, unless a clear contrary intention appears:

(a)           the singular number includes the plural number and vice versa;

(b)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Services Agreement or the relevant Other Ancillary Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)           reference to any gender includes each other gender;

(d)           reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein or in the relevant Other Ancillary Agreement;

(e)           reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such or other provision;

(f)            “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Services Agreement or to the relevant Other Ancillary Agreement as a whole and not to any particular article,  or other provision hereof or thereof;

(g)           “including” (and with correlative meaning “include”) means including, without limiting the generality of, any description preceding such term;

(h)           the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

(i)            with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(j)            references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(k)           references to the “other,” “other party” or the “other Group” refer to NewCo, IAC, the NewCo Group or certain members thereof or the IAC Group or certain members thereof, as the context requires.

8.04.       Signatures.  Each of NewCo and IAC acknowledges that it and the other Party (and the other members of their respective Groups) may execute certain of the Other Ancillary Agreements by facsimile, stamp or mechanical signature.  Each of NewCo and IAC expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective

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name (or that of the applicable member of its Group) as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause each such Other Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

8.05.       Assignability.

(a)           Except as set forth in any Other Ancillary Agreement, this Services Agreement and each Other Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that except as contemplated by paragraph (b) below or as specifically provided in any Other Ancillary Agreement, no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Services Agreement or any Other Ancillary Agreement without the express prior written consent of the other Parties hereto or thereto.

(b)           If IAC desires to effect a spin-off, split-off or similar transaction (however effected) in which the equity interests of a Subsidiary of IAC holding IAC’s interest in NewCo are distributed or otherwise transferred, directly or indirectly, to the holders of one (1) or more classes of IAC’s capital stock, then, upon IAC’s written request, NewCo, IAC and such Subsidiary of IAC shall enter into an amendment to this Services Agreement to effect (i) the assignment by IAC of its rights hereunder to such Subsidiary of IAC, and (ii) the acceptance of such rights and assumption of IAC’s obligations hereunder by such Subsidiary of IAC (in each case of the foregoing clauses (i) and (ii) effective prior to or substantially concurrently with the consummation of such transaction), and (iii) the acknowledgement by NewCo that IAC shall thereafter have no liability hereunder (except for any liability arising from any breach by IAC or relating to any actions or events occurring, in each case, on or prior to the date of the spin-off, split-off or similar transaction).

8.06.       Third Party Beneficiaries.  Except for (i) the indemnification rights under this Services Agreement of any NewCo Indemnified Party or any IAC Indemnified Party in their respective capacities as such, and (ii) as specifically provided in any Other Ancillary Agreement:

(a)           The provisions of this Services Agreement and each Other Ancillary Agreement are solely for the benefit of the Parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the Parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder; and

(b)           There are no third party beneficiaries of this Services Agreement or any Other Ancillary Agreement; and neither this Services Agreement nor any Other Ancillary Agreement shall provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Services Agreement or any Other Ancillary Agreement.

8.07.       Governing Law.  This Services Agreement and each Other Ancillary Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the

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State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

8.08.       Notices.  All notices or other communications under this Services Agreement and, unless expressly provided therein, each Other Ancillary Agreement, shall be in writing and shall be deemed to be duly given when delivered in person or successfully transmitted by electronic mail or facsimile,  addressed as follows:

if to IAC:

IAC/InterActiveCorp

555 West 18th Street

New York, NY  10011

Attention:  General Counsel

Fax:  (212) 632-9551

Email:

if to NewCo:

ANGI Homeservices Inc.

[Address1]

[Adrress2]

[City, State, Zip Code]

Attention:  Chief Financial Officer

Fax:

Email:

8.09.       Severability.  If any provision of this Services Agreement or any Other Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to either Party hereto or any Party thereto.  Upon such determination, the relevant Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

8.10.       Publicity.  Prior to the Merger Effective Time, IAC shall be responsible for issuing any press releases or otherwise making public statements with respect to this Services Agreement, the Transaction, the Merger, or any of the other transactions contemplated hereby and thereby, and NewCo shall not make such statements without the prior written consent of IAC.  Prior to the Merger Effective Time, NewCo and IAC shall each consult with the other prior to making any filings with any Governmental Authority with respect thereto.

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8.11.       Waivers of Default; Conflicts.

(a)           No waiver by any Party of any provision of this Services Agreement shall be effective unless explicitly set forth in writing and executed by the waiving Party.  Waiver by any Party of any default by the other Party of any provision of this Services Agreement or any Other Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)           Each of NewCo and IAC acknowledges that each of the Parties and each member of their respective Group are all currently represented by members of IAC’s legal department and IAC’s outside counsel.  IAC (on behalf of itself and every member of its Group), on the one hand, and NewCo (on behalf of itself and every member of its Group), on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Merger Effective Time.

8.12.       Amendments.   This Services Agreement may be amended or modified only by a written instrument signed by the Parties that, unless the Merger Agreement has been terminated in accordance with its terms or the Merger Effective Time shall have occurred, shall not become effective unless the Company has provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

8.13.       License and Ownership of Intellectual Property.

(a)           For the purposes of this Section 8.13:

(i)            “Service Provider Systems” shall mean, with respect to each Service, the systems, databases, software owned or controlled by the Service Provider or any of its Affiliates that is required for the Receiving Party’s use of the Services.

(ii)           “Receiving Party Systems” shall mean, with respect to each Service, the systems, infrastructure, databases, software, facilities and networks owned or controlled by Recipient or any of its Affiliates that is required for its use of the Services or the Service Provider’s provision of the Services.

(b)           The Receiving Party hereby grants to the Service Provider, and the Service Provider hereby accepts, a nonexclusive, nontransferable (subject to Section 8.05), worldwide right to use the Receiving Party Systems only and to the extent necessary and for the sole purpose of performing the Service Provider’s obligations under this Services Agreement, and not for any other purpose; and

(c)           The Service Provider hereby grants to the Receiving Party, and the Receiving Party hereby accepts, a nonexclusive, nontransferable (subject to Section 8.05), worldwide right to use the Service Provider Systems only and to the extent necessary and for the sole purpose of receiving the Services under this Services Agreement, and not for any other purpose.

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(d)           Each Party expressly reserves all rights not expressly granted to the other Party under this Section 8.13 and the performance of Services hereunder will not affect the ownership of each Party’s Intellectual Property. Subject to this Section 8.13, the Merger Agreement and the Other Ancillary Agreements, (i) each Service Provider acknowledges and agrees that it will acquire no right, title or interest to any Intellectual Property resulting from the provision of Services hereunder for the Receiving Party’s exclusive use, and such Intellectual Property shall remain the exclusive property of the Receiving Party and (ii) each Receiving Party acknowledges and agrees that it will acquire no right, title or interest to any Intellectual Property resulting from the provision of Services hereunder that is not for the Receiving Party’s exclusive use, and such Intellectual Property shall remain the exclusive property of the Service Provider.

(e)           The limited rights to use the Receiving Party Systems and Service Provider Systems granted in this Section 8.13 for each of the Services will terminate on the date that the use of the Receiving Party Systems and Service Provider Systems is no longer necessary for the provision of the applicable Service and will under no circumstances survive the termination or expiration of this Agreement.  Except as expressly set forth herein, neither Party shall have any right to any Intellectual Property of the other Party, whether by implication, estoppel, or otherwise.

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IN WITNESS WHEREOF, the Parties have caused this Services Agreement to be executed by their duly authorized representatives.

IAC/INTERACTIVECORP

By:
Name:
Title:

ANGI HOMESERVICES INC.

By:
Name:
Title:

EXHIBIT J

FORM OF TAX SHARING AGREEMENT

by and between

IAC/INTERACTIVECORP

and

ANGI HOMESERVICES INC.

Dated as of

[  ]

TAX SHARING AGREEMENT

This Tax Sharing Agreement (this “Agreement”), dated as of [  ], is entered into by and between IAC/InterActiveCorp, a Delaware corporation (“Parent”), and ANGI Homeservices Inc., a Delaware corporation (“NewCo”).

W I T N E S S E T H

WHEREAS, as of the date hereof, Parent and its direct and indirect domestic subsidiaries are members of an affiliated group (as defined in Section 1504 of the Code) of which Parent is the common parent;

WHEREAS, Parent and NewCo have entered into a Contribution Agreement, dated as of [  ] (the “Contribution Agreement”), providing for, among other things, (a) the transfer of the HomeAdvisor Business, the HomeAdvisor Assets and the HomeAdvisor Liabilities to NewCo and its Subsidiaries (the “Contribution”), and (b) the Remaining Business, the Excluded Assets and the Retained Liabilities to be held by IAC and its Subsidiaries (other than NewCo and its Subsidiaries); and

WHEREAS, Parent, NewCo, Casa Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of NewCo (“Merger Sub”), and Angie’s List, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of May 1, 2017, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned Subsidiary of NewCo (the “Merger”); and

WHEREAS, in connection with the Contribution and the Merger, the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain Tax matters;

NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements contained herein, and intending to be legally bound hereby, Parent and NewCo hereby agree as follows:

1.             Definitions.  Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Contribution Agreement.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Actually Realized” or “Actually Realizes” shall mean, for purposes of determining the timing of the incurrence of any Tax liability, Distribution Tax Liability, or the realization of a Refund (or any related Tax cost or benefit), whether by receipt or as a credit or other offset to Taxes payable, by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Taxes paid (or Refund realized) by such Person is increased above (or reduced below) the amount of Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

“Affiliate” shall have the meaning set forth in the Contribution Agreement; provided that no member of the Parent Group shall be considered an Affiliate of a member of the NewCo Group, and vice versa.

“Aggregate Distribution Tax Liabilities” shall mean, in the event of a Distribution, the sum of the Distribution Tax Liabilities with respect to each Taxing Jurisdiction.

“Carryback” shall mean the carryback of a Tax Attribute (including, without limitation, a net operating loss, a net capital loss or a Tax credit) by a member of the NewCo Group from a Post-Deconsolidation Taxable Period to a Pre-Deconsolidation Taxable Period during which such member of the NewCo Group was included in a Combined Return filed for such Pre-Deconsolidation Taxable Period.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Return” shall mean a consolidated, combined or unitary Tax Return that includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the NewCo Group.

“Company” shall have the meaning set forth in the recitals.

“Contribution” shall have the meaning set forth in the recitals.

“Deconsolidation Date” shall mean the date, if any, on which a Deconsolidation Event occurs.

“Deconsolidation Event” shall mean any event or transaction that causes NewCo to cease to be a member of the Parent Consolidated Group.

“Distribution” shall mean a distribution, however effected (including by way of a reclassification or split-off), of NewCo stock to holders of Parent stock in a transaction intended to qualify as tax-free for U.S. federal Income Tax purposes pursuant to Section 368(a)(1)(D) and/or Section 355 of the Code.

“Distribution Date” shall mean, in the event of a Distribution, the date on which the Distribution is completed.

“Distribution-Related Proceeding” shall mean, in the event of a Distribution, any Proceeding in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of the Distribution.

“Distribution Tax Liabilities” shall mean, in the event of a Distribution, with respect to any Taxing Jurisdiction, the sum of (a) any increase in a Tax liability (or reduction in a Refund) Actually Realized as a result of any corporate-level gain or income recognized with respect to the failure of the Distribution to qualify for Tax-Free Status under the Income Tax laws of such Taxing Jurisdiction pursuant to any settlement, Final Determination, judgment, assessment, proposed adjustment or otherwise, (b) interest on such amounts calculated pursuant to such Taxing Jurisdiction’s laws regarding interest on Tax liabilities at the highest

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Underpayment Rate for corporations in such Taxing Jurisdiction from the date such additional gain or income was recognized until full payment with respect thereto is made pursuant to Section 3 (or in the case of a reduction in a Refund, the amount of interest that would have been received on the foregone portion of the Refund but for the failure of the Distribution to qualify for Tax-Free Status), and (c) any penalties actually paid to such Taxing Jurisdiction that would not have been paid but for the failure of the Distribution to qualify for Tax-Free Status in such Taxing Jurisdiction.

“Estimated Tax Payments” shall have the meaning set forth in Section 2(c).

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or non-U.S. taxing jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Group” shall mean the Parent Group or the NewCo Group, as applicable.

“Income Taxes” (a) shall mean (i) any U.S. federal, state, local or non-U.S. taxes, charges, fees, imposts, levies or other assessments that are based upon, measured by, or calculated with respect to (A) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), (B) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a)(i)(A) of this definition, or (C) any net worth, franchise or similar tax, in each case together with (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto and (b) shall include any transferee or successor liability in respect of an amount described in clause (a) of this definition.

“Indemnified Party” shall mean any Person seeking indemnification pursuant to the provisions of this Agreement.

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“Indemnifying Party” shall mean any Party from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“IRS” shall mean the Internal Revenue Service.

“Losses” shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“Merger” shall have the meaning set forth in the recitals.

“Merger Effective Date” shall mean the date on which the Merger becomes effective.

“Merger Sub” shall have the meaning set forth in the recitals.

“NewCo” shall have the meaning set forth in the preamble.

“NewCo Active Business” shall mean, in the event of a Distribution, each trade or business actively conducted (within the meaning of Section 355(b) of the Code) by the NewCo Consolidated Group immediately after the Distribution, as set forth in the Tax Opinion Documents.

“NewCo Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which NewCo is the common parent, determined immediately after the Deconsolidation Date (and any predecessor or successor to such affiliated group other than the Parent Consolidated Group).

“NewCo Group” shall mean (a) NewCo and each Person that is a direct or indirect Subsidiary of NewCo (including any Subsidiary of NewCo that is disregarded for U.S. federal Income Tax purposes (or for purposes of any state, local, or non-U.S. Tax law)), (b) any corporation (or other Person) that shall have merged or liquidated into NewCo or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“NewCo Separate Return” shall mean any Tax Return required to be filed by any member of the NewCo Group (including any consolidated, combined or unitary Tax Return), which Tax Return does not include any member of the Parent Group; including, without limitation, any U.S. consolidated federal income Tax Return of the NewCo Consolidated Group required to be filed with respect to a Post-Deconsolidation Taxable Period.

“NewCo Stand-Alone Tax Liability” means, with respect to any Combined Return for any taxable period (or portion thereof) beginning after the Merger Effective Date, the hypothetical stand-alone Tax liability of the NewCo Group and/or any of its members for such

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taxable period (or portion thereof), determined on the following basis:  (i) to the extent that members of the NewCo Group would (but for their inclusion in a Combined Return) be entitled to file a Tax Return on a consolidated, combined or unitary basis solely with other members of the NewCo Group, such Tax liability shall be determined as though such members filed on a consolidated, combined or unitary basis, as applicable, solely with such other members of the NewCo Group, (ii) taxable income of the NewCo Group and/or any of its members shall be calculated by taking into account losses, credits and other Tax attributes of NewCo and the relevant members of the NewCo Group, in each case, solely to the extent arising after the Merger Effective Date, and treating all such Tax attributes as being subject to the limitations under applicable Tax law (including limitations on carrybacks and carryforwards) that would apply if the relevant members of the NewCo Group had filed on a NewCo Separate Return basis for all taxable periods (or portions thereof) relevant to the computation (provided, that the NewCo Group and/or its members shall be deemed to have relinquished, waived or otherwise foregone any carrybacks to any taxable period (or portion thereof) ending on or prior to the Merger Effective Date; and if any such Tax attribute would, under applicable Tax law, be required to be carried back to such a taxable period, such Tax attribute shall be deemed to be available to the NewCo Group on a carryforward basis (subject to the limitations under applicable Tax law on such carryforwards)), and (iii) by specially allocating to the NewCo Group the following items: (A) any amount required to be included in income pursuant to any “gain recognition agreement” within the meaning of Treasury Regulations Section 1.367-8(c) with respect to which a member of the NewCo Group is the “U.S. transferor” (regardless of whether such amount is reportable for the taxable year of the initial transfer or the year during which the recognition event occurs), and (B) any compensation deductions to which the NewCo Group is entitled pursuant to Section 11 hereof.  For the avoidance of doubt, for purposes of calculating any available carryforward or carryback of Tax attributes pursuant to clause (ii) hereof, the utilization of any such Tax attributes by members of the Parent Group shall be disregarded.

“Notified Action” shall have the meaning ascribed thereto in Section 4(b)(i).

“Other Taxes” shall mean any U.S. federal, state, local or non-U.S. taxes, charges, fees imposts, levies or other assessments of any nature whatsoever, and without limiting the generality of the foregoing, shall include superfund, sales, use, ad valorem, value added, occupancy, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes (in each case, together with any related interest, penalties, additions to tax, or additional amounts imposed by any Tax Authority thereon); provided, however, that Other Taxes shall not include any Income Taxes.

“Parent” shall have the meaning set forth in the preamble.

“Parent Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Parent is the common parent (and any predecessor or successor to such affiliated group).

“Parent Group” shall mean (a) Parent and each Person that is a direct or indirect Subsidiary of Parent (including any Subsidiary of Parent that is disregarded for U.S. federal Income Tax purposes (or for purposes of any state, local, or non-U.S. Tax law)) other than any Person that is a member of the NewCo Group, (b) any corporation (or other Person) that shall

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have merged or liquidated into Parent or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Parent Separate Return” shall mean any Tax Return required to be filed by any member of the Parent Group (including any consolidated, combined or unitary Tax Return), which Tax Return does not include any member of the NewCo Group.

“Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, estate, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

“Post-Deconsolidation Taxable Period” shall mean a taxable period that, to the extent it relates to a member of the NewCo Group, begins after the Deconsolidation Date.

“Pre-Deconsolidation Taxable Period” shall mean a taxable period that, to the extent it relates to a member of the NewCo Group, ends on or before the Deconsolidation Date.

“Private Letter Ruling” shall mean, in the event of a Distribution, (a) any private letter ruling issued by the IRS in connection with the Distribution or (b) any similar ruling issued by any other Tax Authority in connection with the Distribution.

“Private Letter Ruling Documents” shall mean, in the event of a Distribution, (a) any Private Letter Ruling, any request for a Private Letter Ruling submitted to the IRS, together with any appendices and exhibits thereto and any supplemental filings or other materials subsequently submitted to the IRS, in connection with the Distribution-related transactions, or (b) any similar filings submitted to any other Tax Authority in connection with any such request for a Private Letter Ruling.

“Proceeding” shall mean any audit or other examination, or judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Taxes.

“Proposed Acquisition Transaction” shall mean, in the event of a Distribution, a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by NewCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which NewCo would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from NewCo and/or one or more holders of NewCo stock, an amount of NewCo stock that would, when combined with any other changes in ownership of NewCo stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (a) the value of all outstanding NewCo stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding NewCo stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (a) the adoption by NewCo of a shareholder rights plan or

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(b) issuances by NewCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of stock shall be treated as an indirect acquisition of stock by the non-exchanging shareholders.  This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.

“Refund” shall mean any refund of Taxes, including any reduction in Tax liabilities by means of a credit, offset or otherwise.

“Representative” shall mean with respect to a Person, such Person’s officers, directors, employees and other authorized agents.

“Restriction Period” shall mean, in the event of a Distribution, the period beginning on the Distribution Date and ending on the day following the two-year anniversary thereof.

“Section 336(e) Election” shall have the meaning set forth in Section 4(d).

“Specified HomeAdvisor Award” means any HA SAR (as defined in the Employee Matters Agreement) or Newco SAR (as defined in the Employee Matters Agreement) into which an HA SAR is converted pursuant to Section 5.05(a) of the Employee Matters Agreement.

“Tax Attribute” shall mean a consolidated, combined or unitary net operating loss, net capital loss, unused investment credit, unused foreign Tax credit, or excess charitable contribution (as such terms are used in Treasury Regulations 1.1502-79 and 1.1502-79A or comparable provisions of non-U.S., state or local Tax law), or a minimum Tax credit or general business credit.

“Tax Authority” shall mean a governmental authority (non-U.S. or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the IRS).

“Tax Benefits” shall have the meaning set forth in Section 3(c) hereof.

“Tax Counsel” shall mean tax counsel of recognized national standing that is acceptable to Parent in its sole discretion.

“Taxes” shall mean any Income Taxes and Other Taxes.

“Tax-Free Status” shall mean, in the event of a Distribution, the qualification of the Distribution, (a) as a transaction described in Section 368(a)(1)(D) and/or Section 355(a) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for

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purposes of Sections 355(c)(2) and 361(c)(2) of the Code, and (c) as a transaction in which Parent, the members of the Parent Group, NewCo and the members of the NewCo Group recognize no income or gain, other than intercompany items or excess loss accounts, if any, taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Taxing Jurisdiction” shall mean the United States and every other government or governmental unit having jurisdiction to tax Parent, NewCo or any of their respective Subsidiaries.

“Tax Opinion” shall mean, in the event of a Distribution, the opinion issued to Parent by Tax Counsel regarding the Tax-Free Status of the Distribution.

“Tax Opinion Documents” shall mean, in the event of a Distribution, the Tax Opinion and the information and representations provided by, or on behalf of, Parent and NewCo to Tax Counsel in connection therewith.

“Tax-Related Loss” or “Tax-Related Losses” shall mean, in the event of a Distribution:

(a)                                 the Aggregate Distribution Tax Liabilities,

(b)                                 all reasonable accounting, legal and other professional fees and court costs incurred in connection with any settlement, Final Determination, judgment or other determination with respect to such Aggregate Distribution Tax Liabilities, and

(c)                                  all costs, expenses and damages associated with stockholder litigation or controversies and any amount required to be paid by Parent or NewCo in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority payable by Parent or NewCo or their respective Affiliates, in each case, resulting from the failure of the Distribution to qualify for Tax-Free Status.

“Tax Return” shall mean any return, election, claim for refund, report, filing, statement, questionnaire, declaration or other document filed or required to be filed with a Tax Authority in respect of Taxes, or any amendment thereof or attachment thereto.

“Contribution Agreement” shall have the meaning set forth in the recitals.

“Underpayment Rate” shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state, local, or non-U.S. Income Tax law, as applicable), as determined from time to time.

“Unqualified Tax Opinion” shall mean, in the event of a Distribution, an unqualified opinion of Tax Counsel on which Parent may rely to the effect that a transaction (a) will not disqualify the Distribution from Tax-Free Status, assuming that the Distribution would have qualified for Tax-Free Status if such transaction did not occur, and (b) will not adversely affect any of the conclusions set forth in the Tax Opinion; provided that any tax opinion obtained in connection with a proposed acquisition of stock of NewCo entered into

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during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions)” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution.

2.             Tax Returns; Responsibility for Taxes.

(a)           Preparation and Filing of Tax Returns; Payment of Taxes.

(i)            Parent Consolidated Returns; Other Combined Returns.  Parent shall prepare and file or cause to be prepared and filed (A) all U.S. consolidated federal income Tax Returns of the Parent Consolidated Group and (B) all other Combined Returns for all taxable periods.  Subject to Section 2(c), Parent shall pay, or cause to be paid, any and all Taxes due or required to be paid with respect to or required to be reported on any such Tax Return (including any increase in such Tax liabilities attributable to a Final Determination).

(ii)           Parent Separate Returns.  Parent shall prepare and file or cause to be prepared and filed all Parent Separate Returns for all taxable periods.  Parent shall pay, or cause to be paid, any and all Taxes due or required to be paid with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax liabilities attributable to a Final Determination).

(iii)          NewCo Separate Returns.  NewCo shall prepare and file or cause to be prepared and filed all NewCo Separate Returns required to be filed after the Merger Effective Date.  NewCo shall pay, or cause to be paid, any and all Taxes due or required to be paid with respect to or required to be reported on any NewCo Separate Return (including any increase in such Tax liabilities attributable to a Final Determination).

(b)           Tax Returns Standards.

(i)            Parent (or its designee) shall determine the entities to be included in any Combined Return and make or revoke any Tax elections, adopt or change any accounting methods, and determine any other position taken on or in respect of any Tax Return required to be prepared and filed by Parent pursuant to Section 2(a)(i); provided, that if the inclusion of a NewCo Group member in any Combined Return is inconsistent with past practice, Parent shall provide notice to NewCo at least thirty (30) days prior to the due date for any affected Tax Return.  NewCo shall elect and join, and shall cause its respective Subsidiaries to elect and join, any Combined Returns that Parent determines to file.  Any Tax Return filed by Parent pursuant to Section 2(a)(i) with respect to any Pre-Deconsolidation Taxable Period or any taxable period that includes the Deconsolidation Date shall, to the extent relating to NewCo or the NewCo Group, be prepared in good faith and in accordance with applicable Law.  NewCo shall, and shall cause each member of the NewCo Group promptly (and in any event within 30 days following a request by Parent) to, prepare and deliver to Parent, at NewCo’s expense, all information that Parent may reasonably request, in such form as Parent may reasonably request to prepare any Tax Return required to be filed by Parent pursuant to Section 2(a)(i).  Parent shall make any such Tax Return (including any amendment to any such Tax Return) and related workpapers available for review by NewCo sufficiently in advance of the due date for filing such

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Tax Return (or, in the case of an amended Tax Return, sufficiently in advance of the filing of such amended Tax Return) to the extent such Tax Return relates to Taxes for which NewCo is or would reasonably be expected to be responsible or with respect to which NewCo would reasonably be expected to have a claim.  Parent and NewCo shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

(ii)           Except to the extent otherwise required by applicable Law or as a result of a Final Determination, NewCo shall not (and shall not cause or permit any members of the NewCo Group to) take any position on any NewCo Separate Return (A) that is inconsistent with the past practices, accounting methods, elections or conventions used by Parent or any of its Subsidiaries in preparing any Tax Return for which Parent is responsible pursuant to Section 2(a)(i) (unless there is no substantial authority for such past practices, methods, elections or conventions or there is no adverse effect on any member of the Parent Group), or (B) that is inconsistent with this Agreement or, in the event of a Distribution, any Tax Opinion or Tax Opinion Documents, any Unqualified Tax Opinion, or any Private Letter Ruling Documents.

(c)           NewCo Tax Sharing Payments.

(i)            With respect to any Combined Return for any taxable period (or portion thereof) that begins after the Merger Effective Date, NewCo shall pay, or cause to be paid, to Parent the amount of estimated Taxes, if any, that would be incurred by the NewCo Group and/or its members for such taxable period had the NewCo Group and/or its members not been included in such Combined Return (“Estimated Tax Payments”).  The Estimated Tax Payments owed by the NewCo Group or any of its members for any such taxable period (or portion thereof) shall be determined in accordance with the definition of NewCo Stand-Alone Tax Liability.

(ii)           With respect to any Combined Return for any taxable period (or portion thereof) that begins after the Merger Effective Date, NewCo shall pay, or shall cause to be paid, to Parent an amount equal to the excess, if any, of (A) the NewCo Stand-Alone Tax Liability for such taxable period over (B) the aggregate amount of Estimated Tax Payments made to Parent for such taxable period.  If the aggregate amount of Estimated Tax Payments made to Parent with respect to such taxable period exceeds the NewCo Stand-Alone Tax Liability for such taxable period, Parent shall pay to NewCo an amount equal to such excess.

(iii)          With respect to any Combined Return for any taxable period (or portion thereof) that begins after the Merger Effective Date, if the hypothetical Tax Return that the members of the NewCo Group would have filed (but for their inclusion in a Combined Return) would have reflected a net operating loss, net capital loss, excess tax credit or other Tax Attribute (determined consistent with the principles utilized in determining NewCo Stand-Alone Tax Liability) required or permitted to be carried back by such NewCo Group members to a prior taxable period (or portion thereof) beginning after the Merger Effective Date, Parent shall pay to NewCo an amount equal to the reduction in the NewCo Stand-Alone Tax Liability for such prior taxable period (or portion thereof) resulting from such carryback.

(iv)          At least ten (10) days prior to the due date for any payment of Taxes (including estimated Taxes) in respect of any Combined Return for any taxable period (or

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portion thereof) that begins after the Merger Effective Date, Parent shall deliver to NewCo a schedule setting forth in reasonable detail Parent’s calculation of the NewCo Stand-Alone Tax Liability, Estimated Tax Payments or Refunds of Taxes, as applicable.  No later than ten (10) days following the delivery of such schedule, NewCo shall pay Parent (or Parent shall pay NewCo) the amount shown as due on such schedule.

(v)           If, as a result of a Final Determination with respect to any Combined Return or the filing by Parent or by any member of the Parent Group of any amended Combined Return, in each case, for any taxable period (or portion thereof) beginning after the Merger Effective Date, there is an increase or decrease in the NewCo Stand-Alone Tax Liability for such taxable period (or any preceding or subsequent taxable period (or portion thereof) beginning after the Merger Effective Date), the parties hereto shall promptly make appropriate adjusting payments such that the aggregate amount paid by NewCo to Parent for such taxable period (and any prior or subsequent taxable periods (or portions thereof) affected by such Final Determination or amended Combined Return) equals the redetermined NewCo Stand-Alone Tax Liability for such taxable period or periods.

(vi)          (A) At least ten (10) days prior to the due date for any payment of Taxes (including estimated Taxes) in respect of any Combined Return for any taxable period (or portion thereof) that ends on or before the Merger Effective Date, Parent shall determine in good faith, consistent with the principles utilized in determining NewCo Stand-Alone Tax Liability (disregarding the limitation to taxable periods (or portions thereof) beginning after the Merger Effective Date and including solely HomeAdvisor Entities in the NewCo Group), the portion of any Tax liability reflected on the relevant Combined Return(s) for such taxable period that is attributable to the HomeAdvisor Entities and shall notify NewCo within ten (10) days of its determination in writing.  No later than ten (10) days following the delivery of such notice, NewCo shall pay Parent the excess, if any, of the amount so notified over the amount of Tax sharing payments previously made by such HomeAdvisor Entities to Parent in respect of such taxable period (or Parent shall pay NewCo the excess, if any, of the amount of Tax sharing payments previously made by such HomeAdvisor Entities to Parent in respect of such taxable period over the amount so notified).

(B) If, as a result of a Final Determination with respect to any Combined Return or the filing by Parent or by any member of the Parent Group of any amended Combined Return, in each case, for any taxable period (or portion thereof) that ends on or before the Merger Effective Date, there is an increase or decrease in a Tax Liability for such taxable period (or any preceding or subsequent taxable period (or portion thereof) ending on or before the Merger Effective Date), Parent shall determine in good faith, consistent with the principles utilized in determining NewCo Stand-Alone Tax Liability (disregarding the limitation to taxable periods (or portions thereof) beginning after the Merger Effective Date and including solely HomeAdvisor Entities in the NewCo Group), the portion of any such increase or decrease attributable to the HomeAdvisor Entities and shall notify NewCo within ten (10) days of its determination in writing.  No later than ten (10) days following the delivery of such notice, NewCo shall pay Parent the amount of any such increase (or Parent shall pay NewCo the amount of any such decrease).

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3.                                      Responsibility for Taxes and Indemnification.

(a)           Parent Liability.  Except as otherwise provided in Section 3(b), Parent and the members of the Parent Group shall be responsible for and shall indemnify and hold harmless NewCo and its Affiliates and each of their respective officers, directors and employees from and against (i) any Taxes imposed with respect to any Combined Return (except to the extent that NewCo is responsible for such Taxes pursuant to this Agreement (including any NewCo Stand-Alone Tax Liability)) and any other Taxes imposed with respect to any Tax Return for which any member of the Parent Group is responsible pursuant to Section 2(a)(ii), (ii) any Taxes resulting from any breach by Parent of any representation or covenant in this Agreement, the Contribution Agreement or any Other Ancillary Agreement, and (iii) in the event of a Distribution, any Tax-Related Losses for which Parent is responsible pursuant to Section 4(c) of this Agreement.

(b)           NewCo Liability.  NewCo and the members of the NewCo Group shall be responsible for and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against (i) any Taxes imposed with respect to any Combined Return to the extent that NewCo is responsible for such Taxes pursuant to this Agreement (including any NewCo Stand-Alone Tax Liability) and any other Taxes imposed with respect to any Tax Return for which any member of the NewCo Group is responsible pursuant to Section 2(a)(iii), (ii) any Taxes resulting from any breach by NewCo of any representation or covenant in this Agreement, the Contribution Agreement or any Other Ancillary Agreement, and (iii) in the event of a Distribution, any Tax-Related Losses for which NewCo is responsible pursuant to Section 4(c) of this Agreement.

(c)           Tax Benefits.  If an indemnification obligation of Parent or any member of the Parent Group under Section 3(a) (or the adjustment giving rise to such indemnification obligation) results in (i) increased deductions, losses, or credits, or (ii) decreases in income, gains or recapture of Tax credits (“Tax Benefits”) to NewCo or any member of the NewCo Group, which would not, but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then NewCo shall pay Parent the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that NewCo or any member of the NewCo Group would have been required to pay and bear (or increases, in cash, the amount of Refund to which NewCo or any member of the NewCo Group would have been entitled) but for such indemnification obligation (or adjustment giving rise to such indemnification obligation).  NewCo shall pay Parent for such Tax Benefit no later than ten (10) days after such Tax Benefit is Actually Realized.  If an indemnification obligation of NewCo or any member of the NewCo Group under Section 3(b) (or the adjustment giving rise to such indemnification obligation) results in a Tax Benefit to Parent or any member of the Parent Group, which would not, but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then Parent shall pay NewCo the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that Parent or any member of the Parent Group would have been required to pay and bear (or increases, in cash, the amount of Tax refund to which Parent or any member of the Parent Group would have been entitled) but for such indemnification (or adjustment giving rise to such indemnification obligation).  Parent shall pay NewCo for such Tax Benefit no later than ten (10) days after such Tax Benefit is Actually Realized.

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(d)           Timing of Indemnification Payments.  Any indemnification payment required to made pursuant to this Section 3 (other than a payment for any Tax Benefit, the timing of which is provided in Section 3(c)) shall be made by the Indemnifying Party promptly, but, in any event, no later than:

(i)            in the case of an indemnification obligation with respect to any Tax liabilities or Refunds, the later of (A) five (5) days after the Indemnified Party notifies the Indemnifying Party in writing and (B) five (5) days prior to the date the Indemnified Party is required to make a payment of Taxes to the applicable Tax Authority (including a payment with respect to an assessment of a Tax deficiency by any Taxing Jurisdiction or a payment made in settlement of an asserted Tax deficiency) or Actually Realizes a reduced Refund; and

(ii)           in the case of any indemnification payment for any Losses not otherwise described in Section 3(d)(i) (including, but not limited to, any Losses described in clause (b) or (c) of the definition of Tax-Related Losses, attorneys’ fees and expenses and other indemnifiable Losses), the later of (A) five (5) days after the Indemnified Party notifies the Indemnifying Party in writing and (B) five (5) days prior to the date the Indemnified Party is required to make a payment thereof.

4.                                      Distribution-Related Matters.

(a)           Covenants.

(i)            NewCo agrees that, as long as a Distribution could, in the reasonable discretion of Parent, be effected, (A) NewCo shall (and shall cause each member of the NewCo Group to) take any action reasonably requested by Parent in order to consummate a Distribution with Tax-Free Status, and (B) NewCo shall not take or fail to take any action (and it shall cause the members of the NewCo Group not to take or fail to take any action) which action or failure to act could reasonably be expected to prevent Parent from consummating a Distribution with Tax-Free Status; provided that NewCo shall not be required to make (or cause any Affiliate of NewCo to make) any representation or covenant that is inconsistent with historical facts, as to future matters or events over which it has no control, or which it otherwise cannot make in good faith).  NewCo agrees that, without Parent’s prior written consent, it will not take (and will cause each member of the NewCo Group not to take) any action that could reasonably be expected to (1) cause Parent to cease to have “control” (within the meaning of Section 368(c) of the Code) of NewCo or (2) result in a Deconsolidation Event, in each case, prior to the Distribution Date.

(ii)           In the event of a Distribution, neither Parent (or any member of the Parent Group) nor NewCo (or any member of the NewCo Group) shall take or fail to take any action, or permit or cause any member of the Parent Group or the NewCo Group, respectively, to take or fail to take any action, if such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in the Tax Opinion Documents or Private Letter Ruling Documents; provided, that Parent shall have provided NewCo with a copy of any Tax Opinion and Tax Opinion Documents (or portions thereof relating to the NewCo Group) or Private Letter Ruling and Private Letter Ruling Documents (or portions thereof relating to the NewCo Group), as applicable.  In connection with obtaining any Tax

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Opinion or Private Letter Ruling pursuant to Section 4(a) hereof, Parent shall consult with NewCo and consider in good faith any comments received from NewCo, in each case, to the extent that such Tax Opinion Documents or Private Letter Ruling Documents contain material information, covenants or representations that would reasonably be expected to significantly affect members of the NewCo Group.

(iii)          In the event of a Distribution, from and after the Distribution Date, NewCo shall not (A) take any action or permit any member of the NewCo Group to take any action, and NewCo shall not fail to take any action or permit any member of the NewCo Group to fail to take any action, in each case, unless such action or failure to act could not reasonably be expected to (1) cause the Distribution to fail to have Tax-Free Status or (2) require Parent or NewCo to reflect a liability or reserve for Income Taxes with respect to the Distribution in its financial statements, or (B) until the first day after the Restriction Period, engage in any transaction that could result in the NewCo Consolidated Group ceasing to be engaged in any NewCo Active Business for purposes of Section 355(b)(2) of the Code.  In the event of a Distribution, from and after the Distribution Date, Parent shall not take any action or permit any member of the Parent Group to take any action, that would reasonably be expected to cause the Distribution to fail to have Tax-Free Status.

(iv)          In the event of a Distribution, from and after the Distribution Date until the first day after the Restriction Period, NewCo shall not (A) enter into any Proposed Acquisition Transaction or, to the extent NewCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (x) redeeming rights under a shareholder rights plan, (y) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (z) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of NewCo’s charter or bylaws or otherwise), (B) merge or consolidate with any other Person or liquidate or partially liquidate, (C) in a single transaction or series of transactions (1) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets held by NewCo at the time of the Distribution (2) sell or transfer 50% or more of the gross assets of a NewCo Active Business or (3) sell or transfer 30% or more of the consolidated gross assets of NewCo and its Subsidiaries (in each case, such percentages to be measured based on fair market value as of the Distribution Date), (D) redeem or otherwise repurchase (directly or through a Subsidiary) any NewCo stock, or rights to acquire NewCo stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48), (E) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of NewCo stock (including, without limitation, through the conversion of one class of NewCo stock into another class of NewCo stock), or (F) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in the Tax Opinion Documents or Private Letter Ruling Documents) which in the aggregate (and taking into account any other transactions described in this subparagraph (iv)) would be reasonably likely to have the effect of causing or permitting one or more Persons to acquire, directly or indirectly, stock representing a Fifty-Percent or Greater Interest in NewCo or otherwise jeopardize the Tax-Free Status of the Distribution, unless, in

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each case, prior to taking any such action set forth in the foregoing clauses (A) through (F), NewCo shall have requested that Parent obtain a Private Letter Ruling (or, if applicable, a supplemental Private Letter Ruling) from the IRS and/or any other applicable Tax Authority in accordance with Section 4(b) of this Agreement to the effect that such transaction will not affect the Tax-Free Status of the Distribution and Parent shall have received such Private Letter Ruling in form and substance satisfactory to Parent in its reasonable discretion (and in determining whether a Private Letter Ruling is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and representations made in connection with such Private Letter Ruling), or NewCo shall provide Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its reasonable discretion (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and representations if used as a basis for the opinion), or Parent shall have waived the requirement to obtain such Private Letter Ruling or Unqualified Tax Opinion.

(b)           Procedures Regarding Opinions and Rulings.

(i)            If NewCo notifies Parent that it desires to take one of the actions described in clauses (A) through (F) of Section 4(a)(iv) (a “Notified Action”), Parent and NewCo shall reasonably cooperate to attempt to obtain the Private Letter Ruling or Unqualified Tax Opinion referred to in Section 4(a)(iv), unless Parent shall have waived the requirement to obtain such Private Letter Ruling or Unqualified Tax Opinion.

(ii)           At the reasonable request of NewCo pursuant to Section 4(a)(iv), Parent shall cooperate with NewCo and use commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Private Letter Ruling from the IRS (and/or any other applicable Tax Authority, or if applicable, a supplemental Private Letter Ruling) or an Unqualified Tax Opinion for the purpose of permitting NewCo to take the Notified Action.  Further, in no event shall Parent be required to file any request for a Private Letter Ruling under this Section 4(b) unless NewCo represents that (A) it has reviewed the request for such Private Letter Ruling, and (B) all information and representations, if any, relating to any member of the NewCo Group, contained in the related Private Letter Ruling Documents are (subject to any qualifications therein) true, correct and complete.  NewCo shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in obtaining a Private Letter Ruling or Unqualified Tax Opinion requested by NewCo within ten (10) days after receiving an invoice from Parent therefor.

(iii)          Parent shall have the right to request a Private Letter Ruling from the IRS (and/or any other applicable Tax Authority, or if applicable, a supplemental Private Letter Ruling) or an Unqualified Tax Opinion at any time in its sole and absolute discretion.  If Parent determines to obtain a Private Letter Ruling or an Unqualified Tax Opinion, NewCo shall (and shall cause each Affiliate of NewCo to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Private Letter Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Counsel; provided that NewCo shall not be required to make (or cause any Affiliate of NewCo to make) any representation or covenant that is inconsistent with historical facts, as to future matters or events over which it has no control, or which it otherwise cannot make in good faith).  Parent and

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NewCo shall each bear its own costs and expenses in obtaining a Private Letter Ruling or an Unqualified Tax Opinion requested by Parent.

(iv)          NewCo hereby agrees that Parent shall have sole and exclusive control over the process of obtaining any Private Letter Ruling, and that only Parent shall apply for a Private Letter Ruling.  In connection with obtaining a Private Letter Ruling pursuant to Section 4(b) hereof, (A) Parent shall keep NewCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any related Private Letter Ruling Documents provide NewCo with a draft copy thereof, (2) reasonably consider NewCo’s comments on such draft copy, and (3) provide NewCo with a final copy; and (C) Parent shall provide NewCo with notice reasonably in advance of, and NewCo shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Private Letter Ruling.  Neither NewCo nor any member of the NewCo Group shall request any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Distribution (including the impact of any transaction on the Distribution).

(c)           Responsibility for Tax-Related Losses.

(i)            Notwithstanding anything in this Agreement to the contrary, subject to Section 4(c)(iii), in the event of a Distribution, NewCo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses to the extent attributable to or resulting from any one or more of the following:  (A) the acquisition after the Distribution of all or a portion of NewCo’s stock and/or its or its Subsidiaries’ assets by any means whatsoever by any Person, (B) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulation Section 1.355-7(h)) by any one or more officers or directors of any member of the NewCo Group or by any other Person or Persons with the implicit or explicit permission of one or more of such officers or directors (other than officers or directors of Parent) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, NewCo stock representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by NewCo after the Distribution (including, without limitation, any amendment to NewCo’s certificate of incorporation or other organizational documents, whether through a stockholder vote or otherwise, affecting the voting rights of NewCo stock (including, without limitation, through the conversion of one class of NewCo stock into another class of NewCo stock)), (D) the inaccuracy of any representation or covenant made by NewCo in any Tax Opinion Documents or Private Letter Ruling Documents, or (E) any breach by NewCo or any NewCo Affiliate of any covenant contained in Section 4(a) (regardless of whether such act or failure to act is covered by a Private Letter Ruling, Unqualified Tax Opinion or Parent waiver described in Section 4(a)(iv)).

(ii)           Notwithstanding anything in this Agreement to the contrary, subject to Section 4(c)(iii), in the event of a Distribution, Parent shall be responsible for, and shall indemnify and hold harmless NewCo and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses (A) to the extent attributable to or resulting from any one or more of the following:

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(1) the acquisition after the Distribution of all or a portion of Parent’s stock and/or its assets or the assets of a member of the Parent Group by any means whatsoever by any Person, (2) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulation Section 1.355-7(h)) by any one or more officers or directors of any member of the Parent Group or by any other Person or Persons with the implicit or explicit permission of one or more of such officers or directors that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of Parent representing a Fifty-Percent or Greater Interest therein, or (3) any breach by Parent or a member of the Parent Group of any covenant contained in Section 4(a)(ii) or (B) to the extent not otherwise covered by Sections 4(c)(i), (ii)(A) or (iii) (including Tax-Related Losses resulting from the incorrectness of any Tax Opinion or the revocation of any Private Letter Ruling).

(iii)          To the extent any Tax-Related Loss is subject to indemnification under both Sections 4(c)(i) and (ii)(A), responsibility for such Tax-Related Loss shall be shared by Parent and NewCo according to relative fault, provided that:

(A)          Notwithstanding anything in Section 4(c)(ii) or (iii) or any other provision of this Agreement to the contrary:

(1)           with respect to (I) any Tax-Related Loss resulting from the application of Section 355(e) of the Code and (II) any other Tax-Related Loss resulting, in each case, in whole or in part, from an acquisition after the Distribution of any stock or assets of NewCo (or any member of the NewCo Group) by any means whatsoever by any Person or any action or failure to act by NewCo after the Distribution affecting the voting rights of NewCo, NewCo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(2)           if any Tax-Related Loss for which NewCo is responsible under this Section 4(c)(iii)(A) results from an acquisition after the Distribution of (i) a Fifty-Percent or Greater Interest in NewCo by any Person (or Persons treated as one person pursuant to Section 355(e)(4)(C)(i)), or (ii) assets of the NewCo Group having an aggregate fair market value of 50% or more of the fair market value of all assets of the NewCo Group, the amount and timing of such Tax-Related Loss shall, in each case, be calculated by assuming that Parent, the Parent Consolidated Group and each member of the Parent Group (I) pays Tax at the highest marginal corporate Tax rates in effect in each relevant taxable period, and (II) has no Tax Attributes in any relevant taxable period.

(B)          Notwithstanding anything in Section 4(c)(i) or (iii) or any other provision of this Agreement to the contrary, with respect to (I) any Tax-Related Loss resulting from the application of Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in NewCo) and (II) any other Tax-Related Loss resulting, in each case, in whole or in part, from an acquisition after the Distribution of any stock or assets of Parent (or any member of the Parent Group) by any means whatsoever by any Person, Parent shall be responsible for, and shall indemnify and hold harmless NewCo and its Affiliates and

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each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(d)           Section 336(e) Election.  If Parent determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the Distribution, NewCo shall (and shall cause the relevant members of the NewCo Group to) join with Parent or the relevant members of the Parent Group in the making of such election and shall take any action reasonably requested by Parent or that is otherwise necessary to give effect to such election (including making any other related election).  If a Section 336(e) Election is made with respect to the Distribution, then this Agreement shall be amended in such a manner as is determined by Parent in good faith to take into account such Section 336(e) Election (including by requiring that, in the event the Distribution fails to have Tax-Free Status and Parent is not entitled to indemnification for the Tax-Related Losses arising from such failure, NewCo shall pay over to Parent any Tax Benefits realized by the NewCo Group arising from the step-up in Tax basis resulting from the Section 336(e) Election).

5.             Refunds.  Parent shall be entitled to all Refunds (and any interest thereon received from the applicable Tax Authority) of Taxes for which Parent is responsible pursuant to this Agreement. NewCo shall be entitled to all Refunds (and any interest thereon received from the applicable Tax Authority) of Taxes for which NewCo is responsible pursuant to this Agreement.  A party receiving a Refund to which another party is entitled pursuant to this Section 5 shall pay the amount to which such other party is entitled within ten (10) days after such Refund is Actually Realized.  Each of Parent and NewCo shall cooperate (and cause the members of their respective Groups to cooperate) with the other party in connection with any claim for a Refund in respect of a Tax for which any member of the Parent Group or the NewCo Group, as the case may be, is responsible.

6.             Tax Contests.

(a)           Notification.  Each of Parent and NewCo shall notify the other party in writing of any communication with respect to any pending or threatened Proceeding in connection with a Tax liability (or any issue related thereto) of Parent or any member of the Parent Group, or NewCo or any member of the NewCo Group, respectively, for which a member of the NewCo Group or the Parent Group, respectively, may be responsible pursuant to this Agreement within ten (10) days of receipt; provided, however, that in the case of any Distribution-Related Proceeding (whether or not NewCo or Parent may be responsible thereunder), such notice shall be provided no later than ten (10) days after Parent or NewCo, as the case may be, first receives written notice from the IRS or other Tax Authority of such Distribution-Related Proceeding.  Each of Parent and NewCo shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by Parent or a member of the Parent Group, or NewCo or a member of the NewCo Group, respectively.  The failure of Parent or NewCo timely to forward such notification in accordance with the immediately preceding sentence shall not relieve NewCo or Parent, respectively, of any obligation to pay such Tax liability or indemnify Parent and the members of the Parent Group, or NewCo and the members of the NewCo Group, respectively, and their respective Representatives, Affiliates, successors and assigns therefor, except to the extent that the failure timely to forward such notification

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actually prejudices the ability of NewCo or Parent to contest such Tax liability or increases the amount of such Tax liability (or reduces the amount of a Tax Refund).

(b)           Representation with Respect to Tax Disputes.  Parent (or such member of the Parent Group as Parent shall designate) shall, subject to Section 6(d), have the exclusive right to represent the interests of the members of the Parent Group and the members of the NewCo Group and to employ counsel of its choice at its expense in any Proceeding relating to (i) any U.S. consolidated federal income Tax Returns of the Parent Consolidated Group, (ii) any other Combined Returns and (iii) any Parent Separate Returns; provided, however, that (x) Parent shall conduct any Proceeding relating to a Combined Return in good faith and as if it were the sole party in interest and (y) to the extent any such Proceeding could reasonably be expected to increase or decrease any payments to or from NewCo under this Agreement by more than one (1) million dollars, (A) Parent shall keep NewCo reasonably apprised regarding the status of the Proceeding, (B) Parent shall provide NewCo with the opportunity to review and comment on any material correspondence with any Tax Authority and on any submissions to any court and (C) Parent shall not settle or compromise such Proceeding without NewCo’s consent, which consent shall not be unreasonably conditioned, withheld or delayed.  NewCo (or such member of the NewCo Group as NewCo shall designate) shall have the sole right to represent the interests of the members of the NewCo Group and to employ counsel of its choice at its expense in any Proceeding relating to any NewCo Separate Returns.

(c)           Power of Attorney.  Each member of the NewCo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other document requested by Parent (or such designee) in connection with any Proceeding described in the first sentence of Section 6(b).

(d)           Distribution-Related Proceedings and Proceedings with Respect to Combined Returns.

(i)            In the event of any Distribution-Related Proceeding or Proceeding relating to a Combined Return that Parent has the right to control pursuant to Section 6(b) and as a result of which NewCo could reasonably be expected to become liable for any Tax or any Tax-Related Losses in excess of five (5) million dollars, (A) Parent shall consult with NewCo reasonably in advance of taking any significant action in connection with such Proceeding, (B) Parent shall consult with NewCo and offer NewCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) Parent shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, and (D) Parent shall provide NewCo copies of any written materials relating to such Proceeding received from the relevant Tax Authority.  Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to any settlement or other disposition, in (1) any Distribution-Related Proceeding, or (2) any other Proceeding relating to a Combined Return, which other Proceeding would not reasonably be expected to result in a liability for additional Taxes for which NewCo is responsible in an amount exceeding five (5) million dollars for a single tax year, shall, subject to Section 6(b), be made in the sole discretion of Parent and shall be final and not subject to the dispute resolution provisions of Section 9.  With respect to any Proceeding relating to a Combined Return (other than any Distribution-

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Related Proceeding), which could reasonably be expected to result in liability for additional Taxes for which NewCo is responsible in an amount in an amount exceeding five (5) million dollars for a single tax year, NewCo shall be entitled to participate in such Proceeding, and Parent shall not settle, compromise or abandon any such Proceeding without obtaining the prior written consent of NewCo, which consent shall not be unreasonably withheld.

(ii)           In the event of any Distribution-Related Proceeding with respect to any NewCo Separate Return, (A) NewCo shall consult with Parent reasonably in advance of taking any significant action in connection with such Proceeding, (B) NewCo shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) NewCo shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, (D) Parent shall be entitled to participate in such Proceeding and receive copies of any written materials relating to such Proceeding received from the relevant Tax Authority, and (E) NewCo shall not settle, compromise or abandon any such Proceeding without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld.

7.                                      Apportionment of Tax Attributes upon Deconsolidation; Carrybacks.

(a)           Apportionment of Tax Attributes upon Deconsolidation.  In the event of a Deconsolidation Event:

(i)            Parent shall determine in good faith and in accordance with applicable Law the portion, if any, of any Tax Attribute of the Parent Consolidated Group or any consolidated, combined or unitary state, local, or non-U.S. Income Tax, in each case, arising in respect of a Combined Return to be apportioned to NewCo or any member of the NewCo Consolidated Group and/or treated as a carryover to the first Post-Deconsolidation Taxable Period of NewCo (or such member).

(ii)           No Tax Attribute with respect to consolidated U.S. federal Income Tax of the Parent Consolidated Group or any consolidated, combined or unitary state, local, or non-U.S. Income Tax, in each case, arising in respect of a Combined Return shall be apportioned to NewCo or any member of the NewCo Group, except as Parent determines pursuant to Section 7 (a)(i).

(iii)          Parent shall notify NewCo in writing of its determinations pursuant to Section 7(a)(i), and, if applicable, the amount of tax basis and earnings and profits to be apportioned to NewCo or any member of the NewCo Group in accordance with applicable Law, and shall provide written notice of such determinations or calculations to NewCo as soon as practicable after the information necessary becomes available to Parent.

(iv)          Except as otherwise required by applicable Law or pursuant to a Final Determination, NewCo shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in the written notice delivered by Parent pursuant to Section 7(a)(iii).

(b)           Carrybacks.  Except to the extent otherwise consented to by Parent or prohibited by applicable Law, NewCo shall elect to relinquish, waive or otherwise forgo all

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Carrybacks.  In the event that NewCo (or the appropriate member of the NewCo Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo a Carryback (or Parent consents to a Carryback), (i) Parent shall cooperate with NewCo, at NewCo’s expense, in seeking from the appropriate Tax Authority such Refund as reasonably would result from such Carryback, and (ii) NewCo shall be entitled to any Refund Actually Realized by a member of the Parent Group (including any interest thereon received from such Tax Authority), to the extent that such Refund is directly attributable to such Carryback, within ten (10) days after such Refund is Actually Realized; provided, however, that NewCo shall indemnify and hold the members of the Parent Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Parent Group or an Affiliate thereof if (x) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (y) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback.  If there is a Final Determination that results in any change to or adjustment of a Refund Actually Realized by a member of the Parent Group that is directly attributable to a Carryback, then Parent (or its designee) shall make a payment to NewCo, or NewCo shall make a payment to Parent (or its designee), as may be necessary to adjust the payments between NewCo and Parent (or its designee) to reflect the payments that would have been made under this Section 7(b) had the adjusted amount of such Refund been taken into account in computing payments under this Section 7(b).

8.                                      Cooperation and Exchange of Information.

(a)           Cooperation and Exchange of Information.  Each of Parent and NewCo, on behalf of itself and each member of the Parent Group and the NewCo Group, respectively, agrees to provide the other party (or its designee) with such cooperation or information as such other party (or its designee) reasonably shall request in connection with the determination of any payment or any calculations described in this Agreement, the preparation or filing of any Tax Return or claim for Refund, or the conduct of any Proceeding.  Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agents’ reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Tax Authority or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Tax Authority, and such other records concerning the ownership and tax basis of property, or other relevant information, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates, forms, returns and schedules delivered by either party) as shall be reasonably requested by Parent (or its designee) or NewCo (or its designee), as the case may be, (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for Parent or NewCo, as the case may be, to exercise its rights under this Agreement, and (v) the use of Parent’s or NewCo’s, as the case may be, reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in

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connection with any of the foregoing.  It is expressly the intention of the parties to this Agreement to take all actions that shall be necessary to establish Parent as the sole agent for Tax purposes of each member of the NewCo Group with respect to all Combined Returns.  Upon reasonable notice, each of Parent and NewCo shall make its, or shall cause the members of the Parent Group or the NewCo Group, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.  Any information obtained under this Section 8 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for Refund or in conducting any Proceeding.

(b)           Retention of Records.  Each of Parent and NewCo agrees to (and to cause the members of their respective Groups to) retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder (and any similar provision of state, local, or non-U.S. law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Distribution Date or (ii) any taxable period that may be subject to a claim hereunder until the later of (A) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Tax Returns and other documents relate and (B) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement.  From and after the end of the period described in the preceding sentence of this Section 8(b), if a member of the Parent Group or the NewCo Group wishes to dispose of any such records and documents, then Parent or NewCo, as the case may be, shall provide written notice thereof to the other party and shall provide the other party the opportunity to take possession of any such records and documents within 90 days after such notice is delivered; provided, however, that if such other party does not, within such 90-day period, confirm its intention to take possession of such records and documents, the relevant member of the Parent Group or the NewCo Group, as the case may be, may destroy or otherwise dispose of such records and documents.

(c)           Remedies.  Each of Parent and NewCo hereby acknowledges and agrees that (i) the failure of any member of the Parent Group or the NewCo Group, as the case may be, to comply with the provisions of this Section 8, may result in substantial harm to the Parent Group or the NewCo Group, as the case may be, including the inability to determine or appropriately substantiate a Tax liability (or a position in respect thereof) for which the Parent Group (or a member thereof) or the NewCo Group (or a member thereof), as applicable, would be responsible under this Agreement or appropriately defend against an adjustment thereto by a Tax Authority, (ii) the remedies available to the Parent Group for the breach by a member of the NewCo Group of its obligations under this Section 8 shall include (without limitation) the indemnification by NewCo of the Parent Group for any Tax liabilities incurred or any Tax Benefit lost or postponed by reason of such breach and the forfeiture by the NewCo Group of any related rights to indemnification by Parent and (iii) the remedies available to the NewCo Group for the breach by a member of the Parent Group of its obligations under this Section 8 shall include (without limitation) the indemnification by Parent of the NewCo Group for any Tax liabilities incurred or any Tax Benefit lost or postponed by reason of such breach and the forfeiture by the Parent Group of any related rights to indemnification by NewCo.

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(d)           Reliance by Parent.  If any member of the NewCo Group supplies information to a member of the Parent Group in connection with a Tax liability and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of NewCo (or his or her designee) shall certify in writing that to his knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.  NewCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the NewCo Group having supplied, pursuant to this Section 8, a member of the Parent Group with inaccurate or incomplete information in connection with a Tax liability.

(e)           Reliance by NewCo.  If any member of the Parent Group supplies information to a member of the NewCo Group in connection with a Tax liability and an officer of a member of the NewCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the NewCo Group identifying the information being so relied upon, the chief financial officer of Parent (or his or her designee) shall certify in writing that to his knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the NewCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Section 8, a member of the NewCo Group with inaccurate or incomplete information in connection with a Tax liability.

9.             Resolution of Disputes.  The provisions of Article 7 of the Contribution Agreement (Dispute Resolution) shall apply to any dispute arising in connection with this Agreement; provided, however, that in the case of disputes arising under this Agreement, Parent and NewCo shall jointly select the arbitrator, who shall be an attorney or accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.

10.                               Payments.

(a)           Method of Payment.  All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the parties hereto for such purpose; provided that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 12, or (ii) any other method agreed to by the parties hereto.  All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

(b)           Interest.  Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Prime Rate.

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(c)           Characterization of Payments.  Except to the extent otherwise required by applicable Law or pursuant to a Final Determination, the parties hereto agree to treat, and to cause their respective Affiliates to treat, (i) any payment required by this Agreement or by the Contribution Agreement (other than payments of interest), as either a contribution by Parent (or the relevant member of the Parent Group) to NewCo or a distribution by NewCo to Parent (or the relevant member of the Parent Group), as the case may be (which contribution or distribution shall, in the case of any payment made following the Distribution Date, be treated as occurring immediately prior to the Distribution) and (ii) any payment of interest or non-U.S. federal Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment; provided in each case that if such treatment is not permissible (or that an Indemnified Party nevertheless suffers a Tax detriment as a result of such payment), the payment in question shall be adjusted to place the payee in the same after-Tax position it would have enjoyed absent such applicable Law or Final Determination.

11.                               Treatment of Certain Equity Awards.

(a)           Deductions.  For purposes of this Agreement, (i) any compensation deductions arising in respect of equity awards (other than Specified HomeAdvisor Awards) held by “NewCo Employees” or “Former NewCo Employees” (as such terms are defined in the Employee Matters Agreement) (A) with respect to which NewCo is required to reimburse Parent for “IAC Award Costs” or “Subsidiary Equity Award Costs” (as such terms are defined in the Employee Matters Agreement) or (B) that are denominated in or determined by reference to the value of NewCo Class A Common Stock, NewCo Class B Common Stock or any other class of NewCo common stock authorized from time to time shall be allocated to the NewCo Group, (ii) any compensation deductions in respect of Specified HomeAdvisor Awards that are vested as of immediately after the Contribution Effective Time shall be allocated to the Parent Group, and (iii) any compensation deductions in respect of Specified HomeAdvisor Awards that are unvested as of immediately after the Contribution Effective Time shall be allocated fifty percent (50%) to the NewCo Group and fifty percent (50%) to the Parent Group.

(b)           Withholding and Reporting.  NewCo shall be responsible for Tax reporting and withholding and the employer portion of any payroll Taxes in respect of all equity awards held by NewCo Employees and Former NewCo Employees.

(c)           Adjustment Payments.  If, following a Deconsolidation Event, the NewCo Group realizes a Tax Benefit in respect of a compensation deduction allocated to the Parent Group under Section 11(a), NewCo shall pay Parent the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that NewCo or any member of the NewCo Group would have been required to pay and bear (or increases, in cash, the amount of Refund to which NewCo or any member of the NewCo Group would have been entitled) but for such compensation deduction.  NewCo shall pay Parent for such Tax Benefit no later than ten (10) days after such Tax Benefit is Actually Realized.

12.          Effective Date; Termination of Prior Intercompany Tax Allocation Arrangements.  This Agreement shall be effective as of the day after the Merger Effective Date.  As of such day, (i) all prior intercompany Tax allocation agreements or arrangements solely

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between or among members of the Parent Group, on the one hand, and members of the NewCo Group, on the other hand, shall be terminated, and (ii) any amounts due under such agreements with respect to taxable periods (or portions thereof) ending on or before the Merger Effective Date shall be settled as promptly as practicable following the Merger Effective Date (and in any event no later than the due date for filing any Combined Returns for such taxable periods).  Upon such termination and settlement, no further payments by or to any member of the Parent Group or NewCo Group shall be made with respect to such agreements, and all other rights and obligations pursuant to such agreements shall cease at such time.  For the avoidance of doubt, in the event of a Final Determination with respect to any Combined Return or the filing by Parent or any member of the Parent Group of any amended Combined Return, in each case following the termination of any such prior Tax allocation agreements, any Tax sharing payments with respect to such Final Determination or amended Combined Return shall be determined solely pursuant to Section 2(c)(v) or 2(c)(vi) hereof.

13.          Assignability.

(a)           This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns; provided, however, that except as contemplated by paragraph (b) below, no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other parties hereto.

(b)           If Parent desires to effect a spin-off, split-off or similar transaction (however effected) in which the equity interests of a Subsidiary of Parent holding Parent’s interest in NewCo are distributed or otherwise transferred, directly or indirectly, to the holders of one or more classes of Parent’s capital stock, then, upon Parent’s written request, NewCo, Parent and such Subsidiary of Parent shall enter into an amendment to this Agreement to effect (i) the assignment by Parent of its rights hereunder to such Subsidiary of Parent and (ii) the acceptance of such rights and assumption of Parent’s obligations hereunder by such Subsidiary of Parent (in each case of clauses (i) and (ii) effective prior to or substantially concurrently with the consummation of such transaction), and (iii) the acknowledgement by NewCo that Parent shall thereafter have no liability hereunder (except for any liability arising from any breach by Parent or relating to any actions or events occurring, in each case, on or prior to the date of the spin-off, split-off or similar transaction).

14.          Injunctions.  The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

15.          Miscellaneous.  Except to the extent otherwise provided in this Agreement, this Agreement shall be subject to the provisions of Article 10 (Miscellaneous) of the Contribution Agreement to the extent set forth therein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

IAC/INTERACTIVECORP

By:
Name:
Title:

ANGI HOMESERVICES INC.

By:
Name:
Title: